Exhibit 1.1

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

- and -

MANAGEMENT INFORMATION CIRCULAR

OF SAVARY GOLD CORP.

with respect to the proposed

BUSINESS COMBINATION AND AMALGAMATION

involving

SAVARY GOLD CORP.

SEMAFO INC.

- and -

an entity to be incorporated which will be a direct wholly-owned subsidiary of

SEMAFO INC.

TO BE HELD ON

APRIL 25, 2019 AT 10:00 A.M. (TORONTO TIME)

These materials are important and require your immediate attention. They require shareholders (“Savary Shareholders”) of Savary Gold Corp. (“Savary”) to make important decisions. If you are in doubt as to how to make such decisions, please contact your financial, legal, tax or other professional advisors. The Board of Directors of Savary UNANIMOUSLY recommends that Savary Shareholders vote FOR the Amalgamation Resolution and the other matters to be considered at the upcoming special meeting of Savary Shareholders. If you have any questions or require more information with regard to voting your shares, please contact TSX Trust Company at 1-866-393-4891 in North America or 416-342-1091, Local or International.

Dated as of March 26, 2019

The deadline for the receipt of proxies for the Meeting is no later than 48 hours (excluding Saturdays, Sundays and statutory holidays) prior to the time of the Meeting.

Neither the TSX Venture Exchange nor any securities regulatory authority has in any way passed upon the merits of the business combination described in this Management Information Circular.

(Continued from cover page)

This business combination is made for the securities of a foreign company. The offer is subject to disclosure requirements of a foreign country that are different from those of the United States. Financial statements included or incorporated herein have been prepared in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board, that may not be comparable to the financial statements of United States companies.

It may be difficult for you to enforce your rights and any claim you may have arising under the federal securities laws, since each of SEMAFO and Savary is incorporated in a province of Canada, and some or all of their respective officers and directors are residents of Canada. You may not be able to sue either SEMAFO or Savary or their officers or directors in a foreign court for violations of the U.S. securities laws. It may be difficult to compel SEMAFO or Savary or their respective affiliates to subject themselves to a U.S. court’s judgment.

TABLE OF CONTENTS

LETTER TO SAVARY SHAREHOLDERS	i
NOTICE OF SPECIAL MEETING OF SHAREHOLDERS	i

MANAGEMENT INFORMATION CIRCULAR	1
INFORMATION FOR UNITED STATES SAVARY SHAREHOLDERS	1
FORWARD-LOOKING STATEMENTS	4
REPORTING CURRENCIES AND ACCOUNTING PRINCIPLES	5
GLOSSARY OF TERMS	7
SUMMARY	17
INFORMATION CONCERNING THE MEETING	26
THE AMALGAMATION	30
SUMMARY OF THE COMBINATION AGREEMENT	44
CERTAIN SECURITIES LAWS MATTERS	54
RISK FACTORS RELATING TO THE AMALGAMATION	56
CERTAIN CANADIAN FEDERAL INCOME TAX CONSIDERATIONS TO SAVARY SHAREHOLDERS	57
OTHER TAX CONSIDERATIONS	61
INFORMATION CONCERNING SAVARY	62
INFORMATION CONCERNING SEMAFO	64
INFORMATION CONCERNING THE COMBINED ENTITY	68
DISSENTING SHAREHOLDER RIGHTS	69
LEGAL MATTERS	70
LEGAL PROCEEDINGS	70
INTEREST OF INFORMED PERSONS IN MATERIAL TRANSACTIONS	70
EXPERTS	70
ADDITIONAL INFORMATION	71
CONSENT OF RED CLOUD KLONDIKE STRIKE INC.	72

APPENDIX A	–	AMALGAMATION RESOLUTION
APPENDIX B	–	SECTION 185 OF THE OBCA
APPENDIX C	–	FAIRNESS OPINION
APPENDIX D	–	COMBINATION AGREEMENT

March 26, 2019

Dear Savary Shareholders:

The board of directors (the “Savary Board”) of Savary Gold Corp. (“Savary”) invites you to attend a special meeting (the “Meeting”) of the holders (the “Savary Shareholders”) of common shares (the “Savary Shares”) in the capital of Savary to be held at 10:00 a.m. (Toronto time) on April 25, 2019 at the Toronto offices of Dentons Canada LLP, 77 King Street West, Suite 400, Toronto-Dominion Centre, Toronto, Ontario M5K 0A1.

The Amalgamation

At the Meeting, Savary Shareholders will be asked to consider and, if thought advisable, to pass, with or without variation, a special resolution (the “Amalgamation Resolution”), approving an amalgamation (the “Amalgamation”) under section 174 of the Business Corporations Act (Ontario) (the “OBCA”) involving Savary and an entity to be incorporated (“Subco”) which will be a wholly-owned subsidiary of SEMAFO Inc. (“SEMAFO”). Upon completion of the Amalgamation, each Savary Shareholder (other than Subco) will receive 0.0336 of a common share of SEMAFO (each, a “SEMAFO Share”) for each Savary Share (the “Amalgamation Consideration”), subject to rounding, all in accordance with the terms and conditions of a business combination agreement dated March 11, 2019 between Savary and SEMAFO (the “Combination Agreement”).

Further details regarding the Amalgamation can be found in the management information circular accompanying this letter (the “Circular”) under the headings “The Amalgamation” and “Summary of the Combination Agreement”.

Highlights of the Amalgamation

●

The Amalgamation Consideration values Savary at $0.10 per Savary Share, which represents a 100% premium for Savary Shareholders to the price of the Savary Shares on February 8, 2019, the last trading day prior to the announcement of the proposed business combination of Savary and SEMAFO.

●

The Amalgamation is the preferred transaction available to Savary and the Savary Shareholders after a robust process to consider various strategic alternatives, which included, among other things, contacting various interested parties, consultations with financial, legal and other advisors, as well as discussions with third parties and the consideration of other strategic alternatives.

●

The Amalgamation results in the creation of a combined district-scale 1,250 km2 land package in Burkina Faso giving rise to various strategic and operational synergies that is expected to lead to value maximization, including the combined properties’ district-scale exploration upside potential. SEMAFO has the in-house capabilities and financial resources to advance the combined district-scale 1,250 km2 land package.

●

The Savary Shareholders will continue to participate in any value increases associated with Savary’s projects through their ownership of SEMAFO Shares and will benefit from diversified ownership in SEMAFO’s high-quality portfolio of assets.

●	The Amalgamation will provide Savary Shareholders with access to greater liquidity as a result of SEMAFO’s significantly higher average daily trading volumes and broadened shareholder base.

●

All of the directors and officers of Savary and certain Savary Shareholders, who collectively beneficially own or exercise control or direction over an aggregate of 29.4% of the Savary Shares, have entered into voting support agreements with SEMAFO pursuant to which they have agreed, on the terms and conditions specified therein, to vote their Savary Shares in favour of the Amalgamation Resolution.

●	SEMAFO’s obligation to complete the Amalgamation is subject to a limited number of conditions that the Savary Board believes are reasonable in the circumstances.

Fairness Opinion

Red Cloud Klondike Strike Inc. (the “Financial Advisor”) has provided to the special committee of independent directors (the “Special Committee”) and the Savary Board an opinion (the “Fairness Opinion”) to the effect that, as of March 11 2019, and based upon and subject to the assumptions, limitations and qualifications set forth therein, the Amalgamation Consideration to be received by the Savary Shareholders pursuant to the Amalgamation is fair, from a financial point of view, to the Savary Shareholders (other than SEMAFO and its affiliates). The complete text of the Fairness Opinion is attached in Appendix C to the Circular.

Savary Board Recommendation

The Savary Board, after consulting with its advisors, and after careful consideration of, among other things, the unanimous recommendation of the Special Committee, the Fairness Opinion and other relevant matters as set forth therein, has (subject to the abstention of conflicted directors) unanimously: (i) determined that the Amalgamation is in the best interests of Savary; (ii) determined that the Amalgamation is fair, from a financial point of view, to the Savary Shareholders (other than SEMAFO and its affiliates); (iii) approved the Amalgamation, the Combination Agreement and the transactions contemplated thereby; and (iv) resolved to recommend that the Savary Shareholders vote in favour of the Amalgamation Resolution.

RECOMMENDATION TO SAVARY SHAREHOLDERS

The Savary Board UNANIMOUSLY recommends that Savary Shareholders vote FOR the Amalgamation Resolution.

Support Agreements

All of the directors and officers of Savary and certain Savary Shareholders, who collectively beneficially own or exercise control or direction over an aggregate of 29.4% of the Savary Shares, have entered into voting support agreements with SEMAFO pursuant to which they have agreed, on the terms and conditions specified therein, to vote their Savary Shares in favour of the Amalgamation Resolution.

Approval Requirements

In order to become effective, the Amalgamation Resolution must be passed by an affirmative vote of: (i) at least two-thirds (66 2⁄3%) of the votes cast by the Savary Shareholders present in person or represented by proxy at the Meeting and entitled to vote thereat; and (ii) a simple majority of the votes cast by the Savary Shareholders present in person or represented by proxy at the Meeting and entitled to vote thereat, excluding the votes cast by such Savary Shareholders that are required to be excluded pursuant to Multilateral Instrument 61-101 – Protection of Minority Securityholders in Special Transactions (“MI 61-101”).

Subject to receiving the approval of the Savary Shareholders, and subject to the satisfaction or waiver of the other conditions to completion of the Amalgamation, the Amalgamation is currently anticipated to be completed in April 2019.

Included with this letter is a Notice of Special Meeting of Shareholders and the Circular. The Circular contains, among other things, a detailed description of the Amalgamation, the background to, and reasons for, the Combination Agreement and the Amalgamation Resolution. A copy of the Combination Agreement is attached as Appendix D to the Circular. We encourage you to consider carefully all of the information in the Circular. If you require assistance, you should consult your financial, legal, tax or other professional advisors.

How to Vote

Savary Shareholders at the close of business on March 25, 2019 will be entitled to vote at the Meeting. Savary Shareholders who cannot attend the Meeting in person may vote by proxy if they are a registered Savary Shareholder or may provide voting instructions to their broker, custodian, nominee or other intermediary (each, an ”Intermediary”) if they are a non-registered Savary Shareholder.

If you are a registered Savary Shareholder, whether or not you plan to attend the Meeting, to vote your Savary Shares, you can complete, date, sign and return the enclosed form of proxy. Instructions on how to complete and return your proxy are included in the form of proxy and in the Circular. Savary’s transfer agent, TSX Trust Company, must receive your proxy by no later than 10:00 a.m. (Toronto time) on Tuesday, April 23, 2019 or, if the Meeting is adjourned or postponed, at least 48 hours (excluding Saturdays, Sundays and statutory holidays) before the time that the Meeting is reconvened. You may send your proxy to Savary’s transfer agent by mail to TSX Trust Company, 301 – 100 Adelaide Street West, Toronto, Ontario, M5H 4H1. Other acceptable methods of delivery of your proxy are set forth in the form of proxy and in the Circular. The Chairman of the Meeting may waive the proxy cut-off time at his discretion without notice.

How to Obtain Your Amalgamation Consideration

If you are a registered Savary Shareholder please complete the accompanying letter of transmittal (“Letter of Transmittal”) in accordance with the instructions included therein, sign, and date and return it to TSX Trust Company, together with the certificate(s) representing your Savary Shares and any other required documents. The Letter of Transmittal contains complete instructions on how to exchange the certificate(s) representing your Savary Shares for the Amalgamation Consideration under the Amalgamation. You will not receive your Amalgamation Consideration under the Amalgamation until after the Amalgamation is completed and you have returned your properly completed documents, including the Letter of Transmittal, and the certificate(s) representing your Savary Shares to TSX Trust Company.

If your Savary Shares are not registered in your name but are held through an Intermediary, you should contact your Intermediary to arrange for the Intermediary to complete the necessary transmittal documents and to ensure you receive the Amalgamation Consideration for your Savary Shares through such Intermediary if the Amalgamation is completed.

Shareholder Questions

If you have any questions or require more information with regard to voting your shares, please contact TSX Trust Company toll-free at 1-866-393-4891 in North America or 416-342-1091, Local or International or by email at tmxeinvestorservices@tmx.com.

On behalf of the Savary Board, management and the employees of Savary, I would like to express our gratitude for the support our shareholders have demonstrated in the past and for supporting our decision to proceed with the Amalgamation. We look forward to seeing you at the Meeting.

Yours truly,

(Signed) “Don Dudek”

President, Chief Executive Officer and Director

Savary Gold Corp.

YOUR VOTE IS IMPORTANT REGARDLESS OF THE NUMBER OF SAVARY SHARES YOU OWN.

PLEASE VOTE TODAY.

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

NOTICE IS HEREBY GIVEN that a special meeting (the “Meeting”) of the holders (the “Savary Shareholders”) of common shares (“Savary Shares”) of Savary Gold Corp. (“Savary”) will be held at 10:00 a.m. (Toronto time) on April 25, 2019 at the Toronto offices of Dentons Canada LLP, 77 King Street West, Suite 400, Toronto-Dominion Centre, Toronto, Ontario M5K 0A1. The Meeting is being called for the following special meeting matters:

1.

to consider and, if thought advisable, to pass, with or without variation, a special resolution (the “Amalgamation Resolution”), the full text of which is set forth in Appendix A attached to the accompanying management information circular (the “Circular”), approving an amalgamation (the “Amalgamation”) under section 174 of the Business Corporations Act (Ontario) (the “OBCA”) involving Savary and an entity to be incorporated (“Subco”) which will be a wholly-owned subsidiary of SEMAFO Inc. (“SEMAFO”), as more particularly described in the Circular; and

2.	to transact such other business as may properly come before the Meeting or any adjournment or postponement thereof.

The full text of the combination agreement dated March 11, 2019 (the “Combination Agreement”) among Savary and SEMAFO, is attached as Appendix D to the Circular and is also available under Savary’s SEDAR profile at www.sedar.com. This Notice of Special Meeting of Shareholders is accompanied by the Circular, a form of proxy or voting instruction form, as applicable, a form of letter of transmittal (a “Letter of Transmittal”) and a letter to Savary Shareholders from the President and Chief Executive Officer of Savary.

In order to become effective, the Amalgamation Resolution must be passed by an affirmative vote of: (i) at least two-thirds (66 2⁄3%) of the votes cast by the Savary Shareholders present in person or represented by proxy at the Meeting and entitled to vote thereat; and (ii) a simple majority of the votes cast by the Savary Shareholders present in person or represented by proxy at the Meeting and entitled to vote thereat, excluding the votes cast by SEMAFO and any other persons required to be excluded from such vote in accordance with Multilateral Instrument 61-101 – Protection of Minority Securityholders in Special Transactions (“MI 61-101”).

Full details of the Amalgamation are provided in the Circular, which forms part of this Notice. The Circular describes the Amalgamation and includes certain additional information to assist you in considering how to vote on the proposed Amalgamation Resolution (the full text of which is set forth in Appendix A to the Circular), including certain risk factors relating to the Amalgamation. You should carefully review and consider all of the information in the Circular, copies of which may be obtained without charge from Savary’s transfer agent, TSX Trust Company (the “Transfer Agent”), and under Savary’s SEDAR profile at www.sedar.com.

If you require assistance, consult your financial, legal, tax or other professional advisors. If you have any questions or require more information with regard to voting your shares, please contact the Transfer Agent toll-free at 1-866-393-4891 in North America or 416-342-1091, Local or International or by email at tmxeinvestorservices@tmx.com.

The board of directors of Savary (the “Savary Board”) has set the close of business on March 25, 2019 (the “Record Date”) as the record date for determining Savary Shareholders who are entitled to receive notice of and vote at the Meeting, including any adjournment or postponement thereof on the matters contained in the Circular. Only Savary Shareholders whose names have been entered in the applicable registers of Savary at the close of business on the Record Date are entitled to receive notice of, and to vote at, the Meeting.

2

Registered holders of Savary Shares (each, a “Registered Savary Shareholder”) other than SEMAFO will have the right to dissent with respect to the Amalgamation Resolution and, if the Amalgamation becomes effective, to be paid the fair value of their Savary Shares in accordance with the provisions of Section 185 of the OBCA. A Registered Savary Shareholder wishing to exercise rights of dissent with respect to the Amalgamation must (i) send to Savary a written notice (the “Dissent Notice”), which Dissent Notice must be received by Savary at c/o Dentons Canada LLP, 77 King Street West, Suite 400, Toronto-Dominion Centre, Toronto, Ontario M5K 0A1, Attention: Alex Farcas, by 5:00 p.m. (Toronto time) on April 23, 2019 or prior to the second last business day preceding the Meeting or any adjournment thereof; or (ii) provide a Dissent Notice to the Chair of the Meeting at the Meeting. The dissent rights of Registered Savary Shareholders are more particularly described in the Circular.

Failure to strictly comply with the requirements set forth in Section 185 of the OBCA may result in the loss of any right of dissent. Persons who are beneficial owners of Savary Shares (“Beneficial Savary Shareholders”) registered in the name of a broker, custodian, nominee or other intermediary (each, an “Intermediary”) who wish to dissent should be aware that only the Registered Savary Shareholders are entitled to dissent. Accordingly, a Beneficial Savary Shareholder desiring to exercise this right must make arrangements for the Savary Shares beneficially owned by such Beneficial Savary Shareholder to be registered in the Beneficial Savary Shareholder’s name prior to the time the written objection to the Amalgamation Resolution is required to be received by Savary or, alternatively, make arrangements for the registered holder of such Savary Shares to dissent on the Beneficial Savary Shareholder’s behalf.

Whether or not you intend to attend the Meeting, if you wish to vote your Savary Shares you are required to complete, sign, date and return the enclosed form of proxy representing your Savary Shares either in the enclosed addressed envelope to Savary Gold Corp., c/o TSX Trust Company, 301 – 100 Adelaide Street West, Toronto, Ontario, M5H 4H1 or by fax at (416) 595-9593 or online at www.voteproxyonline.com no later than forty-eight (48) hours (excluding Saturdays, Sundays and statutory holidays) prior to the commencement of the Meeting or any adjournment thereof. If you require any assistance in completing your proxy, please call TSX Trust Company at 1-866-393-4891 in North America or 416-342-1091, Local or International.

If you are a Registered Shareholder please complete the accompanying Letter of Transmittal in accordance with the instructions included therein, date, sign and return it to TSX Trust Company, in its capacity as depositary for the Amalgamation, at 301 – 100 Adelaide Street West, Toronto, Ontario, M5H 4H1, together with the certificate(s) representing your Savary Shares and any other required documents. The Letter of Transmittal contains complete instructions on how to exchange the certificate(s) representing your Savary Shares for the Amalgamation Consideration (as defined in the Circular). You will not receive the Amalgamation Consideration under the Amalgamation until after the Amalgamation is completed and you have returned your properly completed documents, including the Letter of Transmittal, and the certificate(s) representing your Savary Shares TSX Trust Company.

DATED at Toronto, Ontario this 26th day of March, 2019.

BY ORDER OF THE BOARD OF DIRECTORS OF SAVARY GOLD CORP.

(Signed) “Don Dudek”
President, Chief Executive Officer and Director

MANAGEMENT INFORMATION CIRCULAR

Introduction

This Circular is furnished in connection with the solicitation of proxies by and on behalf of the management of Savary for use at the Meeting and any adjournments thereof. No person has been authorized to give any information or make any representation in connection with the Amalgamation or any other matters to be considered at the Meeting other than those contained in this Circular and, if given or made, any such information or representation must not be relied upon as having been authorized.

All summaries of, and references to, the Amalgamation, the Combination Agreement and the Amalgamation Agreement in this Proxy Circular are qualified in their entirety by reference to the complete text of the Combination Agreement, a copy of which is attached to this Circular as Appendix D. Savary Shareholders are urged to carefully read the full text of the Combination Agreement.

All capitalized terms used in this Circular but not otherwise defined herein have the meanings set forth under the heading “Glossary of Terms”. Information contained in this Circular is given as of March 26, 2019, unless otherwise specifically stated.

The information concerning SEMAFO and its subsidiaries contained in this Circular, including the appendices hereto, has been provided by or on behalf of SEMAFO for inclusion in this Circular. Although Savary has no knowledge that any statements contained herein taken from or based on such documents, records or information provided by or on behalf of SEMAFO are untrue or incomplete, Savary assumes no responsibility for the accuracy of the information contained in such documents, records or information or for any failure by SEMAFO to disclose events which may have occurred or may affect the significance or accuracy of any such information but which are unknown to Savary.

This Circular does not constitute an offer to sell, or a solicitation of an offer to purchase the securities to be issued under or in connection with the Amalgamation, or the solicitation of a proxy, in any jurisdiction, to or from any person to whom it is unlawful to make such offer, solicitation of an offer or proxy solicitation in such jurisdiction. Neither the delivery of this Circular nor any distribution of the securities to be issued under or in connection with the Amalgamation will, under any circumstances, create any implication or be treated as a representation that there has been no change in the information set forth herein since the date of this Circular.

THE SECURITIES ISSUABLE PURSUANT TO THE AMALGAMATION HAVE NOT BEEN APPROVED OR DISAPPROVED BY ANY CANADIAN SECURITIES REGULATORY AUTHORITY, THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES REGULATORY AUTHORITY, NOR HAS ANY CANADIAN SECURITIES REGULATORY AUTHORITY, THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES REGULATORY AUTHORITY PASSED UPON THE ACCURACY OR ADEQUACY OF THIS CIRCULAR. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENCE.

INFORMATION FOR UNITED STATES SAVARY SHAREHOLDERS

The Amalgamation involves the securities of two Canadian issuers. The SEMAFO Shares to be issued and distributed pursuant to the Amalgamation have not been and will not be registered under the U.S. Securities Act. Such securities will be issued and distributed in reliance upon the exemption from the registration requirements of U.S. Securities Act pursuant to Rule 802 thereunder. To the extent that Savary Shares held by a Savary Shareholder in the U.S. are deemed to be “restricted securities” within the meaning of Rule 144 under the U.S. Securities Act prior to the Amalgamation, the SEMAFO Shares acquired by such Savary Shareholder in the Amalgamation will continue to be “restricted securities” and will continue to be subject to restrictions on transfer under the U.S. Securities Act. SEMAFO Shares to be issued to U.S. holders of Savary Shares who are affiliates of either Savary or SEMAFO prior to or following the Amalgamation will also be subject to restrictions on transfer pursuant to Rule 144 under the U.S. Securities Act. Securities that are deemed “restricted securities” under Rule 144 of the U.S. Securities Act may be resold in the U.S. only in accordance with such rule or another available exemption from the registration requirements of the U.S. Securities Act. Re-sales may also be made in Canada in accordance with Regulation S under the U.S. Securities Act.

For the purposes hereof, terms used in this section, including without limitation “restricted securities”, “affiliate” and “United States” have such meanings as given to them under the U.S. Securities Act and the rules and regulations promulgated thereunder.

The solicitation of proxies for the Meeting is not subject to the proxy requirements of Section 14(a) of the U.S. Exchange Act. Accordingly, the solicitations and transactions contemplated in this Circular are made in the United States for securities of a Canadian issuer in accordance with Canadian corporate and Applicable Securities Laws, and this Circular has been prepared solely in accordance with disclosure requirements applicable in Canada. Savary Shareholders in the U.S. should be aware that such requirements are different from those of the U.S. applicable to registration statements under the U.S. Securities Act and proxy statements under the U.S. Exchange Act. Specifically, information concerning the properties and operations of Savary and/or SEMAFO contained or incorporated by reference herein has been prepared in accordance with Canadian disclosure standards, which are not comparable in all respects to U.S. disclosure standards.

The financial statements and information included or incorporated by reference in this Circular have been prepared in accordance with IFRS 9, “Financial Instruments” as issued by the International Accounting Standards Board (“IASB”) and interpretations issued by the International Financial Reporting Interpretations Committee (“IFRIC”) and Canadian generally accepted accounting principles. Further, the annual financial statements incorporated by reference in this Circular have been audited in accordance with Canadian auditing and auditor independence standards, and thus may not be comparable to financial statements prepared in accordance with U.S. standards. As a result, the financial statements included and incorporated by reference herein have not been reconciled to U.S. generally accepted accounting principles as may otherwise be necessary under registration statement requirements of the U.S. Securities Act.

In particular, the terms “mineral resource”, “measured resource”, “indicated resource” and “inferred resource”, which appear in certain publicly-available disclosure filed on SEDAR by Savary and/or SEMAFO and are incorporated herein by reference, are Canadian mining terms as defined in accordance with NI 43-101 under guidelines set out in the Canadian Institute of Mining, Metallurgy and Petroleum (the “CIM”) Standards on mineral resources and Mineral Reserves adopted by the CIM Council on May 10, 2014.

While the terms “measured mineral resources”, “indicated mineral resources” and “inferred mineral resources” are recognized and required by Canadian regulations, they are not defined terms under standards applicable to documents filed with U.S. Securities and Exchange Commission (the “SEC”) pursuant to SEC Industry Guide 7. As such, certain information incorporated by reference in this Circular concerning descriptions of mineralization and resources under Canadian standards is not comparable to similar information made public by U.S. companies subject to the reporting and disclosure requirements of SEC Industry Guide 7. “Inferred mineral resources” has a great amount of uncertainty as to its existence and as to its economic and legal feasibility. It cannot be assumed that all or any part of an “inferred mineral resource” will ever be upgraded to a higher category. Under Canadian rules, estimates of inferred mineral resources may not form the basis of feasibility or other economic studies. Investors are cautioned not to assume that all or any part of measured or indicated resources will ever be converted into mineral reserves. Investors are also cautioned not to assume that all or any part of an “inferred mineral resource” exists, or is economically or legally mineable.

Savary Shareholders who are resident in, or citizens of, the United States should be aware that the receipt of SEMAFO Shares by Savary Shareholders pursuant to the Amalgamation, may have tax consequences both in the United States and in Canada. Such consequences for investors who are resident in, or citizens of, the United States are not be described fully herein and such Savary Shareholders are encouraged to consult their tax advisors. See “Certain Canadian Federal Income Tax Considerations to Savary Shareholders”.

No offer to sell or solicitation of an offer to buy SEMAFO Shares pursuant to the Amalgamation is made in the U.S. states of New York and Utah except, in the case of the state of Utah, to a person who qualifies as an “exempt institutional investor” in the state of Utah.

Savary Shareholders who reside in the State of Utah and wish to receive SEMAFO Shares must qualify as an “exempt institutional investor” in the state of Utah. The criteria that must be satisfied to qualify as an exempt institutional investor in the state of Utah is set out below:

Utah:

Any broker-dealer, bank, savings and loan association, savings bank, industrial bank, credit union or other institution that holds or receives deposits, savings, or share accounts, issues certificates of deposit, or provides to its customers other depository accounts that are subject to withdrawal by checks, drafts, or other instruments or by electronic means to effect third party payments, trust company, insurance company, investment company, pension or profit-sharing trust, qualified institutional buyer or other financial institution or institutional investor, whether acting for itself or in a fiduciary capacity.

The following summary sets out information concerning the ability of persons in the United States to receive SEMAFO Shares under the Amalgamation.

●

If you reside in any U.S. state other than New York or Utah (each, a “Non-restricted State”), you may receive SEMAFO Shares. You are not required to be an “exempt institutional investor” to receive SEMAFO Shares under the Amalgamation if you reside in a Non-restricted State.

●

If you reside in the state of Utah, you may receive SEMAFO Shares under the Amalgamation, provided you are an “exempt institutional investor” under the laws of the state of Utah. If you reside in the state of Utah and are an “exempt institutional investor” under the laws of the state of Utah, you may be required to certify your status as an “exempt institutional investor” to SEMAFO and the Depositary.

●

If you reside in the state of New York, or if you reside in the state of Utah and you are not an “exempt institutional investor” under the laws of the state of Utah, you are not entitled to receive SEMAFO Shares under the Amalgamation. SEMAFO proposes to deliver to the Depositary, the SEMAFO Shares that such Savary Shareholders would otherwise have been entitled to receive under the Amalgamation, but are prohibited from receiving, due to applicable securities laws (such shareholders being referred to in this document, as the “Non-exempt Shareholders”). The Depositary or its nominee will, as agent for the Non-exempt Shareholders, sell, or cause to be sold (through a broker in Canada and on the TSX) the SEMAFO Shares that a Non-Exempt Shareholder would otherwise be entitled to. After completion of the sales of such SEMAFO Shares, the Depositary will distribute the aggregate net proceeds of sale, after expenses, commissions and applicable withholding taxes, among the applicable Non-Exempt Shareholders as set out below. Any sales of SEMAFO Shares described above will be completed as soon as reasonably practicable after the later of: (i) the Effective Date; and (ii) the presentation and surrender to the Depositary of certificates representing the holder’s Savary Shares and the Letter of Transmittal, duly completed in accordance with the instructions contained therein, and may be completed either as a single transaction or multiple transactions during the course of one or more trading days for one of more multiple tendering Non-exempt Shareholders. When multiple transactions are employed, the average price of such transactions will be used for purposes of determining the allocation of the Non-exempt Shareholder Consideration among the applicable Non-exempt Shareholders. When sales are aggregated, the applicable Non-exempt Shareholder Consideration will be divided pro-rata among the applicable Non-exempt Shareholders.

The enforcement by investors of civil liabilities under the U.S. federal and state securities laws may be affected adversely by the fact that each of Savary and SEMAFO is incorporated or organized outside the U.S., that some or all of their officers and directors and the experts named herein or in the documents incorporated by reference herein are residents of a foreign country, and that all or a substantial portion of the assets of Savary, SEMAFO and said persons are located outside the U.S. As a result, it may be difficult or impossible for Savary Shareholders in the U.S. to effect service of process within the U.S. upon Savary. SEMAFO, their officers and directors or the experts named herein or in the documents incorporated by reference herein, or to realize against them upon judgments of courts of the U.S. predicated upon civil liabilities under the federal securities laws of the U.S. or any state securities laws. In addition, Savary Shareholders in the U.S. should not assume that the courts of Canada: (a) would enforce judgments of U.S. courts obtained in actions against such persons predicated upon civil liabilities under the federal securities laws of the U.S. or any state securities laws; or (b) would enforce, in original actions, liabilities against such persons predicated upon civil liabilities under the federal securities laws of the U.S. or any state securities laws.

To the extent that a Savary Shareholder resides in a non-Canadian jurisdiction, the SEMAFO Shares received by such Savary Shareholder may be subject to certain additional trading restrictions under applicable securities laws. All such Savary Shareholders residing outside Canada and the United States are advised to consult their own legal advisors regarding such resale restrictions.

FORWARD-LOOKING STATEMENTS

Certain statements in this Circular, including the documents incorporated by reference herein, are forward-looking statements that are not historical facts. Forward-looking statements are provided for the purpose of presenting information about management’s current expectations and plans relating to the future and readers are cautioned that such statements may not be appropriate for other purposes. Forward-looking statements include statements that are predictive in nature, depend upon or refer to future events or conditions, or include words such as “pro forma”, “expects”, “anticipates”, “plans”, “believes”, “estimates”, “intends”, “targets”, “projects”, “forecasts”, “seeks”, “likely” or negative versions thereof and other similar expressions, or future or conditional verbs such as “may”, “will”, “should”, “would” and “could”.

In particular, the Circular contains forward-looking statements relating to the Amalgamation including, without limitation, the timing of the Meeting, the satisfaction or waiver of the conditions to the Amalgamation, the completion of the Amalgamation and the anticipated Effective Date, the delisting of the Savary Shares from the TSXV and the timing thereof, the various steps to be taken pursuant to the Amalgamation, the anticipated benefits and effect of the Amalgamation, certain strategic benefits and operational, competitive and cost synergies, including, but not limited to, statements relating to expected synergies following the completion of the Amalgamation, the treatment of Savary Shareholders under tax laws and the ability of Savary and SEMAFO to satisfy the conditions to complete the Amalgamation and the anticipated expenses of the Amalgamation. These statements are based upon assumptions and are subject to certain material risks and uncertainties. In addition, the anticipated dates provided throughout this Circular may change for a number of reasons, such as unforeseen delays or the need for additional time to satisfy conditions for the completion of the Amalgamation. Although Savary believes that the expectations represented in such forward-looking statements are based on reasonable assumptions, there can be no assurance that such expectations will prove to be correct. In respect of the forward-looking statements and information concerning the likelihood that the Amalgamation will be consummated and the anticipated benefits of the completion of the Amalgamation, SEMAFO and Savary have provided such statements and information in reliance on certain assumptions that they each believe are reasonable at this time, including assumptions as to the ability of the Parties to receive, in a timely manner and on satisfactory terms, the necessary regulatory, stock exchange and shareholder approvals where applicable; the ability of the Parties to satisfy, in a timely manner, the other conditions to the completion of the Amalgamation; general assumptions respecting the business and operations of both SEMAFO and Savary, including that each business will continue to operate in a manner consistent with past practice and pursuant to certain industry and market conditions; and other expectations and assumptions concerning the Amalgamation. Since forward-looking statements address future events and conditions, they involve known and unknown risks, uncertainties and other factors that may cause actual results or events to differ materially from those anticipated in such forward-looking statements. Risks and uncertainties inherent in the nature of the Amalgamation include, but are not limited to: (i) completion of the Amalgamation is subject to several conditions that must be satisfied or waived; (ii) failure to complete the Amalgamation could negatively impact the market price of the Savary Shares; (iii) the Combination Agreement may be terminated in certain circumstances; (iv) Savary may be required to pay the Termination Fee in certain circumstances; (v) the Exchange Ratio is fixed and will not be adjusted; and (vi) the other risks identified under the heading “Risk Factors Relating to the Amalgamation”. For all these reasons, Savary Shareholders should not place undue reliance on the forward-looking statements contained in this Circular.

In addition, this Circular contains certain other forward-looking statements regarding the operations, business, financial condition, expected financial results, performance, prospects, opportunities, priorities, targets, goals, ongoing objectives, strategies and outlook of Savary, SEMAFO and the combined entity and other statements that are not historical facts. By its nature, this information is subject to inherent risks and uncertainties that may be general or specific and which give rise to the possibility that expectations, forecasts, predictions, projections or conclusions will not prove to be accurate, that assumptions may not be correct and that objectives, strategic goals and priorities will not be achieved. A variety of material factors, many of which are beyond Savary’s and SEMAFO’s control, could affect operations, business, financial condition, performance and results of Savary or SEMAFO that may be expressed or implied by such forward-looking statements and could cause actual results to differ materially from current expectations of estimated or anticipated events or results. These factors include, but are not limited to the following: (i) general economic, industry and market segment conditions; (ii) changes in applicable environmental, taxation and other laws and regulations, as well as how such laws and regulations are interpreted and enforced; (iii) changes in operating risks, including fluctuations in commodity prices, and pricing environments; (iv) increased competition; (v) stock market volatility; (vi) ability to maintain current and obtain additional financing; (vii) industry consolidation; (viii) the execution of strategic plans; (ix) the outcome of legal proceedings; (x) the ability of Savary or SEMAFO to continue to develop and grow; (xi) geopolitical risks; and (xii) Savary’s management’s success in anticipating and managing the foregoing factors, as well as the risks described under the headings “Information Concerning Savary - Risk Factors” and “Information Concerning SEMAFO – Risk Factors” in this Circular, the Appendices and in the documents incorporated by reference.

The reader is cautioned that the foregoing list of factors is not exhaustive of the factors that may affect forward-looking statements. The reader is also cautioned to consider these and other factors, uncertainties and potential events carefully and not to put undue reliance on forward-looking statements. Although the forward-looking statements contained in this Circular are based upon what Savary’s management currently believes to be reasonable assumptions, actual results, performance or achievements could differ materially from those expressed in, or implied by, these forward-looking statements and, accordingly, no assurance can be given that any of the events anticipated by the forward-looking statements will transpire or occur, or if any of them do so, what benefits will be derived therefrom. These forward-looking statements are made as of the date of this Circular and, other than as specifically required by law, Savary assumes no obligation to update or revise any forward-looking statement to reflect events or circumstances after the date on which such statement is made, or to reflect the occurrence of unanticipated events, whether as a result of new information, future events or results, or otherwise.

REPORTING CURRENCIES AND ACCOUNTING PRINCIPLES

The financial statements of, and the summaries of financial information, concerning Savary contained or incorporated by reference in this Circular are reported in Canadian dollars and have been prepared in accordance with IFRS. The financial statements of, and the summaries of financial information, concerning SEMAFO contained or incorporated by reference in this Circular are reported in United States dollars and have been prepared in accordance with IFRS.

CONVERSIONS

The following table sets forth certain standard conversions from Standard Imperial units to the International System of Units (or metric units).

To Convert From	To	Multiply By

Feet	Metres	0.305
Metres	Feet	3.281
Miles	Kilometres	1.609
Kilometres	Miles	0.621
Acres	Hectares (“ha”)	0.405
Hectares	Acres	2.471
Grams	Ounces (troy)	0.032
Ounces (troy)	Grams	31.103
Tonnes	Short tons	1.102
Short tons	Tonnes	0.907
Grams per tonne	Ounces (troy) per ton	0.029
Ounces (troy) per ton	Grams per tonne	34.438

GLOSSARY OF TERMS

Unless the context otherwise requires, when used in this Circular the following terms shall have the meanings set forth below. Further, capitalized terms used herein that are not defined in this Circular have the meanings given to them in the Combination Agreement, a copy of which is attached as Appendix D to this Circular.

(1)

Acquisition Proposal means, other than the transactions contemplated by the Combination Agreement, any proposal, offer, inquiry, expression or indication of interest, whether or not in writing and whether or not delivered to the shareholders of Savary, from any person or group of persons other than SEMAFO (or any affiliate of SEMAFO), at any time after the entering into of the Combination Agreement relating to:

i)

any direct or indirect take-over bid, tender offer, exchange offer, treasury issuance of any securities or other transaction that, if consummated, would result in any person or group of persons acquiring beneficial ownership of 20% or more of any class of voting or equity securities of Savary or of any one or more of the Savary Subsidiaries that, individually or in the aggregate, constitute 20% or more of the consolidated assets of Savary and the Savary Subsidiaries, taken as a whole (or securities convertible into or exchangeable or exercisable for such voting or equity securities) (or rights or interests therein or thereto) then outstanding (assuming, if applicable, the conversion, exchange or exercise of such securities convertible into or exchangeable or exercisable for such voting or equity securities);

ii)

any plan of arrangement, amalgamation, merger, share exchange, consolidation, reorganization, recapitalization, liquidation, dissolution, winding up, exclusive license, business combination or other similar transaction or series of transactions involving Savary or any of the Savary Material Subsidiaries;

iii)

any direct or indirect sale, disposition, alliance, joint venture or earn-in right (or any lease, license, royalty, long-term supply agreement or other arrangement having a similar economic effect as a sale) relating to assets of Savary or the Savary Subsidiaries that, individually or in the aggregate, constitute 20% or more of the consolidated assets of Savary and the Savary Subsidiaries, taken as a whole, whether in a single transaction or a series of related transactions; or

iv)	any other similar transaction or series of transactions involving Savary or any of the Savary Material Subsidiaries;

(2)	affiliate has the meaning ascribed thereto in National Instrument 45-106 – Prospectus Exemptions in effect on the date of the Combination Agreement;

(3)

allowable capital loss has the meaning ascribed thereto in “Certain Canadian Federal Income Tax Considerations to Savary Shareholders – Holders Resident in Canada – Taxation of Capital Gains and Losses”;

(4)	Amalco means the company resulting from the Amalgamation;

(5)	Amalco Shares means common shares in the share capital of Amalco, having the rights, privileges, conditions and restrictions described in the Amalgamation Agreement;

(6)

Amalgamation means the amalgamation of Subco with Savary under section 174 of the OBCA on the terms and conditions set forth in the Amalgamation Agreement, as contemplated by the Combination Agreement;

(7)

Amalgamation Agreement means the agreement among SEMAFO, Subco and Savary in relation to the Amalgamation, dated the Effective Date, substantially in the form attached hereto as Schedule A to Appendix D, as the same may be amended, supplemented or otherwise modified from time to time in accordance with its terms and the terms hereof;

(8)	Amalgamation Consideration means 0.0336 of a fully-paid and non-assessable SEMAFO Share for each Savary Share;

(9)	Amalgamation Resolution means the special resolution of the Savary Shareholders approving the Amalgamation and other related matters, substantially in the form set out in Appendix A;

(10)

Applicable Securities Laws means, with respect to any Person, any and all applicable securities Laws of the provinces and territories of Canada and the respective rules and regulations under such Laws together with applicable published instruments, notices and orders of the Securities Authorities, and the applicable rules and policies of the TSX, the TSXV and any other market or marketplace on which securities of Savary or SEMAFO, as applicable, are traded, listed or quoted;

(11)	Articles of Amalgamation means the articles of amalgamation required under the OBCA to be filed with the Director in connection with the Amalgamation;

(12)	Bantou Project means SEMAFO’s Bantou project in Burkina Faso, as described in SEMAFO’s public disclosure and located proximally to the Karankasso Gold Project;

(13)	Beneficial Savary Shareholders means persons who are beneficial holders of Savary Shares;

(14)	Broadridge means Broadridge Financial Solutions, Inc.;

(15)	Business Day means any day, other than a Saturday, a Sunday or a statutory holiday in Toronto, Ontario and Montréal, Québec;

(16)	Canada-US Tax Treaty has the meaning ascribed thereto in “Certain Canadian Federal Income Tax Considerations to Savary Shareholders – Holders Not Resident in Canada – Dividends on SEMAFO Shares”;

(17)	Certificate of Amalgamation means the certificate of amalgamation issued by the Director in connection with the Amalgamation pursuant to subsection 178(4) of the OBCA;

(18)

Change in Savary Recommendation means when the Savary Board or any committee of the Savary Board: (a) fails to make or withdraws, modifies, qualifies or changes or proposes publicly to withdraw, modify, qualify or change the Savary Board Recommendation, or (b) fails to publicly reaffirm (without qualification) the Savary Board Recommendation, or takes no position or remains neutral with respect to any Acquisition Proposal, after the end of the fifth (5th) Business Day (and in any case within three (3) Business Days prior to the Savary Meeting) after having been requested in writing by SEMAFO to do so or after first learning of such Acquisition Proposal, or (c) accepts, approves, endorses or recommends, or proposes publicly to accept, approve, endorse or recommend, any Acquisition Proposal;

(19)	CIM means the Canadian Institute of Mining, Metallurgy and Petroleum;

(20)

Circular means this notice of special meeting of shareholders and management information circular of Savary with respect to the proposed business combination and amalgamation involving Savary, SEMAFO and Subco, including all appendices attached hereto and documents incorporated by reference, to be sent to Savary Shareholders in connection with the Meeting, and includes any amendments thereto;

(21)

Combination Agreement means the combination agreement, together with the Disclosure Letter and the schedules attached thereto, as amended, amended and restated or supplemented from time to time, a copy of which is attached as Appendix D to this Circular;

(22)

Completion Deadline means the date by which the transactions contemplated by the Combination Agreement are to be completed, which date shall be on or prior to July 31, 2019, or such later date as may be agreed to by the Parties;

(23)	Confidentiality Agreement means the confidentiality agreement between Savary and SEMAFO dated as of January 24, 2019;

(24)

Contract means any legally binding agreement, arrangement, commitment, engagement, contract, deed, instrument, franchise, licence, partnership, joint venture, indenture, obligation or undertaking to which a person or any of its subsidiaries is a party or by which it or any of its subsidiaries is bound or affected or to which any of their respective properties or assets is subject;

(25)	Depositary means TSX Trust Company, who will, among other things, exchange certificates representing Savary Shares for certificates representing SEMAFO Shares in connection with the Amalgamation;

(26)	Director means the Director appointed pursuant to Section 278 of the OBCA;

(27)	Disclosure Letter means the letter dated March 11, 2019 and delivered by Savary to SEMAFO with respect to certain matters in the Combination Agreement;

(28)	Dissent Rights means the rights of dissent in respect of the Amalgamation provided for in section 185 of the OBCA;

(29)

Dissenting Shareholder means a registered Savary Shareholder who, in connection with the Amalgamation Resolution, has validly exercised Dissent Rights in strict compliance with the applicable provisions of the OBCA and has not withdrawn or been deemed to have withdrawn such exercise of Dissent Rights, but only in respect of Savary Shares in respect of which Dissent Rights are validly exercised by such holder;

(30)	Effective Date means the date shown on the Certificate of Amalgamation;

(31)	Effective Time means the Effective Time as defined in the Amalgamation Agreement;

(32)	Engagement Agreement means the engagement agreement dated February 5, 2019 between Savary and the Financial Advisor;

(33)	EV/oz has the meaning ascribed thereto under “The Amalgamation – Fairness Opinion – Comparable Trading Analysis”;

(34)

Exchange Ratio means the predetermined ratio applied on the Effective Date, resulting in the Savary Shareholders receiving 0.0336 of a fully paid and non-assessable SEMAFO Share for each Savary Share held;

(35)

Fairness Opinion means the opinion of the Financial Advisor to the effect that, as of the date of such opinion and based upon and subject to the assumptions, limitations and qualifications set forth therein, the Amalgamation Consideration is fair, from a financial point of view, to the Savary Shareholders, other than SEMAFO and its affiliates;

(36)	Financial Advisor means Red Cloud Klondike Strike Inc.;

(37)	Governmental Entity means:

i)

any international, multinational, supranational, national, federal, provincial, state, regional, municipal, local or other government, governmental, quasi-governmental, administrative body, authority or public department with competent jurisdiction exercising legislative, judicial, regulatory or administrative functions of or pertaining to international, multinational, supranational, national, federal, provincial, state, regional, municipal, local or other government, including any central bank, court, tribunal, arbitral body, commission, board, bureau, commissioner, minister, cabinet, governor-in council, ministry, agency or instrumentality, domestic or foreign;

ii)	any subdivision or authority of any of the above;

iii)	any quasi-governmental or private body exercising any regulatory, expropriation or taxing authority under or for the account of any of the foregoing; or

iv)	any securities exchange.

(38)	Holder has the meaning ascribed thereto under “Certain Canadian Federal Income Tax Considerations to Savary Shareholders”;

(39)	IAS means the International Accounting Standard;

(40)	IASB means the International Accounting Standards Board;

(41)	IFRIC means the International Financial Reporting Interpretations Committee;

(42)	IFRS means International Financial Reporting Standards formulated by the International Accounting Standards Board, as updated and amended from time to time;

(43)	Initial IOI has the meaning ascribed thereto under “The Amalgamation – Background to the Amalgamation”;

(44)	Instrument of Proxy means the form of proxy provided to Registered Savary Shareholders by Savary for use in respect of the Meeting;

(45)	Intermediary or Intermediaries means one or more brokers, custodians, nominees or other intermediaries holding Savary Shares;

(46)

Karankasso Gold Project means the Karankasso project in Burkina Faso, in the administrative provinces of Houet and Comoe, as defined by the current concession areas for Serakoro 1 West, Bio, Niawe, Fakoto and Kelesso and as more particularly described in Schedule B appended to the Combination Agreement;

(47)

Laws means any laws, including, without limitation, supranational, national, provincial, state, municipal and local civil, commercial, banking, tax, personal and real property, security, mining, environmental, water, energy, investment, property ownership, land use and zoning, sanitary, occupational health and safety laws, treaties, statutes, codes, ordinances, judgments, decrees, injunctions, writs, certificates and orders, bylaws, rules, regulations, ordinances, protocols, codes, guidelines, policies, notices, directions or other legal requirements of any Governmental Entity or arising under the common law or principles of law or equity, and the term “applicable” with respect to such Laws in the context that refers to any Person, means such Laws as are applicable at the relevant time or times to such person or its business, undertaking, property or securities and emanate from a Governmental Entity having jurisdiction over such person or its business, undertaking, property or securities;

(48)	Letter of Intent means the non-binding letter of intent between Savary and SEMAFO, dated February 8, 2019, with respect to the Amalgamation;

(49)

Letter of Transmittal means the form of letter of transmittal accompanying this Circular to which Savary Shareholders are required to deliver certificates representing Savary Shares in exchange for the applicable consideration payable pursuant to the Amalgamation;

(50)

Material Adverse Change means, in respect of any Person, any one or more changes, events or occurrences, and Material Adverse Effect means, in respect of any Person, an effect which, in either case, either individually or in the aggregate, is, or would reasonably be expected to be, material and adverse to the business, properties, assets, liabilities (whether absolute, accrued, conditional, contingent or otherwise), capitalization, financial condition or results of operations of that person and its subsidiaries taken as a whole, other than any effect:

i)

relating to the global economy or securities or commodities markets in general, or national or regional political conditions in Burkina Faso (including any acts of terrorism or the outbreak of war or escalation or worsening thereof);

ii)	affecting the global mining industry in general;

iii)	relating to the market price of gold or relating to changes in currency exchange rates, interest rates, credit rates, monetary policy or inflation;

iv)	relating to any action or inaction taken by any person to which such action or inaction has been expressly consented to in writing or as expressly permitted by the Combination Agreement;

v)

relating to any generally applicable change in applicable Laws or regulations (other than orders, judgments or decrees against that person or any of its subsidiaries) or generally applicable change in IFRS, or the interpretation thereof;

vi)	relating to any natural disaster;

vii)	relating to the announcement of the Combination Agreement or the pendency of the Amalgamation;

viii)

relating to a change in the market trading price of shares or trading volume of that person, it being understood that the causes underlying such change in the market price or trading volume may be taken into account in determining whether a Material Adverse Change occurred to the extent not excluded from this definition of Material Adverse Effect under clause i, ii, iii, iv, v, vi or vii of the definition hereof;

provided, however, that such effect referred to in clause i), ii), iii), iv), v) or vi) above does not primarily relate only to (or have the effect of primarily relating only to) that person and its subsidiaries, taken as a whole, or disproportionately adversely affect that person and its subsidiaries, taken as a whole, compared to other companies of similar size operating in the industry in which that person and its subsidiaries operate;

(51)	material fact and material change have the meanings ascribed thereto for the purposes of Applicable Securities Laws or any of them;

(52)

Meeting means the special meeting, including any adjournments or postponements thereof, of the Savary Shareholders to be held, among other things, to consider and, if deemed advisable, to approve the Amalgamation Resolution;

(53)	misrepresentation means a misrepresentation for the purposes of Applicable Securities Laws or any of them;

(54)	MI 61-101 means Multilateral Instrument 61-101 – Protection of Minority Security Holders in Special Transactions;

(55)	NASDAQ OMX means the NASDAQ OMX Stockholm Exchange;

(56)	Net Share Price has the meaning ascribed thereto under “The Amalgamation – The Fairness Opinion – Recent Financing”;

(57)	NI 43-101 means National Instrument 43-101 – Standards of Disclosure for Mineral Projects;

(58)	NI 51-102 means National Instrument 51-102 – Continuous Disclosure Obligations;

(59)	Non-exempt Shareholders has the meaning ascribed thereto in “Information for United States Savary Shareholders”;

(60)	Non-Resident Holder has the meaning ascribed thereto in “Certain Canadian Federal Income Tax Considerations to Savary Shareholders – Holders Not Resident in Canada”;

(61)	Non-restricted State has the meaning ascribed thereto in “Information for United States Savary Shareholders”;

(62)	OBCA means the Business Corporations Act (Ontario) and the regulations made thereunder;

(63)	Parties means Savary and SEMAFO, and Party means either of them;

(64)

Person or person means an individual, partnership, association, body corporate, joint venture, business organization, trustee, trust, executor, administrative legal representative, Governmental Entity or any other entity, whether or not having legal status;

(65)	Premium to Close has the meaning ascribed thereto under “The Amalgamation – The Fairness Opinion Precedent Transaction Analysis”;

(66)	Premium to 20-Day VWAP has the meaning ascribed thereto under “The Amalgamation – The Fairness Opinion Precedent Transaction Analysis”;

(67)	Proposed Amendments has the meaning ascribed thereto in “Certain Canadian Federal Income Tax Considerations to Savary Shareholders”;

(68)	QBCA means the Business Corporations Act (Québec) and the regulations made thereunder;

(69)

Record Date means close of business on March 25, 2019, and is the record date for determining Savary Shareholders who are entitled to receive notice of and vote at the Meeting, including any adjournment or postponement thereof;

(70)	Registered Plan(s) has the meaning ascribed there in “Certain Canadian Federal Income Tax Considerations to Savary Shareholders – Holders Resident in Canada – Eligibility for Investment”;

(71)	Registered Savary Shareholders means the registered holders of Savary Shares;

(72)	Regulations has the meaning ascribed thereto in “Certain Canadian Federal Income Tax Considerations”;

(73)	Resident Holder has the meaning ascribed thereto in “Certain Canadian Federal Income Tax Considerations – Holders Resident in Canada;

(74)

Regulatory Approval means any consent, waiver, permit, exemption, consent, review, ruling, order, decision or approval of, or any registration and filing with, any Governmental Entity, or the expiry, waiver or termination of any waiting period imposed by applicable Law or a Governmental Entity, in each case required or otherwise advisable under applicable Law in connection with the transactions contemplated by the Combination Agreement and the Amalgamation Agreement;

(75)	Representatives means any subsidiary, officer, director, employee, consultant, representative (including for greater certainty any financial or other advisors) or agent;

(76)	Restricted Information shall have the meaning ascribed thereto in “Summary of the Combination Agreement –Non-Solicitation (Responding to an Acquisition Proposal)”;

(77)	Restricted Information Recipient shall have the meaning ascribed thereto in “Summary of the Combination Agreement –Non-Solicitation (Responding to an Acquisition Proposal)”;

(78)	Reverse Break Fee Initial IOI has the meaning ascribed thereto under “The Amalgamation – Background to the Amalgamation”;

(79)	Right to Match Period shall have the meaning ascribed thereto in “Summary of the Combination Agreement – Superior Proposal, Definitive Agreement”;

(80)	Rule 802 shall have the meaning ascribed thereto in “Information for United States Savary Shareholders”;

(81)	Savary means Savary Gold Corp., a corporation existing under the OBCA;

(82)	Savary Board means the board of directors of Savary;

(83)

Savary Board Recommendation means the statement by the Savary Board that, based on the recommendation of the Special Committee, the Savary Board has unanimously, after receiving legal and financial advice, including the Fairness Opinion, determined that, subject to the scope of review, assumptions and limitations set out in the Fairness Opinion, the Amalgamation is fair from a financial point of view to the Savary Shareholders, other than SEMAFO and its affiliates, and is in the best interests of Savary and that the Savary Board recommends that the Savary Shareholders vote in favour of the Amalgamation Resolution;

(84)	Savary Convertible Securities means both the Savary Options and the Savary Warrants;

(85)	Savary Lock-Up Agreements means the voting and support agreements dated March 11, 2019 and made between SEMAFO and the Savary Locked-Up Shareholders;

(86)	Savary Locked-Up Shareholders means the Persons who are party to the Savary Lock-Up Agreements, as specified in the Savary Disclosure Letter;

(87)	Savary Material Subsidiaries means Savary A1 Inc., Joint Venture BF1 Inc., Hounde Exploration BF1 Inc., Hounde Exploration BF SARL, Sarama JV Holdings Limited and Sarama JV Mining SARL;

(88)	Savary Mineral Rights shall have the meaning ascribed thereto in Summary of the Combination Agreement – Additional Conditions in favour of SEMAFO;

(89)	Savary Options means all options to purchase Savary Shares outstanding immediately prior to the Effective Time and issued pursuant to the Savary Stock Option Plan;

(90)	Savary Properties means the Karankasso Gold Project and all of Savary’s and the Savary Subsidiaries’ material real properties;

(91)

Savary Shareholder Approval means, collectively, the approval by: (i) at least 66 2⁄3% of the votes cast on the Amalgamation Resolution by the Savary Shareholders, voting as a single class, present in person or by proxy at the Meeting; and (ii) a simple majority of the votes cast on the Amalgamation Resolution by Savary Shareholders, voting as a single class, present in person or by proxy at the Meeting (excluding Savary Shares held by certain “interested parties” and “related parties” of any interested parties (as such terms are defined in MI 61-101) in accordance with the requirements of MI 61-101);

(92)	Savary Shareholders means, at any time, the holders of Savary Shares;

(93)	Savary Shares means common shares in the capital of Savary;

(94)

Savary Stock Option Plan means the stock option plan of Savary, as amended, restated or supplemented from time to time, and as approved by the Savary Shareholders and described in the most recent Management Information Circular of Savary filed on SEDAR;

(95)

Savary Subsidiaries means, Savary A1 Inc., Joint Venture BF1 Inc., Hounde Exploration BF1 Inc., Hounde Exploration BF SARL, Sarama JV Holdings Limited, Sarama JV Mining SARL, Burkina Gold Corporation, and Savary Gold Burkina SARL;

(96)

Savary Warrants means an aggregate number of 16,900,000 warrants to purchase Savary Shares, which are currently outstanding (excluding those held by SEMAFO), with an exercise price of $0.05 per share and expiring on December 31, 2021, as further described in the Savary Disclosure Letter;

(97)	SEC means the U.S. Securities and Exchange Commission;

(98)

Securities Authorities means, collectively, the British Columbia Securities Commission, the Alberta Securities Commission, the Ontario Securities Commission, the Autorité des marchés financiers, and the applicable securities regulatory authorities in the provinces and territories of Canada, as the context requires;

(99)	Securities Act means the Securities Act (Ontario) and the rules, regulations and published policies made thereunder;

(100)	Securities Laws means the Securities Act and any other applicable Canadian provincial and territorial securities Laws and published policies thereunder;

(101)	SEDAR means the System for Electronic Analysis and Retrieval;

(102)	SEMAFO AIF shall have the meaning ascribed thereto in Information Concerning SEMAFO – Documents Incorporated by Reference;

(103)	SEMAFO Annual Financial Statements shall have the meaning ascribed thereto in Information Concerning SEMAFO – Documents Incorporated by Reference;

(104)	SEMAFO Annual MD&A shall have the meaning ascribed thereto in Information Concerning SEMAFO – Documents Incorporated by Reference;

(105)	SEMAFO means SEMAFO Inc., a corporation existing under the QBCA;

(106)	SEMAFO Board means the board of directors of SEMAFO;

(107)	SEMAFO Options means all options to purchase SEMAFO Shares outstanding immediately prior to the Effective Time and issued pursuant to the SEMAFO Stock Option Plans;

(108)	SEMAFO Properties means those properties described in the technical reports filed by SEMAFO on SEDAR;

(109)	SEMAFO Shareholders means, at any time, the holders of SEMAFO Shares;

(110)	SEMAFO Shares means common shares in the capital of SEMAFO;

(111)	SEMAFO Stock Option Plans means the stock option plans of SEMAFO, as approved by the SEMAFO Shareholders;

(112)	Special Committee means Savary’s special committee of independent directors constituted by the Savary Board;

(113)	Subco means the newly-incorporated, wholly-owned subsidiary of SEMAFO formed to amalgamate with Savary pursuant to the Amalgamation;

(114)	subsidiary has the meaning ascribed thereto in National Instrument 45-106 – Prospectus Exemptions in effect on the date of the Combination Agreement;

(115)

Superior Proposal means any unsolicited bona fide written Acquisition Proposal made by an arm’s length third party subsequent to the date hereof (other than SEMAFO) to purchase or otherwise acquire, directly or indirectly, whether by way of a single or multistep transaction or a series of related transactions, (a) not less than all of the outstanding Savary Shares not beneficially owned by the party making such Acquisition Proposal, made available to all Savary Shareholders (other than the party making such proposal) on the same terms and conditions (including as to the form and amount of consideration), or (b) all or substantially all of the consolidated assets of Savary and the Savary Subsidiaries, taken as a whole, and that (i) did not result from or involve a breach of the non-solicitation provisions in the Combination Agreement (ii) complies with all Applicable Securities Laws, (iii) is not subject to any financing contingency and in respect of which it has been demonstrated to the satisfaction of the Savary Board, acting in good faith (after receipt of advice from its financial advisors) that the funds or other consideration necessary to complete the Acquisition Proposal are available to fund completion of the Acquisition Proposal at the time and on the basis set out therein; (iv) is not subject to any due diligence and/or access to information condition, and (v) the Savary Board has determined in good faith (after consultation with its financial advisors and outside legal counsel), (A) is reasonably capable of completion at the time and on the basis set out therein, taking into account all legal, financial, regulatory, timing and other aspects of such Acquisition Proposal and the person making such Acquisition Proposal, and (B) would, if consummated in accordance with its terms (but not assuming away any risk of non-completion), result in a transaction more favourable from a financial point of view to the Savary Shareholders (other than SEMAFO and its affiliates) than the transactions contemplated in the Combination Agreement (including, without limitation, any adjustment to the terms and conditions of the Amalgamation proposed by SEMAFO pursuant to SEMAFO’s right to match as described in the Combination Agreement);

(116)

Tax and Taxes includes any taxes, duties, fees, premiums, assessments, imposts, levies and other charges of any kind whatsoever imposed by any Governmental Entity, including all interest, penalties, fines, additions to tax or other additional amounts imposed by any Governmental Entity in respect thereof, and including those levied on, or measured by, or referred to as, income, gross receipts, windfall profits, branch, value added, ad valorem, property, capital, net worth, production, sales, use, licence, excise, franchise, employment, sales taxes, use taxes, value added taxes, transfer taxes, withholding or similar taxes, payroll taxes, employment taxes, pension plan premiums, social security premiums, worker’ compensation premiums, employment insurance or compensation premiums or contributions, health insurance, health taxes, stamp taxes, occupation taxes, premium taxes, mining taxes, alternative or add-on minimum taxes, goods and services tax or customs duties;

(117)	Tax Act means the Income Tax Act (Canada), and the regulations thereunder as may be amended from time to time;

(118)

taxable capital gain has the meaning ascribed thereto in “Certain Canadian Federal Income Tax Considerations to Savary Shareholders – Holders Resident in Canada – Taxation of Capital Gains and Losses”;

(119)	Termination Fee means a cash termination payment in an amount equal to $750,000 payable by Savary to SEMAFO upon certain occurrences as prescribed within the Combination Agreement;

(120)	Third Party Confidentiality Agreement shall have the meaning ascribed to such term in Summary of the Combination Agreement –Non-Solicitation (Responding to an Acquisition Proposal);

(121)	Third Party Restricted Information NDA shall have the meaning ascribed thereto in Summary of the Combination Agreement –Non-Solicitation (Responding to an Acquisition Proposal);

(122)	Transfer Agent means TSX Trust Company;

(123)	TSX means the Toronto Stock Exchange;

(124)	TSXV means the TSX Venture Exchange;

(125)	TV/oz has the meaning ascribed thereto under “The Amalgamation – The Fairness Opinion – Precedent Transaction Analysis ”;

(126)	Unit has the meaning ascribed thereto under “The Amalgamation – Background to the Amalgamation”;

(127)	U.S. Exchange Act means the United States Securities Exchange Act of 1934, as amended; and

(128)	U.S. Securities Act means the United States Securities Act of 1933, as amended.

SUMMARY

The following is a summary of certain information contained in this Circular. This summary is not intended to be complete and is qualified in its entirety by the more detailed information and financial statements, including the notes thereto, contained elsewhere in this Circular all of which are important and should be reviewed carefully. Capitalized terms used in this summary without definition have the meanings ascribed to them in the “Glossary of Terms” appearing elsewhere in this Circular.

The Meeting

The Meeting will be held at 10:00 a.m. (Toronto time) on April 25, 2019 at the Toronto offices of Dentons Canada LLP, 77 King Street West, Suite 400, Toronto-Dominion Centre, Toronto, Ontario M5K 0A1.

Record Date

Only Savary Shareholders of record at the close of business on March 25, 2019 will be entitled to receive notice of and vote at the Meeting.

Purpose of the Meeting

At the Meeting, Savary Shareholders will be asked to consider, and if thought appropriate, to pass, the Amalgamation Resolution, the full text of which is attached as Appendix A to this Circular. Savary Shareholders may also be asked to consider other business that properly comes before the Meeting or any adjournment(s) or postponement(s) thereof.

The Parties

Savary

Savary is a Canadian exploration company focused on exploring and developing the Karankasso Gold Project in Burkina Faso. Savary holds an approximate 75.2% deemed joint venture ownership at year end 2018 and is the operator of the joint venture. The project is located within the Houndé Greenstone Belt, which hosts SEMAFO’s Mana mine, Roxgold Inc.’s Yaramoko Mine and Endeavour Mining Corporation’s Houndé Mine.

See “Information concerning Savary”.

SEMAFO

SEMAFO is a Canadian-based intermediate gold producer with over twenty years’ experience building and operating mines in West Africa. SEMAFO operates two mines, the Boungou and Mana Mines in Burkina Faso. SEMAFO is committed to building value through responsible mining of its quality assets and leveraging its development pipeline.

The common shares of SEMAFO are listed for trading on the TSX and on the NASDAQ OMX Stockholm Exchange and are identified by the symbol “SMF”.

See “Information concerning SEMAFO”.

The Combined Entity

Upon completion of the Amalgamation, SEMAFO will hold all of Savary’s assets, including all of Savary’s interest in the Karankasso Gold Project located in Burkina Faso. The existing mineral resources of SEMAFO’s Bantou Project and Savary’s Karankasso Gold Project will be combined to create a district-scale 1,250 km² land package located on the prospective Houndé Greenstone Belt in Burkina Faso. The combined Bantou Project and Karankasso Gold Project will not be considered material to the business of SEMAFO on the Effective Date.

See “Information concerning the Combined Entity”.

The Amalgamation

Overview

Pursuant to the Amalgamation, each Savary Shareholder (other than SEMAFO and it affiliates) will be entitled to receive, on the Effective Date, 0.0336 SEMAFO Shares for each Savary Share held. The Exchange Ratio implies consideration of $0.10 per Savary Share, which represents a 100% premium for Savary Shareholders to the price of the Savary Shares, based on the closing price of the Savary Shares on the TSX on February 8, 2019, the last trading day prior to the announcement of the Letter of Intent.

Mechanics of the Amalgamation

The Amalgamation will be implemented pursuant to the terms of the Combination Agreement and the Amalgamation Agreement. The Combination Agreement is attached as Appendix D to this Circular and the form of the Amalgamation Agreement is appended as Schedule A to the Combination Agreement.

At the Effective Time:

●	Savary and Subco will amalgamate pursuant to section 174 of the OBCA to form Amalco, which will be a wholly-owned subsidiary of SEMAFO.

●	Savary Shareholders (other than Dissenting Shareholders and SEMAFO) will exchange their Savary Shares for SEMAFO Shares on the basis of the Exchange Ratio.

●

In accordance with the terms of the Savary Stock Option Plan and Savary Options, but subject to TSXV, TSX and any other required regulatory authority approval, each Savary Stock Option shall become exercisable for SEMAFO Shares on the basis of the Exchange Ratio.

●

In accordance with the terms of the Savary Warrants, but subject to TSXV, TSX and any other required regulatory authority approval, each Savary Warrant shall become exercisable for SEMAFO Shares on the basis of the Exchange Ratio.

Effective Date

Unless otherwise agreed by Savary and SEMAFO, the Amalgamation will occur not later than the fifth Business Day after the date on which the conditions to the completion of the Amalgamation are satisfied or waived in accordance with their terms.

It is currently anticipated that the Effective Date will occur by the end of April 2019. It is not possible, however, to state with certainty when the Effective Date will occur. The Effective Date could be delayed, or may never occur for a number of reasons, including without limitation a delay or failure in obtaining the Savary Shareholder Approval or a delay or failure to satisfy the other conditions precedent to the Amalgamation. See “The Amalgamation”.

Shareholder Approval of the Amalgamation

At the Meeting, Savary Shareholders will be asked to consider and, if thought appropriate, to pass, with or without variation, the Amalgamation Resolution approving the Amalgamation. The full text of the Amalgamation Resolution is set out in Appendix A to this Circular. The Amalgamation Resolution will require the affirmative vote of at least two-thirds (66 2⁄3%) of the votes cast by the Savary Shareholders who vote in person or by proxy at the Meeting.

In accordance with MI 61-101, Savary will also be required to receive “minority approval” (as defined in MI 61-101) of the Amalgamation Resolution, meaning the approval of a simple majority of Savary Shareholders, excluding SEMAFO and any other persons required to be excluded from such vote in accordance with MI 61-101. See “Certain Securities Laws Matters – Canadian Securities Laws Matters – MI 61-101”.

Background to the Amalgamation

On February 11, 2019, Savary and SEMAFO announced the execution of the Letter of Intent. The Combination Agreement and the other definitive transaction documents were finalized and executed by the Parties on March 11, 2019, following which SEMAFO and Savary issued a joint press release announcing the execution of the Combination Agreement and ancillary documents thereto.

A summary of the main events that led to the execution of the Combination Agreement and certain meetings, negotiations, discussions, suspensions, pauses and other similar actions of the Parties that preceded the public announcement of the execution of the Combination Agreement on March 11, 2019 is provided in “The Amalgamation - Background to the Amalgamation” and “The Amalgamation - Reasons for Amalgamation”.

Recommendation of the Special Committee

Having received the Fairness Opinion and after having undertaken a thorough review of, and carefully considered the financial and other aspects of the Amalgamation, and such other matters as it considered relevant (including information concerning SEMAFO, the Amalgamation, the combined entity and the alternatives available to Savary including status quo), the Special Committee unanimously determined that: (i) the Amalgamation is in the best interests of Savary; and (ii) the Amalgamation is fair, from a financial point of view, to the Savary Shareholders other than SEMAFO and its affiliates. Accordingly, the Special Committee unanimously recommended that the Savary Board approve the Amalgamation, enter into the Combination Agreement and recommend that the Savary Shareholders vote FOR the Amalgamation Resolution.

See “The Amalgamation - Recommendation of the Special Committee”.

Recommendation of the Savary Board

After considering the recommendations of the Special Committee, the Savary Board has unanimously determined that the Amalgamation is in the best interests of Savary and has, based upon, among other things, consultation with its advisors, unanimously determined that: (i) the Amalgamation is in the best interests of Savary, and (ii) the Amalgamation is fair, from a financial point of view, to Savary Shareholders other than SEMAFO and its affiliates. Accordingly, the Savary Board has unanimously approved the Amalgamation and unanimously recommends that Savary Shareholders vote FOR the Amalgamation Resolution.

See “The Amalgamation - Recommendation of the Savary Board of Directors”.

RECOMMENDATION TO SAVARY SHAREHOLDERS

The Savary Board UNANIMOUSLY recommends that Savary Shareholders vote FOR the Amalgamation Resolution.

Reasons for the Recommendation of the Special Committee and Savary Board of Directors

In unanimously determining that the Amalgamation Consideration to be received by the Savary Shareholders is fair, from a financial point of view, to the Savary Shareholders, other than SEMAFO and its affiliates, and that the Amalgamation is in the best interests of Savary, the Special Committee and the Savary Board considered and relied upon a number of factors, including the following:

●

The Amalgamation Consideration values Savary at $0.10 per Savary Share, which represents a 100% premium for Savary Shareholders to the price of the Savary Shares on February 8, 2019, the last trading day prior to the announcement of the Letter of Intent.

●

The Amalgamation is the preferred transaction available to Savary and the Savary Shareholders after undertaking a robust process to consider various strategic alternatives, which included, among other things, contacting various interested parties, consultations with financial, legal and other advisors, as well as discussions with third parties and the consideration of other strategic alternatives.

●

Under the terms of the Combination Agreement, the Savary Board retains the ability to consider and respond to Superior Proposals prior to completion of the Amalgamation on the specific terms and conditions set forth in the Combination Agreement and subject to, if applicable, the payment of a Termination Fee to SEMAFO.

●

The Special Committee and the Savary Board received the Fairness Opinion to the effect that, as of March 11, 2019, and based upon and subject to the assumptions, limitations and qualifications contained therein, the Amalgamation Consideration to be received by the Savary Shareholders pursuant to the Amalgamation is fair, from a financial point of view, to the Savary Shareholders, other than SEMAFO and its affiliates.

●

The Amalgamation results in the creation of a combined district-scale 1,250 km2 land package in Burkina Faso giving rise to various strategic and operational synergies that is expected to lead to value maximization, including the combined properties’ district-scale exploration upside potential. SEMAFO has the in-house capabilities and financial resources to advance the combined district-scale 1,250 km2 land package.

●

The Savary Shareholders will continue to participate in any value increases associated with Savary’s projects through their ownership of SEMAFO Shares and will benefit from diversified ownership in SEMAFO’s high-quality portfolio of assets.

●	The Amalgamation will provide Savary Shareholders with access to greater liquidity as a result of SEMAFO’s significantly higher average daily trading volumes and broadened shareholder base.

●

Holders of Savary Options and Savary Warrants will have the opportunity to participate in SEMAFO through the exercise of their Savary Options and Savary Warrants into SEMAFO Shares in accordance with their terms.

●

All of the directors and officers of Savary and certain Savary Shareholders, who collectively beneficially own or exercise control or direction over an aggregate of 29.4% of the Savary Shares have entered into voting support agreements with SEMAFO pursuant to which they have agreed, on the terms and conditions specified therein, to vote their Savary Shares in favour of the Amalgamation Resolution.

In addition to the foregoing, the Special Committee and the Savary Board also considered the following factors in reaching its conclusions:

●

The Amalgamation Resolution must be approved by at least two-thirds (66 2⁄3%) of the votes cast by the Savary Shareholders present in person or represented by proxy at the Meeting and entitled to vote thereat, and by not less than a simple majority of the votes cast by the Savary Shareholders present in person or represented by proxy at the Meeting (excluding the votes cast by such Savary Shareholders that are required to be excluded pursuant to MI 61-101). Accordingly, Savary Shareholders have an opportunity to vote on the Amalgamation.

●

The terms and conditions of the Combination Agreement, including the fact that covenants of Savary and the conditions to completion of the Amalgamation in favour of SEMAFO are, in the judgment of the Savary Board, after consultation with its legal and financial advisors, reasonable and achievable within the proposed timeframe to closing.

●	The obligations of SEMAFO to complete the Amalgamation are subject to a limited number of conditions.

●

The conclusion by the Special Committee and the Savary Board that the Amalgamation is likely to be completed in accordance with its terms and within a reasonable time, with closing of the Amalgamation currently expected at the end of April 2019.

●

Registered Shareholders may, upon compliance with certain conditions and in certain circumstances, exercise Dissent Rights and, if ultimately successful, receive fair value for their Savary Shares as determined by the Court.

●

The Termination Fee is only payable by Savary to SEMAFO if the Amalgamation is not completed under certain circumstances, and is otherwise appropriate in the circumstances as an inducement for SEMAFO to enter into the Amalgamation Agreement. In the view of the Special Committee and the Savary Board, the Termination Fee would not preclude a third party from making a Superior Proposal.

The Special Committee and the Savary Board also considered various risks and other potential negative factors relating to the Amalgamation, including:

●	The conditions precedent to the obligations of SEMAFO to complete the Amalgamation and the rights of SEMAFO to terminate the Combination Agreement in certain circumstances.

●

There are risks to Savary if the Amalgamation is not completed, including the costs incurred in proceeding towards completion of the Amalgamation, the diversion of management’s attention away from the conduct of Savary’s business, and the potential impact on Savary’s current business relationships (including with future and prospective employees, suppliers and partners) and financial position.

●

The limitations contained in the Combination Agreement on Savary’s ability to solicit additional interest from third parties, as well as the fact that if the Combination Agreement is terminated in certain circumstances, Savary may also be required to pay the Termination Fee.

●

The manner in which the conflict of interest declared by Mr. Paolo Listrotto, a director of Savary, with respect to engagement of the Financial Advisor to provide a Fairness Opinion may impact the perception of independence of the Financial Advisor (including a consideration of the process adopted by the Special Committee and the Financial Advisor to mitigate the potential impact of such conflict of interest).

●	The compensation structure for fees payable to the Financial Advisor in connection with the Fairness Opinion.

●

The fact that the Amalgamation will be a “business combination” including as a result of SEMAFO’s existing equity ownership in Savary, and the impact thereof on the Savary Shareholder approval requirements with respect to the Amalgamation Resolution and on other procedural matters.

See “The Amalgamation - Reasons for the Amalgamation”.

Fairness Opinion

In deciding to approve the Amalgamation, the Special Committee considered, among other things, the Fairness Opinion, and the Savary Board also considered the unanimous recommendation of the Special Committee.

The Fairness Opinion established that, as at the date of such opinion, and subject to the scope of review, analyses, assumptions, limitations, qualifications and other matters set forth therein, the Amalgamation Consideration to be received by the Savary Shareholders pursuant to the Amalgamation is fair, from a financial point of view, to the Savary Shareholders, other than SEMAFO and its affiliates. See “The Amalgamation - Fairness Opinion”.

Support Agreements

All of the directors and officers of Savary and certain Savary Shareholders, who collectively beneficially own or exercise control or direction over an aggregate of 29.4% of the Savary Shares, have entered into voting support agreements with SEMAFO pursuant to which they have agreed, on the terms and conditions specified therein, to vote their Savary Shares in favour of the Amalgamation Resolution.

Combination Agreement

The following is a summary of certain material terms of the Combination Agreement and is qualified in its entirety by the full text of the Combination Agreement, a copy of which is attached as Appendix D hereto. See “Summary of the Combination Agreement” of this Circular for a more detailed summary of the Combination Agreement.

Covenants, Representations and Warranties

The Combination Agreement contains customary covenants, representations and warranties for an agreement of this nature. A summary of the covenants, representations and warranties is provided in the main body of this Circular under “Summary of the Combination Agreement – Covenants” and “Summary of the Combination Agreement - Representations and Warranties”.

Conditions to the Amalgamation

Completion of the Amalgamation is subject to a number of specified conditions being met as of the Effective Time, including, but not limited to:

●	the Savary Shareholder Approval shall have been obtained at the Meeting by the Savary Shareholders in accordance with the provisions of the OBCA;

●

there shall not be in force any Law, or final, binding, non-appealable ruling, order or decree, and there shall not have been any action taken under any Law or by any Governmental Entity or other regulatory authority, that is final, binding or non-appealable that makes it illegal or otherwise directly or indirectly restrains, enjoins or prohibits the consummation of the Amalgamation;

●

(i) the TSX shall have conditionally approved the listing of the SEMAFO Shares to be issued pursuant to the Amalgamation, subject only to compliance with the usual requirements of the TSX; and (ii) the TSXV shall have, if required, accepted notice for filing of all transactions of the Parties contemplated in the Combination Agreement or necessary to complete the Amalgamation, subject only to compliance with the usual requirements of the TSXV;

●	the Amalgamation Agreement shall be substantially in the form and content attached as Schedule A to the Combination Agreement; and

●	the Combination Agreement shall not have been terminated pursuant to the terms of the Combination Agreement.

The Combination Agreement also provides that the respective obligations of Savary and SEMAFO to complete the Amalgamation are subject to the satisfaction or waiver of certain additional conditions precedent, including, but not limited to, each of SEMAFO and Savary having complied in all material respects with their respective obligations, covenants and agreements in the Combination Agreement; the representations and warranties of each of SEMAFO and Savary being true and correct as of the Effective Date; all requisite regulatory and third party approvals and consents having been obtained; Savary Shareholders holding no more than 5% of the issued and outstanding Savary Shares having exercised Dissent Rights in connection with the Amalgamation; Savary having delivered the requisite title opinions in respect of the Savary Properties; and no Material Adverse Effect having occurred in respect of either Savary or SEMAFO.

See “The Combination Agreement – Conditions to Closing”.

Non-Solicitation Covenants

Savary is subject to restrictions on its ability to make, solicit, assist, initiate, encourage or otherwise facilitate (including, without limitation, by way of furnishing information, permitting any visit to any facilities or properties of Savary or any Savary Subsidiary, or entering into any form of written or oral agreement, arrangement or understanding) any inquiries, proposals or offers that constitute or could reasonably be expected to constitute or lead to, an Acquisition Proposal. However, Savary and its Representatives may, prior to the receipt of the Savary Shareholder Approval, engage in or participate in discussions or negotiations with third parties that submit, on an unsolicited basis, a bona fide written Acquisition Proposal that the Savary Board has determined, in good faith, after consultation with its financial advisors and its outside legal counsel, constitutes or could reasonably be expected to constitute a Superior Proposal and subject to certain other conditions being met. In addition, if Savary receives an Acquisition Proposal that constitutes a Superior Proposal prior to the approval of the Amalgamation by Savary Shareholders, the Savary Board may, subject to compliance with certain terms of the Combination Agreement, including SEMAFO’s right to match, effect a Change in Savary Recommendation and authorize Savary to terminate the Combination Agreement in order to enter into a definitive agreement with respect to such Superior Proposal.

See “Summary of the Combination Agreement – Non-Solicitation Covenants”.

Termination and Termination Fees

In the event that the Amalgamation is not completed as a result of a Superior Proposal or another circumstance specified by the Combination Agreement, Savary will pay SEMAFO the Termination Fee. The Termination Fee shall be paid to SEMAFO under the following circumstances: (i) a Change in Savary Recommendation; (ii) Savary’s material breach of the obligations and covenants as set out in the non-solicitation or right to match clauses within the Combination Agreement; (iii) Savary enters into a Superior Proposal or (iv) pursuant to any of the following: (A) failure to obtain the Savary Shareholder Approval, (B) the Effective Date does not occur prior to the Completion Date, or (C) a breach of representations and warranties if, in either case, prior to the earlier of the termination of the Combination Agreement or the holding of the Meeting, (1) an Acquisition Proposal, or the intention to make an Acquisition Proposal with respect to Savary shall have been made to Savary or publicly announced by any Person (other than SEMAFO), and (2) within 12 months after the date of termination of the Combination Agreement or the holding of the Meeting an Acquisition Proposal is consummated, or Savary or one or more of the Savary Subsidiaries, directly or indirectly, in one or more transactions, enters into a definitive contract in respect of an Acquisition Proposal. Subject to certain limitations, either Savary or SEMAFO may also terminate the Combination Agreement if the Amalgamation is not consummated by the Completion Date, which date can be extended in certain circumstances. See “Summary of the Combination Agreement - Termination”.

Dissent Rights

Pursuant to and in accordance with the Amalgamation and the provisions of Section 185 of the OBCA, registered Savary Shareholders have Dissent Rights entitling such Savary Shareholders to be paid the fair value of their Savary Shares if the Amalgamation becomes effective. Dissent Rights are more particularly described in this Circular in the section “Dissenting Shareholders Rights”.

A registered Savary Shareholder who wishes to exercise Dissent Rights must (i) send to Savary a written notice (the “Dissent Notice”), which Dissent Notice must be received by Savary at c/o Dentons Canada LLP, 77 King Street West, Suite 400, Toronto-Dominion Centre, Toronto, Ontario M5K 0A1, Attention: Alex Farcas, by 5:00 p.m. (Toronto time) on April 23, 2019 or prior to the second last Business Day preceding the Meeting or adjournment thereof; or (ii) provide a Dissent Notice to the Chair of the Meeting at the Meeting. Failure to strictly comply with the requirements set forth in Section 185 of the OBCA may result in the loss of Dissent Rights. Anyone who is a beneficial owner of Savary Shares registered in the name of an Intermediary and who wishes to exercise Dissent Rights should be aware that only registered Savary Shareholders are entitled to exercise Dissent Rights. Accordingly, a non-registered Savary Shareholder who desires to exercise Dissent Rights must make arrangements for the Savary Shares beneficially owned by such Savary Shareholder to be registered in the name of such Savary Shareholder prior to the time the Dissent Notice is required to be received by Savary or, alternatively, make arrangements for the registered Savary Shareholder of such Savary Shares to exercise Dissent Rights on behalf of such Savary Shareholder. A Savary Shareholder wishing to exercise Dissent Rights may only exercise such rights with respect to all Savary Shares registered in the name of such Savary Shareholder. A failure to follow the required procedures and properly exercise Dissent Rights will result in the loss of such rights.

Certain Income Tax Consequences of the Amalgamation for Savary Shareholders

Canada

This Circular contains a summary of the principal Canadian federal income tax considerations applicable to certain Savary Shareholders in respect of the proposed Amalgamation.

See “Certain Canadian Federal Income Tax Considerations to Savary Shareholders”.

Other Countries

This Circular does not contain a summary of the non-Canadian income tax considerations of the Amalgamation for Savary Shareholders who are subject to income tax outside of Canada. Such Shareholders are strongly advised to consult their own tax advisors for advice with respect to their own particular circumstances, including the tax implications of the Amalgamation and any associated filing requirements in such jurisdiction.

Letter of Transmittal, Procedure for Exchange of Certificates by Savary Shareholders

A Letter of Transmittal has been mailed, together with this Circular, to each registered Savary Shareholder on the Record Date. Each registered Savary Shareholder, other than SEMAFO, must forward a properly completed and signed Letter of Transmittal, with accompanying Savary Share certificate(s) to obtain the Amalgamation Consideration that such registered Savary Shareholder is entitled to receive under the Amalgamation. Savary Shareholders whose Savary Shares are registered in the name of an Intermediary should contact that Intermediary for instructions and assistance in delivering share certificates representing those Savary Shares.

It is recommended that Savary Shareholders complete, sign and return the Letter of Transmittal with accompanying Savary Share certificate(s), if any, to TSX Trust Company, in its capacity as Depositary, as soon as possible, and in accordance with the procedures set out in the Letter of Transmittal. The Letter of Transmittal is also available on SEDAR under Savary’s issuer profile at www.sedar.com.

Any Letter of Transmittal, once deposited with the Depositary, will be irrevocable and may not be withdrawn by a Savary Shareholder except that all Letters of Transmittal will be automatically revoked if the Depositary is notified in writing by Savary and SEMAFO that the Combination Agreement has been terminated. If a Letter of Transmittal is automatically revoked, the certificate(s) for the Savary Shares received with the Letter of Transmittal will be promptly returned to the Savary Shareholder submitting same to the address specified in the Letter of Transmittal.

See “The Amalgamation - Letter of Transmittal, Procedure for Exchange of Certificates by Savary Shareholders”.

Stock Exchange Listing and Reporting Issuer Status

If the Amalgamation is completed, it is expected that the Savary Shares will be delisted from the TSXV. SEMAFO also intends that following the completion of the Amalgamation, Amalco will cease to be a reporting issuer under the Securities Laws of each of the provinces and territories under which it is currently a reporting issuer.

See “Certain Securities Laws Matters – Stock Exchange Listing and Reporting Issuer Status”.

Interests of Certain Persons in the Amalgamation

In considering the recommendations of the Savary Board with respect to the Amalgamation, Savary Shareholders should be aware that directors and executive officers of Savary have certain interests in connection with the Amalgamation that may be in addition to, or separate from, those of Savary Shareholders generally in connection with the Amalgamation. The Savary Board is aware of these interests and considered them along with other matters described herein.

See “The Amalgamation - Interest of Certain Persons in the Amalgamation”.

Risk Factors

Savary Shareholders should carefully consider the risk factors relating to the Amalgamation. Some of these risks include, but are not limited to: (i) completion of the Amalgamation is subject to several conditions that must be satisfied or waived; (ii) failure to complete the Amalgamation could negatively impact the market price of the Savary Shares; (iii) the Combination Agreement may be terminated in certain circumstances; (iv) Savary may be required to pay the Termination Fee in certain circumstances; and (v) the Exchange Ratio is fixed and will not be adjusted. See “Risk Factors Relating to the Amalgamation”.

Additional risks and uncertainties, including those currently unknown or considered immaterial by Savary, may also adversely affect the SEMAFO Shares, and the business of SEMAFO following the Amalgamation. In addition to the risk factors relating to the Amalgamation set out in this Circular, Savary Shareholders should also carefully consider the risk factors associated with the business of SEMAFO included in this Circular. See “Information Concerning SEMAFO – Risk Factors Relating to SEMAFO”. For a description of risk factors for SEMAFO, readers are referred to SEMAFO’s continuous disclosure documents available on SEDAR at www.sedar.com and on SEMAFO’s website at www.semafo.com.

INFORMATION CONCERNING THE MEETING

Date, Time and Place of Meeting

The Meeting will be held at 10:00 a.m. (Toronto time) on April 25, 2019 at the Toronto offices of Dentons Canada LLP, 77 King Street West, Suite 400, Toronto-Dominion Centre, Toronto, Ontario M5K 0A1.

General

This Circular is furnished in connection with the solicitation of proxies by the management of Savary for use at the Meeting of Savary Shareholders at the place and for the purposes set out in the Notice of Meeting accompanying this Circular. The costs of this solicitation are being borne by Savary. As a Savary Shareholder, you are cordially invited to be present at the Meeting. To ensure that you will be represented at the Meeting in the event that you are a registered Savary Shareholder and unable to attend personally, you are requested to date, complete and sign the accompanying instrument of proxy enclosed herewith and return the same to Savary Gold Corp., c/o TSX Trust Company, 301 – 100 Adelaide Street West, Toronto, Ontario, M5H 4H1 or by fax at (416) 595-9593 or online at www.voteproxyonline.com no later than forty-eight (48) hours (excluding Saturdays, Sundays and statutory holidays) prior to the commencement of the Meeting or any adjournment thereof. If you require assistance completing your proxy please call the Transfer Agent at 1-866-393-4891 in North America or 416-342-1091, Local or International. If you are not a registered Savary Shareholder and receive these materials through your broker or through another intermediary, please complete and return the instrument of proxy in accordance with the instructions provided therein. See “Information Concerning the Meeting - Advice to Beneficial Holders of Savary Shares”.

Purpose of the Meeting

At the Meeting, Savary Shareholders will be asked to consider, and if thought appropriate, to pass, the Amalgamation Resolution. If the Amalgamation is completed, Savary Shareholders will receive the Amalgamation Consideration.

The Amalgamation is the result of negotiations of the transaction with SEMAFO which were supervised by the Special Committee once it was formed. The Special Committee received the Fairness Opinion and has, after receiving technical, legal and financial advice, unanimously recommended that the Savary Board approve the Amalgamation and that it recommend that Savary Shareholders vote in favour of the Amalgamation Resolution. See “The Amalgamation – Background to the Amalgamation” and “The Amalgamation – Recommendations of the Special Committee”.

After receiving the Fairness Opinion and considering the recommendations of the Special Committee, the Savary Board has unanimously determined that the Amalgamation is in the best interests of Savary and has, based upon, among other things, consultation with its advisors, unanimously determined that the Amalgamation is fair, from a financial point of view, to Savary Shareholders, other than SEMAFO and its affiliates. Accordingly, the Savary Board has unanimously approved the Amalgamation and unanimously recommends that Savary Shareholders vote FOR the Amalgamation Resolution. See “The Amalgamation - Recommendation of the Savary Board”.

Solicitation and Appointment of Proxies

The individuals named in the accompanying form of proxy are officers and/or directors of Savary. A Savary Shareholder wishing to appoint some other person (who need not be a Savary Shareholder) to represent such Savary Shareholder at the Meeting has the right to do so, either by inserting such person’s name in the blank space provided in the form of proxy and striking out the names designated as appointees in the proxy form or by completing another form of proxy. Such Savary Shareholders should notify the nominee of the appointment, obtain the nominee’s consent to act as proxy and instruct the nominee on how the Savary Shareholder’s securities are to be voted. In any case, the form of proxy should be dated and executed by the Savary Shareholder or the Savary Shareholder’s attorney authorized in writing or, if the Savary Shareholder is a corporation, under its corporpate seal, or by an officer or attorney thereof duly authorized. If you require any assistance in completing your proxy, please call the Transfer Agent at 1-866-393-4891 in North America or 416-342-1091, Local or International.

Revocation of Proxies

In addition to revocation in any other manner permitted by law, a Savary Shareholder who has given a proxy may revoke it at any time before it is exercised, by instrument in writing executed by the Savary Shareholder or by the Savary Shareholder’s attorney authorized in writing and deposited either at the registered office of Savary at any time up to and including the last business day preceding the day of the Meeting, or any adjournment thereof, at which the proxy is to be used, or with the Chairman of the Meeting on the day of the Meeting or any adjournment thereof.

Voting of Proxies

The persons named in the enclosed form of proxy have indicated their willingness to represent, as proxyholders, the Savary Shareholders who appoint them. Each Savary Shareholder may instruct its proxyholder how to vote the Savary Shareholder’s securities by completing the blanks in the form of proxy.

Savary Shares represented by properly executed proxy forms in favour of the persons designated in the enclosed proxy form will be voted or withheld from voting on any poll in accordance with the instructions made on the proxy forms and, if a Savary Shareholder specifies a choice as to any matters to be acted on, such Savary Shareholder’s securities shall be voted accordingly. In the absence of such instructions, such shares will be voted FOR all matters identified in the Notice of Meeting accompanying this Circular.

The enclosed form of proxy confers discretionary authority upon the persons named therein with respect to amendments and variations to matters identified in the Notice of Meeting and with respect to any other matters which may properly come before the Meeting. At the time of printing this Circular, the management of Savary was not aware of any such amendments, variations or other matters to come before the Meeting.

Voting Shares and Principal Holders Thereof

The authorized share capital of Savary consists of an unlimited number of Savary Shares. As of the close of business on the Record Date there were 256,777,617 Savary Shares issued and outstanding. Savary Shareholders are entitled to one vote for each Savary Share held on all matters to be considered and acted upon at the Meeting or any adjournment thereof. A quorum for the transaction of business at the Meeting will be present if there are not less than two persons present at the Meeting holding or representing by proxy not less than 5% of the Savary Shares entitled to be voted at the Meeting. In addition, as of the close of business on the Record Date an aggregate of 9,630,000 Savary Shares are issuable upon the exercise of the Savary Options and an aggregate of 16,900,000 Savary Shares are issuable upon the exercise of the Savary Warrants.

Savary has set the close of business on March 25, 2019, as the Record Date. Savary will prepare a list of Savary Shareholders of record at such time. Savary Shareholders named on that list will be entitled to vote the Savary Shares then registered in their name at the Meeting.

To the knowledge of the directors and executive officers of Savary, as at the date hereof, no person or company beneficially owned or controlled or directed, directly or indirectly, voting securities of Savary carrying more than 10% of the voting rights attached to any class of voting securities of Savary other than as set forth below:

Name	Number of Savary Shares	Percent of Issued and Outstanding
SEMAFO	39,533,333[1]	15.40%
Mr. Ross Beaty	31,636,000	12.32%
Mr. Kevin Reid	33,800,000[2]	13.16%

Notes:

1.	In addition, SEMAFO owns an aggregate of 3,100,000 Savary Warrants, each exercisable to acquire one Savary Share at an exercise price of $0.05 until December 31, 2021.
2.

An aggregate of 30,200,000 Savary Shares are held by CTK Trading Inc., a company controlled by Mr. Reid. In addition, Mr. Reid beneficially owns or exercises direction or control over an aggregate of 16,900,000 Savary Warrants, 15,100,000 of which are held by CTK Trading Inc. Each Savary Warrant is exercisable to acquire one Savary Share at an exercise price of $0.05 until December 31, 2021.

Votes Required

The Amalgamation Resolution must be passed by at least two-thirds (66 2⁄3%) of the votes cast by the Savary Shareholders present in person or represented by proxy at the Meeting and entitled to vote. In accordance with MI 61-101, Savary will also be required to receive “minority approval” (as defined in MI 61-101) of the Amalgamation Resolution, meaning the approval of a simple majority of Savary Shareholders, excluding SEMAFO and any other persons required to be excluded from such vote in accordance with MI 61-101. See “Certain Securities Laws Matters – Canadian Securities Laws Matters – MI 61-101”.

Advice to Beneficial Holders of Savary Shares

The information set forth in this section is of significant importance to many investors in Savary Shares who do not own shares in their own name. Savary Shareholders who do not hold their Savary Shares in their own name (referred to in this Circular as “Beneficial Savary Shareholders”) should note that only proxies deposited by Savary Shareholders whose names appear on the records of Savary as the registered holders of Savary Shares can be recognized and acted upon at the Meeting. If Savary Shares are listed in an account statement provided to a Savary Shareholder by a broker, then in almost all cases those Savary Shares will not be registered in the Savary Shareholder’s name on the records of Savary. Such Savary Shares will more likely be registered under the names of an Intermediary. In Canada, the vast majority of such shares are registered under the name of CDS & Co. (the registration name for CDS Clearing and Depository Services Inc., which acts as nominee for many Canadian brokerage firms). Savary Shares held by Intermediaries can only be voted (for or against resolutions) upon the instructions of the Beneficial Savary Shareholder. Without specific instructions, Intermediaries are prohibited from voting shares for their clients. Therefore, Beneficial Savary Shareholders should ensure that instructions respecting the voting of their Savary Shares are communicated to the appropriate persons.

Applicable regulatory policy requires Intermediaries to seek voting instructions from Beneficial Savary Shareholders in advance of shareholders meetings. Every Intermediary has its own mailing procedures and provides its own return instructions to clients, which should be carefully followed by Beneficial Savary Shareholders in order to ensure that their Savary Shares are voted at the Meeting. The form of proxy supplied to a Beneficial Savary Shareholder by its Intermediary is similar to the form of proxy provided to Registered Savary Shareholders by Savary. However, its purpose is limited to instructing the Registered Savary Shareholder (the Intermediary) how to vote on behalf of the Beneficial Savary Shareholder. The majority of Intermediaries now delegate responsibility for obtaining instructions from clients to Broadridge. Broadridge typically provides a scannable voting request form or applies a special sticker to the proxy forms, mails those forms to beneficial shareholders and asks the beneficial shareholders to return the voting request forms or proxy forms to Broadridge. Often beneficial shareholders are alternatively provided with a toll-free telephone number to vote their shares or website address where shares can be voted. Broadridge then tabulates the results of all instructions received and provides appropriate instructions respecting voting of shares to be represented at the Meeting. A Beneficial Savary Shareholder receiving a Broadridge proxy cannot use that proxy to vote Savary Shares directly at the Meeting. The Broadridge proxy must be returned to Broadridge well in advance of the Meeting in order to have the Savary Shares voted. Accordingly, it is strongly suggested that Beneficial Savary Shareholders return their completed instructions or proxies as directed by Broadridge well in advance of the Meeting.

This Circular and accompanying materials are being sent to both registered Savary Shareholders and Beneficial Savary Shareholders. Savary does not send proxy-related materials directly to Beneficial Savary Shareholders and is not relying on the notice-and-access provisions of securities laws for delivery to either registered or Beneficial Savary Shareholders. Savary will deliver proxy-related materials to Intermediaries and they will be asked to promptly forward them to Beneficial Savary Shareholders. If you are a Beneficial Savary Shareholder your nominee should send you a voting instruction form or proxy form along with this Circular. Savary has elected to pay for the delivery of our proxy-related materials to objecting Beneficial Savary Shareholders.

Although a Beneficial Savary Shareholder may not be recognized directly at the Meeting for the purposes of voting Savary Shares registered in the name of the Beneficial Savary Shareholder’s Intermediary, a Beneficial Savary Shareholder may attend the Meeting as proxyholder for the Registered Savary Shareholder and vote the Savary Shares in that capacity. Beneficial Savary Shareholders who wish to attend at the Meeting and indirectly vote their Savary Shares as proxyholder for the registered Savary Shareholder should enter their own names in the blank space on the instrument of proxy provided to them and return the same to their Intermediary in accordance with the instructions provided by such Intermediary, well in advance of the Meeting.

If you have any questions respecting the voting of Savary Shares held through an Intermediary, please contact that Intermediary for assistance.

Voting by Internet

Savary Shareholders may use the internet site at www.voteproxyonline.com to transmit their voting instructions. Savary Shareholders should have the Instrument of Proxy in hand when they access the web site voting. Savary Shareholders will be prompted to enter their Control Number, which is located on the Instrument of Proxy. If Savary Shareholders vote by internet, their vote must be received not later than 10:00 a.m. (Toronto time) on April 23, 2019 or 48 hours prior to the time of any adjournment of the Meeting. The website may be used to appoint a proxy holder to attend and vote on a Savary Shareholder’s behalf at the Meeting and to convey a Savary Shareholder’s voting instructions. Please note that if a Savary Shareholder appoints a proxy holder and submits their voting instructions and subsequently wishes to change their appointment, a Savary Shareholder may resubmit their proxy and/or voting direction, prior to the deadline noted above. When resubmitting a proxy, the most recently submitted proxy will be recognized as the only valid one, and all previous proxies submitted will be disregarded and considered as revoked, provided that the last proxy is submitted by the deadline noted above.

Depositary

The Transfer Agent will act as the Depositary for the receipt of certificates representing the Savary Shares and Letters of Transmittal deposited pursuant to the Amalgamation. The Depositary will receive reasonable and customary compensation for its services in connection with the Amalgamation, will be reimbursed for certain out-of-pocket expenses and will be indemnified by Savary against certain liabilities under Applicable Securities Laws and expenses in connection therewith.

No fee or commission is payable by a Savary Shareholder who transmits its Savary Shares directly to the Depositary. Except as set forth above or elsewhere in this Circular, Savary will not pay any fees or commissions to any broker or dealer or any person for soliciting deposits of Savary Shares pursuant to the Amalgamation.

See also “Information for United States Savary Shareholders”.

Other Business

As at the date hereof, the management of Savary does not intend to present and does not have any reason to believe that others will present any item of business other than those set forth in this Circular at the Meeting. However, if any other business is properly presented at the Meeting or any adjournment or postponement thereof, and may properly be considered and acted upon, proxies will be voted by those named in the applicable form of proxy in their sole discretion, including with respect to any amendments or variations to the matters identified in this Circular, to the extent permitted by law.

THE AMALGAMATION

Overview

The Amalgamation will be effected pursuant to the terms of the Combination Agreement which provides for, among other things, SEMAFO’s acquisition of all of the issued and outstanding Savary Shares, not already owned by SEMAFO, by way of a three-cornered amalgamation under Section 174 of the OBCA. Pursuant to the Combination Agreement and the Amalgamation Agreement, on the Effective Date, each Savary Shareholder (other than Dissenting Shareholders) will receive, in exchange for each Savary Share held, the Amalgamation Consideration.

Background to the Amalgamation

The execution of the Combination Agreement on March 11, 2019 resulted from extensive arm’s length negotiations among representatives of Savary on the one hand, and SEMAFO on the other, and their respective financial and legal advisors and representatives. The following is a summary of the material interactions and events that preceded the execution and public announcement of the Combination Agreement.

The Savary Board regularly evaluates the strategic direction of Savary, and in particular in recent years has considered the future direction and strategic alternatives available to Savary in light of relevant factors including, without limitation, its size, growth, access to capital, ability to expand its portfolio of assets and ability to fund its short term and long term exploration and development objectives.

In particular, during the past five years, Savary maintained and developed relationships with most active exploration and mining companies conducting exploration activities in West Africa. Through these relationships, several confidentiality agreements were signed that allowed third parties to review the Karankasso Project data. In addition, Savary engaged in discussions with at least five parties regarding potential strategic transactions. After consideration of the specific terms thereof, the Savary Board and management decided that such transactions would not be in the best interest of Savary and, accordingly, all such discussions did not advance past the preliminary stages.

During this period, Savary approached SEMAFO regarding the acquisition by Savary of SEMAFO’s interest in the Dynikongolo concession, which hosts the Bantou Deposit and is adjacent to Savary’s properties, and which Savary believed had potential to define a high-grade mineral resource. After various discussions, SEMAFO advised Savary in September 2017 that it would retain its interest in the Dynikongolo concession.

In January 2018, SEMAFO and Savary met to discuss certain strategic alternatives. Following various discussions, on February 28, 2018, SEMAFO acquired 33,333,333 Savary Shares pursuant to a non-brokered private placement at a price of $0.06 per Savary Share for aggregate gross proceeds of approximately $2,000,000. Upon completion of such private placement, SEMAFO held approximately 15.5% of the then issued and outstanding Savary Shares. Pursuant to the subscription agreement between Savary and SEMAFO, SEMAFO was granted the right to appoint a director to the Savary Board for so long as SEMAFO continued to hold not less than 10% of the issued and outstanding Savary Shares on a non-diluted basis. SEMAFO elected not to exercise this right.

On December 31, 2018, Savary completed a non-brokered private placement of 40,000,000 units (each a “Unit”) at a price of $0.05 per Unit for aggregate gross proceeds of $2,000,000. Each Unit was comprised of one Savary Share and one-half of one common share purchase warrant, with each warrant exercisable to acquire one Savary Share at an exercise price of $0.05. SEMAFO acquired an aggregate of 6,200,000 Units under the financing to maintain its interest in the Savary Shares.

In January 2019, SEMAFO approached Savary regarding a potential business combination transaction.

On January 18, 2019, the Savary Board was asked to consider a potential takeover approach by SEMAFO to acquire Savary. During this meeting, Savary management provided the Savary Board with updates on the status of discussions with other potentially interested parties, potential financial advisors and potential legal support. Based on the information that was provided, the Savary Board provided Savary management with a mandate to advance discussions with SEMAFO and to request bids for financial and legal support.

On January 22, 2019, SEMAFO circulated a non-binding indicative letter of interest (the “Initial IOI”) to the Savary Board setting out certain proposed terms and principles of a transaction involving the acquisition of all of the issued and outstanding Savary Shares by SEMAFO in exchange for the issuance of SEMAFO Shares to the Savary Shareholders.

On January 24, 2019, SEMAFO and Savary executed the Confidentiality Agreement, allowing SEMAFO to conduct corporate due diligence on Savary as well as Savary to conduct customary due diligence on SEMAFO. Following such date, each Party carried out its customary due diligence process on the other Party, including a review of documentation made available by each party in a virtual data room maintained by such Party (which did not include restricted technical data regarding the Karankasso Project).

On January 25, 2019, the Savary Board constituted the Special Committee. The Special Committee was tasked with the responsibility for, among other things, considering strategic alternatives, including, without limitation, a potential transaction with SEMAFO, and to report and make recommendations to the Savary Board with respect to possible transactions and alternatives.

From January 25, 2019 to February 5, 2019, Savary and SEMAFO representatives held various discussions regarding the Initial IOI, under the supervision of the Special Committee.

On February 1, 2019, the Special Committee met with Savary management to receive a complete update on the status of the discussions with SEMAFO as well as the ongoing process to retain external financial and legal advisors.

On February 5, 2019, the Special Committee met by conference call to discuss a possible transaction and to receive presentations from prospective financial advisors. Dentons Canada LLP, external counsel to Savary, attended the conference call to answer various questions from the Special Committee with respect to process and the duties and obligations of the Savary directors. Following the conclusion of such meeting, the Special Committee formally retained the Financial Advisor to advise the Special Committee and the Savary Board on the potential transaction with SEMAFO, including to provide the Fairness Opinion.

Later in the day on February 5, 2019, SEMAFO circulated an updated non-binding letter of intent, setting out the updated terms and conditions of the proposed transaction, including the indicative Exchange Ratio. From February 5, 2019 to February 7, 2019, Savary management, with oversight from the Special Committee, negotiated the specific terms of the Letter of Intent. This led to the inclusion in the Letter of Intent, of a provision providing that SEMAFO agrees to pay Savary a termination fee of $400,000 in the event that SEMAFO decides not to proceed with the proposed transaction (the “Reverse Break Fee”).

During the afternoon of February 7, 2019, the Special Committee met by conference call to discuss updated terms of the Letter of Intent (which included the Reverse Break Fee) and to receive the preliminary view of the Financial Advisor with respect to the Exchange Ratio and the other terms and conditions of the Letter of Intent. The Financial Advisor provided a detailed presentation regarding the financial terms of the proposed transaction. After consideration of various factors, including due discussion and analysis following a thorough review of the terms and conditions of the Letter of Intent, the Special Committee determined to recommend to the Savary Board that it move forward with executing the Letter of Intent and announcing the proposed transaction.

Following formal ratification by the Savary Board, SEMAFO and Savary executed the Letter of Intent and issued a joint press release on February 11, 2019 announcing the proposed transaction.

From February 11, 2019 to February 28, 2019, while continuing their due diligence process, the Parties discussed and considered different structures for the proposed transaction in consultation with their respective advisors. Following such consultations, the Parties determined to structure the proposed transaction as a three-cornered amalgamation between Savary, SEMAFO and Subco.

On February 28, 2019, SEMAFO circulated a draft of the Combination Agreement and certain other ancillary agreements.

From February 28, 2019 to March 8, 2019, Savary, with general oversight and input from the Special Committee, and SEMAFO negotiated the Combination Agreement, the Savary Lock-up Agreements and the form of the Amalgamation Agreement.

A meeting of the Special Committee was convened on March 8, 2019 to consider the Combination Agreement and related matters. The Special Committee members were joined by external legal counsel, Dentons Canada LLP, the Financial Advisor and, for a portion of the meeting, members of management. During the course of the Special Committee meeting, representatives of Dentons Canada LLP provided an overview of the specific terms and conditions of the various definitive agreements and answered questions from the Special Committee. Representatives of Dentons Canada LLP, together with management of Savary, also provided an overview of the due diligence process undertaken in respect of SEMAFO, including with respect to legal, financial, operational and technical matters. Thereafter, the Financial Advisor presented an analysis of the Amalgamation. The Special Committee received the verbal fairness opinion of the Financial Advisor (which was subsequently confirmed by the delivery of the written Fairness Opinion), to the effect that, subject to the assumptions, limitations and qualifications contained therein, the Amalgamation Consideration to be received by the Savary Shareholders pursuant to the Amalgamation is fair, from a financial point of view, to the Savary Shareholders, other than SEMAFO and its affiliates. See “The Amalgamation - Fairness Opinion”.

In particular, the Special Committee considered the alternative of maintaining the status quo and not undertaking a transaction with SEMAFO, taking into account Savary’s current financial position and projected ability to finance the development of its projects, and the potential benefits that the Amalgamation would provide Savary and the Savary Shareholders over the long-term, including the fact that SEMAFO has resources available to advance the Savary Properties and the opportunity of the Savary Shares, Savary Options and Savary Warrants to participate in SEMAFO, including its other projects. After duly considering the financial aspects and other considerations relating to the Amalgamation (including those discussed immediately above), the potential impact on the Savary Shareholders and other Savary stakeholders, legal and financial advice, and other matters considered relevant, including without limitation, matters relating to related party transactions and any existing or potential conflicts of interest, the Special Committee unanimously determined that the Amalgamation is in the best interests of Savary and unanimously recommended that the Savary Board approve the Amalgamation subject to finalizing the Combination Agreement and other ancillary documents.

Following conclusion of the Special Committee meeting, a meeting of the full Savary Board was convened. The Savary Board received the recommendation of the Special Committee (including the verbal fairness opinion of the Financial Advisor, which was subsequently confirmed by the delivery of the written Fairness Opinion) and considered, among other things, advice from its legal counsel with respect to its fiduciary duties, the impact of the Amalgamation on the Savary Shareholders and other stakeholders, legal and financial advice and other matters considered relevant. After consideration, the Savary Board indicated its support of the Amalgamation, subject to reviewing the final versions of the Combination Agreement and the other ancillary documents.

Following the meetings of the Special Committee and the Savary Board, the Combination Agreement and other ancillary documents (including the form of Amalgamation Agreement) were finalized by the Parties. On March 10, 2019, after review of the final version of the Combination Agreement and other ancillary documents, and after full consideration of the Fairness Opinion and the recommendations of the Special Committee, the Savary Board unanimously determined that the Amalgamation is in the best interests of Savary and that the Amalgamation is fair, from a financial point of view, to Savary Shareholders, other than SEMAFO and its affiliates. Accordingly, the Savary Board unanimously resolved to approve the Amalgamation and to recommend that Savary Shareholders vote for the Amalgamation Resolution. Mr. Listrotto declared his conflict of interest and recused himself from voting on these matters.

SEMAFO and Savary executed the Combination Agreement effective March 11, 2019. All of the directors and officers of Savary, and certain Savary Shareholders, delivered executed Savary Lock-up Agreements to SEMAFO on or prior to March 11, 2019. A joint press release announcing the execution of the definitive Combination Agreement was issued on the morning of March 11, 2019.

On March 26, 2019, the Savary Board approved this Circular and certain other procedural matters related thereto and to the Amalgamation.

Reasons for the Amalgamation

In unanimously determining that the Amalgamation Consideration to be received by the Savary Shareholders is fair, from a financial point of view, to the Savary Shareholders, other than SEMAFO and its affiliates, and that the Amalgamation is in the best interests of Savary, the Special Committee and the Savary Board considered and relied upon a number of factors, including the following:

●

The Amalgamation Consideration values Savary at $0.10 per Savary Share, which represents a 100% premium for Savary Shareholders to the price of the Savary Shares on February 8, 2019, the last trading day prior to the announcement of the Letter of Intent.

●

The Amalgamation is the preferred transaction available to Savary and the Savary Shareholders after undertaking a robust process to consider various strategic alternatives, which included, among other things, contacting various interested parties, consultations with financial, legal and other advisors, as well as discussions with third parties and the consideration of other strategic alternatives.

●

Under the terms of the Combination Agreement, the Savary Board retains the ability to consider and respond to Superior Proposals prior to completion of the Amalgamation on the specific terms and conditions set forth in the Combination Agreement and subject to, if applicable, the payment of a Termination Fee to SEMAFO.

●

The Special Committee and the Savary Board received the Fairness Opinion to the effect that, as of March 11, 2019, and based upon and subject to the assumptions, limitations and qualifications contained therein, the Amalgamation Consideration to be received by the Savary Shareholders pursuant to the Amalgamation is fair, from a financial point of view, to the Savary Shareholders, other than SEMAFO and its affiliates.

●

The Amalgamation results in the creation of a combined district-scale 1,250 km2 land package in Burkina Faso giving rise to various strategic and operational synergies that is expected to lead to value maximization, including the combined properties’ district-scale exploration upside potential. SEMAFO has the in-house capabilities and financial resources to advance the combined district-scale 1,250 km2 land package.

●

The Savary Shareholders will continue to participate in any value increases associated with Savary’s projects through their ownership of SEMAFO Shares and will benefit from diversified ownership in SEMAFO’s high-quality portfolio of assets.

●	The Amalgamation will provide Savary Shareholders with access to greater liquidity as a result of SEMAFO’s significantly higher average daily trading volumes and broadened shareholder base.

●

Holders of Savary Options and Savary Warrants will have the opportunity to participate in SEMAFO through the exercise of their Savary Options and Savary Warrants into SEMAFO Shares in accordance with their terms.

●

All of the directors and officers of Savary and certain Savary Shareholders, who collectively beneficially own or exercise control or direction over an aggregate of 29.4% of the Savary Shares, have entered into Savary Lock-Up Agreements with SEMAFO pursuant to which they have agreed, on the terms and conditions specified therein, to vote their Savary Shares in favour of the Amalgamation Resolution.

In addition to the foregoing, the Special Committee and the Savary Board also considered the following factors in reaching its conclusions:

●

The Amalgamation Resolution must be approved by at least two-thirds (66 2⁄3%) of the votes cast by the Savary Shareholders present in person or represented by proxy at the Meeting and entitled to vote thereat, and by not less than a simple majority of the votes cast by the Savary Shareholders present in person or represented by proxy at the Meeting (excluding the votes cast by such Shareholders that are required to be excluded pursuant to MI 61-101). Accordingly, Savary Shareholders have an opportunity to vote on the Amalgamation.

●

The terms and conditions of the Combination Agreement, including the fact that covenants of Savary and the conditions to completion of the Amalgamation in favour of SEMAFO are, in the judgment of the Savary Board, after consultation with its legal and financial advisors, reasonable and achievable within the proposed timeframe to closing.

●	The obligations of SEMAFO to complete the Amalgamation are subject to a limited number of conditions.

●

The conclusion by the Special Committee and the Savary Board that the Amalgamation is likely to be completed in accordance with its terms and within a reasonable time, with closing of the Amalgamation currently expected at the end of April 2019.

●

Registered Savary Shareholders may, upon compliance with certain conditions and in certain circumstances, exercise Dissent Rights and, if ultimately successful, receive fair value for their Savary Shares as determined by the court.

●

The Termination Fee is only payable by Savary to SEMAFO if the Amalgamation is not completed under certain circumstances, and is otherwise appropriate in the circumstances as an inducement for SEMAFO to enter into the Combination Agreement. In the view of the Special Committee and the Savary Board, the Termination Fee would not preclude a third party from making a Superior Proposal.

The Special Committee and the Savary Board also considered various risks and other potential negative factors relating to the Amalgamation, including:

●	The conditions precedent to the obligations of SEMAFO to complete the Amalgamation and the rights of SEMAFO to terminate the Combination Agreement in certain circumstances.

●

There are risks to Savary if the Amalgamation is not completed, including the costs incurred in proceeding towards completion of the Amalgamation, the diversion of management’s attention away from the conduct of Savary’s business, and the potential impact on Savary’s current business relationships (including with future and prospective employees, suppliers and partners) and financial position.

●

The limitations contained in the Combination Agreement on Savary’s ability to solicit additional interest from third parties, as well as the fact that if the Combination Agreement is terminated in certain circumstances, Savary may also be required to pay the Termination Fee.

●

The manner in which the conflict of interest declared by Mr. Paolo Listrotto, a director of Savary, with respect to engagement of the Financial Advisor to provide a Fairness Opinion may impact the perception of independence of the Financial Advisor (including a consideration of the process adopted by the Special Committee and the Financial Advisor to mitigate the potential impact of such conflict of interest).

●	The compensation structure for fees payable to the Financial Advisor in connection with the Fairness Opinion.

●

The fact that the Amalgamation will be a “business combination” including as a result of SEMAFO’s existing equity ownership in Savary, and the impact thereof on the Savary Shareholder approval requirements with respect to the Amalgamation Resolution and other procedural matters.

The foregoing discussion of the information and factors considered and given weight by the Special Committee and the Savary Board is not intended to be exhaustive. In reaching the determination to approve the Amalgamation, the Special Committee and the Savary Board did not assign any relative or specific weights to the foregoing factors, and individual directors may have given different weights to different factors.

Fairness Opinion

In deciding to approve the Amalgamation, the Special Committee and the Savary Board considered, among other things, the Fairness Opinion, and the Savary Board also considered the unanimous recommendation of the Special Committee.

Summary of Opinion

The Financial Advisor delivered an opinion to the Savary Board and the Special Committee to the effect that, as at March 11, 2019, subject to the scope of review, analyses, assumptions, limitations, qualifications and other matters set out in such opinion, the Amalgamation Consideration to be received by the Savary Shareholders pursuant to the Amalgamation is fair, from a financial point of view, to the Savary Shareholders (other than SEMAFO and its affiliates). See “The Amalgamation – Background to the Amalgamation”.

The full text of the Fairness Opinion, which sets forth among other things, assumptions made, matters considered, information reviewed and limitations on the review undertaken by the Financial Advisor in connection with the Fairness Opinion, is attached as Appendix C, and qualifies the summary contained under this heading and any reference to the Fairness Opinion in this Circular. The Fairness Opinion was provided solely for the use of the Special Committee and the Savary Board, as applicable, in connection with the evaluation of the Amalgamation Consideration from a financial point of view to be received by the Savary Shareholders pursuant to the Amalgamation. The Fairness Opinion is not intended to be and does not constitute a recommendation as to how Savary Shareholders should vote in respect of the Amalgamation Resolution. The Financial Advisor expresses no view as to, and the Fairness Opinion does not address, any other aspects or implications of the Amalgamation or the underlying business decision of the Savary Board to effect the Amalgamation, the relative merits of the Amalgamation as compared to any alternative business strategies that might exist for Savary or the effect of any other transaction in which Savary might engage.

Engagement of the Financial Advisor

The Financial Advisor was formally engaged by the Savary Board by way of an engagement agreement dated February 5, 2019 (the “Engagement Agreement”) to act as financial advisor in connection with the Amalgamation. Pursuant to the Engagement Agreement, the Savary Board has asked the Financial Advisor to provide an opinion to as to the fairness of the Amalgamation, from a financial point of view, to the Savary Shareholders (other than SEMAFO and its affiliates).

The terms of the Engagement Agreement provide that the Financial Advisor will receive a fee for its services, no portion of which is contingent upon the conclusions reached in the Fairness Opinion, the execution of the Combination Agreement or the closing of the Amalgamation, and will be reimbursed for its reasonable out-of-pocket expenses. In addition, the Financial Advisor will be paid a success fee contingent on the closing of the Amalgamation. Furthermore, Savary has agreed to indemnify the Financial Advisor in certain circumstances, against certain expenses, losses, claims, actions, suits, proceedings, investigations, damages and liabilities which may arise directly or indirectly from services performed by the Financial Advisor in connection with the Financial Advisor’s engagement agreement.

Except as disclosed herein, none of the Financial Advisor, or any of its affiliates or associates is an insider, associate or affiliate (as such terms are defined in the Securities Act) of Savary, SEMAFO, or any of their respective insiders, associates or affiliates, nor has the Financial Advisor acted as a financial advisor to Savary in the last two years, with the exception of its current status as financial advisory in connection with the Amalgamation and as otherwise expressly disclosed herein. Mr. Paolo Lostritto, the President of the Financial Advisor is a director of Savary and personally holds Savary Shares. Mr. Lostritto declared his conflict of interest and was excluded from any discussions relating to the engagement of the Financial Advisor. In light of this conflict of interest, the Financial Advisor instituted all requisite internal measures in accordance with industry standards, applicable regulatory requirements and internal compliance requirements to address such conflict of interest, including erecting an “ethical screen” between Mr. Lostritto and the Financial Advisor deal team.

Credentials of the Financial Advisor

The Financial Advisor is an independent advisory firm with expertise in mining-related mergers and acquisitions. The Fairness Opinion has been approved for release by its managing partners, each of whom is experienced in merger, acquisition, divestiture and valuation matters.

Financial Considerations

In support of its Fairness Opinion, the Financial Advisor performed certain financial analyses with respect to Savary, based on methodologies and assumptions the Financial Advisor considered appropriate, and in particular the Financial Advisor gave consideration to the following methodologies: (i) comparable trading analysis; (ii) precedent transaction analysis; (iii) the historical trading of Savary Shares; and (iv) recent financings of Savary.

The Financial Advisor also considered that the Amalgamation Consideration values Savary at $0.10 per Savary Share, which represents a 100% premium for Savary Shareholders to the price of the Savary Shares on February 8, 2019, the last trading day prior to the announcement of the proposed business combination of Savary and SEMAFO.

Comparable Trading Analysis

The Financial Advisor reviewed public market trading statistics of select companies that were relevant to the stage of development of the key assets of Savary. In particular, the Financial Advisor considered the Enterprise Value per Gold Ounce (“EV/oz”) to be the primary metric on which to apply those trading statistics to the respective assets being valued. An EV/oz multiple was applied to the inferred resources of Savary prepared in accordance with NI 43-101 to calculate an implied price of the Savary Shares in the range of $0.047 to $0.094.

Precedent Transaction Analysis

The Financial Advisor reviewed public acquisitions of select companies that were relevant to the stage of development of the key assets of Savary. In particular, the Financial Advisor considered the premium paid on the trading price of the Savary Shares prior to announcement (“Premium to Close”), the premium paid on the trading price of the Savary Shares relative to Savary’s 20-Day Volume Weighted Average Price (“Premium to 20-Day VWAP”) and the Transaction Value per Gold Ounce (“TV/oz”) to be the primary metrics on which to apply those statistics to the respective assets being valued. A Premium to Close was applied to Savary’s share price prior to announcement to calculate an implied price of the Savary Shares. A Premium to 20-Day VWAP was applied to Savary’s 20-Day VWAP prior to announcement to calculate an implied price of the Savary Shares. A TV/oz multiple was applied to the inferred mineral resources of Savary prepared in accordance with NI 43-101 to calculate an implied price of the Savary Shares. The Financial Advisor calculated an average of the Premium to Close, Premium to 20-Day VWAP and TV/oz implied prices to yield an overall implied price of the Savary Shares in the range of $0.076 to $0.098.

Historical Trading

The Financial Advisor reviewed the closing and volume weighted average prices for the Savary Shares, as well as trading prices of certain comparable companies and relevant indices, for periods ending February 28, 2019, the last trading day prior to the announcement of the proposed business combination of Savary and SEMAFO. Based on the 52-week trading range of Savary, the implied price range was $0.035 to $0.080.

Recent Financing

The Financial Advisor reviewed Savary’s publicly disclosed private placement financing of 40,000,000 Units which closed on December 31, 2018, to determine an implied price of the Savary Shares. The Financial Advisor used the Black-Scholes Model to determine the fair value of the Savary Warrant, which was netted from the price per Unit to determine an underlying value of the Savary Share (“Net Share Price”). The Financial Advisor calculated plus and minus 20 percent of the Net Share Price to determine an implied price of the Savary Shares in the range of $0.035 to $0.053.

Special Committee

A Special Committee comprised of Daniel Nocente (Chair), Craig Pearman and Tom Olesinski, each an independent director of Savary, was established on February 5, 2019 with responsibility for, among other things, considering strategic alternatives, including, without limitation, a potential transaction with SEMAFO, and to report and make recommendations to the Savary Board with respect to possible transactions and alternatives.

Throughout the process leading up to the execution of the Combination Agreement, the Special Committee provided guidance and oversight of the process and negotiations, as well as consulted with, and made recommendations as necessary to, the Savary Board regarding material aspects of the negotiations with SEMAFO.

Recommendation of the Special Committee

Having received the Fairness Opinion and after having undertaken a thorough review of, and carefully considered the financial and other aspects of the Amalgamation, and such other matters as it considered relevant (including information concerning SEMAFO, the Amalgamation, the combined entity and the alternatives available to Savary, including status quo), the Special Committee unanimously determined that the Amalgamation is in the best interests of Savary. Accordingly, the Special Committee unanimously recommended that the Savary Board approve the Amalgamation, enter into the Combination Agreement and recommend that the Savary Shareholders vote FOR the Amalgamation Resolution.

Recommendation of the Savary Board

After considering the Fairness Opinion and the recommendations of the Special Committee, the Savary Board unanimously determined that the Amalgamation is in the best interests of Savary and that the Amalgamation is fair, from a financial point of view, to Savary Shareholders, other than SEMAFO and its affiliates. Accordingly, the Savary Board has unanimously approved the Amalgamation and unanimously recommends that Savary Shareholders vote FOR the Amalgamation Resolution.

RECOMMENDATION TO SAVARY SHAREHOLDERS

The Savary Board UNANIMOUSLY recommends that Savary Shareholders vote FOR the Amalgamation Resolution.

Savary Shareholder Approval of the Amalgamation

At the Meeting, Savary Shareholders will be asked to consider and, if thought appropriate, to pass, with or without variation, the Amalgamation Resolution approving the Amalgamation. The full text of the Amalgamation Resolution is set out in Appendix A to this Circular. The Amalgamation Resolution will require the affirmative vote of at least two-thirds (66 2⁄3%) of the votes cast by the Savary Shareholders who vote in person or by proxy at the Meeting.

In accordance with MI 61-101, Savary will also be required to receive “minority approval” (as defined in MI 61-101) of the Amalgamation Resolution, meaning the approval of a simple majority of Savary Shareholders excluding SEMAFO, and any other persons required to be excluded from such vote in accordance with MI 61-101. See “Certain Securities Laws Matters – Canadian Securities Laws Matters – MI 61-101”.

Savary Lock-Up Agreements

The following is a summary of the material terms of the Savary Lock-up Agreements and is subject to, and qualified in its entirety by, the full text of the Savary Lock-up Agreements, the form of which is available under Savary’s issuer profile on SEDAR at www.sedar.com. Savary Shareholders are urged to review the form of Savary Lock-up Agreement in its entirety.

The Savary Locked-Up Shareholders, who collectively beneficially own or exercise control or direction over an aggregate of approximately 29.4% of the Savary Shares, have entered into the Savary Lock-Up Agreements with SEMAFO whereby they have agreed, on the terms and conditions specified therein, to vote their Savary Shares in favour of the Amalgamation Resolution until the earlier of: (i) the Effective Time; (ii) the date on which the Combination Agreement is terminated in accordance with its terms; or (iii) upon the mutual written consent of SEMAFO and a Savary Locked-Up Shareholder to terminate the applicable Savary Lock-Up Agreement. The covenants of the Savary Locked-Up Shareholders pursuant to the Savary Lock-Up Agreements include, among other things, the obligation:

(a)

to vote or cause to be voted all their respective Savary Shares, and any other securities beneficially owned at the time of voting for the Amalgamation Resolution: (i) in favour of the Amalgamation Resolution and any other matter necessary or advisable for the consummation of the Amalgamation at the Meeting; and (ii) against any proposed action or agreement which could impede, interfere with, delay or otherwise adversely affect the consummation of the Amalgamation;

(b)

if requested by SEMAFO, acting reasonably, to deliver or to cause to be delivered to Savary duly executed proxies or voting information forms instructing the holder thereof to vote in favour of the Amalgamation Resolution;

(c)

except as contemplated by the Combination Agreement not to, directly or indirectly, acquire or seek to acquire Savary Shares or other voting securities of Savary, or sell, option for sale, offer, assign, transfer, dispose of, pledge, hypothecate, alienate, grant a security interest in, encumber or tender to offer, transfer any economic interest (directly or indirectly) or otherwise convey or enter into any forward sale, repurchase agreement or other monetization transaction with respect to any of its Savary Shares or any right or interest therein (legal or equitable) to any Person or agree to do any of the foregoing, other than pursuant to the Amalgamation, provided, however, that nothing in the Savary Lock-Up Agreement shall prohibit the Savary Locked-Up Shareholder from: (i) exercising any options or warrants for Savary securities, as applicable, or (ii) transferring Savary Shares to a corporation, family trust, registered saving retirement plan or other entity directly or indirectly owned or controlled by the Savary Locked-Up Shareholder or under common control with or controlling the Savary Locked-Up Shareholder provided that (A) such transfer shall not relieve or release the Savary Locked-Up Shareholder of or from its obligations under the applicable Savary Lock-Up Agreement, (B) the said transferee agrees in writing with SEMAFO to be bound by the applicable Savary Lock-Up Agreement for the remainder of its term and (C) prompt written notice of such transfer is provided;

(d)

to promptly notify SEMAFO of the amount of any equity securities or other interests of Savary in which such Savary Locked-Up Shareholder acquire beneficial ownership, to the extent permitted to do so, after the date of the respective Savary Lock-Up Agreement. Any such equity interests or other interests will be subject to the terms of the respective Savary Lock-Up Agreement;

(e)

except in their respective capacity as a director and/or officer of Savary, if applicable, to the extent permitted by the Combination Agreement, not to, directly or indirectly, make or participate in or take any action which could impede, interfere with, delay or in any way adversely affect the consummation of the Amalgamation or any other transactions contemplated by the Combination Agreement;

(f)

except in their respective capacity as a director and/or officer of Savary, if applicable, to the extent permitted by the Combination Agreement, not to, directly or indirectly, make or participate in, or take any action that would reasonably be expected to facilitate or result in, an Acquisition Proposal, or engage in any discussion, negotiation or inquiries relating thereto or accept any Acquisition Proposal; and

(g)	not to, directly or indirectly, exercise or cause to be exercised any rights of dissent in connection with the Amalgamation.

Notwithstanding the above covenants, the Savary Locked-Up Shareholders may tender their Savary Shares to a Superior Proposal or vote in favour of a Superior Proposal if and only if: (i) there has occurred a Change in Savary Recommendation; or (ii) the Combination Agreement has been terminated in accordance with its terms.

The Savary Locked-Up Shareholders also provided certain representations to SEMAFO in respect of their ownership of Savary Shares.

Effect of the Amalgamation

If the Amalgamation is Completed

If the Amalgamation is approved by the Savary Shareholders and the other conditions set out in the Combination Agreement are either satisfied or waived, Subco will file the Articles of Amalgamation giving effect to the Amalgamation as soon as possible but, in any event, within five Business Days following the satisfaction or the waiver of all the closing conditions (except for closing conditions that, by their terms, cannot be satisfied until the Effective Date, and as otherwise agreed in writing by Savary and SEMAFO). Under the terms of the Amalgamation Agreement, Savary and Subco will amalgamate to form Amalco. Following the Amalgamation, Savary Shareholders (other than Dissenting Shareholders and SEMAFO) will receive the Amalgamation Consideration, in consideration for their Savary Shares, as described under the heading “The Amalgamation – Amalgamation Mechanics”.

Savary is currently a reporting issuer in British Columbia, Ontario and Alberta and the Savary Shares are currently listed on the TSXV under the symbol “SCA”. As a result of the completion of the Amalgamation, it is expected that the Savary Shares will no longer be listed on the TSXV, and trading of the Savary Shares in the public market will cease. In addition, Amalco will make an application to terminate its status as a reporting issuer under the Applicable Securities Laws of each of the applicable Canadian provinces, and will thereby cease to be required to file continuous disclosure documents with Canadian securities regulatory authorities.

If the Amalgamation is Not Completed

If the Amalgamation is not approved by the Savary Shareholders or if the Amalgamation is not completed for any other reason, the Savary Shareholders will not receive any payment in connection with the Amalgamation. Instead, Savary will remain a public corporation and the Savary Shares will continue to be listed and traded on the TSXV. If the Amalgamation is not completed, it is expected that Savary’s management will operate the business in a manner similar to that in which it is being operated today and that Savary will continue to be subject to the same risks and opportunities that it currently faces. See “Risk Factors Relating to the Amalgamation”.

Accordingly, if the Amalgamation is not consummated, there can be no assurance as to the effect of these risks and opportunities on the future market price or value of the Savary Shares. In such event, the Savary Board will continue to evaluate and review, among other things, the business operations, properties and capitalization of Savary and make such changes as are deemed appropriate.

Amalgamation Mechanics

Amalgamation

Subject to the rights of termination contained in the Combination Agreement, upon Savary Shareholder Approval being obtained and the other conditions in the Combination Agreement being complied with or waived, including the receipt of all necessary Regulatory Approvals, Subco will file with the Director the Articles of Amalgamation and such other documents as may be required in order to effect the Amalgamation. The Certificate of Amalgamation will be issued forthwith upon the Articles of Amalgamation being filed with the Director. The Amalgamation will become effective on the date shown on the Certificate of Amalgamation.

At the Effective Time on the Effective Date, the following will occur and will be deemed to occur:

(a)	Savary and Subco will be amalgamated and will continue as one corporation, being Amalco, pursuant to Section 174 and following of the OBCA on the following terms and conditions:

(i)	the name of Amalco shall be determined by SEMAFO;

(ii)	the registered office of Amalco shall be at a location determined by SEMAFO;

(iii)	there will be no restrictions on the business which Amalco is authorized to carry on or on the powers that Amalco may exercise;

(iv)

the authorized share capital of Amalco will consist of an unlimited number of Amalco Common Shares, without nominal or par value, having the rights, privileges, conditions and restrictions set out in Exhibit I to the Amalgamation Agreement, which agreement is available on SEDAR under Savary’s issuer profile at www.sedar.com;

(v)

the transfer of securities of Amalco will be restricted in that no security holder will be entitled to transfer any such security or securities without either: (i) the approval of the directors of Amalco expressed by a resolution passed by a majority of the directors at a meeting of the board of directors or by an instrument or instruments in writing signed by all of the directors; or (ii) the approval of the holders of at least a majority of the shares of Amalco entitling the holders thereof to vote in all circumstances (other than holders of shares who are entitled to vote separately as a class) for the time being outstanding expressed by a resolution passed at a meeting of the holders of such shares or by an instrument or instruments in writing signed by all of the holders of such shares;

(vi)	the by-laws of Amalco will be the by-laws of Subco in effect prior to the Effective Time on the Effective Date;

(vii)	the board of directors of Amalco will be comprised of a minimum of one and maximum of ten (10) directors which will initially consist of such number of directors named in the Amalgamation Agreement;

(viii)	Savary and Subco will cease to exist as entities separate from Amalco; and

(ix)

Amalco shall possess all the property, rights, privileges and franchises and shall be subject to all liabilities, including civil, criminal and quasi-criminal and all contracts, disabilities and debts of each of Savary and Subco.

Principal Steps of the Amalgamation

At the Effective Time:

(a)

with respect to the Savary Shares outstanding immediately prior to the Effective Time that are held by each Savary Shareholder (other than Savary Shares held by Dissenting Shareholders, if any, and SEMAFO), the Savary Shares held by such Savary Shareholder shall be cancelled and such Savary Shareholder (other than Subco) shall receive, in exchange for each Savary Share held, the Amalgamation Consideration;

(b)	each Savary Share outstanding immediately prior to the Effective Time and then held by Subco shall be cancelled without any repayment of capital in respect thereof;

(c)

all of the Subco Common Shares outstanding immediately prior to the Effective Time shall be converted into fully paid and non-assessable Amalco Shares, on the basis of one issued, fully paid and non-assessable Amalco Share for each issued and outstanding Subco Share;

(d)	with respect to each Savary Share exchanged in accordance with clause (a) above:

(i)	the holder thereof shall cease to be the holder of such Savary Share and the name of such holder shall be removed from the applicable register(s) of Savary;

(ii)	the certificate (if any) representing such Savary Share shall be deemed to have been cancelled as of the Effective Date; and

(iii)

the holder thereof shall be deemed to have executed and delivered all consents, releases, assignments and waivers, statutory or otherwise, required to exchange such securities in accordance with clause (a) above;

(e)

in consideration for SEMAFO issuing the Amalgamation Consideration to effect the Amalgamation, Amalco will issue to SEMAFO one fully-paid and non-assessable Amalco Share for each SEMAFO Share so issued;

(f)

in accordance with the terms of the Savary Stock Option Plan and Savary Options, but subject to TSXV, TSX and other required regulatory authority approval, upon the exercise of any Savary Stock Options after the Effective Time, the holder of any such Savary Stock Option will be entitled to receive, in lieu of the number of Savary Shares to which such holder was theretofore entitled upon such exercise but for the same aggregate consideration payable therefor, that number of SEMAFO Shares that such holder would have been entitled to receive as a result of the Amalgamation, as if such holder had been the registered holder of the number of Savary Shares to which such holder was entitled upon exercise thereof immediately prior to the Effective Time and otherwise on the same terms and conditions as the Savary Stock Option Plan and Savary Options; and

(g)

in accordance with the terms of the Savary Warrants, but subject to TSXV, TSX and any other required regulatory authority approval, upon the exercise of any Savary Warrants after the Effective Time, the holder of any such Savary Warrants will be entitled to receive, in lieu of the number of Savary Shares to which such holder was theretofore entitled upon such exercise, but for the same aggregate consideration payable therefor, that number of SEMAFO Shares that such holder would have been entitled to receive as a result of the Amalgamation, as if such holder had been the registered holder of the number of Savary Shares to which such holder was entitled upon exercise thereof immediately prior to the Effective Time and otherwise on the same terms and conditions as the Savary Warrants.

Notwithstanding the foregoing, Savary Shares which are held by a Dissenting Shareholder shall not be cancelled and exchanged for SEMAFO Shares, as applicable, on the Effective Date. Dissenting Shareholders will be entitled to be paid fair value for their Savary Shares as determined in accordance with the OBCA and their Savary Shares will be cancelled immediately prior to the Effective Date. For greater certainty, if a Savary Shareholder fails to properly exercise its right to make a claim under section 185 of the OBCA or waives its right to make such a claim, or if such Savary Shareholder’s rights as a Savary Shareholder are otherwise reinstated, the Savary Shares held by that Savary Shareholder shall thereupon be deemed cancelled and exchanged for such number of SEMAFO Shares, as is referred to above on the Effective Date.

No fractional SEMAFO Shares will be issued under the Amalgamation, and any resulting fractional SEMAFO Share will be rounded down, to the closest whole number, and no cash payment or other form of consideration will be payable in lieu thereof.

For a complete description of the mechanics of the Amalgamation, please see the Combination Agreement, a copy of which is attached as Appendix D to this Circular, and the Amalgamation Agreement, the form of which is attached as Schedule A to the Combination Agreement.

Letter of Transmittal, Procedure for Exchange of Certificates by Savary Shareholders

Savary Shareholders will be required to return the duly completed Letter of Transmittal in order to receive the Amalgamation Consideration, to which they are entitled under the Amalgamation.

The details of the procedures for the deposit of share certificates representing the Savary Shares and the delivery by the Depositary of the Amalgamation Consideration are set out in the Letter of Transmittal accompanying this Circular. Savary Shareholders who have questions on the Letter of Transmittal should contact the Depositary at 1-866-600-5869 (toll-free in North America) or 1-416-342-1091 (collect calls not accepted) or by email at tmxeinvestorservices@tmx.com. The Letter of Transmittal can also be found on SEDAR under Savary’s issuer profile at www.sedar.com.

SEMAFO will, as soon as practicable following the later of the Effective Date and the presentation and surrender to the Depositary of certificates representing the holder’s Savary Shares and the Letter of Transmittal, duly completed in accordance with the instructions contained therein, and such other documents as the Depositary may in its discretion consider acceptable, deliver or cause the Depositary to deliver to such holder the Amalgamation Consideration which such holder has the right to receive under the terms of the Amalgamation. Certificates representing Savary Shares so surrendered will forthwith be cancelled.

Until surrendered as contemplated under the terms of the Amalgamation, each certificate which immediately prior to the Effective Date represented one or more outstanding Savary Shares will be deemed at all times after the Effective Date to represent only the right to receive, upon such surrender, the Amalgamation Consideration, as described under the heading “The Amalgamation - Amalgamation Mechanics”. Any certificates formerly representing the Savary Shares that are not presented and surrendered to the Depositary as set forth herein, will, subject to the requirements of applicable Law with respect to unclaimed property, cease to represent a right or claim of any kind or nature on the sixth anniversary of the Amalgamation. In such cases, the right of such holder to be issued, under the terms of the Amalgamation, the Amalgamation Consideration, will be cancelled.

If a Savary Share certificate has been lost, stolen or destroyed, the Depositary will, upon the making of an affidavit of that fact by the holder claiming such certificate to be lost, stolen or destroyed, issue in exchange for such lost, stolen or destroyed certificate, the Amalgamation Consideration, which such holder has the right to receive under the terms of the Amalgamation in accordance with such holder’s duly completed Letter of Transmittal. When authorizing such issuance and payment in exchange for the lost, stolen or destroyed certificate, the holder to whom the Amalgamation Consideration is to be issued and paid will, as a condition precedent to the receipt of the Amalgamation Consideration, give a surety bond and indemnity satisfactory to SEMAFO and the Depositary in connection with any claim that may be made against SEMAFO with respect to the certificate alleged to have been lost, stolen or destroyed.

Any use of the mail to transmit a Savary Share certificate, a related Letter of Transmittal, and any other required documents, is at the risk of the Savary Shareholder. If these documents are mailed, it is recommended that registered mail, with (if applicable) return receipt requested, properly insured, be used.

Savary Shareholders whose Savary Shares are registered in the name of an Intermediary should reach out to such Intermediary for instructions and assistance in delivering share certificates representing those Savary Shares.

Interests of Certain Persons in the Amalgamation

Certain directors, officers and other insiders of Savary have interests in the Amalgamation that are different from, or in addition to, the interests of other Savary Shareholders. These interests include those described below. The Special Committee and the Savary Board were aware of these interests and considered them, among other matters, when recommending approval of the Amalgamation. See “The Amalgamation – Background to the Amalgamation” and “The Amalgamation – Reasons for the Amalgamation”.

Change of Control Payments

The Amalgamation constitutes a change of control event, as defined in the consulting agreements between Savary and each of, Don Dudek, the Chief Executive Officer and a director of Savary and Greg Duras, the Chief Financial Officer of Savary. Each of the aforementioned consulting agreements provides that, in the event of a change of control, termination payments will immediately become due (the “Change of Control Payment”). A summary of the Change of Control Payments is set out below:

Director/Executive Officer	Change of Control Payment ($)
Don Dudek
Salary and Quantified Benefits	360,000
Bonus	-
Total	360,000
Greg Duras
Salary and Quantified Benefits	102,000
Bonus	-
Total	102,000
TOTAL	462,000

Special Committee

The Chair of the Special Committee is entitled to receive a fixed fee of $12,000 from Savary, and each other member of the Special Committee is entitled to receive a fee of $8,000, to compensate them for their services as members of the Special Committee.

Continuing Indemnification and Insurance

Under the Combination Agreement, SEMAFO has agreed that for the period from the Effective Date until six (6) years after the Effective Date, SEMAFO will cause Amalco or any successor to Amalco to maintain Savary’s current directors’ and officers’ insurance policy or an equivalent policy subject in either case to terms and conditions no less advantageous in the aggregate to the directors and officers of Savary than those contained in the policy in effect on the date of the Combination Agreement, for all present and former directors and officers of Savary, covering claims arising from facts or events which occurred on or prior to the Effective Date, provided that SEMAFO will not be required to pay any amounts in respect of such coverage prior to the Effective Time and provided further that the cost of such policies shall not exceed an amount in excess of 250% of Savary’s existing annual aggregate premium for policies maintained by Savary on the date of the Combination Agreement. SEMAFO has also agreed to cause Amalco to honour all rights to indemnification or exculpation existing in favour of present and former officers and directors of Savary.

Savary Lock-up Agreements

All of the directors and officers of Savary and certain Savary Shareholders, who collectively beneficially own or exercise control or direction over an aggregate of 29.4% of the Savary Shares, have entered into the Savary Lock-up Agreements with SEMAFO pursuant to which they have agreed, on the terms and conditions specified therein, to vote their Savary Shares in favour of the Amalgamation Resolution. See “The Amalgamation – Savary Lock-up Agreements”.

Financial Advisor Compensation

Paolo Lostritto, a director of Savary is also the President of the Financial Advisor. Mr. Lostritto declared his conflict of interest and was excluded from any discussions relating to the engagement of the Financial Advisor. In light of this conflict of interest, the Financial Advisor instituted all requisite internal measures in accordance with industry standards, applicable regulatory requirements and internal compliance requirements to address such conflict of interest, including erecting an “ethical screen” between Mr. Lostritto and the Financial Advisor deal team.

The terms of the Financial Advisor’s Engagement Agreement provide that the Financial Advisor will receive a fee for its services, no portion of which is contingent upon the conclusions reached in the Fairness Opinion, the execution of the Combination Agreement or the closing of the Amalgamation, and will be reimbursed for its reasonable out-of-pocket expenses. In addition, the Financial Advisor will be paid a success fee contingent on the closing of the Amalgamation. Furthermore, Savary has agreed to indemnify the Financial Advisor in certain circumstances, against certain expenses, losses, claims, actions, suits, proceedings, investigations, damages and liabilities which may arise directly or indirectly from services performed by the Financial Advisor in connection with the Financial Advisor’s engagement agreement. See “The Amalgamation – Fairness Opinion”.

SUMMARY OF THE COMBINATION AGREEMENT

Overview

The Combination Agreement provides for the implementation of the Amalgamation, subject to the satisfaction of certain conditions. Upon completion of the Amalgamation, Subco, a wholly-owned subsidiary of SEMAFO, and Savary will amalgamate to form Amalco, which will continue under the name determined by SEMAFO. Savary Shareholders (other than Savary Shareholders who have validly exercised their Dissent Rights and who are ultimately entitled to be paid fair value for their Savary Shares and other than Savary Shares beneficially owned by Subco) will receive the Amalgamation Consideration in exchange for each Savary Share. Upon the exercise of any outstanding Savary Convertible Securities after the Effective Time, holders of Savary Convertible Securities will receive that number of SEMAFO Shares that such holder would have been entitled to receive as a result of the Amalgamation, as if such holder had been the registered holder of the number of Savary Shares to which such holder was entitled upon exercise thereof immediately prior to the Effective Time and otherwise on the same terms and conditions as the Savary Stock Option Plan and Savary Warrants, as applicable.

The following summary of the Combination Agreement is included solely to provide Savary Shareholders with information regarding the terms of the Combination Agreement. It is not intended to provide factual information about the Parties or any of their respective subsidiaries or affiliates. The Combination Agreement contains representations and warranties by the Parties that were made only for purposes of that agreement and as of specific dates. The assertions embodied in those representations and warranties are qualified by information in the confidential Disclosure Letter. Accordingly, Savary Shareholders should not rely on the representations and warranties as characterizations of the actual state of facts, since they are modified in important part by the Disclosure Letter. The Disclosure Letter contains information that has been included in Savary’s general prior public disclosures, as well as potential additional non-public information. Moreover, information concerning the subject matter of the representations and warranties may have changed since the date of the Combination Agreement, which subsequent information may or may not be fully reflected in the public record. Savary Shareholders are urged to read both the Combination Agreement and the form of Amalgamation Agreement in their entirety. A copy of the Combination Agreement is attached as Appendix D to this Circular.

Terms of the Combination Agreement

The Combination Agreement contains certain conditions precedent to the obligations of Savary and SEMAFO to complete the Amalgamation, including receipt of all required Regulatory Approvals. Unless all of such conditions are satisfied or waived by the party for whose benefit such conditions exist, the Amalgamation will not proceed. The following is a summary of the significant conditions contained in the Combination Agreement and is qualified in its entirety by the full text of the Combination Agreement, which is attached as Appendix D to this Circular and is also available on Savary’s profile on SEDAR at www.sedar.com, and is also qualified in its entirety by the more detailed summary contained elsewhere in this Circular.

Effective Date of the Amalgamation

The Parties have agreed to effect the Amalgamation under the OBCA pursuant to the terms and conditions set out in the Combination Agreement and the form of the Amalgamation Agreement. Subject to the rights of termination set out in the Combination Agreement, as soon as reasonably practicable and in any event within five (5) Business Days after the Savary Shareholder Approval has been obtained and the other conditions precedent to the Amalgamation have been complied with or waived, to the extent required under the OBCA, a director of Subco shall file with the Director the Articles of Amalgamation and such other documents as may be required under the OBCA to give effect to the Amalgamation which shall then occur and be deemed to have occurred at the Effective Time without any further act or formality.

It is currently anticipated that the Effective Date will occur by the end of April 2019. It is not possible, however, to state with certainty when the Effective Date will occur. The Effective Date could be delayed, or may never occur for a number of reasons, including without limitation a delay or failure in obtaining the Savary Shareholder Approval or a delay or failure to satisfy the other conditions precedent to the Amalgamation.

Representations and Warranties

The Combination Agreement contains representations and warranties made by each of Savary and SEMAFO with regard to their respective assets, liabilities, financial position, business and operations. The following is a summary of the significant representations and warranties contained in the Combination Agreement.

The representations and warranties of Savary relate to matters including: organization, good standing, qualification and information in respect of the Savary Subsidiaries as set out in the Disclosure Letter; capital structure; corporate authorizations, no violation of constating documents, contracts, applicable Laws and orders of Governmental Entities and authorizations, consents, approvals and filings in respect of third parties, including the TSXV; Savary’s public disclosure record; mineral resources; compliance with Applicable Securities Laws, including but not limited to, compliance with NI 43-101; compliance of Savary’s technical reports with Applicable Securities Laws; financial statements; liabilities and indebtedness; no brokers or finders fees except for those incurred in connection with the Fairness Opinion; absence of certain changes; no default; litigation; compliance with laws and corruption legislation; employment matters; corporate social responsibility; non-governmental organizations and community groups; tax matters; insurance; disclosure and status of material contracts; disclosure of each of the Savary Properties, mineral rights and operations thereto; authorizations in respect of Savary and the Savary Subsidiaries’ ability to continue to conduct their respective businesses; environmental matters; and reporting issuer, investment company and foreign private issuer status.

The representations and warranties of SEMAFO relate to matters including: organization, good standing and qualification; capital structure; authority and no violation of constating documents, contracts, applicable Laws and orders of Governmental Entities and authorizations; public disclosure record; mineral reserves and resources; financial statements; liabilities and indebtedness; absence of certain changes; no default; litigation; tax matters; disclosure of each of SEMAFO’s Properties, mineral rights and operations thereto; authorizations in respect of SEMAFO and SEMAFO’s Subsidiaries ability to continue to conduct their respective businesses; environmental matters; disclosure controls and procedures to ensure compliance with Applicable Securities Laws; SEMAFO’s interest in Savary; reporting issuer, investment company and foreign private issuer status; and the Investment Canada Act.

Conditions to Closing

Mutual Conditions

The respective obligations of Savary and SEMAFO to complete the transactions contemplated in the Combination Agreement are subject to the fulfilment of the following conditions at or before the Effective Time or such other time as is specified below:

(a)	the Savary Shareholder Approval shall have been obtained at the Meeting by the Savary Shareholders in accordance with the provisions of the OBCA;

(b)

there shall not be in force any Law, or final, binding, non-appealable ruling, order or decree, and there shall not have been any action taken under any Law or by any Governmental Entity or other regulatory authority, that is final, binding or non-appealable that makes it illegal or otherwise directly or indirectly restrains, enjoins or prohibits the consummation of the Amalgamation;

(c)

(i) the TSX shall have conditionally approved the listing of the SEMAFO Shares to be issued pursuant to the Amalgamation, subject only to compliance with the usual requirements of the TSX; and (ii) the TSXV shall have, if required, accepted notice for filing of all transactions of each Savary and SEMAFO contemplated in the Combination Agreement or necessary to complete the Amalgamation, subject only to compliance with the usual requirements of the TSXV;

(d)

all required Regulatory Approvals, the failure of which to obtain or the non-expiry of which would, or could reasonably be expected to have, a Material Adverse Effect on Savary, or materially impede the completion of the Amalgamation (or if the Amalgamation was consummated, materially adversely affect SEMAFO or Amalco), shall have been obtained or received;

(e)	the Amalgamation Agreement shall be substantially in the form and content attached as Schedule A to the Combination Agreement; and

(f)	the Combination Agreement shall not have been terminated pursuant to the terms of the Combination Agreement.

Additional Conditions in Favour of Savary

The obligations of Savary to complete the transactions contemplated in the Combination Agreement are subject to the fulfilment of the following additional conditions at or before the Effective Time or such other time as is specified below:

(a)

(i) the representations and warranties made by SEMAFO in the Combination Agreement that are qualified by materiality or the expression “Material Adverse Change” or “Material Adverse Effect” shall be true and correct as of the Effective Date as if made on and as of such date (except to the extent that such representations and warranties speak as of an earlier date, in which event such representations and warranties shall be true and correct as of such earlier date); and (ii) all other representations and warranties made by SEMAFO in the Combination Agreement shall be true and correct as of the Effective Date as if made on and as of such date (except to the extent that such representations and warranties speak as of an earlier date, in which event such representations and warranties shall be true and correct as of such earlier date), except, in the case of (ii), where the failure of such representations and warranties of SEMAFO to be so true and correct would not have a Material Adverse Effect in respect of SEMAFO, and SEMAFO shall have provided to Savary a certificate of two officers thereof certifying such accuracy or lack of Material Adverse Effect on the Effective Date;

(b)	from the date of the Combination Agreement to the Effective Date, there shall not have occurred a Material Adverse Effect on SEMAFO; and

(c)

SEMAFO shall have complied in all material respects with its covenants in the Combination Agreement and SEMAFO shall have provided to Savary a certificate of the Chief Executive Officer and the Chief Financial Officer thereof, certifying that, as of the Effective Date, it has so complied with its covenants.

Additional Conditions in Favour of SEMAFO

The obligations of the SEMAFO to complete the transactions contemplated in the Combination Agreement are subject to the fulfilment of the following additional conditions at or before the Effective Time or such other time as is specified below:

(a)

(i) the representations and warranties made by Savary in the Combination Agreement regarding capitalization matters shall be true and correct in all respects as of the Effective Date as if made on and as of such date (except to the extent that such representations and warranties speak as of an earlier date, in which event such representations and warranties shall be true and correct as of such earlier date), except for any failures to be so true and correct that, individually or in the aggregate, are de minimis in nature and amount; (ii) the representations and warranties made by Savary in this Combination Agreement that are qualified by materiality or the expression “Material Adverse Change” or “Material Adverse Effect” shall be true and correct in all respects as of the Effective Date as if made on and as of such date (except to the extent that such representations and warranties speak as of an earlier date, in which event such representations and warranties shall be true and correct as of such earlier date); and (iii) all other representations and warranties made by Savary in the Combination Agreement shall be true and correct as of the Effective Date as if made on and as of such date (except to the extent that such representations and warranties speak as of an earlier date, in which event such representations and warranties shall be true and correct as of such earlier date), except, in the case of (iii), where the failure of such representations and warranties of Savary to be so true and correct would not have a Material Adverse Effect in respect of Savary, and Savary shall have provided to SEMAFO a certificate of two officers thereof certifying such accuracy or lack of Material Adverse Effect on the Effective Date, as well as certifying that Savary meets the requirements set out in subsection 178(2) of the OBCA in respect of the Amalgamation;

(b)	from the date of the Combination Agreement to the Effective Date, there shall not have occurred a Material Adverse Effect on Savary;

(c)

Savary shall have complied in all material respects with its respective covenants in the Combination Agreement and Savary shall have provided to SEMAFO a certificate of its Chief Executive Officer and the Chief Financial Officer thereof certifying that, as of the Effective Date, Savary has so complied with its covenants;

(d)

all third party and other consents, notices, waivers, permits, exemptions, orders, approvals, agreements and amendments and modifications to Contracts; in each case, the failure of which to make, give or obtain or the non-expiry of which would, or could reasonably be expected to have, a Material Adverse Effect on Savary, or materially impede or delay the completion of the Amalgamation (or if the Amalgamation was consummated, materially adversely affect SEMAFO or Amalco), shall have been made, given, obtained or received;

(e)

Savary shall have provided SEMAFO with a favourable title opinion, in form and substance satisfactory to SEMAFO, acting reasonably, with respect to the Savary Properties and Savary Mineral Rights, dated the Effective Date;

(f)

Dissenting Shareholders holding no more than 5% of the outstanding Savary Shares shall have exercised Dissent Rights (and not withdrawn such exercise) and SEMAFO shall have received a certificate, dated the day immediately preceding the Effective Date, of the Chief Executive Officer and the Chief Financial Officer of Savary to such effect; and

(g)

there will not be pending or threatened in writing any claim or other proceeding by any Governmental Entity or any other Person, and no Law, regulation or policy shall have been proposed, enacted, promulgated or applied, in each case that is reasonably likely to result in any:

(i)	prohibition or restriction on the acquisition by SEMAFO of any Amalco Shares or the completion of the Amalgamation;

(ii)

prohibition or material limit on the ownership or operation by SEMAFO of Amalco or any material portion of their respective businesses or assets or compel SEMAFO to dispose of or hold separate any material portion of the business or assets of Amalco as a result of the Amalgamation; and

(iii)	imposition of material limitations on the ability of SEMAFO to acquire or hold, or exercise full rights of ownership of, any Amalco Shares, including the right to vote such Amalco Shares.

Covenants

Each of Savary and SEMAFO provided covenants in favour of the other which govern the conduct of their operations and affairs prior to the completion of the Amalgamation. The following is a summary of the significant covenants contained in the Combination Agreement.

Covenants of Savary

Savary has given usual and customary covenants in favour of SEMAFO for an agreement of the nature of a Combination Agreement, including, but not limited to a covenant to carry on business in the usual and ordinary course and consistent with past practice between the date of the Combination Agreement and the earlier of the Effective Time and the date, if any, that the Combination Agreement is terminated in accordance with its terms, to maintain and preserve Savary’s business organization, assets, employees, and advantageous business relationships and a covenant not to undertake certain actions (including issuing or encumbering any Savary securities and selling or disposing of any assets) without SEMAFO’s prior written consent.

Savary has also provided customary covenants in favour of SEMAFO in respect of the Amalgamation including covenants to: keep SEMAFO apprised of the status of the proxies received by Savary in respect of the Amalgamation Resolution and of any purportedly exercised Dissent Rights; not adjourn, postpone or cancel the Meeting, unless otherwise permissible in accordance with the Combination Agreement; ensure that this Circular is amended in accordance with Law and at the mutual agreement of the Parties; promptly advise SEMAFO of any actual or anticipated Material Adverse Change or Material Adverse Effect; cooperating with SEMAFO in communicating with the Savary Shareholders regarding support of the Combination Agreement and entering into the Savary Lock-Up Agreements; to use its commercially reasonable efforts to obtain all regulatory approvals relating to Savary or any of its subsidiaries in respect of the Combination Agreement and Amalgamation; use reasonable commercial efforts to obtain approval for the de-listing of the Savary Shares on the TSXV; and to use reasonable commercial efforts to request that Savary Locked-Up Shareholders continue to comply with the terms of the Savary Lock-Up Agreements.

Covenants of SEMAFO

SEMAFO has provided covenants in favour of Savary in respect of the Amalgamation including, but not limited to, covenants to: perform all actions as mandated by the Amalgamation Agreement; provide all required information in respect of this Circular and promptly advise Savary if this Circular contains any misrepresentation concerning SEMAFO; not split, consolidate or reclassify any of its outstanding shares or securities, amend its constating documents in any way that would materially and adversely impact the value of the SEMAFO Shares, or take any action inconsistent with the Combination Agreement; promptly advise Savary of any actual or anticipated Material Adverse Change or Material Adverse Effect; perform all requisite actions as mandated under the Combination Agreement; obtain all necessary regulatory approvals and assist Savary in obtaining regulatory approvals; and use its commercially reasonable efforts to obtain conditional approval of the listing and posting for trading on the TSX of the SEMAFO Shares to be issued under the Amalgamation.

Notice and Cure Provisions

Each of SEMAFO and Savary will give prompt notice to the other of the occurrence, or failure (at any time from the execution of the Combination Agreement until the earlier to occur of: (i) the termination of the Combination Agreement; and (ii) the Effective Time) of any event or state of facts of which it is aware that such occurrence or failure would, or would be reasonably likely to:

(a)	cause any of the representations or warranties within the Combination Agreement to be untrue or inaccurate in any material respect; or

(b)	result in the failure to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by such Party at or prior to the Effective Time.

SEMAFO and Savary may not exercise their respective rights to terminate the Combination Agreement unless it has delivered a written notice to the other Party specifying all breaches of covenants, representations and warranties or other matters which the Party delivering such notice is asserting as the basis for the non-fulfilment or the applicable condition or termination right. If any such notice is delivered, provided that a Party is proceeding diligently to cure such matter and such matter is capable of being cured, no Party may terminate the Combination Agreement until the expiration of a period of fifteen (15) Business Days from such notice, and at that time, may terminate if such matter has not been cured by that date.

Termination of the Combination Agreement

The Parties have agreed that the Combination Agreement will be effective from March 11, 2019 until the earlier of: (i) the Effective Time; and (ii) the termination of the Combination Agreement in accordance with its terms.

The Combination Agreement may be terminated and the Amalgamation may be abandoned at any time prior to the Effective Time:

(a)	by the mutual written agreement of the Parties;

(b)	by each of Savary or SEMAFO, if:

(i)	the Effective Time shall not have occurred on or before the Completion Deadline;

(ii)

after the execution of the Combination Agreement, there shall be enacted or made any applicable Law that makes consummation of the Amalgamation illegal or otherwise permanently prohibited or enjoins Savary or SEMAFO from consummating the Amalgamation and such applicable Law (if applicable) or enjoinment shall have become final and non-appealable; or

(iii)	the Amalgamation Resolution shall have failed to obtain the Savary Shareholder Approval at the Meeting (including any adjournment or postponement thereof);

(c)	by SEMAFO, if:

(i)

prior to obtaining the Savary Shareholder Approval, the Savary Board or any committee thereof (a) fails to make or withdraws, modifies, qualifies or changes or proposes publicly to withdraw, modify, qualify or change the Savary Board Recommendation, or (b) fails to publicly reaffirm (without qualification) the Savary Board Recommendation, or takes no position or remains neutral with respect to any Acquisition Proposal, after the end of the fifth (5th) Business Day (and in any case within three (3) Business Days prior to the Meeting) after having been requested in writing by SEMAFO to do so or after first learning of such Acquisition Proposal, or (c) accepts, approves, endorses or recommends, or proposes publicly to accept, approve, endorse or recommend, any Acquisition Proposal (in each case, a “Change in Savary Recommendation”);

(ii)

any obligations of Savary as outlined in the mutual conditions or the conditions of SEMAFO in the Combination Agreement are not satisfied, and such condition is incapable of being satisfied by the Completion Deadline;

(iii)

subject to the notice and cure provisions of the Combination Agreement, a breach of any representation or warranty or failure to perform any covenant or agreement on the part of Savary set forth in this Combination Agreement (other than as set out in the non-solicitation provision) shall have occurred that would cause the mutual conditions or the conditions in favour of SEMAFO not to be satisfied, and such conditions are incapable of being satisfied by the Completion Deadline or are not cured in accordance with the terms of the Combination Agreement on or prior to the Completion Deadline; or

(iv)	Savary is in material breach or in default of any of its obligations or covenants set forth in the non-solicitation and right to match provisions; or

(d)	by Savary, if:

(i)

the Savary Board authorizes Savary, subject to complying with the terms of the Combination Agreement, to accept, approve or recommend, or enter into a legally binding agreement with respect to, a Superior Proposal (other than a confidentiality agreement permitted by and in accordance with the Combination Agreement); provided that Savary is then in compliance with the Combination Agreement and that prior to or concurrently with such termination, Savary pays the Savary Termination Fee;

(ii)

any obligations of SEMAFO as outlined in the mutual conditions or the conditions in favour of Savary in the Combination Agreement are not satisfied, and such condition is incapable of being satisfied by the Completion Deadline or are not cured in accordance with the terms of the Combination Agreement on or prior to the Completion Deadline; or

(iii)

subject to the notice and cure provisions of the Combination Agreement, a breach of any representation or warranty or failure to perform any covenant or agreement on the part of SEMAFO set forth in this Combination Agreement shall have occurred that would cause the mutual conditions or the conditions in favour of Savary not to be satisfied.

Non-Solicitation

The Combination Agreement contains customary non-solicitation provisions which are subject to Savary’s right to consider and accept a Superior Proposal, which is further subject to SEMAFO’s right to match. Savary has agreed, except as otherwise provided within the Combination Agreement, not to directly or indirectly, through any of its Representatives or Subsidiaries:

(a)

make, solicit, assist, initiate, encourage or otherwise facilitate (including, without limitation, by way of furnishing information, permitting any visit to any facilities or properties of Savary or any Savary Subsidiary, or entering into any form of written or oral agreement, arrangement or understanding) any inquiries, proposals or offers that constitute or could reasonably be expected to constitute or lead to, an Acquisition Proposal;

(b)

enter into or otherwise engage or participate in, directly or indirectly, any discussions or negotiations with any Person (other than SEMAFO) regarding any inquiry, proposal or offer that constitutes or may reasonably be expected to constitute or lead to, an Acquisition Proposal, or provide any information with respect to, or otherwise co-operate in any way with, or assist or participate in, facilitate or encourage, any effort or attempt by any other person to make or complete any Acquisition Proposal;

(c)	make a Change in Savary Recommendation; or

(d)

accept, approve, endorse, recommend or enter into, or publicly propose to accept, approve, endorse, recommend or enter into, any letter of intent, agreement in principle, agreement, arrangement or undertaking related to, or take no position or remain neutral with respect to, any Acquisition Proposal.

Savary has agreed that it will, and will cause the Savary Subsidiaries and their respective Representatives to, immediately cease and terminate any solicitation, encouragement, discussion or negotiations with any Person (other than SEMAFO and its Representatives) commenced prior to the date of the Combination Agreement with respect to any inquiry, proposal or offer that may reasonably be expected to constitute or lead to, an Acquisition Proposal, and in connection with such termination will: (i) immediately discontinue access to and disclosure of all confidential information regarding Savary and the Savary Subsidiaries; and (ii) to the extent that such information has not been previously returned or destroyed promptly request, and exercise all rights it has to require the return or destruction of, all copies of any confidential information regarding Savary or any of the Savary Subsidiaries provided to any Person other than SEMAFO and its Representatives and use its commercially reasonable efforts to ensure that such requests are fully complied with in accordance with the terms of such rights or entitlements.

Notification of Acquisition Proposals

From and after the date of the Combination Agreement, Savary or any of the Savary Subsidiaries or any of their respective Representatives receives, on an unsolicited basis, a bona fide written Acquisition Proposal from a Person that was not restricted from making such Acquisition Proposal pursuant to an existing confidentiality, standstill, non-disclosure or similar restriction with Savary and provided that Savary is in compliance, strictly and in all respects.

Savary will promptly notify SEMAFO, at first orally (and in any event, within 12 hours), and then as soon as practicable and in any event within 24 hours in writing, of: (i) having received or been made aware of any proposal, inquiry, offer or request (or any amendment thereto) that relates to, constitutes, or could reasonably be expected to lead to, an Acquisition Proposal; or (ii) any request for discussions or negotiations relating to, or which could reasonably be expected to lead to, an Acquisition Proposal, and/or any request for non-public information relating to Savary, the Savary Subsidiaries or any Savary Property, Savary Mineral Rights or contractual or legal rights or for access to properties, books and records or a list of the Savary Shareholders of which Savary’s Representatives are or become aware, or any amendments to the foregoing, including a description of the terms and conditions, the identity of all Persons making the proposal, inquiry, offer or request (including any amendment thereto) that relates to or constitutes or could reasonably be expected to lead to an Acquisition Proposal and shall include copies of any such proposal, inquiry, offer or request or any amendment to any of the foregoing. Savary will keep SEMAFO promptly and fully informed of the status of developments and negotiations with respect thereto.

Responding to an Acquisition Proposal

The Combination Agreement provides that, notwithstanding Savary’s non-solicitation covenants set forth therein, or any other agreement between the Parties, including the Confidentiality Agreement, if at any time prior to obtaining the approval of the Savary Shareholders, Savary receives on an unsolicited basis, a bona fide written Acquisition Proposal from a Person that was not restricted from making such Acquisition Proposal pursuant to an existing confidentiality, standstill, non-disclosure or similar restriction with Savary and provided that Savary is in compliance, strictly and in all respects, with the obligations and covenants as set out in the non-solicitation and right to match clauses within the Combination Agreement, Savary may (i) contact the Person making such Acquisition Proposal and its Representatives solely for the purpose of clarifying the terms and conditions of such Acquisition Proposal, to the extent reasonably unclear, and (ii) provide such Person with access to information regarding Savary and participate in discussions or negotiations with, the Person making such Acquisition Proposal, if and only if, in the case of this clause (ii), the Savary Board determines, in good faith, after consultation with its financial advisors and outside legal counsel, that such Acquisition Proposal constitutes or could reasonably be expected to constitute, a Superior Proposal, and subject to the prior execution of a confidentiality agreement (the “Third Party Confidentiality Agreement”) on terms and conditions, including a standstill covenant, customary for a transaction of this type and which are no less onerous or more beneficial to such Person than those set in the Confidentiality Agreement; provided further that Savary sends a copy of any such Third Party Confidentiality Agreement to SEMAFO promptly upon its execution and, subject to complying with any confidentiality and non-disclosure restrictions governing the disclosure of certain technical and other data regarding the Karankasso project (the “Restricted Information”) pursuant to the shareholders agreement governing the Karankasso joint venture, SEMAFO is provided with a list of or copies of the information provided to such Person and SEMAFO is immediately provided with access to the same information which was provided by Savary to such Person. In the event that such Person (for purposes of this clause, the “Restricted Information Recipient”) enters into any requisite non-disclosure agreement (a “Third Party Restricted Information NDA”) to receive disclosure of the Restricted Information, Savary shall provide SEMAFO with prompt written notice thereof and shall use its commercially reasonable efforts to facilitate the entering into by SEMAFO of any requisite non-disclosure agreement required to enable SEMAFO to receive a copy of any Restricted Information to be provided to such Restricted Information Recipient, which non-disclosure agreement shall be, to the extent practicable, on substantially similar terms as the Third Party Restricted Information NDA, or otherwise shall be on terms and conditions that are not more onerous in the aggregate to SEMAFO than the terms and conditions of the Third Party Restricted Information NDA.

Superior Proposal – Definitive Agreement

If Savary receives an Acquisition Proposal that constitutes a Superior Proposal prior to the approval of the Amalgamation Resolution by Savary Shareholders, Savary may, subject to payment of the Termination Fee, enter into a definitive agreement with respect to such Acquisition Proposal if and only if:

(a)	the Person making the Superior Proposal was not restricted from making such Acquisition Proposal pursuant to an existing confidentiality, standstill, non-disclosure or similar restriction with Savary;

(b)

Savary has complied, and continues to comply, strictly and in all respects, with the the obligations and covenants as set out in the non-solicitation and right to match clauses within the Combination Agreement;

(c)

Savary has provided SEMAFO with notice in writing that there is a Superior Proposal, together with all documentation related to and detailing the Superior Proposal (including a copy of the Third Party Confidentiality Agreement, or any confidentiality agreement between Savary and the Person making the Superior Proposal if not previously delivered);

(d)

Savary has provided SEMAFO with a copy of the proposed definitive agreement for the Superior Proposal, together with a summary of the factors used by the Savary Board to conclude it is a Superior Proposal, and in the case of a proposal that includes non-cash consideration, the value or range of values attributed by the Savary Board, in good faith, to such non-cash consideration, after consultation with its financial advisors;

(e)

at least five Business Days shall have elapsed (the “Right to Match Period”) from the date that is the later of the date on which SEMAFO received notice and documentation from Savary in respect of the Acquisition Proposal and the date on which SEMAFO received a copy of the proposed definitive agreement for the Superior Proposal from Savary;

(f)

during the Right to Match Period, SEMAFO has had the opportunity (but not the obligation) to offer to amend the Combination Agreement and the Amalgamation in order for such Acquisition Proposal to cease to be a Superior Proposal;

(g)

if SEMAFO has proposed to amend the terms of the Amalgamation, the Savary Board shall have determined, in good faith, after consultation with its financial advisors and outside legal counsel, that the Acquisition Proposal continues to be a Superior Proposal compared to the terms of the Amalgamation as proposed to be amended by SEMAFO;

(h)

the Savary Board shall have determined in good faith, after consultation with its financial advisors and outside legal counsel, that the failure by the Savary Board to authorize Savary to make a Change in Savary Recommendation and terminate the Combination Agreement in order to enter into a definitive agreement with respect to such Superior Proposal would be inconsistent with its fiduciary duties under applicable Laws;

(i)	Savary concurrently terminates the Combination Agreement; and

(j)	Savary concurrently pays to SEMAFO the Termination Fee.

If Savary provides SEMAFO with a notice that Savary has received a Superior Proposal after a date that is less than ten (10) Business Days before the date of the Meeting, Savary shall either proceed with or shall postpone the Meeting, as directed by SEMAFO acting reasonably, to a date that is not more than ten (10) Business Days after the scheduled date of the Meeting, and shall, in the event that SEMAFO and Savary amend the terms of the Combination Agreement, ensure that the details of such amended Combination Agreement are communicated to the Savary Shareholders prior to the adjourned or postponed Meeting. In no event shall Savary be permitted to put a Superior Proposal to a vote of Savary Shareholders at the Meeting, rather, Savary shall call and convene a separate meeting for any Superior Proposal.

Right to Match

During the Right to Match Period, SEMAFO retains the opportunity, but not the obligation to propose to amend the terms of the Combination Agreement and the Amalgamation. The Savary Board will review any proposal by SEMAFO to amend the terms of the Amalgamation in order to determine, in good faith in the exercise of its fiduciary duties, whether SEMAFO’s proposal to amend the Amalgamation would, upon acceptance, result in the Acquisition Proposal previously constituting a Superior Proposal ceasing to be a Superior Proposal. If the Savary Board determines that such Acquisition Proposal would cease to be a Superior Proposal, Savary shall promptly so advise SEMAFO and Savary and SEMAFO shall amend the Combination Agreement to reflect such offer made by SEMAFO, and shall take and cause to be taken all such actions as are necessary to give effect to the foregoing.

Each successive modification made to an Acquisition Proposal constitutes a new Acquisition Proposal and SEMAFO shall be afforded a new Right to Match Period.

Termination Fee

Pursuant to the Combination Agreement, in the event that the Amalgamation is not completed as a result of a Superior Proposal or in another specified circumstance, Savary will pay SEMAFO the Termination Fee.

The Termination Fee shall be paid to SEMAFO under the following circumstances:

(a)	prior to obtaining Savary Shareholder Approval, there is a Change in Savary Recommendation;

(b)	Savary’s material breach of the obligations and covenants as set out in the non-solicitation or right to match clauses within the Combination Agreement;

(c)	Savary enters into a Superior Proposal; or

(d)

pursuant to any of the following: failure to obtain the Savary Shareholder Approval, the Effective Date does not occur prior to the Completion Date, or a breach of representation and warranties if, in any case, prior to the earlier of the termination of the Combination Agreement or the holding of the Meeting: (i) an Acquisition Proposal, or the intention to make an Acquisition Proposal with respect to Savary shall have been made to Savary or publicly announced by any Person (other than SEMAFO); and (ii) within 12 months after the date of termination of the Combination Agreement or the holding of the Meeting an Acquisition Proposal is consummated, or Savary or one or more of the Savary Subsidiaries, directly or indirectly, in one or more transactions, enters into a definitive contract in respect of an Acquisition Proposal.

Amendment

The Combination Agreement and the Amalgamation Agreement may, at any time and from time to time before or after the holding of the Meeting but prior to the Effective Time, be amended by mutual written agreement of Savary and SEMAFO, without further notice to or authorization on the part of the Savary Shareholders, and any such amendment may, subject to applicable Law, without limitation:

(a)	change the time for performance of any of the obligations or acts of the Parties;

(b)	waive any inaccuracies or modify any representation or warranty contained in the Combination Agreement or in any document delivered pursuant to the Combination Agreement;

(c)	waive compliance with or modify any of the covenants contained in the Combination Agreement and waive or modify performance of any of the obligations of the Parties; and/or

(d)	waive compliance with or modify any mutual conditions precedent contained in the Combination Agreement.

CERTAIN SECURITIES LAWS MATTERS

Canadian Securities Laws Matters

MI 61-101

MI 61-101 is intended to regulate certain transactions to ensure equality of treatment among securityholders, generally, usually requiring enhanced disclosure, approval by a majority of securityholders excluding interested or related parties and, in certain instances, independent valuations and approval and oversight of the transaction by a special committee of independent directors. The protections of MI 61-101 apply to, among other transactions, “related-party transactions” and “business combinations” (as defined in MI 61-101), pursuant to which an issuer combines with a “related party” or an “interested party” (as defined in MI 61-101) through an amalgamation, or through which the interests of a securityholder may be terminated without their consent.

The Amalgamation is considered a “business combination”, as SEMAFO holds over 10% of the voting securities of Savary and is therefore an “interested party” to Savary. In addition, Mr. Don Dudek, the President, Chief Executive Officer and a director of Savary, will receive a Change of Control Payment (see “Interests of Certain Persons in the Amalgamation – Change of Control Payments”). Since Mr. Dudek owns more than 1% of the issued and outstanding

Savary Shares, the Change of Control Payment payable to Mr. Dudek will constitute a “collateral benefit” as defined under MI 61-101. Therefore, absent an exemption, the Amalgamation is subject to the minority approval and formal valuation requirements of MI 61-101.

The Amalgamation is exempt from the formal valuation requirements of MI 61-101 under section 4.4(1)(a) of MI 61-101 as no securities of the issuer are listed or quoted on the Toronto Stock Exchange, Aequitas NEO Exchange Inc., the New York Stock Exchange, the American Stock Exchange, the NASDAQ Stock Market, or a stock exchange outside of Canada and the U.S. other than the Alternative Investment Market of the London Stock Exchange or the PLUS markets operated by PLUS Markets Group plc.

In determining minority approval for a “business combination”, Savary is required to exclude the votes attached to Savary Shares that, to the knowledge of Savary and its directors and senior officers after reasonable inquiry, are beneficially owned or over which control or direction is exercised by all “interested parties” and their “related parties” and “joint actors”, all as defined in MI 61-101 (collectively, the “Savary Interested Parties”). The Savary Shares held by the Savary Interested Parties will be excluded in determining whether minority approval of the Amalgamation Resolution for the purposes of MI 61-101 is obtained. To date, to the knowledge of Savary and its directors and senior officers after reasonable inquiry and for the purposes of MI 61-101, it is expected that the votes in respect of an aggregate of 43,322,333 Savary Shares which represent approximately 16.88% of the issued and outstanding Savary Shares held by the Savary Interested Parties will be excluded in determining whether approval of the Amalgamation by the disinterested Savary Shareholders has been obtained. Details of the shareholdings of the Savary Interested Parties as at the date of this Proxy Circular are as follows:

Name of Savary Shareholder	Savary Shares Beneficially Owned or Controlled or Directed
SEMAFO	39,533,333 Savary Shares (approximately 15.4% of the issued and outstanding Savary Shares)

Don Dudek	3,789,000 Savary Shares (approximately 1.48% of the issued and outstanding Savary Shares)

MI 61-101 also requires Savary to disclose any “prior valuations” (as defined in MI 61-101) of Savary or its material assets or securities made within the 24-month period preceding the date of this Circular. After reasonable inquiry, neither Savary nor any director or senior officer of Savary has knowledge of any such “prior valuation”. Disclosure is also required for any bona fide prior offer for the Savary Shares or that is otherwise relevant to the Amalgamation during the 24 months before the Combination Agreement was agreed to. There has not been any such offer during the 24 months before the Combination Agreement was agreed to.

Except as set forth above, no “related party” is expected to directly or indirectly receive a “collateral benefit” in connection with the Amalgamation.

TSXV Delisting and Reporting Issuer Status

The Savary Shares are listed and posted for trading on the TSXV. Assuming completion of the Amalgamation, it is expected that the Savary Shares will be de-listed from the TSXV as soon as reasonably practicable. SEMAFO also intends that following completion of the Amalgamation, Amalco will cease to be a reporting issuer under the Applicable Securities Laws of each of the provinces under which Savary is currently a reporting issuer.

TSX Approval

SEMAFO is a reporting issuer in the provinces of British Columbia, Alberta, Ontario and Québec and will continue to be a reporting issuer in those provinces after the Amalgamation has closed. The SEMAFO Shares are listed on the TSX and on the NASDAQ OMX and trade under the symbol “SMF”. It is a condition of closing of the Amalgamation that the SEMAFO Shares issuable to the Savary Shareholders pursuant to the Combination

Agreement be conditionally approved for listing on the TSX (subject to customary conditions). The TSX has conditionally approved the listing of the SEMAFO Shares issuable pursuant to the Amalgamation. Listing is subject to SEMAFO fulfilling all of the requirements of the TSX.

Distribution and Resale of SEMAFO Shares under Canadian Securities Laws

The distribution of the SEMAFO Shares pursuant to the Amalgamation will constitute a distribution of securities which is exempt from the prospectus requirements of Canadian securities legislation. The SEMAFO Shares received pursuant to the Amalgamation will not bear any legend under Applicable Securities Laws and may be resold through registered dealers in each of the provinces and territories of Canada provided that: (a) SEMAFO is and has been a reporting issuer in a jurisdiction in Canada for the four months immediately preceding the trade; (b) the trade is not a “control distribution” as defined in National Instrument 45-102 – Resale of Securities; (c) no unusual effort is made to prepare the market or to create a demand for the SEMAFO Shares; (d) no extraordinary commission or consideration is paid to a person or company in respect of such sale; and (e) if the selling shareholder is an insider or officer of SEMAFO, the selling shareholder has no reasonable grounds to believe that SEMAFO is in default of Applicable Securities Laws.

U.S. Securities Laws Matters

The SEMAFO Shares to be issued and distributed pursuant to the Amalgamation have not been and will not be registered under the U.S. Securities Act. Such securities will be issued and distributed in reliance upon the exemption from the registration requirements of the U.S. Securities Act pursuant to Rule 802 thereunder. To the extent that Savary Shares held by a Savary Shareholder in the U.S. are deemed to be “restricted securities” within the meaning of Rule 144 under the U.S. Securities Act prior to the Amalgamation, the SEMAFO Shares acquired by such Savary Shareholder in the Amalgamation will continue to be “restricted securities” and will continue to be subject to restrictions on transfer under the U.S. Securities Act. SEMAFO Shares to be issued to U.S. holders of Savary Shares who are affiliates of either Savary or SEMAFO prior to or following the Amalgamation will also be subject to restrictions on transfer pursuant to Rule 144 under the U.S. Securities Act. Shares that are deemed “restricted securities” under Rule 144 of the U.S. Securities Act may be resold in the U.S. only in accordance with such rule or another available exemption from the registration requirements of the U.S. Securities Act. Re-sales may also be made in Canada in accordance with Regulation S under the U.S. Securities Act. See “Information for United States Savary Shareholders”.

RISK FACTORS RELATING TO THE AMALGAMATION

If the Amalgamation is approved at the Meeting, all Savary Shareholders will become shareholders of SEMAFO and will be subject to all of the risks associated with the operations of SEMAFO. Those risks include the factors affecting forward-looking statements, described in this Circular, the risk factors relating to SEMAFO set forth in “Information Concerning SEMAFO”, the risks relating to Savary set forth in “Information Concerning Savary”, and under the sub-headings “Forward-Looking Statements”. In addition to those risk factors set out elsewhere in this Circular, Savary Shareholders should carefully consider each of the following factors, which relate to the Amalgamation:

Completion of the Amalgamation is subject to several conditions that must be satisfied or waived

The completion of the Amalgamation is subject to a number of conditions precedent, some of which are outside of the control of Savary and SEMAFO, including receipt of the Regulatory Approvals and Savary Shareholder Approval. In addition, the completion of the Amalgamation is conditional on, among other things, no Material Adverse Effect in respect of Savary having occurred since the date of the Combination Agreement. Moreover, a substantial delay in obtaining required approvals could result in the Amalgamation not being completed. There can be no certainty, nor can Savary or SEMAFO provide any assurance, that these conditions will be satisfied or waived, and if satisfied or waived, when they will be satisfied or waived.

Failure to complete the Amalgamation could negatively impact the market price of the Savary Shares

If, for any reason, the Amalgamation is not completed, there are risks that the announcement of the Amalgamation and the dedication of substantial resources of Savary to the completion thereof could have a negative impact on Savary’s current business relationships (including with future and prospective employees, distributors, suppliers and partners) and could have a material adverse effect on the current and future operations, financial condition and prospects of Savary. In addition, failure to complete the Amalgamation for any reason could materially negatively impact the trading price of the Savary Shares. If the Amalgamation is not completed and the Savary Board decides to seek an alternative transaction, there can be no assurance that it will be able to find a party willing to pay a consideration for the Savary Shares that is equivalent to, or more attractive than, the consideration payable pursuant to the Amalgamation. In addition, if the Amalgamation is not completed, Savary will continue to face the risks that it currently faces with respect to its affairs, business and operations and future prospects.

Termination in certain circumstances

Each of Savary and SEMAFO has the right to terminate the Combination Agreement in certain circumstances. Accordingly, there can be no certainty, nor can Savary provide any assurance, that the Combination Agreement will not be terminated by either of Savary or SEMAFO prior to the completion of the Amalgamation. If, for any reason, the Combination Agreement is terminated, there is no guarantee that equivalent or greater purchase prices for the Savary Shares will be available from an alternative party. Also, in this situation, it is possible that the market price of the Savary Shares be adversely affected, as described above.

Termination Fee

If the Amalgamation is not completed, Savary may also, in certain circumstances, be required to pay the Termination Fee. If Savary is required to pay the Termination Fee under the Combination Agreement, the financial condition of Savary could be materially adversely affected. In addition, the Termination Fee may discourage other parties from attempting to acquire Savary Shares or otherwise make an Acquisition Proposal to Savary, even if those parties would otherwise be willing to offer greater value to Savary Shareholders than that offered by SEMAFO under the Amalgamation. See “Summary of the Combination Agreement - Termination Fee”.

The Exchange Ratio is fixed and will not be adjusted

The Exchange Ratio is fixed and will not be adjusted if there are changes in the market price of the Savary Shares or the SEMAFO Shares. The market price of the Savary Shares or the SEMAFO Shares could fluctuate significantly prior to the Effective Date in response to various factors and events, including, without limitation, the differences between Savary’s and SEMAFO’s actual financial or operating results and those expected by investors and analysts, changes in analysts’ projections or recommendations, changes in general economic or market conditions, and broad market fluctuations. As a result of such fluctuations, historical market prices are not indicative of future market prices or the market value of the SEMAFO Shares that Savary Shareholders will receive on the Effective Date. There can be no assurance that continuing fluctuations in price and volume will not occur.

CERTAIN CANADIAN FEDERAL INCOME TAX CONSIDERATIONS TO SAVARY SHAREHOLDERS

The following summary describes the principal Canadian federal income tax considerations generally applicable in respect of the Amalgamation to beneficial owners of Savary Shares and who, at all relevant times, for the purposes of the Income Tax Act (Canada) and the Income Tax Regulations (collectively the “Tax Act”): (i) hold their Savary Shares, and will hold their SEMAFO Shares, as capital property; (ii) deal at arm’s length with Savary and SEMAFO; and (iii) are not affiliated with Savary or SEMAFO. A holder that meets all of the foregoing requirements is referred to in this summary as a “Holder”, and this summary only addresses such Holders.

Savary Shares and SEMAFO Shares generally will be considered capital property to a Holder for purposes of the Tax Act unless the Holder holds such securities in the course of carrying on a business of buying and selling securities or the Holder has acquired them in one or more transactions considered to be an adventure or concern in the nature of trade.

This summary is based on the current provisions of the Tax Act and our understanding of the current administrative policies and assessing practices of the CRA published in writing prior to the date hereof. This summary also takes into account all specific proposals to amend the Tax Act and Regulations publically announced by or on behalf of the Minister of Finance (Canada) prior to the date hereof (the “Proposed Amendments”), and assumes that all Proposed Amendments will be enacted in the form proposed, although no assurance in this regard can be provided. This summary does not take into account or anticipate any other changes in law or administrative policies or assessing practice, whether by legislative, governmental, or judicial action or decision, nor does it take into account provincial, territorial or foreign income tax considerations, which may differ from the Canadian federal income tax considerations discussed below.

This summary is not applicable to a Holder: (i) that is a “financial institution” for the purposes of the mark-to-market rules contained in the Tax Act; (ii) that is a “specified financial institution” as defined in the Tax Act; (iii) an interest in which is a “tax shelter investment” as defined in the Tax Act; (iv) that is a taxpayer whose “functional currency” for the purposes of the Tax Act is the currency of a country other than Canada; (v) that has entered into, or will enter into, a “derivative forward agreement” as defined in the Tax Act with respect to the Savary Shares or SEMAFO Shares; (vi) that will receive dividends on SEMAFO Shares under or as part of a “dividend rental arrangement” as defined in the Tax Act; (vii) that received Savary Shares or will receive SEMAFO Shares pursuant to the exercise of an option; or (viii) that is a corporation resident in Canada and is, or becomes, as part of a transaction or event or series of transactions or events that includes the acquisition of the Securities, controlled by a non-resident corporation for the purposes of the foreign affiliate dumping rules in section 212.3 of the Tax Act. Any such Holder should consult its own tax advisor.

This summary does not address any tax consequences of exercising the Dissent Rights. Savary Shareholders wishing to avail themselves of Dissent Rights should consult their own financial, tax and legal advisors.

This summary is of a general nature only and is not exhaustive of all possible Canadian federal income tax considerations. This summary is not intended to be, nor should it be construed to be, legal or tax advice to any particular holder of Savary Shares, including a Holder as defined above. Accordingly, all holders should consult their own tax advisers for advice as to the income tax consequences to them of the Amalgamation and the holding of SEMAFO Shares in their particular circumstances.

Holders Resident in Canada

The following portion of this summary is applicable to a Holder who, at all relevant times, is or is deemed to be resident in Canada for the purposes of the Tax Act (herein, a “Resident Holder”). Certain Resident Holders who might not otherwise be considered to own Savary Shares or SEMAFO Shares as capital property may be entitled to have such shares and all other “Canadian securities”, as defined in the Tax Act, treated as capital property by making the irrevocable election permitted by subsection 39(4) of the Tax Act.

Exchange of Savary Shares for SEMAFO Shares

A Resident Holder of Savary Shares who, on the Amalgamation, receives SEMAFO Shares in consideration for the Holder’s Savary Shares will be deemed to have disposed of the Holder’s Savary Shares for proceeds of disposition equal to the Resident Holder’s adjusted cost base of those shares immediately before the Effective Time. Consequently, a Resident Holder will realize neither a capital gain nor a capital loss as a result of the Amalgamation. A Resident Holder will be deemed to have acquired the SEMAFO Shares at an aggregate cost equal to the adjusted cost base immediately before the Effective Time of the Resident Holder’s Savary Shares. If the Resident Holder owns any other SEMAFO Shares at the Effective Time, the cost of each SEMAFO Share owned by the Resident Holder immediately after the Effective Time will be determined by averaging the cost of the SEMAFO Shares acquired on the Amalgamation with the adjusted cost base of those other SEMAFO Shares.

Taxation of Dividends

In the case of a Resident Holder who is an individual (other than certain trusts), dividends received or deemed to be received on the SEMAFO Shares, if any, will be included in computing the individual’s income and will be subject to the gross-up and dividend tax credit rules applicable to taxable dividends received from taxable Canadian corporations, including the enhanced gross-up and dividend tax credit applicable to any dividends designated by SEMAFO as an “eligible dividend” in accordance with the Tax Act.

In the case of a Resident Holder that is a corporation, dividends received or deemed to be received on the SEMAFO Shares will be included in computing the corporation’s income and will generally be deductible in computing its taxable income, subject to the limitations under the Tax Act. In certain circumstances, subsection 55(2) of the Tax Act will treat a taxable dividend received by a Resident Holder that is a corporation as proceeds of disposition or a capital gain. Resident Holders that are corporations are urged to consult their own tax advisors having regard to their own circumstances. A Resident Holder that is a “private corporation” or a “subject corporation” as defined in the Tax Act may be liable to pay a tax under Part IV of the Tax Act (which generally is refundable, subject to the detailed rules in the Tax Act) on dividends received or deemed to be received on SEMAFO Shares to the extent that such dividends are deductible in computing the corporation’s taxable income.

Dispositions of SEMAFO Shares

Generally, a Resident Holder that disposes or is deemed to dispose of Savary Shares, otherwise than pursuant to the Amalgamation, or disposes or is deemed to dispose of SEMAFO Shares will realize a capital gain (or capital loss) equal to the amount by which the proceeds of disposition exceed (or are less than) the aggregate of the Resident Holder’s adjusted cost base of those securities immediately before their disposition and any reasonable costs of the disposition. See “Taxation of Capital Gains and Losses” below for a general description of the tax treatment of capital gains and losses under the Tax Act.

Taxation of Capital Gains and Losses

Generally, one-half of any capital gain (a “taxable capital gain”) realized by a Resident Holder in a taxation year will be included in the Resident Holder’s income for the year. One-half of any capital loss (an “allowable capital loss”) realized by the Resident Holder in a year must be deducted against taxable capital gains realized in the year. Any excess of allowable capital losses over taxable capital gains in a taxation year may be carried back up to three taxation years or forward indefinitely and deducted against net taxable capital gains in those other years, to the extent and in the circumstances specified in the Tax Act.

The amount of any capital loss arising on the disposition or deemed disposition of any SEMAFO Shares by a Resident Holder that is a corporation may be reduced by the amount of certain dividends received or deemed to have been received by it on such shares to the extent and under circumstances specified in the Tax Act. Similar rules may apply where the corporation is a member of a partnership or a beneficiary of a trust that owns such shares or where a trust or partnership of which the corporation is a beneficiary or a member is a member of a partnership or a beneficiary of a trust that owns any such shares. Affected Resident Holders should consult their own tax advisors in this regard.

Additional Refundable Tax

A Resident Holder that is a “Canadian-controlled private corporation” (as defined in the Tax Act) may be liable to pay an additional tax (refundable in certain circumstances) on certain investment income, including amounts in respect of net taxable capital gains, interest and dividends or deemed dividends not deductible in computing taxable income.

Minimum Tax on Individuals

Capital gains realized and dividends received or deemed to be received by individuals and certain trusts may give rise to minimum tax under the Tax Act.

Eligibility for Investment

SEMAFO Shares will be qualified investments for trusts governed by a registered retirement savings plan, registered retirement income fund, registered education savings plan, registered disability savings plan, tax-free savings account, as those terms are defined in the Tax Act (collectively referred to as “Registered Plans”) or a deferred profit sharing plan (as defined in the Tax Act), provided that such SEMAFO Shares are then listed, or deemed to be listed, on a “designated stock exchange” as defined in the Tax Act (which currently includes Tiers 1 and 2 of the TSXV) or SEMAFO qualifies as a “public corporation” (as defined in the Tax Act).

Notwithstanding the foregoing, the holder or subscriber of, or an annuitant under, a Registered Plan, as the case may be, (the “Controlling Individual”) will be subject to a penalty tax in respect of SEMAFO Shares held in the Registered Plan if such securities are a “prohibited investment” (as defined in the Tax Act) for the particular Registered Plan. A SEMAFO Share generally will be a “prohibited investment” for a Registered Plan if the Controlling Individual does not deal at arm’s length with SEMAFO for the purposes of the Tax Act or the Controlling Individual has a “significant interest” (as defined in subsection 207.01(4) the Tax Act) in SEMAFO. Controlling Individuals should consult their own tax advisors as to whether the SEMAFO Shares will be a prohibited investment in their particular circumstances.

Holders Not Resident in Canada

The following portion of this summary is applicable to a Holder who, for purposes of the Tax Act and at all relevant times: (i) is not, and is not deemed to be, resident in Canada for purposes of the Tax Act, and (ii) does not and will not use or hold, and is not and will not be deemed to use or hold, Savary Shares or SEMAFO Shares in connection with carrying on a business in Canada (herein, a “Non-Resident Holder”). Special rules, which are not discussed in this summary, may apply to a Non-Resident Holder that is an insurer carrying on business in Canada and elsewhere.

Exchange of Savary Shares for SEMAFO Shares

The discussion above, under the headings “Holders Resident in Canada – Exchange of Savary Shares for SEMAFO Shares”, also applies to Non-Resident Holders. If a Non-Resident Holder holds Savary Shares as “taxable Canadian property” for purposes of the Tax Act (see discussion below under the heading “Dispositions of SEMAFO Share”), the SEMAFO Shares received in consideration will be deemed to be “taxable Canadian property” of the Non-Resident Holder at any time that is within 60 months after the Effective Time.

Dividends on SEMAFO Shares

Dividends paid, deemed to be paid, or credited on SEMAFO Shares to a Non-Resident Holder will be subject to non-resident withholding tax under the Tax Act at a rate of 25% of the gross amount of the dividend unless the rate is reduced by an applicable income tax treaty or convention. For example, under the Canada-United States Tax Convention (1980), as amended (the “Canada-US Tax Treaty”), the withholding rate on any such dividend beneficially owned by a Non-Resident Holder that is a resident of the United States for purposes of the Canada-US Tax Treaty and entitled to the full benefits of such treaty is generally reduced to 15% (or 5% in the case of a company beneficially owning at least 10% of SEMAFO’s voting shares).

Dispositions of SEMAFO Shares

Any capital gain realized by a Non-Resident Holder on the disposition or deemed disposition of SEMAFO Shares will not be subject to tax under the Tax Act nor will capital losses arising therefrom be recognized under the Tax Act, unless: (a) such shares are or are deemed to be, “taxable Canadian property” of the Non-Resident Holder at the time of the disposition; and (b) the Non-Resident Holder is not entitled to an exemption from taxation in Canada on the disposition of such shares under the terms of an applicable income tax treaty or convention.

Provided that the SEMAFO Shares are then listed or deemed to be listed on a “designated stock exchange” for purposes of the Tax Act (which currently includes Tiers 1 and 2 of the TSXV) at the time of disposition such securities generally will not constitute “taxable Canadian property” of a Non-Resident Holder at a particular time unless at any time during the 60-month period immediately preceding the disposition the following two conditions have been met concurrently: (a) the Non-Resident Holder, persons with whom the Non-Resident Holder does not deal at arm’s length, one or more partnerships in which the Non-Resident Holder or persons with whom the NonResident Holder did not deal at arm’s length holds a membership interest (either directly or indirectly through one or more partnerships) or the Non-Resident Holder together with all such persons, own 25% or more of the issued shares of any class or series of SEMAFO; and (b) more than 50% of the fair market value of such shares was derived directly or indirectly from one of any combination of real or immovable property situated in Canada, “Canadian resource properties”, “timber resource properties” (each as defined in the Tax Act), or an option in respect of, or interests in, or for civil law rights in, any such properties, whether or not such property exists.

Notwithstanding the foregoing, in certain circumstances set out in the Tax Act, a share could be deemed to be taxable Canadian property to a Non-Resident Holder. As noted above under “Holders Not Resident in Canada – Exchange of Savary Shares for SEMAFO Shares”, if a Non-Resident Holder held Savary Shares as “taxable Canadian property” for purposes of the Tax Act at the Effective Time, the SEMAFO Shares, as applicable, received in consideration will be deemed to be “taxable Canadian property” of the Non-Resident Holder at any time that is within 60 months after the Effective Time.

Even if a share is taxable Canadian property to a Non-Resident Holder at a particular time, such Non-Resident Holder may be exempt from tax on any capital gain realized on the disposition of such share by virtue of an applicable income tax treaty or convention to which Canada is a signatory. Non-Resident Holders should consult with their own tax advisors in this regard.

A disposition or deemed disposition of SEMAFO Shares by a Non-Resident Holder whose SEMAFO Shares are taxable Canadian property and who is not entitled to an exemption under an applicable income tax treaty or convention generally will be subject to the same Canadian tax consequences discussed above under the headings “Holders Resident in Canada” – “Dispositions of SEMAFO Shares” and “Taxation of Capital Gains and Losses”.

Non-Resident Holders who dispose of SEMAFO Shares that are or are deemed to be “taxable Canadian property”

(as defined in the Tax Act) should consult their own tax advisors concerning the Canadian income tax consequences of the disposition and the potential requirement to file a Canadian income tax return depending on their particular circumstances.

OTHER TAX CONSIDERATIONS

This Circular does not address any tax considerations of the Amalgamation other than Canadian federal income tax considerations to certain Savary Shareholders. Savary Shareholders who are resident in jurisdictions other than Canada should consult their tax advisors with respect to the relevant tax implications of the Amalgamation, including any associated filing requirements, in such jurisdictions. All Savary Shareholders should also consult their own tax advisors regarding relevant provincial, territorial or state tax considerations of the Amalgamation.

INFORMATION CONCERNING SAVARY

Overview

Savary was incorporated pursuant to the provisions of the Business Corporations Act (Alberta) on February 15, 2008 under the name “Savary Capital Corp.” and was classified as a Capital Pool Company as defined in TSXV Policy 2.4. On May 15, 2008, Savary completed its initial public offering, and on September 12, 2012, with the acquisition of 100% ownership of Burkina Gold Corporation, Savary completed its Qualifying Transaction (as such term is defined in TSXV Policy 2.4). On the same date, Savary became a British Columbia company and was continued pursuant to the provisions of the Business Corporations Act (British Columbia) under the name Savary Gold Corp. On October 13, 2013, Savary continued to Ontario pursuant to the OBCA.

Summary description of the business

Savary is a Canadian exploration company focused on exploring and developing the Karankasso Gold Project in Burkina Faso. The Company holds an approximate 75.2% deemed joint venture ownership at year end 2018 and is the operator of the joint venture. The project is located within the Houndé Greenstone Belt, which hosts SEMAFO’s Mana mine, Roxgold Inc.’s Yaramoko Mine and Endeavour Mining Corporation’s Houndé Mine. The project contains an inferred mineral resource estimate (November 2, 2017) of 12.3 million tonnes (Mt) grading 2.03 g/t gold for 805,000 ounces.

Ownership of Securities

The following table sets forth the number of Savary Shares beneficially owned, directly or indirectly, or over which control or direction is exercised, by each of the directors and officers of Savary (together with their respective associates and affiliates) as of the date hereof:

Name	Offices Held	Total Savary Shares Held	Percentage of Savary Shares	Total Savary Options Held	Percentage of Savary Options

Don Dudek	President, Chief Executive Officer and Director	3,789,000	1.48%	2,050,000	20.96%

Daniel Nocente	Director	1,970,000	0.77%	1,150,000	11.76%

Paolo Lostritto	Director	3,590,000	1.40%	950,000	9.71%

Thomas Olesinski	Director	200,000	0.08%	950,000	9.71%

Craig Pearman	Director	150,000	0.06%	780,000	7.98%

Greg Duras	Chief Financial Officer	300,000	0.12%	900,000	9.20%

Daniella Tintor	Corporate Secretary	-	-	200,000	2.04%

Prior Sales

The following table contains details of issuances of Savary Shares by Savary during the twelve months prior to the date of this Circular:

Date of Issuance	Number of Savary Shares	Price per Savary Share
December 31, 2018	40,000,000(1)	$0.05
March 12, 2019	1,000,000(2)	$0.10
March 12, 2019	150,000(2)	$0.06

Notes:

(1) Issuance of units pursuant to a non-brokered private placement, each unit is comprised of one Savary Share and one-half of one Savary Warrant. Each Savary Warrant entitles the holder thereof to acquire one Savary Share at an exercise price of $0.05 per share until December 31, 2021.

(2)  Savary Shares issuance made pursuant to exercises of Savary Options.

Trading Price and Volume

The Savary Shares are listed and posted for trading on the TSXV under the symbol “SCA”. The following table sets out the monthly high and low closing prices and the total monthly trading volumes for the indicated periods:

	High	Low	Volume
Fiscal 2018
January 2018	$0.070	$0.050	5,345,480
February 2018	$0.080	$0.045	5,768,530
March 2018	$0.070	$0.050	2,621,560
April 2018	$0.065	$0.050	1,560,480
May 2018	$0.055	$0.040	1,185,850
June 2018	$0.045	$0.040	1,194,310
July 2018	$0.060	$0.040	1,662,820
August 2018	$0.055	$0.040	901,600
September 2018	$0.040	$0.040	478,000
October 2018	$0.045	$0.035	1,087,000
November 2018	$0.055	$0.040	1,709,100
December 2018	$0.055	$0.040	1,546,000

Fiscal 2019
January 2019	$0.060	$0.035	1,586,150
February 2019	$0.110	$0.045	35,486,640
March 1 – 25, 2019	$0.130	$0.100	21,613,300

Dividend Policy

Savary has paid no dividends on the Savary Shares since incorporation. There are no restrictions on Savary’s ability to pay dividends in its articles, and it has no plans to declare a dividend in the future or to alter its dividend policy.

Expenses of the Amalgamation

The expenses of Savary in connection with the Amalgamation are estimated to be approximately $688,000. These expenses include fairness opinion fees, legal advisory fees, as well as the costs associated with applications to regulatory authorities and the preparation, printing and mailing of the proxy materials for the Meeting. Such fees will be paid out of Savary’s general funds.

Risk Factors

Whether or not the Amalgamation is completed, Savary will continue to face many of the risks that it currently faces with respect to its business and affairs. Certain of these risks have been disclosed under the section “Risks and Uncertainties” of Savary’s management’s discussion and analysis for the period ended September 30, 2018, which sections are specifically incorporated by reference into this Circular. A copy of such document is available on SEDAR at www.sedar.com under Savary’s issuer profile.

Auditors, Transfer Agent and Registrar

The auditors of Savary are McGovern, Hurley, Cunningham, LLP, Chartered Accountants. McGovern, Hurley, Cunningham, LLP, Chartered Accountants, have been the auditors of Savary since October 10, 2013. TSX Trust Company at its principal offices at 300-100 Adelaide Street West, Toronto, Ontario, M5H 1S3, is the registrar and transfer agent for the Savary Shares.

INFORMATION CONCERNING SEMAFO

The information concerning SEMAFO and its subsidiaries contained in this Circular has been provided by SEMAFO for inclusion in this Circular. Although Savary has no knowledge that any statement contained herein taken from, or based on, such information and records or information provided by SEMAFO are untrue or incomplete, Savary assumes no responsibility for the accuracy of the information contained in such documents, records or information or for any failure by SEMAFO to disclose events which may have occurred or may affect the significance or accuracy of any such information but which are unknown to Savary.

The following information about SEMAFO should be read in conjunction with the documents incorporated by reference under this heading and the information concerning SEMAFO appearing elsewhere in this Circular. The following information is presented on a pre-Amalgamation basis and reflects the business, financial and share capital position of SEMAFO. See “Forward-Looking Information” in this Circular in respect of forward-looking statements that are included in this section and in the documents incorporated by reference herein.

Documents Incorporated by Reference

The following documents filed by SEMAFO with securities commissions or similar regulatory authorities in the Provinces of British Columbia, Alberta, Ontario and Quebec are specifically incorporated by reference in, and form an integral part of, this Circular:

(a)	the annual information form of SEMAFO for the financial year ended December 31, 2018 dated March 14, 2019 (the “SEMAFO AIF”);

(b)

the annual audited consolidated financial statements of SEMAFO for each of the financial years ended December 31, 2018 and December 31, 2017, together with the notes thereto (the “SEMAFO Annual Financial Statements”) and the auditors’ report thereon;

(c)	the management’s discussion and analysis of SEMAFO for the financial year ended December 31, 2018 (the “SEMAFO Annual MD&A”); and

(d)	the management information circular of SEMAFO dated March 29, 2018 with respect to the annual general meeting of the Shareholders of SEMAFO held on May 10, 2018.

Any document of the type referred to in Section 11.1 of Form 44-101F1 of National Instrument 44-101 – Short Form Prospectus Distributions filed by SEMAFO with certain securities commissions or similar regulatory authorities in Canada after the date of this Circular and prior to the date the Amalgamation is completed shall be deemed to be incorporated by reference in this Circular.

Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for the purposes of this Circular to the extent that a statement contained herein, or in any other subsequently filed document which also is incorporated or is deemed to be incorporated by reference herein, modifies or supersedes such statement. The modifying or superseding statement need not state that it has modified or superseded a prior statement or include any other information set forth in the document that it modifies or supersedes. The making of a modifying or superseding statement will not be deemed an admission for any purposes that the modified or superseded statement, when made, constituted a misrepresentation, an untrue statement of a material fact or an omission to state a material fact that is required to be stated or that is necessary to make a statement not misleading in light of the circumstances in which it was made. Any statement so modified or superseded shall not constitute part of this Circular, except as so modified or superseded.

Copies of the documents incorporated or deemed to be incorporated by reference may also be obtained on request without charge from SEMAFO at 100 Alexis-Nihon Boulevard, 7th Floor, Saint-Laurent, QC H4M 2P3, telephone: (514) 744-4408, and are electronically available through the SEDAR website at www.sedar.com and available on SEMAFO’s website at www.semafo.com.

References to SEMAFO’s website in any documents that are incorporated by reference into this Circular, do not incorporate by reference the information on such website, and SEMAFO disclaims any such incorporation by reference.

Description of the Business

SEMAFO is a Canadian-based intermediate gold producer with over twenty years’ experience building and operating mines in West Africa. SEMAFO operates two mines, the Mana and Boungou Mines in Burkina Faso. SEMAFO is committed to building value through responsible mining of its quality assets and leveraging its development pipeline.

Created under the Companies Act (Québec) as a result of the amalgamation, effective January 31, 1994 of SEG Exploration Inc. and Orimar Resources Inc., SEMAFO is now governed by the Business Corporations Act (Québec) since it came into force on February 14, 2011. Having maintained the corporate name “Exploration SEG Inc.” subsequent to the amalgamation, SEMAFO changed its name to “West Africa Mining Exploration Corporation Inc.” in June 1995. SEMAFO further changed its name to its current name “SEMAFO Inc.” pursuant to a certificate and articles of amendment dated May 13, 1997. “SEMAFO” is the acronym of “Société d’exploration minière d’Afrique de l’Ouest”, the French version of SEMAFO’s former name.

SEMAFO’s corporate office is located at 100 Alexis-Nihon Boulevard, 7th Floor, Saint-Laurent, QC H4M 2P3.

SEMAFO is a reporting issuer in British Columbia, Alberta, Ontario and Quebec. The SEMAFO Shares have been listed for trading on the TSX since December 12, 1996 and on the NASDAQ OMX since October 20, 2011.

The following diagram presents, as of the date hereof, the names of SEMAFO’s material subsidiaries, where they were incorporated or continued as well as the percentage of votes attaching to all voting securities of each such subsidiary beneficially owned, controlled or directed by SEMAFO.

For further information regarding SEMAFO, its subsidiaries and their respective business activities, including SEMAFO’s inter-corporate relationships and organizational structure, see the SEMAFO AIF, incorporated herein by reference.

Consolidated Capitalization

There have been no material changes in the consolidated capitalization of SEMAFO since December 31, 2018, the date of the SEMAFO Annual Financial Statements, incorporated herein by reference.

An aggregate number of 7,299,407 SEMAFO Shares will be issued to Savary Shareholders pursuant to the Amalgamation, assuming no Savary Options and no Savary Warrants are exercised prior to the closing of the Amalgamation, representing approximately 2.2% of the current number of issued and outstanding SEMAFO Shares, on a non-diluted basis as of the date of this Circular. Upon completion of the Amalgamation, there will be 333,117,706 SEMAFO Shares issued and outstanding, assuming no SEMAFO Options, no Savary Options and no Savary Warrants are exercised prior to the closing of the Amalgamation.1

Description of SEMAFO Shares

The authorized share capital of SEMAFO consists of: (i) an unlimited number of common shares (the SEMAFO Shares); (ii) an unlimited number of Class “A” preferred shares; and (iii) an unlimited number of Class “B” preferred shares, all without nominal or par value.

Each SEMAFO Share entitles the holder to one vote for each SEMAFO Share held at all meetings of SEMAFO shareholders, to participate rateably in any dividend declared by the board of directors of SEMAFO on the SEMAFO Shares, and, subject to any rights attaching to the Class “A” and Class “B” preferred shares, to receive SEMAFO’s remaining property in the event of the voluntary or involuntary liquidation, dissolution, winding-up or other distribution of SEMAFO’s assets.

Prior Sales

Other than as described below, during the 12-month period prior to the date of this Circular, SEMAFO has not issued any SEMAFO Shares or any securities that are exercisable for SEMAFO Shares:

1Up to 328,608 SEMAFO Shares will be issued or made issuable upon the closing of the Amalgamation pursuant to the exercise of Savary Options and up to 567,840 SEMAFO Shares will be issued or made issuable upon the closing of the Amalgamation pursuant to the exercise of Savary Warrants. The definitive aggregate number of SEMAFO Shares to be issued or made issuable, respectively, pursuant to the Amalgamation is contingent however on the respective numbers of Savary Shares, Savary Warrants and Savary Options that will be outstanding at the effective time of the Amalgamation.

Date of Issuance	Number of SEMAFO Shares(2)	Exercise Price per SEMAFO Share
April 11, 2018	75,000	$2.03
March 13, 2019(1)	22,232	$3.71
March 14, 2019(1)	30,000	$1.40
March 14, 2019(1)	20,000	$2.03
March 14, 2019(1)	49,407	$3.71
March 19, 2019(1)	30,000	$1.40
March 20, 2019(1)	49,407	$3.71

Notes:

(1)	The SEMAFO Options exercised on this date were expiring on March 27, 2019.
(2)	SEMAFO Shares issued in connection to exercises of SEMAFO Options.

Trading Price and Volume

The SEMAFO Shares are listed and posted for trading on the TSX and the NASDAQ QMX under the trading symbol “SMF”. The following table shows the monthly ranges of intra-day high and low prices per SEMAFO Share, as well as the total monthly volumes traded on the TSX during the specific periods:

	High	Low	Volume
Fiscal 2018
January 2018	$4.140	$3.470	24,244,380
February 2018	$3.970	$3.270	22,276,160
March 2018	$3.820	$3.310	21,883,320
April 2018	$4.140	$3.500	14,118,060
May 2018	$4.050	$3.470	17,168,070
June 2018	$3.850	$3.480	13,932,810
July 2018	$3.990	$3.670	12,762,510
August 2018	$3.850	$2.730	19,599,950
September 2018	$3.300	$2.900	20,682,820
October 2018	$3.310	$2.820	13,871,890
November 2018	$3.000	$2.370	13,120,452
December 2018	$2.980	$2.235	21,128,490

Fiscal 2019
January 2019	$3.200	$2.600	15,066,230
February 2019	$3.700	$2.800	15,453,880
March 1 – 25, 2019	$3.990	$3.500	21,763,220

On February 8, 2019, being the trading day prior to the public announcement that SEMAFO and Savary were engaged in advanced discussions relating to a possible acquisition transaction, the closing price of the SEMAFO Shares on the TSX was $2.98.

Risk Factors

There are various risks, including those discussed in the SEMAFO AIF and the SEMAFO Annual MD&A, which are each incorporated herein by reference, that could negatively affect, among other things, the operating results, earnings, properties, operations, business and condition (financial or otherwise) of SEMAFO and the value of the SEMAFO Shares. These risk factors, together with all of the other information included or incorporated by reference in this Circular, including information contained in the sections entitled “Forward-Looking Information”, “Risk Factors Relating to the Amalgamation” and “Information Concerning SEMAFO – Risk Factors” of this Circular, should be carefully reviewed and considered by Savary Shareholders before a decision concerning the Amalgamation is made. The risk factors that are identified in this Circular and the documents incorporated herein by reference are not exhaustive and other factors may arise in the future that are currently not foreseen by management of SEMAFO that may present additional risks in the future.

Auditor, Transfer Agent and Registrar

PricewaterhouseCoopers LLP is the external auditor of SEMAFO and has advised that it is independent with respect to SEMAFO within the meaning of the Code of Ethics of the Ordre des comptables professionnels agréés du Québec.

The transfer agent and registrar of SEMAFO is Computershare Trust Corporation of Canada located at 1500 Robert-Bourassa Boulevard, Suite 700, Montreal, QC H3B 3S8.

Agent for Service of Process in Canada

Flore Konan and Tertius Zongo are directors of SEMAFO who reside outside of Canada and have appointed SEMAFO Inc., at 100 Boulevard Alexis-Nihon, 7th floor, Saint-Laurent, Québec, H4M 2P3, as their agent for service of process in Canada in accordance with Applicable Securities Laws. Savary Shareholders are advised that it may not be possible for investors to enforce judgments obtained in Canada against any person or company that is incorporated, continued or otherwise organized under the laws of a foreign jurisdiction or resides outside of Canada, even if the party has appointed an agent for service of process.

INFORMATION CONCERNING THE COMBINED ENTITY

The following information reflects the business, financial and share capital position of SEMAFO after giving effect to the Amalgamation.

Overview

Upon completion of the Amalgamation, all of the Savary Shares will be cancelled and SEMAFO will: (i) own all of the shares of Amalco, the entity resulting from the amalgamation of Savary and Subco; (ii) former Savary Shareholders will be SEMAFO shareholders; and (iii) the SEMAFO Shares will continue to trade on the TSX and on the NASDAQ OMX. It is expected that the Savary Shares will be de-listed from the TSXV following the consummation of the Amalgamation, subject to the rules of the TSXV. Amalco will also seek a ruling of applicable Canadian securities regulators to cease being a reporting issuer (or its equivalent) under applicable securities laws. The corporate office of SEMAFO will continue to be located at 100 Alexis-Nihon Boulevard, 7th Floor, Saint-Laurent, QC H4M 2P3.

The Amalgamation will result in Amalco becoming a wholly-owned subsidiary of SEMAFO. SEMAFO will continue to carry on the business and operations of both SEMAFO and Savary on a combined basis. The existing mineral resources of SEMAFO’s Bantou Project and Savary’s Karankasso Gold Project will be combined to create a district-scale 1,250 km² land package located on the prospective Houndé Greenstone Belt in Burkina Faso. The combined Bantou Project and Karankasso Gold Project will not be considered material to the business of SEMAFO on the Effective Date.

The following information is presented on a post-Amalgamation basis and is reflective of the projected business and share capital position of SEMAFO after giving effect to the Amalgamation. This section only includes information respecting SEMAFO and Savary after the Amalgamation that is materially different from information provided elsewhere in this Circular.

Summary Description of the Combined Entity

Upon completion of the Amalgamation, the business and objectives of the combined company will continue to be the business and objectives of SEMAFO.

Share Capitalization

An aggregate number of 7,299,407 SEMAFO Shares will be issued to Savary Shareholders pursuant to the Amalgamation, assuming no Savary Options and no Savary Warrants are exercised prior to the closing of the Amalgamation, representing approximately 2.2% of the current number of issued and outstanding SEMAFO Shares, on a non-diluted basis as of the date of this Circular. Upon completion of the Amalgamation, there will be 333,117,706 SEMAFO Shares issued and outstanding, assuming no SEMAFO Options, no Savary Options and no Savary Warrants are exercised prior to the closing of the Amalgamation.2

Directors and Officers

The directors and officers of SEMAFO will remain the same following completion of the Amalgamation.

Capital Structure

Following the completion of the Amalgamation, the authorized capital of SEMAFO will continue to consist of (i) an unlimited number of common shares; (ii) an unlimited number of Class “A” preferred shares; and (iii) an unlimited number of Class “B” preferred shares, all without nominal or par value. The attributes of SEMAFO Shares will not change. See “Information Concerning SEMAFO – Description of SEMAFO Shares”.

Interests in Mineral Properties after the Amalgamation

Upon completion of the Amalgamation, SEMAFO will hold all of Savary’s assets, including all of Savary’s interest in the Karankasso Gold Project located in Burkina Faso. As noted above, the combined Bantou Project and Karankasso Gold Project will not be considered material to the business of SEMAFO on the Effective Date.

Risk Factors

Holding or making an investment in the SEMAFO Shares is subject to various risks. In addition to the risks set out in the documents incorporated by reference in this Circular, the proposed combination of SEMAFO and Savary in connection with the Amalgamation is subject to certain risks. The information contained in the sections entitled “Forward-Looking Statements”, “Risk Factors Relating to the Amalgamation”, “Information Concerning Savary-Risk Factors” and “Information Concerning SEMAFO – Risk Factors” in this Circular should be carefully reviewed and considered by Savary Shareholders before a decision concerning the Amalgamation is made. The risk factors that are identified in this Circular are not exhaustive and other factors may arise in the future that are currently not foreseen by management of SEMAFO that may present additional risks in the future.

DISSENTING SHAREHOLDER RIGHTS

A brief summary of the provisions of the Dissent Rights under the OBCA is set forth below and is qualified in its entirety by the text of Section 185 of the OBCA.

A Savary Shareholder who intends to exercise Dissent Rights should carefully consider and strictly comply with the provisions of Section 185 of the OBCA. Failure to strictly comply with the provisions of that section, and to adhere to the procedures established therein may result in the loss of all rights thereunder. It is suggested that Savary Shareholders wishing to avail themselves of their rights under those provisions seek their own legal advice, as failure to comply strictly with them may prejudice their right of dissent.

A Savary Shareholder who fully complies with the dissent procedures in Section 185 of the OBCA is entitled, if the Amalgamation becomes effective, in addition to any other rights he may have, to dissent and to be paid the fair

2Up to 328,608 SEMAFO Shares will be issued or made issuable upon the closing of the Amalgamation pursuant to the exercise of Savary Options and up to 567,840 SEMAFO Shares will be issued or made issuable upon the closing of the Amalgamation pursuant to the exercise of Savary Warrants. The definitive aggregate number of SEMAFO Shares to be issued or made issuable, respectively, pursuant to the Amalgamation is contingent however on the respective numbers of Savary Shares, Savary Warrants and Savary Options that will be outstanding at the effective time of the Amalgamation.

value of the Savary Shares held by them in respect of which they dissent, determined as of the close of business on the last Business Day before the Meeting. A Savary Shareholder may dissent only with respect to all of the Savary Shares held by them or on behalf of any one beneficial owner and registered in the Dissenting Shareholder’s name. Savary Shareholders who have voted in favour of the Amalgamation Resolution, in person or by proxy, shall not be accorded a right of dissent.

Persons who are beneficial owners of Savary Shares registered in the name of a broker, custodian, nominee or other intermediary who wish to dissent, should be aware that only the registered owner of such Savary Shares is entitled to dissent. Accordingly, a beneficial owner of Savary Shares desiring to exercise their right of dissent must make arrangements for the Savary Shares beneficially owned by them to be registered in their name prior to the time the written objection to the Amalgamation Resolution is required to be received by Savary or, alternatively, make arrangements for the registered holder of their Savary Shares to dissent on their behalf.

A Dissenting Shareholder must: (i) send to Savary a Dissent Notice, which Dissent Notice must be received by Savary at c/o Dentons Canada LLP, 77 King Street West, Suite 400, Toronto-Dominion Centre, Toronto, Ontario M5K 0A1, Attention: Alex Farcas, by 5:00 p.m. (Toronto time) on April 23, 2019 or prior to the second last business day preceding the Meeting or any adjournment thereof; or (ii) provide a Dissent Notice to the Chair of the Meeting at the Meeting. No Savary Shareholder who has voted in favour of the Amalgamation shall be entitled to dissent with respect to the Amalgamation.

LEGAL MATTERS

Certain legal matters in connection with the Amalgamation will be passed upon by Dentons Canada LLP on behalf of Savary. As at the date of this Proxy Circular, partners and associates of Dentons Canada LLP owned beneficially, directly or indirectly, less than 1% of the outstanding Savary Shares.

LEGAL PROCEEDINGS

There are no legal proceedings which Savary is a party to that involve a claim for damages that exceed 10% of the current assets of Savary.

INTEREST OF INFORMED PERSONS IN MATERIAL TRANSACTIONS

Except as disclosed under the heading “Information Concerning the Meeting” and “The Amalgamation – Interests of Certain Persons in the Amalgamation”, no informed person of Savary, or any associate or affiliate of any informed person, has had any material interest, direct or indirect, in any transaction, or proposed transaction, which has materially affected or would materially affect Savary or any of its subsidiaries since the commencement of the most recently completed financial year of Savary.

EXPERTS

To the knowledge of management of Savary, as of the date hereof, set forth below is the name of each person or company who is named as having prepared or certified a statement, report or valuation described or included in a filing, or referred to in a filing, made under NI 51-102 by Savary during, or relating to, Savary’s most recently completed financial year, and whose profession or business gives authority to the statement, report or valuation made by the person or company.

McGovern, Hurley, Cunningham, LLP, Chartered Accountants, have performed the external audit of financial statements of Savary for the years ended December 31, 2017 and 2016, as set forth in Savary’s financial statements. In addition, Dentons Canada LLP, external counsel to Savary, has provided certain opinions contained in this Circular. At the time of the provision of such services, the aforementioned persons or companies, or principals thereof, beneficially owned, directly or indirectly, less than 1% of the outstanding Savary Shares.

In addition, the Financial Advisor prepared the Fairness Opinion. Paul Lostritto, a director of Savary, is the President of the Financial Advisor. As of the date hereof, the Financial Advisor and the “designated professionals” (as defined in NI 51-102) of the Financial Advisor as a group beneficially own, directly or indirectly, less than 1% of the outstanding securities of Savary, SEMAFO and their respective associates and affiliates.

ADDITIONAL INFORMATION

Additional information relating to Savary is available on SEDAR at www.sedar.com. Financial information in respect of Savary and its affairs is provided in the Corporation’s annual audited comparative financial statements for the year ended December 31, 2017 and unaudited condensed consolidated interim financial statements as at and for the three and nine months ended September 30, 2018, together with management’s discussion and analysis in respect thereof. Copies of Savary’s financial statements and related management discussion and analysis are available, without charge, upon request from Savary at 647-401-9138.

DIRECTORS’ APPROVAL

The contents of this Circular and the sending thereof to the Savary Shareholders have been approved by the Savary Board.

DATED at Toronto, Ontario this 26th day of March, 2019.

BY ORDER OF THE BOARD OF DIRECTORS OF SAVARY GOLD CORP.

(Signed) “Don Dudek”
President, Chief Executive Officer and Director

CONSENT OF RED CLOUD KLONDIKE STRIKE INC.

To: The board of directors of Savary Gold Corp.

We hereby consent to the reference to the opinion of our firm dated March 11, 2019, which we prepared for the special committee of the board of Savary Gold Corp. in connection with its consideration of the Amalgamation, to the reference to the Red Cloud Klondike Strike Inc. name in the Circular related to the Amalgamation, to the inclusion of the foregoing opinion in the Circular, and to the filing of the foregoing opinion with the Circular.

“Red Cloud Klondike Strike Inc.”

Toronto, Ontario

March 26, 2019

APPENDIX A – AMALGAMATION RESOLUTION

BE IT RESOLVED BY SPECIAL RESOLUTION THAT:

1.

The amalgamation (the “Amalgamation”) pursuant to the provisions of the Business Corporations Act (Ontario) (the “OBCA”), of Savary Gold Corp. (Savary) and an entity to be incorporated (“Subco”) which will be a wholly-owned subsidiary of SEMAFO Inc. (SEMAFO), in accordance with the terms and subject to the conditions of the combination agreement among Savary and SEMAFO Inc. (“SEMAFO”) dated March 11, 2019 (the “Combination Agreement”), and upon the terms and conditions set forth in the amalgamation agreement (the “Amalgamation Agreement”) among Savary, SEMAFO and Subco, a form of which is attached as Schedule A to the Combination Agreement, all as more particularly described and to be set forth in the management information circular of Savary (the Circular”) accompanied by the notice of the meeting (as the Amalgamation may be modified or amended in accordance with its terms), is hereby authorized, approved and adopted.

2.

Savary is hereby authorized to enter into an Amalgamation Agreement substantially upon the terms set forth in the form thereof attached as Schedule A to the Combination Agreement pursuant to Section 174 of the OBCA and the Amalgamation Agreement is hereby confirmed and approved.

3.

The (i) Combination Agreement, Amalgamation Agreement and related transactions, (ii) actions of the directors of Savary in approving the Combination Agreement and the Amalgamation Agreement, (iii) actions of the directors and officers of Savary in executing and delivering the Combination Agreement, the Amalgamation Agreement and any amendments, modifications or supplements thereto, are hereby ratified and approved.

4.

Notwithstanding that this resolution has been passed (and the Amalgamation authorized, approved and adopted) by the shareholders of Savary, the board of directors of Savary is hereby authorized and empowered, at its discretion, without further notice to or approval of the shareholders of Savary: (a) to amend or modify the Combination Agreement, the Amalgamation Agreement, and the Articles of Amalgamation (as defined in the Amalgamation Agreement) to the extent permitted thereby; and (b) subject to the terms and conditions of, and to the extent permitted by, the Combination Agreement, to revoke this resolution at any time prior to the issuance of a certificate of amalgamation giving effect to the Amalgamation and determine not to proceed with the Amalgamation.

5.

Any officer or director of Savary is hereby authorized and directed for and on behalf of Savary to execute, under the corporate seal of Savary or otherwise, and to deliver or cause to be delivered, for filing with the Ministry of Government Services and/or Director under the OBCA, the Articles of Amalgamation and such other documents as are necessary or desirable to give effect to the Amalgamation in accordance with the Combination Agreement and the Amalgamation Agreement, such determination to be conclusively evidenced by the execution and delivery of such Articles of Amalgamation and any such other documents.

6.

Any officer or director of Savary is hereby authorized and directed for and on behalf of Savary to execute or cause to be executed and to deliver or cause to be delivered, all such other documents and instruments and to perform or cause to be performed all such other acts and things as, in such person’s opinion, may be necessary or desirable to give full force and effect to the foregoing resolutions, the Combination Agreement and the completion of the Amalgamation in accordance with the terms of the Amalgamation Agreement, including: (i) all actions required to be taken by or on behalf of Savary, and all necessary filings and obtaining the necessary approvals, consents and acceptances of appropriate regulatory authorities; and (ii) the signing of the certificates, consents and other documents or declarations required under the Combination Agreement or otherwise to be entered into by Savary, such determination to be conclusively evidenced by the execution and delivery of such document, agreement or instrument or the doing of any such act or thing.

APPENDIX B - SECTION 185 OF THE OBCA

185(1)    Rights of dissenting shareholders

Subject to subsection (3) and to sections 186 and 248, if a corporation resolves to,

(a) amend its articles under section 168 to add, remove or change restrictions on the issue, transfer or ownership of shares of a class or series of the shares of the corporation;

(b) amend its articles under section 168 to add, remove or change any restriction upon the business or businesses that the corporation may carry on or upon the powers that the corporation may exercise;

(c) amalgamate with another corporation under sections 175 and 176;

(d) be continued under the laws of another jurisdiction under section 181; or

(e) sell, lease or exchange all or substantially all its property under subsection 184(3),

a holder of shares of any class or series entitled to vote on the resolution may dissent.

185(2)    Idem

If a corporation resolves to amend its articles in a manner referred to in subsection 170(1), a holder of shares of any class or series entitled to vote on the amendment under section 168 or 170 may dissent, except in respect of an amendment referred to in,

(a) clause 170(1)(a), (b) or (e) where the articles provide that the holders of shares of such class or series are not entitled to dissent; or

(b) subsection 170(5) or (6).

185(2.1) One class of shares

The right to dissent described in subsection (2) applies even if there is only one class of shares.

185(3)    Exception

A shareholder of a corporation incorporated before the 29th day of July, 1983 is not entitled to dissent under this section in respect of an amendment of the articles of the corporation to the extent that the amendment,

(a) amends the express terms of any provision of the articles of the corporation to conform to the terms of the provision as deemed to be amended by section 277; or

(b) deletes from the articles of the corporation all of the objects of the corporation set out in its articles, provided that the deletion is made by the 29th day of July, 1986.

185(4)    Shareholder’s right to be paid fair value

In addition to any other right the shareholder may have, but subject to subsection (30), a shareholder who complies with this section is entitled, when the action approved by the resolution from which the shareholder dissents becomes effective, to be paid by the corporation the fair value of the shares held by the shareholder in respect of which the shareholder dissents, determined as of the close of business on the day before the resolution was adopted.

185(5)    No partial dissent

A dissenting shareholder may only claim under this section with respect to all the shares of a class held by the dissenting shareholder on behalf of any one beneficial owner and registered in the name of the dissenting shareholder.

185(6)    Objection

A dissenting shareholder shall send to the corporation, at or before any meeting of shareholders at which a resolution referred to in subsection (1) or (2) is to be voted on, a written objection to the resolution, unless the corporation did not give notice to the shareholder of the purpose of the meeting or of the shareholder’s right to dissent.

2

185(7)    Idem

The execution or exercise of a proxy does not constitute a written objection for purposes of subsection (6).

185(8)    Notice of adoption of resolution

The corporation shall, within ten days after the shareholders adopt the resolution, send to each shareholder who has filed the objection referred to in subsection (6) notice that the resolution has been adopted, but such notice is not required to be sent to any shareholder who voted for the resolution or who has withdrawn the objection.

185(9)    Idem

A notice sent under subsection (8) shall set out the rights of the dissenting shareholder and the procedures to be followed to exercise those rights.

185(10) Demand for payment of fair value

A dissenting shareholder entitled to receive notice under subsection (8) shall, within twenty days after receiving such notice, or, if the shareholder does not receive such notice, within twenty days after learning that the resolution has been adopted, send to the corporation a written notice containing,

(a) the shareholder’s name and address;

(b) the number and class of shares in respect of which the shareholder dissents; and

(c) a demand for payment of the fair value of such shares.

185(11) Certificates to be sent in

Not later than the thirtieth day after the sending of a notice under subsection (10), a dissenting shareholder shall send the certificates, if any, representing the shares in respect of which the shareholder dissents to the corporation or its transfer agent.

185(12) Idem

A dissenting shareholder who fails to comply with subsections (6), (10) and (11) has no right to make a claim under this section.

185(13) Endorsement on certificate

A corporation or its transfer agent shall endorse on any share certificate received under subsection (11) a notice that the holder is a dissenting shareholder under this section and shall return forthwith the share certificates to the dissenting shareholder.

185(14) Rights of dissenting shareholder

On sending a notice under subsection (10), a dissenting shareholder ceases to have any rights as a shareholder other than the right to be paid the fair value of the shares as determined under this section except where,

(a) the dissenting shareholder withdraws notice before the corporation makes an offer under subsection (15);

(b) the corporation fails to make an offer in accordance with subsection (15) and the dissenting shareholder withdraws notice; or

(c) the directors revoke a resolution to amend the articles under subsection 168(3), terminate an amalgamation agreement under subsection 176(5) or an application for continuance under subsection 181(5), or abandon a sale, lease or exchange under subsection 184(8), in which case the dissenting shareholders rights are reinstated as of the date the dissenting shareholder sent the notice referred to in subsection (10).

185(14.1) Same

A dissenting shareholder whose rights are reinstated under subsection (14) is entitled, upon presentation and surrender to the corporation or its transfer agent of any share certificate that has been endorsed in accordance with subsection (13),

3

(a) to be issued, without payment of any fee, a new certificate representing the same number, class and series of shares as the certificate so surrendered; or

(b) if a resolution is passed by the directors under subsection 54(2) with respect to that class and series of shares,

(i) to be issued the same number, class and series of uncertificated shares as represented by the certificate so surrendered, and

(ii) to be sent the notice referred to in subsection 54(3).

185(14.2) Same

A dissenting shareholder whose rights are reinstated under subsection (14) and who held uncertificated shares at the time of sending a notice to the corporation under subsection (10) is entitled,

(a) to be issued the same number, class and series of uncertificated shares as those held by the dissenting shareholder at the time of sending the notice under subsection (10); and

(b) to be sent the notice referred to in subsection 54(3).

185(15) Offer to pay

A corporation shall, not later than seven days after the later of the day on which the action approved by the resolution is effective or the day the corporation received the notice referred to in subsection (10), send to each dissenting shareholder who has sent such notice,

(a) a written offer to pay for the dissenting shareholder’s shares in an amount considered by the directors of the corporation to be the fair value thereof, accompanied by a statement showing how the fair value was determined; or

(b) if subsection (30) applies, a notification that it is unable lawfully to pay dissenting shareholders for their shares.

185(16) Idem

Every offer made under subsection (15) for shares of the same class or series shall be on the same terms.

185(17) Idem

Subject to subsection (30), a corporation shall pay for the shares of a dissenting shareholder within ten days after an offer made under subsection (15) has been accepted, but any such offer lapses if the corporation does not receive an acceptance thereof within thirty days after the offer has been made.

185(18) Application to court to fix fair value

Where a corporation fails to make an offer under subsection (15) or if a dissenting shareholder fails to accept an offer, the corporation may, within fifty days after the action approved by the resolution is effective or within such further period as the court may allow, apply to the court to fix a fair value for the shares of any dissenting shareholder.

185(19) Idem

If a corporation fails to apply to the court under subsection (18), a dissenting shareholder may apply to the court for the same purpose within a further period of twenty days or within such further period as the court may allow.

185(20) Idem

A dissenting shareholder is not required to give security for costs in an application made under subsection (18) or (19).

185(21) Costs

If a corporation fails to comply with subsection (15), then the costs of a shareholder application under subsection (19) are to be borne by the corporation unless the court otherwise orders.

4

185(22) Notice to shareholders

Before making application to the court under subsection (18) or not later than seven days after receiving notice of an application to the court under subsection (19), as the case may be, a corporation shall give notice to each dissenting shareholder who, at the date upon which the notice is given,

(a) has sent to the corporation the notice referred to in subsection (10); and

(b) has not accepted an offer made by the corporation under subsection (15), if such an offer was made,

of the date, place and consequences of the application and of the dissenting shareholder’s right to appear and be heard in person or by counsel, and a similar notice shall be given to each dissenting shareholder who, after the date of such first mentioned notice and before termination of the proceedings commenced by the application, satisfies the conditions set out in clauses (a) and (b) within three days after the dissenting shareholder satisfies such conditions.

185(23) Parties joined

All dissenting shareholders who satisfy the conditions set out in clauses (22)(a) and (b) shall be deemed to be joined as parties to an application under subsection (18) or (19) on the later of the date upon which the application is brought and the date upon which they satisfy the conditions, and shall be bound by the decision rendered by the court in the proceedings commenced by the application.

185(24) Idem

Upon an application to the court under subsection (18) or (19), the court may determine whether any other person is a dissenting shareholder who should be joined as a party, and the court shall fix a fair value for the shares of all dissenting shareholders.

185(25) Appraisers

The court may in its discretion appoint one or more appraisers to assist the court to fix a fair value for the shares of the dissenting shareholders.

185(26) Final order

The final order of the court in the proceedings commenced by an application under subsection (18) or (19) shall be rendered against the corporation and in favour of each dissenting shareholder who, whether before or after the date of the order, complies with the conditions set out in clauses (22)(a) and (b).

185(27) Interest

The court may in its discretion allow a reasonable rate of interest on the amount payable to each dissenting shareholder from the date the action approved by the resolution is effective until the date of payment.

185(28) Where corporation unable to pay

Where subsection (30) applies, the corporation shall, within ten days after the pronouncement of an order under subsection (26), notify each dissenting shareholder that is unable lawfully to pay dissenting shareholders for their shares.

185(29) Idem

Where subsection (30) applies, a dissenting shareholder, by written notice sent to the corporation within thirty days after receiving a notice under subsection (28), may,

(a) withdraw a notice of dissent, in which case the corporation is deemed to consent to the withdrawal and the shareholder’s full rights are reinstated; or

(b) retain a status as a claimant against the corporation, to be paid as soon as the corporation is lawfully able to do so or, in a liquidation, to be ranked subordinate to the rights of creditors of the corporation but in priority to its shareholders.

185(30) Idem

A corporation shall not make a payment to a dissenting shareholder under this section if there are reasonable grounds for believing that,

5

(a) the corporation is or, after the payment, would be unable to pay its liabilities as they become due; or

(b) the realizable value of the corporation’s assets would thereby be less than the aggregate of its liabilities.

185(31) Court order

Upon application by a corporation that proposes to take any of the actions referred to in subsection (1) or (2), the court may, if satisfied that the proposed action is not in all the circumstances one that should give rise to rights arising under subsection (4), by order declare that those rights will not arise upon the taking of the proposed action, and the order may be subject to compliance upon such terms and conditions as the court thinks fit and, if the corporation is an offering corporation, notice of any such application and a copy of any order made by the court upon such application shall be served upon the Commission.

185(32) Commission may appear

The Commission may appoint counsel to assist the court upon the hearing of an application under subsection (31), if the corporation is an offering corporation.

APPENDIX C - FAIRNESS OPINION

Red Cloud Klondike Strike Inc. 105 King Street East, 2nd Floor Toronto, Ontario M5C 1G6

March 11, 2019

The Board of Directors

Savary Gold Corp.

Suite 2400-120 Adelaide Street West

Toronto, Ontario

M5H 1T1

To the Board of Directors and the Special Committee of the Board of Directors:

Red Cloud Klondike Strike Inc. (“RCKS”, “we” or “us”) understands that Savary Gold Corp. (the “Target” or the “Company”) intends to enter into a business combination agreement dated March 11, 2019 (the” Agreement”) with SEMAFO Inc. (the “Acquiror”) pursuant to which, among other things, the Acquiror will acquire all of the issued and outstanding common shares of the Company, by way of a three-cornered amalgamation (the “Amalgamation”). Pursuant to the Agreement, the consideration to be received by the shareholders of the Company consists of 0.0336 common shares of the Acquiror (each, a “SEMAFO Share”) for each common share of the Company (each a “Savary Share”) held (the “Consideration”). Outstanding options of the Company (“Savary Options”) that have not been duly exercised prior to the effective date of the Amalgamation, will, in accordance with terms and conditions of the stock option of the Company, but subject to Toronto Stock Exchange (“TSX”), TSX Venture Exchange (“TSXV”) and any other required regulatory authority approval, be exercisable to purchase from the Acquiror the number of SEMAFO Shares (rounded down to the nearest whole share) equal to: (i) 0.0336 multiplied by (ii) the number of Savary Shares subject to such Savary Option immediately prior to the effective date of the Amalgamation. Each outstanding warrant of the Company (the “Savary Warrants”) will, in accordance with terms and conditions of the Savary Warrants, but subject to TSX, TSXV and any other required regulatory approval, exercisable to purchase from the Acquiror the number of SEMAFO Shares (rounded down to the nearest whole share) equal to: (i) 0.0336 multiplied by (ii) the number of Savary Shares subject to such Savary Warrant immediately prior to the effective date of the Amalgamation. Following the effective time of the Amalgamation, the other terms governing the Savary Options and the Savary Warrants (expiry, manner of exercise, status under applicable laws, etc.) shall otherwise remain unchanged.

For the Target, the Amalgamation will require approval by (i) at least two-thirds (66 2⁄3%) of the votes cast by the Target shareholders present in person or represented by proxy at a special meeting of shareholders (the “Meeting”) and entitled to vote thereat; and (ii) a simple majority of the votes cast by the Target shareholders present in person or represented by proxy at the Meeting and entitled to vote thereat, excluding the votes cast by such Target shareholders that are required to be excluded pursuant to Multilateral Instrument 61-101 – Protection of Minority Securityholders in Special Transactions (“MI 61-101”).

The terms of the Amalgamation are more fully described in the Agreement.

All dollar amounts herein are expressed in Canadian dollars, unless stated otherwise.

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Red Cloud Klondike Strike Inc. 105 King Street East, 2nd Floor Toronto, Ontario M5C 1G6

Engagement of RCKS

By letter agreement dated February 5, 2019 (the “Engagement Agreement”), the board of directors of the Target (the “Board of Directors”) retained RCKS to act as its financial advisor in connection with the Amalgamation. Pursuant to the Engagement Agreement, the Board of Directors has requested that we prepare and deliver to it our written opinion (the “Opinion”) as to the fairness, from a financial point of view, of the Consideration, to the holders of Savary Shares (other than the Acquiror and its affiliates) (the “Target Shareholders”).

The Engagement Letter provides for RCKS to receive from the Target certain fees in connection with the Opinion which are not dependent on the conclusions reached by RCKS in the Opinion or the successful completion of the Amalgamation or any alternative transaction. In addition, the Financial Advisor will be paid a success fee contingent on the closing of the Amalgamation. The Target has also agreed to reimburse RCKS for its reasonable out-of-pocket expenses and to indemnify RCKS in respect of certain liabilities that might arise out of our engagement.

Credentials of RCKS

RCKS is an independent advisory firm with expertise in mining related mergers and acquisitions. The Opinion expressed herein is the opinion of RCKS and the form and content herein have been approved for release by its managing partners, each of whom is experienced in merger, acquisition, divestiture and valuation matters.

The Opinion has been prepared in accordance with the Disclosure Standards for Formal Valuations and Fairness Opinions (the “IIROC Rules”) of Investment the Industry Regulatory Organization of Canada (“IIROC”), and in conformity with the Practice Standards of The Canadian Institute of Chartered Business Valuators (“CBV”) but IIROC and CBV have not been involved in the preparation or review of the Opinion.

Independence of RCKS

Except as disclosed herein, neither RCKS, nor any of our affiliates or associates, is an insider, associate or affiliate (as those terms are defined in the Securities Act (Ontario) or the rules made thereunder) of the Target, SEMAFO, or any of their respective insiders, associates or affiliates (collectively, the “Interested Parties”).

RCKS has not been engaged to provide any financial advisory services nor has it participated in any financings involving the Interested Parties within the past two years, other than acting as financial advisor to the Board of Directors pursuant to the Engagement Agreement.

RCKS and the Company hereto acknowledge that Paolo Lostritto, the President of RCKS is a director and personally owns shares of the Company. RCKS hereby represents, warrants and covenants that: (i) RCKS has instituted all appropriate internal measures in accordance with industry standards and applicable regulatory requirements to address Mr. Lostritto’ s conflict of interest, and (ii) RCKS has sought and received internal compliance sign-off on the engagement.

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Red Cloud Klondike Strike Inc. 105 King Street East, 2nd Floor Toronto, Ontario M5C 1G6

There are no other understandings, agreements or commitments between RCKS and any of the Interested Parties with respect to any current or future business dealings which would be material to the Opinion. RCKS may, in the future, in the ordinary course of its business, provide financial advisory, investment banking, or other financial services to one or more of the Interested Parties from time to time.

Prior Valuations

The Company has represented to RCKS that there have been no independent appraisals or prior valuations (as defined in MI 61-101 and the IIROC Rules) of the Company, its material assets, or its securities made in the preceding 24-months.

Scope of Review

RCKS has acted as financial advisor to the Target in respect of the Amalgamation and certain related matters. In this context, and for the purpose of preparing the Opinion, we have analyzed financial, operational and other information relating to the Target and the Acquiror, including information derived from meetings and discussions with the management of the Target.

In connection with rendering our Opinion, we have reviewed and relied upon, or carried out, among other things, the following:

i.	reviewed the Agreement dated March 11, 2019;
ii.	reviewed the forms of voting support agreement to be entered into by the directors and officers of the Target;
iii.

reviewed and analyzed certain publicly available financial statements, technical reports, continuous disclosure documents and other information of the Acquiror and the Company, including but not limited to:

a.

the audited financial statements and management’s discussion and analysis of the financial condition and results of operations of the Company for the fiscal years ended December 31, 2017, December 31, 2016, December 31, 2015 and December 31, 2014;

b.	the condensed unaudited interim financial statements and the interim management discussion and analysis of the Company for the quarters ended September 30, 2018, June 30, 2018 and March 31, 2018;
c.	the Notice of Annual Meeting of Shareholders and Management Information Circular of the Company dated May 15, 2018 and May 29, 2017;
d.

the audited consolidated financial statements and management’s discussion and analysis of the financial condition and results of operations of the Acquiror for the fiscal years ended December 31, 2018, December 31, 2017, December 31, 2016 and December 31, 2015;

e.	the condensed unaudited interim financial statements and the interim management discussion and analysis of the Acquiror for the quarters ended September 30, 2018, June 30, 2018 and March 31, 2018;
f.	the Notice of Annual Meeting of Shareholders and Management Information Circular of the Acquiror dated May 10, 2018 and May 4, 2017;

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Red Cloud Klondike Strike Inc. 105 King Street East, 2nd Floor Toronto, Ontario M5C 1G6

iv.

performed a comparison of the multiples implied under the terms of the Agreement to an analysis of recent precedent acquisitions involving companies we deemed relevant and the consideration paid for such companies;

v.	performed a comparison of the multiples implied under the terms of the Agreement to an analysis of the trading levels of similar companies we deemed relevant under the circumstances;
vi.	performed a comparison of the Consideration to be received by the securityholders of the Company to the recent trading levels of the securities of the Acquiror and the Company, respectively;
vii.

reviewed certain internal financial, operational, corporate and other information prepared or provided by the management of the Acquiror and the Company, including internal operating and financial budgets and projections;

viii.	reviewed select public market trading statistics and relevant financial information of the Acquiror, the Company and other public entities;
ix.	reviewed select financial statistics and relevant financial information with respect to relevant precedent transactions;
x.

reviewed select technical information on the Acquiror and the Company’s assets, select reports published by equity research analysts and industry sources regarding the Acquiror, the Company and other comparable public entities;

xi.

reviewed historical metal commodity prices and considered the impact of various commodity pricing assumptions on the respective business, prospects and financial forecasts of the Acquiror and the Company;

xii.

performed a comparison of the relative contribution of assets, cash flow, net asset value, production and reserves/resources by the Acquiror and the Company to the relative pro forma ownership of the Acquiror and the Company if the Amalgamation is completed;

xiii.	discussions with senior management of the Acquiror and the Company;
xiv.	a certificate addressed to us, dated as of the date hereof, from two senior officers or directors of the Company as to the completeness and accuracy of the Information (as defined below); and
xv.	such other information, analyses, investigations, and discussions as we considered necessary or appropriate in the circumstances.

In its assessment, RCKS looked at several methodologies, analyses and techniques and used the combination of these approaches to determine the Opinion and RCKS based the Opinion upon a number of quantitative and qualitative factors as deemed appropriate based on RCKS’s experience in rendering such opinions.

RCKS has not, to the best of its knowledge, been denied access by the Target to any information requested.

Assumptions and Limitations

Our Opinion is subject to the assumptions, qualifications and limitations set forth below. We have not been asked to prepare and have not prepared a formal valuation or appraisal of any of the assets

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Red Cloud Klondike Strike Inc. 105 King Street East, 2nd Floor Toronto, Ontario M5C 1G6

or securities of the Acquiror, the Company, or any of their respective affiliates and our Opinion should not be construed as such.

With your permission, we have relied upon, and have assumed the completeness, accuracy and fair presentation of all financial and other information, data, advice, opinions and representations obtained by us from public sources, or provided to us by the Target or its affiliates or advisors or otherwise obtained by us pursuant to our engagement, and our Opinion is conditional upon such completeness, accuracy and fair presentation. Subject to the exercise of professional judgment and except as expressly described herein, we have not been requested to or attempted to verify independently the accuracy, completeness or fairness of presentation of any such information, data, advice, opinions and representations. We have not met separately with the independent auditors of the Acquiror or the Company in connection with preparing this Opinion and with your permission, we have assumed the accuracy and fair presentation of, and relied upon, the audited financial statements of the Acquiror and the Company and the reports of the auditors thereon and the interim unaudited financial statements of the Acquiror and the Company.

With respect to the historical financial data, operating and financial forecasts and budgets provided to us concerning the Target and relied upon in our financial analyses, we have assumed that they have been reasonably prepared on bases reflecting the most reasonable assumptions, estimates and judgments of management of the Target, having regard to the Target’s business, plans, financial condition and prospects.

The Target has represented to us, in a certificate of two senior officers or directors of the Target dated the date hereof, among other things, that the information, data and other material (financial or otherwise) provided to us by or on behalf of the Target, including the written information and discussions concerning the Target referred to above under the heading “Scope of Review” (collectively, the “Information”), (i) in respect of itself is true and correct at the date the Information was provided to RCKS and did not, and does not contain a misrepresentation; and (ii) in respect of the Company, to the best of the Target’s knowledge is true and correct as at the date the Information was provided to RCKS and that, since the date on which the Information was provided to RCKS, there has been no material change, financial or otherwise, in the financial condition, assets, liabilities (contingent or otherwise), business, operations or prospects of the Target or any of its affiliates and no material change has occurred in the Information or any part thereof which would have or which would reasonably be expected to have a material effect on the Opinion.

We are not legal, tax or accounting experts and we express no opinion concerning any legal, tax or accounting matters concerning the Amalgamation. Our Opinion is rendered on the basis of securities markets, economic and general business and financial conditions prevailing as at the date hereof and the conditions and prospects, financial and otherwise, of the Acquiror and the Company as they are reflected in the Information and as they were represented to us in our discussions with management of the Target and its affiliates and advisors. In our analyses and in connection with the preparation of our Opinion, we made numerous assumptions with respect to industry performance, general business, markets and economic conditions and other matters, many of which are beyond the control of any party involved in the Amalgamation.

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Red Cloud Klondike Strike Inc. 105 King Street East, 2nd Floor Toronto, Ontario M5C 1G6

The Opinion is being provided to the Board of Directors for its exclusive use only in considering the Amalgamation and may not be published, disclosed to any other person, relied upon by any other person, or used for any other purpose, without the prior written consent of RCKS, except that we consent to the references to RCKS and the description of, reference to and reproduction of the Opinion in its entirety in any information circular or other document provided to securityholders of the Acquiror or the Company and to any accompanying disclosure that we approve, acting reasonably, in advance, with respect to the Amalgamation. Our Opinion is not intended to be and does not constitute a recommendation to any securityholder of the Acquiror or the Company as to whether to vote in favour of the resolutions with respect to the Amalgamation.

RCKS believes that its financial analyses must be considered as a whole and that selecting portions of its analyses and the factors considered by it, without considering all factors and analyses together, could create a misleading view of the process underlying the Opinion. The preparation of an opinion is complex and is not necessarily susceptible to partial analysis or summary description and any attempt to carry out such could lead to undue emphasis on any particular factor or analysis.

The Opinion is given as of the date hereof and, although we reserve the right to change or withdraw the Opinion if we learn that any of the information that we relied upon in preparing the Opinion was inaccurate, incomplete or misleading in any material respect, we disclaim any obligation to change or withdraw the Opinion, to advise any person of any change that may come to our attention or to update the Opinion after the date of this Opinion.

Financial Considerations

In arriving at this Opinion, RCKS performed certain financial analysis on the Target on a stand-alone basis. RCKS used methodologies and assumptions that we considered appropriate in the circumstances for the purposes of providing this Opinion.

In the context of this Opinion, RCKS considered, among other factors, the following methodologies in its assessment of the value of the Target:

a.	the comparable trading analysis approach
b.	the precedent transactions analysis approach
c.	the historical trading of the Target
d.	the recent financing of the Target

RCKS also considered that the Consideration values the Target at $0.10 per Savary Share, which represents a 100% premium for Target Shareholders to the price of the Savary Shares on February 8, 2019, the last trading day prior to the announcement of the proposed business combination of the Target and the Acquiror.

a. Comparable Trading Analysis

RCKS reviewed public market trading statistics of select companies that were relevant to the stage of development of the key assets of the Target. In particular, RCKS considered the Enterprise Value

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Red Cloud Klondike Strike Inc. 105 King Street East, 2nd Floor Toronto, Ontario M5C 1G6

per Gold Ounce (“EV/oz”) to be the primary metric on which to apply those trading statistics to the respective assets being valued. An EV/oz multiple was applied to the inferred mineral resources of the Target determined in accordance with National Instrument 43-101 – Standards of Disclosure for Mineral Projects (“NI 43-101”) to calculate an implied price of the Savary Shares in the range of $0.047 to $0.094.

b. Precedent Transactions Analysis

RCKS reviewed public acquisitions of select companies that were relevant to the stage of development of the key assets of the Target. In particular, RCKS considered the premium paid to the seller’s share price prior to announcement (“Premium to Close”), the premium paid to the seller relative to its 20-Day Volume Weighted Average Price (“Premium to 20-Day VWAP”) and the Transaction Value per Gold Ounce (“TV/oz”) to be the primary metrics on which to apply those statistics to the respective assets being valued. A Premium to Close was applied to the Target’s share price prior to announcement to calculate an implied price of the Target. A Premium to 20-Day VWAP was applied to the Target’s 20-Day VWAP prior to announcement to calculate an implied price of the Target. A TV/oz multiple was applied to the inferred mineral resources of the Target determined in accordance with NI 43-10l to calculate an implied price of the Savary Shares. RCKS calculated an average of the Premium to Close, Premium to 20-Day VWAP and TV/oz implied prices to yield an overall implied price of the Savary Shares in the range of $0.076 to $0.098.

c. Historical Trading

RCKS reviewed the closing and volume weighted average prices for the Target, as well as trading prices of certain comparable companies and relevant indices, for periods ending February 8, 2019, the last trading day prior to the announcement of the proposed business combination of the Target and the Acquiror. Based on the 52-week trading range of the Target, the implied price range was $0.035 to $0.080.

d. Recent Financing

RCKS reviewed the Targets’ publicly disclosed private placement financing of 40,000,000 units at a price of C$0.05 per unit (“Unit”), which closed on December 31, 2018, to determine an implied price of the Target. Each Unit was comprised of one common share of the Target and one-half of one common share purchase warrant (“Warrant”). Each whole Warrant entitled the holder to acquire one common share of the Target at an exercise price of C$0.05 per common share until December 31, 2021. RCKS used a Black-Scholes Model to determine the fair value of the Warrant, which was netted from the price per Unit to determine an underlying value of the common share (“Net Share Price”). RCKS calculated plus and minus 20 percent of the Net Share Price to determine an implied price of the Savary Shares in the range of $0.035 to $0.053.

Fairness Considerations

The assessment of fairness, from a financial point of view, to Target shareholders (other than the Acquiror) of the Consideration to be issued by the Acquiror under the terms of the Agreement, must

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Red Cloud Klondike Strike Inc. 105 King Street East, 2nd Floor Toronto, Ontario M5C 1G6

be determined in the context of the particular transaction. RCKS based its conclusion in the Opinion upon a number of quantitative and qualitative factors including, but not limited to:

●	the fact that the Exchange Ratio implies a sizeable premium to trading prices for the Target shareholders consistent with previous transactions where companies are acquired;
●	the Transaction is expected to provide Target shareholders with greater capital markets profile and liquidity in the Acquiror shares
●	Diversified ownership in the Acquiror’s high-quality portfolio of assets
●	Continued exposure to combined properties’ district-scale exploration upside potential
●	The Acquiror has the in-house capabilities and balance sheet to significantly advance the 1,250 km2 district-scale potential

Opinion

In considering the fairness of the Consideration, from a financial point of view, to be paid by the Acquiror, RCKS principally considered and relied upon the following approaches: (i) a comparison of selected financial multiples, to the extent publicly available, of selected trading levels of similar companies we deemed relevant to the multiples implied by the Agreement; (ii) a comparison of selected financial multiples, to the extent publicly available, of selected precedent transactions to the multiples implied by the Agreement; (iii) a comparison of the Consideration to the exchange ratios implied by dividing the values per share implied by a discounted cash flow analysis of the Company by the values per share implied by a discounted cash flow analysis of the Acquiror, in each case, under a variety of sensitivity analyses; and (iv) an analysis of the pro forma impact of the Amalgamation on the Company.

Based upon and subject to the foregoing and such other matters as we considered relevant, it is our opinion, as of the date hereof, that the Consideration to be paid by the Acquiror pursuant to the Agreement is fair, from a financial point of view, to the Target Shareholders.

Yours very truly,

Signed “Red Cloud Klondike Strike Inc.”

Red Cloud Klondike Strike Inc.

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APPENDIX D - COMBINATION AGREEMENT

Execution copy

COMBINATION AGREEMENT

among

SAVARY GOLD CORP.

and

SEMAFO INC.

Dated March 11, 2019

TABLE OF CONTENTS

ARTICLE 1 DEFINITIONS, INTERPRETATION AND SCHEDULES		2

1.01	Definitions	2
1.02	Interpretation Not Affected by Headings	10
1.03	Number, Gender and Persons	10
1.04	Date for any Action	10
1.05	Statutory References	10
1.06	Currency	10
1.07	Invalidity of Provisions	10
1.08	Accounting Matters	10
1.09	Knowledge	10
1.10	Meaning of Certain Phrase	11
1.11	Schedules	11

ARTICLE 2 THE AMALGAMATION		11

2.01	Amalgamation	11
2.02	Savary Approval of the Amalgamation	12
2.03	Effecting the Amalgamation	13
2.04	U.S. Securities Law Considerations	13
2.05	Payment and Adjustment of Savary Amalgamation Consideration	13
2.06	Announcements and Shareholder Communications	13
2.07	Closing	14
2.08	Withholding	14

ARTICLE 3 REPRESENTATIONS AND WARRANTIES OF SAVARY		14

3.01	Representations and Warranties of Savary	14
3.02	Survival of Representations and Warranties	29

ARTICLE 4 REPRESENTATIONS AND WARRANTIES OF SEMAFO		29

4.01	Representations and Warranties of SEMAFO	29
4.02	Survival of Representations and Warranties	39

ARTICLE 5 COVENANTS		40

5.01	Covenants of Savary	40
5.02	Covenants of SEMAFO	47

ARTICLE 6 CONDITIONS		49

6.01	Mutual Conditions	49
6.02	Savary Conditions	49
6.03	SEMAFO Conditions	50
6.04	Notice and Cure Provisions	51

ARTICLE 7 NON-SOLICITATION, RIGHT TO MATCH, TERMINATION FEES AND EXPENSES		52

7.01	Non-Solicitation	52
7.02	Right to Match	55
7.03	Termination Fee	56
7.04	Confidentiality	57
7.05	Insurance and Indemnification	57

ARTICLE 8 TERM, TERMINATION, AMENDMENT AND WAIVER		57

8.01	Term	57
8.02	Termination	57
8.03	Mutual Understanding Regarding Amendments	59
8.04	Amendment	60

2

ARTICLE 9 GENERAL		60

9.01	Notices	60
9.02	Remedies	61
9.03	Expenses	62
9.04	Time of the Essence	62
9.05	Entire Agreement	62
9.06	Further Assurances	62
9.07	Governing Law; Waiver of Jury Trial	62
9.08	Execution in Counterparts	62
9.09	Waiver	62
9.10	No Personal Liability	63
9.11	Enurement and Assignment	63
9.12	Language	63

Schedule A FORM OF AMALGAMATION AGREEMENT		1

Schedule B LIST OF SAVARY PROPERTIES		2

Schedule C SAVARY AMALGAMATION RESOLUTION		3

COMBINATION AGREEMENT

THIS COMBINATION AGREEMENT dated the 11th day of March, 2019

AMONG:

SAVARY GOLD CORP.,

a corporation existing under the Business Corporations Act (Ontario)

(hereinafter referred to as Savary)

– and –

SEMAFO INC.,

a corporation existing under the Business Corporations Act (Quebec)

(hereinafter referred to as SEMAFO)

RECITALS:

WHEREAS on February 8, 2019, SEMAFO and Savary entered into a non-binding letter of intent contemplating the acquisition by SEMAFO of 100% of the outstanding common shares of Savary (the Savary Shares) not already owned by SEMAFO in a business combination.

WHEREAS SEMAFO and Savary wish to enter into an agreement providing for the amalgamation of Savary and a newly incorporated wholly-owned subsidiary of SEMAFO (Subco), subject to the terms and conditions of this Combination Agreement, as a result of which Amalco (as hereinafter defined) will become a wholly-owned subsidiary of SEMAFO;

WHEREAS the board of directors of Savary (the Savary Board) has unanimously determined that the business combination to be effected by way of the Amalgamation (as hereinafter defined) is advisable and in the best interests of Savary and that, on the basis of all of the facts and circumstances considered by the Savary Board, including the receipt of the Fairness Opinion (as hereinafter defined), the Savary Amalgamation Consideration is fair, from a financial point of view, to the Savary Shareholders (other than SEMAFO and its affiliates);

WHEREAS the Savary Board has approved the transactions contemplated by this Combination Agreement and unanimously determined to recommend approval of the Savary Amalgamation Resolution to the Savary Shareholders (as each such term is hereinafter defined);

WHEREAS the board of directors of SEMAFO (the SEMAFO Board) has unanimously determined that the business combination to be effected by way of the Amalgamation is advisable and in the best interests of SEMAFO;

WHEREAS the SEMAFO Board has approved the transactions contemplated by this Combination Agreement;

WHEREAS Savary and SEMAFO intend that the proposed business combination contemplated herein be effected by way of an amalgamation under the provisions of the Business Corporations Act (Ontario), and in furtherance of such business combination, the Savary Board has agreed to submit the Savary Amalgamation Resolution to the Savary Shareholders;

WHEREAS immediately prior to the Effective Time (as hereinafter defined), SEMAFO intends to transfer all of the Savary Shares (as hereinafter defined) then held by it to Subco, in consideration for the issuance by Subco of one (1) fully-paid and non-assessable common share of Subco for each Savary Share so transferred;

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NOW THEREFORE THIS COMBINATION AGREEMENT WITNESSES THAT in consideration of the mutual covenants and agreements herein contained and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by each of the Parties, the Parties hereby agree as follows:

ARTICLE 1

DEFINITIONS, INTERPRETATION AND SCHEDULES

1.01	Definitions

In this Combination Agreement, unless the context otherwise requires, the following words and terms with the initial letter or letters thereof capitalized shall have the meanings ascribed to them below:

(a)

Acquisition Proposal means, other than the transactions contemplated by this Combination Agreement, any proposal, offer, inquiry, expression or indication of interest, whether or not in writing and whether or not delivered to the shareholders of Savary, from any person or group of persons other than SEMAFO (or any affiliate of SEMAFO), at any time after the entering into of this Combination Agreement relating to:

i.

any direct or indirect take-over bid, tender offer, exchange offer, treasury issuance of any securities or other transaction that, if consummated, would result in any person or group of persons acquiring beneficial ownership of 20% or more of any class of voting or equity securities of Savary or of any one or more of the Savary Subsidiaries that, individually or in the aggregate, constitute 20% or more of the consolidated assets of Savary and the Savary Subsidiaries, taken as a whole (or securities convertible into or exchangeable or exercisable for such voting or equity securities) (or rights or interests therein or thereto) then outstanding (assuming, if applicable, the conversion, exchange or exercise of such securities convertible into or exchangeable or exercisable for such voting or equity securities);

ii.

any plan of arrangement, amalgamation, merger, share exchange, consolidation, reorganization, recapitalization, liquidation, dissolution, winding up, exclusive license, business combination or other similar transaction or series of transactions involving Savary or any of the Savary Material Subsidiaries;

iii.

any direct or indirect sale, disposition, alliance, joint venture or earn-in right (or any lease, license, royalty, long-term supply agreement or other arrangement having a similar economic effect as a sale) relating to assets of Savary or the Savary Subsidiaries that, individually or in the aggregate, constitute 20% or more of the consolidated assets of Savary and the Savary Subsidiaries, taken as a whole, whether in a single transaction or a series of related transactions; or

iv.	any other similar transaction or series of transactions involving Savary or any of the Savary Material Subsidiaries;

(b)	affiliate has the meaning ascribed thereto in National Instrument 45-106 – Prospectus Exemptions in effect on the date of this Combination Agreement;

(c)	Amalco means the company resulting from the Amalgamation;

(d)

Amalco Shares means common shares in the share capital of Amalco, having the rights, privileges, conditions and restrictions described in the Articles of Amalgamation appended to the Amalgamation Agreement;

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(e)

Amalgamation means the amalgamation of Subco with Savary under section 174 of the OBCA on the terms and conditions set forth in the Amalgamation Agreement, as contemplated by this Combination Agreement;

(f)

Amalgamation Agreement means the agreement between SEMAFO, Subco and Savary in relation to the Amalgamation, dated the Effective Date, substantially in the form attached hereto as Schedule A, as the same may be amended, supplemented or otherwise modified from time to time in accordance with its terms and the terms hereof;

(g)	Anti-Bribery Laws shall have the meaning ascribed thereto in Subsection 3.01(r);

(h)

Applicable Securities Laws means, with respect to any Person, any and all applicable securities Laws of the provinces and territories of Canada and the respective rules and regulations under such Laws together with applicable published instruments, notices and orders of the Securities Authorities, and the applicable rules and policies of the TSX, the TSXV and any other market or marketplace on which securities of Savary or SEMAFO, as applicable, are traded, listed or quoted;

(i)	Articles of Amalgamation means the articles of amalgamation required under the OBCA to be filed with the Director in connection with the Amalgamation;

(j)

Authorization means any authorization, order, permit, approval (including any environmental approval), grant, licence, registration, consent, right (including water rights), notification, condition, franchise, privilege, certificate, waiver, exemption, judgment, writ, injunction, award, determination, direction, decision, decree, by-law, rule or regulation, whether or not having the force of Law;

(k)	Business Day means any day, other than a Saturday, a Sunday or a statutory holiday in Toronto, Ontario and Montreal, Québec;

(l)	Certificate of Amalgamation means the certificate of amalgamation issued by the Director in connection with the Amalgamation pursuant to subsection 178(4) of the OBCA;

(m)	Change in Savary Recommendation shall have the meaning ascribed thereto in Subsection 8.02(a)iii(A);

(n)

Circular means the disclosure document appended to and included as part of the notice of the Savary Meeting and accompanying management information circular, including all schedules thereto and documents incorporated by reference therein, to be sent to Savary Shareholders in connection with the Savary Meeting, and includes any amendments thereto;

(o)

Combination Agreement means this combination agreement, together with the Savary Disclosure Letter and the schedules attached hereto, as amended, amended and restated or supplemented from time to time;

(p)

Completion Deadline means the date by which the transactions contemplated by this Combination Agreement are to be completed, which date shall be on or prior to July 31, 2019, or such later date as may be agreed to by the Parties;

(q)	Confidentiality Agreement means the confidentiality agreement between Savary and SEMAFO dated as of January 24, 2019, as amended;

(r)

Contract means any legally binding agreement, arrangement, commitment, engagement, contract, deed, instrument, franchise, licence, partnership, joint venture, indenture, obligation or undertaking to which a person or any of its subsidiaries is a party or by which it or any of its subsidiaries is bound or affected or to which any of their respective properties or assets is subject;

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(s)	Director means the Director appointed pursuant to Section 278 of the OBCA;

(t)	Effective Date means the date shown on the Certificate of Amalgamation;

(u)	Effective Time means the Effective Time as defined in the Amalgamation Agreement;

(v)

Encumbrance includes any hypothec, mortgage, pledge, assignment, charge, lien, claim, security interest, right to possession, occupancy right, easement, servitude, encroachment, license, right of first refusal, covenant, voting trust or agreement, restriction, royalty, levy, adverse interest, adverse claim, other third person interest or encumbrance of any kind, whether contingent or absolute, direct or indirect, and any agreement, option, right or privilege (whether by Law, Contract or otherwise) capable of becoming any of the foregoing;

(w)	ESTMA means the Extractive Sector Transparency Measures Act, SC 2014, c. 39, s 376, and the regulations made thereunder, as the same may be amended, replaced or restated from time to time;

(x)	Financial Advisor means Red Cloud Klondike Strike Inc.;

(y)	Governmental Entity means:

i.

any international, multinational, supranational, national, federal, provincial, state, regional, municipal, local or other government, governmental, quasi-governmental, administrative body, authority or public department with competent jurisdiction exercising legislative, judicial, regulatory or administrative functions of or pertaining to international, multinational, supranational, national, federal, provincial, state, regional, municipal, local or other government, including any central bank, court, tribunal, arbitral body, commission, board, bureau, commissioner, minister, cabinet, governor-in council, ministry, agency or instrumentality, domestic or foreign;

ii.	any subdivision or authority of any of the above;

iii.	any quasi-governmental or private body exercising any regulatory, expropriation or taxing authority under or for the account of any of the foregoing; or

iv.	any securities exchange.

(z)	IFRS means International Financial Reporting Standards formulated by the International Accounting Standards Board, as updated and amended from time to time;

(aa)

Karankasso Project means the Karankasso project in Burkina Faso, in the administrative provinces of Houet and Comoe, as defined by the current concession areas for Serakoro 1 West, Bio, Niawe, Fakoto and Kelesso and as more particularly described in Schedule B hereto;

(bb)

Laws means any laws, including, without limitation, supranational, national, provincial, state, municipal and local civil, commercial, banking, tax, personal and real property, security, mining, environmental, water, energy, investment, property ownership, land use and zoning, sanitary, occupational health and safety laws, treaties, statutes, codes, ordinances, judgments, decrees, injunctions, writs, certificates and orders, bylaws, rules, regulations, ordinances, protocols, codes, guidelines, policies, notices, directions or other legal requirements of any Governmental Entity or arising under the common law or principles of law or equity, and the term “applicable” with respect to such Laws in the context that refers to any Person, means such Laws as are applicable at the relevant time or times to such person or its business, undertaking, property or securities and emanate from a Governmental Entity having jurisdiction over such person or its business, undertaking, property or securities;

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(cc)

Material Adverse Change means, in respect of any Person, any one or more changes, events or occurrences, and Material Adverse Effect means, in respect of any Person, an effect which, in either case, either individually or in the aggregate, is, or would reasonably be expected to be, material and adverse to the business, properties, assets, liabilities (whether absolute, accrued, conditional, contingent or otherwise), capitalization, financial condition or results of operations of that person and its subsidiaries taken as a whole, other than any effect:

i.

relating to the global economy or securities or commodities markets in general, or national or regional political conditions in Burkina Faso (including any acts of terrorism or the outbreak of war or escalation or worsening thereof);

ii.	affecting the global mining industry in general;

iii.	relating to the market price of gold or relating to changes in currency exchange rates, interest rates, credit rates, monetary policy or inflation;

iv.	relating to any action or inaction taken by any person to which such action or inaction has been expressly consented to in writing or as expressly permitted by this Combination Agreement;

v.

relating to any generally applicable change in applicable Laws or regulations (other than orders, judgments or decrees against that person or any of its subsidiaries) or generally applicable change in IFRS, or the interpretation thereof;

vi.	relating to any natural disaster;

vii.	relating to the announcement of this Combination Agreement or the pendency of the Amalgamation;

viii.

relating to a change in the market trading price of shares or trading volume of that person, it being understood that the causes underlying such change in the market price or trading volume may be taken into account in determining whether a Material Adverse Change occurred to the extent not excluded from this definition of Material Adverse Effect under clause i, ii, iii, iv, v, vi or vii hereof;

provided, however, that such effect referred to in clause i, ii, iii, iv, v or vi above does not primarily relate only to (or have the effect of primarily relating only to) that person and its subsidiaries, taken as a whole, or disproportionately adversely affect that person and its subsidiaries, taken as a whole, compared to other companies of similar size operating in the industry in which that person and its subsidiaries operate;

(dd)	material fact and material change have the meanings ascribed thereto for the purposes of Applicable Securities Laws or any of them;

(ee)	misrepresentation means a misrepresentation for the purposes of Applicable Securities Laws or any of them;

(ff)	MI 61-101 means Multilateral Instrument 61-101 – Protection of Minority Security Holders in Special Transactions;

(gg)	NI 43-101 means National Instrument 43-101 – Standards of Disclosure for Mineral Projects;

(hh)	OBCA means the Business Corporations Act (Ontario) and the regulations made thereunder;

(ii)	Parties means Savary and SEMAFO, and Party means either of them;

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(jj)

Person or person means an individual, partnership, association, body corporate, joint venture, business organization, trustee, trust, executor, administrative legal representative, Governmental Entity or any other entity, whether or not having legal status;

(kk)	QBCA means the Business Corporations Act (Québec) and the regulations made thereunder;

(ll)

Regulatory Approval means any consent, waiver, permit, exemption, consent, review, ruling, order, decision or approval of, or any registration and filing with, any Governmental Entity, or the expiry, waiver or termination of any waiting period imposed by applicable Law or a Governmental Entity, in each case required or otherwise advisable under applicable Law in connection with the transactions contemplated by this Combination Agreement and the Amalgamation Agreement;

(mm)	Relevant CSR Considerations shall have the meaning ascribed thereto in Section 3.01(t);

(nn)	Representatives shall have the meaning ascribed thereto in Section 7.01(a);

(oo)	Restricted Information shall have the meaning ascribed thereto in Section 7.01(f);

(pp)	Restricted Information Recipient shall have the meaning ascribed thereto in Section 7.01(f);

(qq)	Right to Match Period shall have the meaning ascribed thereto in Section 7.01(h)v;

(rr)	Rule 802 shall have the meaning ascribed thereto in Section 2.04 hereof;

(ss)	Savary means Savary Gold Corp., a corporation existing under the OBCA;

(tt)	Savary Amalgamation Consideration means 0.0336 of a fully-paid and non-assessable SEMAFO Share for each Savary Share;

(uu)	Savary Amalgamation Resolution means the special resolution of the Savary Shareholders approving the Amalgamation and other related matters, substantially in the form set out in Schedule B;

(vv)	Savary Board means the board of directors of Savary;

(ww)	Savary Board Recommendation shall have the meaning ascribed thereto in Section 5.01(a)iii(A);

(xx)

Savary Depositary means any trust company, bank or other financial institution agreed to in writing by the Parties, acting reasonably, for the purposes of, among other things, exchanging certificates representing Savary Shares for certificates representing SEMAFO Shares in connection with the Amalgamation;

(yy)

Savary Disclosure Letter means the letter dated of even date herewith and delivered by Savary to SEMAFO in the form accepted by and initialed on behalf of SEMAFO with respect to certain matters in this Combination Agreement;

(zz)	Savary Dissent Procedures means the procedures to be taken by a Savary Shareholder in exercising Savary Dissent Rights;

(aaa)	Savary Dissent Rights means the rights of dissent in respect of the Amalgamation in accordance with section 185 of the OBCA;

(bbb)

Savary Dissenting Shareholder means a registered Savary Shareholder who, in connection with the Savary Amalgamation Resolution, has validly exercised Savary Dissent Rights in strict compliance with the applicable provisions of the OBCA and has not withdrawn or been deemed to

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have withdrawn such exercise of Savary Dissent Rights, but only in respect of Savary Shares in respect of which Savary Dissent Rights are validly exercised by such holder;

(ccc)

Savary Fairness Opinion means the opinion of the Financial Advisor to the effect that, as of the date of such opinion and based upon and subject to the assumptions, limitations and qualifications set forth therein, the Savary Amalgamation Consideration is fair, from a financial point of view, to the Savary Shareholders, other than SEMAFO and its affiliates;

(ddd)	Savary Financial Statements shall have the meaning ascribed thereto in Section 3.01(g);

(eee)	Savary Lock-Up Agreements means the voting and support agreements dated the date hereof and made between SEMAFO and the Savary Locked-Up Shareholders;

(fff)	Savary Locked-Up Shareholders means the Persons who are party to the Savary Lock-Up Agreements, as specified in the Savary Disclosure Letter;

(ggg)	Savary Material Contracts shall have the meaning ascribed thereto in Section 3.01(x)i;

(hhh)

Savary Meeting means the special meeting, including any adjournments or postponements thereof, of the Savary Shareholders to be held, among other things, to consider and, if deemed advisable, to approve the Savary Amalgamation Resolution;

(iii)	Savary Mineral Rights shall have the meaning ascribed thereto in Section 3.01(aa)i;

(jjj)	Savary Options means all options to purchase Savary Shares outstanding immediately prior to the Effective Time and issued pursuant to the Savary Stock Option Plan;

(kkk)	Savary Properties means the Karankasso Project and all of Savary’s and the Savary Subsidiaries’ material real properties;

(lll)	Savary Public Documents shall have the meaning ascribed thereto in Section 3.01(d);

(mmm)

Savary Shareholder Approval means, collectively, the approval by: (I) at least 66 2⁄3% of the votes cast on the Savary Amalgamation Resolution by the Savary Shareholders, voting as a single class, present in person or by proxy at the Savary Meeting; and (II) a simple majority of the votes cast on the Savary Amalgamation Resolution by Savary Shareholders, voting as a single class, present in person or by proxy at the Savary Meeting (excluding Savary Shares held by certain “interested parties” and “related parties” of any interested parties (as such terms are defined in MI 61-101) in accordance with the requirements of MI 61-101);

(nnn)	Savary Shareholders means, at any time, the holders of Savary Shares;

(ooo)	Savary Shares means common shares in the capital of Savary;

(ppp)

Savary Stock Option Plan means the stock option plan of Savary, as amended, restated or supplemented from time to time, and as approved by the Savary Shareholders and described in the most recent Management Information Circular of Savary filed on SEDAR;

(qqq)	Savary Material Subsidiaries means Savary A1 Inc., Joint Venture BF1 Inc., Hounde Exploration BF1 Inc., Hounde Exploration BF SARL, Sarama JV Holdings Limited and Sarama JV Mining SARL;

(rrr)	Savary Non-Material Subsidiaries means Burkina Gold Corporation, Savary Gold Burkina SARL;

(sss)	Savary Subsidiaries means, collectively, the Savary Material Subsidiaries and the Savary Non-Material Subsidiaries;

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(ttt)	Savary Termination Fee means a cash termination payment in an amount equal to $750,000 payable by Savary to SEMAFO upon the occurrence of a Savary Termination Fee Event;

(uuu)	Savary Termination Fee Event shall have the meaning ascribed thereto in Section 7.03(c);

(vvv)

Savary Warrants means an aggregate number of 16,900,000 warrants to purchase Savary Shares, which are currently outstanding (excluding those held by SEMAFO), with an exercise price of $0.05 per share and expiring on December 31, 2021, as further described in the Savary Disclosure Letter;

(www)	SEC means the U.S. Securities and Exchange Commission;

(xxx)

Securities Authorities means, collectively, the British Columbia Securities Commission, the Alberta Securities Commission, the Ontario Securities Commission, the Autorité des marchés financiers, and the applicable securities regulatory authorities in the provinces and territories of Canada, as the context requires;

(yyy)	Securities Act means the Securities Act (Ontario) and the rules, regulations and published policies made thereunder;

(zzz)	SEDAR means the System for Electronic Analysis and Retrieval;

(aaaa)	SEMAFO means SEMAFO Inc., a corporation existing under the QBCA;

(bbbb)	SEMAFO Board means the board of directors of SEMAFO;

(cccc)	SEMAFO Financial Statements shall have the meaning ascribed thereto in Section 4.01(f);

(dddd)	SEMAFO Mineral Rights shall have the meaning ascribed thereto in Section 4.01(p);

(eeee)	SEMAFO Options means all options to purchase SEMAFO Shares outstanding immediately prior to the Effective Time and issued pursuant to the SEMAFO Stock Option Plan;

(ffff)	SEMAFO Properties means those properties described in the technical reports filed by SEMAFO on SEDAR;

(gggg)	SEMAFO Public Documents shall have the meaning ascribed thereto in Section 4.01(d);

(hhhh)	SEMAFO Shareholders means, at any time, the holders of SEMAFO Shares;

(iiii)	SEMAFO Shares means common shares in the capital of SEMAFO;

(jjjj)	SEMAFO Stock Option Plan means the stock option plan of SEMAFO, as approved by the SEMAFO Shareholders;

(kkkk)	SEMAFO Subsidiaries means, collectively, Semafo (Barbados) Limited, Semafo Burkina Faso S.A., Mana Mineral SARL, Birimian Resources SARL and Semafo Boungou S.A.;

(llll)	Subco has the meaning ascribed thereto in the recitals to this Combination Agreement;

(mmmm)	subsidiary has the meaning ascribed thereto in National Instrument 45-106 – Prospectus Exemptions in effect on the date of this Combination Agreement;

(nnnn)

Superior Proposal means any unsolicited bona fide written Acquisition Proposal made by an arm’s length third party subsequent to the date hereof (other than SEMAFO) to purchase or otherwise acquire, directly or indirectly, whether by way of a single or multistep transaction or a series of related transactions, (a) not less than all of the outstanding Savary Shares not

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beneficially owned by the party making such Acquisition Proposal, made available to all Savary Shareholders (other than the party making such proposal) on the same terms and conditions (including as to the form and amount of consideration), or (b) all or substantially all of the consolidated assets of Savary and the Savary Subsidiaries, taken as a whole, and that (i) did not result from or involve a breach of the provisions of Article 7 (ii) complies with all Applicable Securities Laws, (iii) is not subject to any financing contingency and in respect of which it has been demonstrated to the satisfaction of the Savary Board, acting in good faith (after receipt of advice from its financial advisors) that the funds or other consideration necessary to complete the Acquisition Proposal are available to fund completion of the Acquisition Proposal at the time and on the basis set out therein; (iv) is not subject to any due diligence and/or access to information condition, and (v) the Savary Board has determined in good faith (after consultation with its financial advisors and outside legal counsel), (A) is reasonably capable of completion at the time and on the basis set out therein, taking into account all legal, financial, regulatory, timing and other aspects of such Acquisition Proposal and the person making such Acquisition Proposal, and (B) would, if consummated in accordance with its terms (but not assuming away any risk of non-completion), result in a transaction more favourable from a financial point of view to the Savary Shareholders (other than SEMAFO) than the transactions contemplated in this Combination Agreement (including, without limitation, any adjustment to the terms and conditions of the Amalgamation proposed by SEMAFO pursuant to Section 7.02);

(oooo)

Tax and Taxes includes any taxes, duties, fees, premiums, assessments, imposts, levies and other charges of any kind whatsoever imposed by any Governmental Entity, including all interest, penalties, fines, additions to tax or other additional amounts imposed by any Governmental Entity in respect thereof, and including those levied on, or measured by, or referred to as, income, gross receipts, windfall profits, branch, value added, ad valorem, property, capital, net worth, production, sales, use, licence, excise, franchise, employment, sales taxes, use taxes, value added taxes, transfer taxes, withholding or similar taxes, payroll taxes, employment taxes, pension plan premiums, social security premiums, worker’ compensation premiums, employment insurance or compensation premiums or contributions, health insurance, health taxes, stamp taxes, occupation taxes, premium taxes, mining taxes, alternative or add-on minimum taxes, goods and services tax or customs duties;

(pppp)	Tax Act means the Income Tax Act (Canada), and the regulations thereunder as may be amended from time to time;

(qqqq)

Tax Returns means any and all returns, reports, declarations, elections, notices, forms, designations, filings, and statements (including estimated tax returns and reports, withholding tax returns and reports, and information returns and reports) filed or required to be filed in respect of Taxes;

(rrrr)	Third Party Confidentiality Agreement shall have the meaning ascribed to such term in Subsection 7.01(f);

(ssss)	Third Party Restricted Information NDA shall have the meaning ascribed thereto in Section 7.01(f);

(tttt)	TSX means the Toronto Stock Exchange;

(uuuu)	TSXV means the TSX Venture Exchange;

(vvvv)	1933 Act means the Securities Act of 1933, as amended, of the United States of America, and the rules and regulations promulgated from time to time thereunder; and

(wwww)	1934 Act means the Securities Exchange Act of 1934, as amended, of the United States of America, and the rules and regulations promulgated from time to time thereunder.

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1.02	Interpretation Not Affected by Headings

The division of this Combination Agreement into articles, sections, subsections, paragraphs and subparagraphs and the insertion of headings herein are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Combination Agreement. The terms “this Combination Agreement”, “hereof”, “herein”, “hereto”, “hereunder” and similar expressions refer to this Combination Agreement and the schedules attached hereto and not to any particular article, section or other portion hereof and include any agreement, schedule or instrument supplementary or ancillary hereto or thereto.

1.03	Number, Gender and Persons

In this Combination Agreement, unless the context otherwise requires, words importing the singular only shall include the plural and vice versa, words importing the use of either gender shall include both genders and neuter, and the word Person and all words importing Persons shall include a natural person, firm, trust, partnership, association, corporation, joint venture or government (including any Governmental Entity, political subdivision or instrumentality thereof) and any other entity of any kind or nature whatsoever.

1.04	Date for any Action

If the date on which any action is required to be taken hereunder by any Party is not a Business Day, such action shall be required to be taken on the next succeeding day that is a Business Day.

1.05	Statutory References

Any reference in this Combination Agreement to a statute includes all regulations and rules made thereunder, all amendments to such statute or regulation in force from time to time and any statute or regulation that supplements or supersedes such statute or regulation.

1.06	Currency

Unless otherwise stated, all references in this Combination Agreement to amounts of money are expressed in lawful money of Canada, and “$” refers to Canadian dollars.

1.07	Invalidity of Provisions

Each of the provisions contained in this Combination Agreement is distinct and severable and a declaration of invalidity or unenforceability of any such provision or part thereof by a court of competent jurisdiction shall not affect the validity or enforceability of any other provision hereof. To the extent permitted by applicable Law, the Parties waive any provision of Law that renders any provision of this Combination Agreement or any part thereof invalid or unenforceable in any respect. The Parties will engage in good faith negotiations to replace any provision hereof or any part thereof that is declared invalid or unenforceable with a valid and enforceable provision or part thereof, so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the fullest extent possible.

1.08	Accounting Matters

Unless otherwise stated, all accounting terms used in this Combination Agreement shall have the meanings attributable thereto under IFRS and all determinations of an accounting nature required to be made hereunder shall be made in a manner consistent with IFRS.

1.09	Knowledge

Where the phrases “to the knowledge of Savary” or “to Savary’s knowledge” or “to the knowledge of SEMAFO” or “to SEMAFO’s knowledge” are used in respect of Savary or SEMAFO, such phrase shall

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mean, in respect of each representation and warranty or other statement which is qualified by such phrase, that such representation and warranty or other statement is being made based upon: (a) in the case of Savary, the collective actual knowledge, after making reasonable inquiries regarding the relevant matter, of Don Dudek and Greg Duras; and (b) in the case of SEMAFO, the collective actual knowledge, after making reasonable inquiries regarding the relevant matter, of Martin Milette and Eric Paul-Hus.

1.10	Meaning of Certain Phrase

In this Combination Agreement the phrase “in the ordinary course of business” shall mean and refer to the normal day-to-day operations of the business with respect to the particular Party, consistent with past practice of such party, provided in any event such action is not unreasonable.

1.11	Schedules

The following schedules are attached to, and are deemed to be incorporated into and form part of, this Combination Agreement:

Schedule	Matter

Schedule A	Form of Amalgamation Agreement

Schedule B	List of Savary Properties

Schedule C	Savary Amalgamation Resolution

ARTICLE 2

THE AMALGAMATION

2.01	Amalgamation

(a)

Savary and SEMAFO agree that the Amalgamation will be implemented in accordance with and subject to the terms and conditions contained in this Combination Agreement and as more fully set forth in the Amalgamation Agreement, including, without limitation, as follows:

i.	At the Effective Time, Subco and Savary shall be amalgamated and shall continue as one company, being Amalco, pursuant to the provisions of Section 174 of the OBCA.

ii.	At the Effective Time:

(A)

each of the Savary Shares outstanding immediately prior to the Effective Time (other than Savary Shares held by Savary Dissenting Shareholders, if any) shall be cancelled and the holder thereof (other than Subco) shall receive, in exchange for each Savary Share held, the Savary Amalgamation Consideration;

(B)	each Savary Share outstanding immediately prior to the Effective Time and then held by Subco shall be cancelled without any repayment of capital in respect thereof;

(C)

each of the common shares of Subco outstanding immediately prior to the Effective Time shall be converted into fully paid and non-assessable Amalco Shares, on the basis of one issued, fully paid and non-assessable Amalco Share for each issued and outstanding common share of Subco;

(D)

in consideration for SEMAFO issuing the Savary Amalgamation Consideration to effect the Amalgamation, Amalco will issue to SEMAFO one fully-paid and non-assessable Amalco Share for each SEMAFO Share so issued;

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(E)

in accordance with the terms of the Savary Stock Option Plan and Savary Options, but subject to TSXV, TSX and any other required regulatory authority approval, upon the exercise of any Savary Options after the Effective Time, the holder of any such Savary Option will be entitled to receive, in lieu of the number of Savary Shares to which such holder was theretofore entitled upon such exercise, but for the same aggregate consideration payable therefor, that number of SEMAFO Shares that such holder would have been entitled to receive as a result of the Amalgamation, as if such holder had been the registered holder of the number of Savary Shares to which such holder was entitled upon exercise thereof immediately prior to the Effective Time and otherwise on the same terms and conditions as the Savary Stock Option Plan and Savary Options; and

(F)

in accordance with the terms of the Savary Warrants, but subject to TSXV, TSX and any other required regulatory authority approval, upon the exercise of any Savary Warrants after the Effective Time, the holder of any such Savary Warrants will be entitled to receive, in lieu of the number of Savary Shares to which such holder was theretofore entitled upon such exercise, but for the same aggregate consideration payable therefor, that number of SEMAFO Shares that such holder would have been entitled to receive as a result of the Amalgamation, as if such holder had been the registered holder of the number of Savary Shares to which such holder was entitled upon exercise thereof immediately prior to the Effective Time and otherwise on the same terms and conditions as the Savary Warrants.

iii.

Fractional SEMAFO Shares will not be issued under the Amalgamation, and no cash payment or other form of consideration will be payable in lieu thereof. Where the aggregate number of SEMAFO Shares to be issued to any Savary Shareholder under the Amalgamation would result in a fraction of a SEMAFO Share being issuable, the number of SEMAFO Shares to be issued to such Savary Shareholder will be rounded down to the next whole number.

iv.

Savary Shares which are held by a Savary Dissenting Shareholder shall not be cancelled and exchanged for the Savary Amalgamation Consideration on the Effective Date. Savary Dissenting Shareholders will be entitled to be paid the fair value for their Savary Shares as determined in accordance with the OBCA and their Savary Shares will be cancelled immediately prior to the Effective Date. For greater certainty, if a Savary Shareholder fails to properly exercise its right to make a claim under section 185 of the OBCA or waives its right to make such a claim, or if such Savary Shareholder’s rights as a Savary Shareholder are otherwise reinstated, the Savary Shares held by that Savary Shareholder shall thereupon be deemed cancelled and exchanged for the Savary Amalgamation Consideration, for each Savary Share held, on the Effective Date.

2.02	Savary Approval of the Amalgamation

Savary represents and warrants to and in favour of SEMAFO (and acknowledges that SEMAFO is relying upon such representations and warranties in connection with the matters contemplated by this Combination Agreement) that, as of the date hereof:

(a)

the Savary Board has unanimously determined that the Amalgamation is fair, from a financial point of view, to the Savary Shareholders and that the Amalgamation is in the best interests of Savary, and, accordingly, has unanimously approved the entering into of this Combination Agreement and the Amalgamation Agreement, and the making of the Savary Board Recommendation;

(b)

each member of the Savary Board and each officer has indicated his or her intention to vote all of his or her Savary Shares in favour of the Amalgamation Resolution and has agreed that the joint press release to be issued by Savary and SEMAFO announcing the Amalgamation may

13

reference such statement of intention and that references to such intention may be made in the Circular; and

(c)	Savary has received the Savary Fairness Opinion.

2.03	Effecting the Amalgamation

The Parties agree to effect the Amalgamation under the OBCA pursuant to the terms and conditions set out in this Combination Agreement and the Amalgamation Agreement. Subject to the rights of termination contained in Article 8 hereof, as soon as reasonably practicable and in any event within five (5) Business Days after the Savary Shareholders providing the Savary Shareholder Approval and the other conditions contained in Article 6 hereof being complied with or waived, to the extent required under the OBCA, a director of Subco shall file with the Director the Articles of Amalgamation and such other documents as may be required under the OBCA to give effect to the Amalgamation which shall then occur and be deemed to have occurred at the Effective Time without any further act or formality.

2.04	U.S. Securities Law Considerations

The Parties agree to structure the Amalgamation in a manner such that the issuance of SEMAFO Shares pursuant to the Amalgamation: (I) will be made in compliance with Applicable Securities Laws; and (II) qualifies in the United States for the exemption from the registration requirements of the 1933 Act provided by Rule 802 thereunder (Rule 802) and similar exemptions under applicable state securities laws. SEMAFO will use commercially reasonable efforts to furnish a Form CB with the SEC no later than the next business day after the date the Circular and any other documents to be included with the Form CB are published or otherwise disseminated in Canada. In addition, at the time such Form CB is furnished to the SEC, SEMAFO shall also file with the SEC a written irrevocable consent and power of attorney on Form F-X. Each Party agrees to act in good faith, consistent with the intent of the Parties and the intended treatment of the Amalgamation as set forth in this Section 2.04.

In connection with making an offer of the SEMAFO Shares in the United States, SEMAFO intends to and will take such necessary action to comply with applicable state securities laws.

2.05	Payment and Adjustment of Savary Amalgamation Consideration

(a)

SEMAFO will, immediately prior to the filing by Subco of the Articles of Amalgamation with the Director, provide the Depositary with a sufficient number of SEMAFO Shares in escrow to complete all of the transactions contemplated by the Amalgamation and Savary acknowledges that such provision may be made by way of a treasury order.

(b)

Notwithstanding any restriction or any other matter in this Combination Agreement to the contrary, if, between the date of this Combination Agreement and the Effective Date, the issued and outstanding SEMAFO Shares shall have been changed into a different number of shares by reason of any split, consolidation or stock dividend of the issued and outstanding SEMAFO Shares or similar event, then the Savary Amalgamation Consideration shall be appropriately adjusted to provide the Savary Shareholders with SEMAFO Shares representing the same economic effect as contemplated by this Combination Agreement and the Amalgamation Agreement prior to such action and the Savary Amalgamation Consideration as so adjusted shall, from and after the date of such event, be the Savary Amalgamation Consideration.

2.06	Announcements and Shareholder Communications

Savary and SEMAFO shall each publicly announce the transactions contemplated hereby promptly following the execution of this Combination Agreement, the text and timing of each Party’s announcement to be approved by the other Party in advance, acting reasonably. Savary and SEMAFO agree to co-operate in the preparation of presentations, if any, to Savary Shareholders and SEMAFO Shareholders regarding the transactions contemplated by this Combination Agreement, and no Party shall issue any press release or otherwise make public announcements with respect to this Combination Agreement, the Amalgamation or the transactions contemplated hereby without the consent of the other Party (which

14

consent shall not be unreasonably withheld, conditioned or delayed); provided, however, that the foregoing shall be subject to each Party’s overriding obligation to make any disclosure required under applicable Law provided that the Party making such disclosure shall use all commercially reasonable efforts to give prior oral or written notice to the other Party and reasonable opportunity to review or comment on the disclosure, and if such prior notice is not possible, to give such notice immediately following the making of such disclosure.

To the extent practicable, between the date of this Combination Agreement and the Effective Time, Savary shall provide prior notice to SEMAFO of any material public disclosure that it proposes to make regarding its business or operations, together with a draft copy of such disclosure. SEMAFO and its legal counsel shall be given a reasonable opportunity to review and comment on such information prior to such information being disseminated publicly, and reasonable consideration shall be given to any comments made by SEMAFO and its legal counsel.

2.07	Closing

The closing of the Amalgamation will take place at the offices of Norton Rose Fulbright Canada LLP, located at 1 Place Ville Marie, Suite 2500, Montréal, QC, H3B 1R1, Canada at 8:00 a.m. (Montreal time) on the Effective Date.

2.08	Withholding

Savary, SEMAFO and the Savary Depositary shall be entitled to deduct and withhold from any consideration payable or otherwise deliverable to any Person hereunder and from all dividends or other distributions otherwise payable to any former Savary Shareholder such amounts as Savary, SEMAFO or the Savary Depositary are required to deduct and withhold with respect to such payment under the Tax Act, the United States Internal Revenue Code of 1986 or any provision of any applicable federal, provincial, state, local or foreign tax Laws, in each case, as amended. To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes hereof as having been paid to the relevant Person in respect of which such deduction and withholding was made, provided that such withheld amounts are remitted to the appropriate Governmental Entity.

Not later than ten (10) Business Days prior to the Effective Date, SEMAFO shall give written notice to Savary of any deduction or withholding that SEMAFO intends to make or that it anticipates the Depositary will have to make in accordance with this Section 2.08 and afford Savary a reasonable opportunity to dispute any such deduction or withholding.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF SAVARY

3.01	Representations and Warranties of Savary

Savary hereby represents and warrants to SEMAFO as set forth in this Section 3.01 and hereby acknowledges that SEMAFO is relying upon such representations and warranties in connection with entering into this Combination Agreement and agreeing to complete the Amalgamation.

(a)	Organization:

i.

Each of Savary and the Savary Subsidiaries has been duly incorporated or formed under the applicable Laws of its jurisdiction of incorporation or formation, is validly existing and has all necessary corporate power, authority, and capacity to own its property and assets and to carry on its business as currently owned and conducted.

ii.

Each of Savary and the Savary Subsidiaries is duly qualified or licensed to do business and is in good standing in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing

15

necessary, except where the failure to be so qualified, licensed or in good standing has not had or would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect in respect of Savary.

iii.

Savary does not have any subsidiary or hold any equity interest, or right to acquire an equity interest, in any Person, other than the Savary Subsidiaries. Savary’s percentage of ownership of each of the Savary Subsidiaries is as set out in the Savary Disclosure Letter. Other than the Karankasso Project, neither Savary nor any Savary Subsidiary has any associates or affiliates and is not a partner, co-tenant, joint venture or otherwise a participant in any partnership, joint venture, co-tenancy, or other similar joint-owned business. Except as disclosed in the Savary Disclosure Letter, all outstanding equity interests in each Savary Subsidiary are beneficially owned, directly or indirectly, by Savary, in each case free and clear of all Encumbrances of any nature or kind whatsoever. Savary beneficially owns, directly or indirectly, over 75% of all outstanding equity interests in Joint Venture BF1 Inc., free and clear of all Encumbrances of any nature or kind whatsoever. All outstanding equity interests of each Savary Subsidiary which are held directly or indirectly by Savary (i) have been duly authorized and are validly issued, fully paid and non-assessable (as such concepts exist in their respective jurisdiction of organization); and (ii) except as disclosed in the Savary Disclosure Letter, are free of any other material restrictions including any pre-emptive rights or restrictions on the right to vote, sell or otherwise dispose of shares.

iv.

Each of the Savary Non-Material Subsidiaries is inactive and neither such Savary Non-Material Subsidiary is party to any Contract, has any employees or independent contractors, or otherwise has any assets, indebtedness or liabilities.

(b)	Capitalization:

i.

The authorized capital of Savary consists of an unlimited number of Savary Shares and an unlimited number of preferred shares without par value. 255,627,617 Savary Shares are issued and outstanding and no preferred shares are issued and outstanding. There are outstanding (A) Savary Options to acquire an aggregate of up to 10,930,000 Savary Shares, and (B) Savary Warrants to acquire an aggregate of up to 16,900,000 Savary Shares as further described in the Savary Disclosure Letter, all of which are or will become exercisable upon the entering into of this Combination Agreement. Except for the Savary Options, Savary Warrants referred to in the preceding sentence and Savary warrants held by SEMAFO, there are no options, warrants, conversion privileges or other rights, agreements, arrangements or commitments (pre-emptive, contingent or otherwise) obligating Savary or any Savary Subsidiary to issue or sell any shares of Savary or of a Savary Subsidiary or securities or obligations of any kind convertible into or exchangeable or exercisable for shares or other securities of, or ownership interests whatsoever in, Savary or any Savary Subsidiary.

ii.

The Savary Disclosure Letter sets forth all of the outstanding Savary Options and Savary Warrants, a true and complete list setting out the name of each holder of a Savary Option or Savary Warrant, the number of Savary Options or Savary Warrants held by such person and the exercise price, date of grant and expiry date of each such Savary Option or Savary Warrant. True and complete copies of the Savary Stock Option Plan and the form of certificate for the Savary Warrants have been made available to SEMAFO.

iii.

All outstanding Savary Shares and the Savary Shares to be issued on the exercise of Savary Options and Savary Warrants have been duly authorized. The outstanding Savary Shares are, and the Savary Shares to be issued on the exercise of Savary Options and Savary Warrants will be when issued, validly issued and outstanding as fully paid and non-assessable shares, free of pre-emptive rights.

iv.	There are no outstanding bonds, debentures or other evidences of indebtedness of Savary or any of the Savary Subsidiaries. There are no outstanding obligations of Savary

16

or any Savary Subsidiary to repurchase, redeem or otherwise acquire any outstanding Savary Shares or any shares of any of the Savary Subsidiaries or with respect to the voting or disposition of any outstanding securities of Savary or any Savary Subsidiary. No holder of securities issued by Savary or any Savary Subsidiary has any right to compel Savary or any such Savary Subsidiary to register or otherwise qualify securities for public sale in Canada, the United States or elsewhere.

v.	No Savary Subsidiary owns any Savary Shares.

(c)	Authority and No Violation:

i.

Savary has the necessary corporate power, authority and capacity to enter into this Combination Agreement and to perform its obligations hereunder. The execution and delivery of this Combination Agreement by Savary has been duly authorized by the Savary Board and no other corporate proceedings on its part are necessary to authorize this Combination Agreement. This Combination Agreement has been duly executed and delivered by Savary and constitutes a legal, valid and binding obligation of Savary, enforceable against it in accordance with its terms, subject to bankruptcy, insolvency and other applicable Laws affecting creditors’ rights generally, and to general principles of equity.

ii.

The authorization of this Combination Agreement, the execution and delivery by Savary of this Combination Agreement and the performance by it of its obligations under this Combination Agreement, and the consummation of the Amalgamation will not:

(A)

result (with or without notice or the passage of time) in a violation or breach of or constitute a default or event of default under, require an Authorization to be obtained under or give rise to any third party right of termination, amendment, cancellation, acceleration, penalty or payment obligation or right of purchase or sale or pre-emptive or participation right under, any provision of:

I.	the articles, by-laws or other charter documents of Savary or any Savary Subsidiary or the agreements covering any of Savary’s or a Savary Subsidiary’s material joint ventures;

II.

any note, bond, mortgage, indenture, instrument, Contract, agreement, lease, Authorization or government grant to which Savary or any Savary Material Subsidiary is a party or by which any of their respective properties or assets or material joint ventures is bound;

III.	any applicable Laws or any judgment, decree, order or award of any Governmental Entity or arbitrator, except as would not be material and adverse to Savary and the Savary Material Subsidiaries;

(B)

give rise to any right of termination, amendment, acceleration or cancellation of indebtedness of Savary or any Savary Material Subsidiary or any of their material joint ventures, or cause any such indebtedness to come due before its stated maturity, or cause any available credit of Savary or any Savary Material Subsidiary to cease to be available, or cause any security interest in any assets of Savary or any Savary Material Subsidiary or any of their joint ventures to become enforceable or realizable;

(C)

other than as set out in the Savary Disclosure Letter, give rise to any rights of first refusal or trigger any change in control provisions or any restriction or limitation under any such note, bond, mortgage, indenture, contract, agreement, Authorization or government grant; or

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(D)

result in the imposition of any Encumbrance upon, or cause or result in any loss of, any rights or assets or any interest therein held by Savary or any of the Savary Material Subsidiaries in any material properties or their material joint ventures.

iii.

No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required to be obtained by Savary or any of the Savary Subsidiaries in connection with this Combination Agreement and the consummation of the transactions contemplated by the Amalgamation and this Combination Agreement other than: (i) the Savary Shareholder Approval; (ii) the requirement to prepare and file this Combination Agreement on SEDAR together with related continuous disclosure filings; (iii) approval from the TSXV; and (iv) such authorizations, consents, approvals and filings as to which the failure to obtain or make would not, individually or in the aggregate, prevent or materially delay consummation of the transactions contemplated by this Combination Agreement.

(d)	Public Filings:

Savary has filed all documents or information required to be filed by it under Applicable Securities Laws since January 1, 2018 (the Savary Public Documents). None of the Savary Public Documents, as of their respective dates, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. All of the Savary Public Documents, as of their respective dates (and as of the dates of any amendments thereto), complied as to both form and content in all material respects with the requirements of Applicable Securities Laws or were amended on a timely basis to correct deficiencies identified by Securities Authorities or similar securities regulatory authorities. All of the Savary Public Documents are publicly available on SEDAR. Savary has not filed any confidential material change report with any securities regulatory authority that at the date hereof remains confidential.

(e)	Mineral Resources:

The estimated mineral resources disclosed in the documents filed by Savary under Applicable Securities Laws have been prepared and disclosed in all material respects in accordance with the requirements set forth in National Instrument 43-101 – Standards of Disclosure for Mineral Projects and all applicable Laws. There has been no material reduction in the aggregate amount of estimated mineral resources or mineralized material of Savary, the Savary Subsidiaries and their material joint ventures, taken as a whole, from the amounts disclosed in the documents filed by Savary under Applicable Securities Laws. Except as disclosed in the Savary Disclosure Letter, all material drill results have been disclosed in the documents filed by Savary (and available on SEDAR) under Applicable Securities Laws on or before the date hereof.

(f)	Technical Report:

i.

The technical report prepared for Savary entitled “Technical Report and Resource Estimate on the Karankasso Project, Burkina Faso” dated October 7, 2015 and filed on SEDAR on November 23, 2015 (the Technical Report) complied in all material respects with the requirements of NI 43-101 at the time of filing thereof and reasonably presented the quantity of mineral resources attributable to the properties evaluated therein as at the date stated therein based upon information available at the time the report was prepared. Savary made available to the authors of the Technical Report, prior to the issuance thereof, for the purpose of preparing such report, all information requested by them, and none of such information contained any misrepresentation at the time such information was so provided. To the knowledge of Savary, none of the material assumptions underlying the reserve or resource estimates, as the case may be, in the Technical Report were unreasonable or inaccurate as at the date of the Technical Report.

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ii.

Savary is in compliance in all material respects with the provisions of NI 43-101, has filed all technical reports required thereby, and there has been no material change of which Savary is or should be aware that would materially disaffirm or materially change any aspect of the Technical Report or that would require the filing of a new technical report under NI 43-101.

(g)	Financial Statements:

The audited consolidated financial statements of Savary (including any related notes thereto) for the fiscal year ended December 31, 2017 and the interim consolidated financial statements of Savary (including any related notes thereto) for the period ended September 30, 2018 (collectively, the Savary Financial Statements) have been, and all financial statements of Savary which are publicly disseminated by Savary in respect of any subsequent periods prior to the Effective Date will be, prepared in accordance with IFRS and all applicable Laws and present fairly, in all material respects, the consolidated assets, liabilities (whether accrued, absolute, contingent or otherwise), financial position and results of operations of Savary and the Savary Subsidiaries as of the respective dates thereof and for the periods covered thereby applied on a basis consistent with the immediately prior period and throughout the periods indicated (except as may be indicated expressly in the notes thereto). The Savary Financial Statements reflect appropriate and adequate reserves in accordance with IFRS in respect of contingent liabilities, if any, of Savary and the Savary Subsidiaries on a consolidated basis.

(h)	Off-Balance Sheet Transactions:

There are no off-balance sheet transactions, arrangements, obligations (including contingent obligations) or other relationships of Savary or the Savary Subsidiaries with unconsolidated entities or other persons, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect in respect of Savary.

(i)	Auditors:

The auditors of Savary are independent public accountants as required by applicable Laws and there is not now, and there has never been, any reportable event (as defined in NI 51-102 – Continuous Disclosure Obligations) or reportable disagreement with the present or any former auditors of Savary.

(j)	Liabilities and Indebtedness:

Neither Savary nor any of the Savary Subsidiaries has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise), except for: (i) liabilities and obligations that are specifically disclosed in the Savary Financial Statements; or (ii) liabilities and obligations incurred in the ordinary course of business consistent with past practice since September 30, 2018 that are not and would not, individually or in the aggregate with all other liabilities and obligations of Savary and the Savary Subsidiaries (other than those disclosed on the balance sheet of Savary at September 30, 2018), reasonably be expected to have a Material Adverse Effect in respect of Savary, or, as a consequence of the consummation of this Combination Agreement, have a Material Adverse Effect in respect of Savary. Neither Savary nor any of the Savary Subsidiaries has any material obligation to issue any debt securities, or guarantee, endorse or otherwise become responsible for, the obligations of any other Person.

(k)	No Brokers:

Neither Savary nor any of the Savary Subsidiaries has agreed to pay any brokerage fees, finder’s fees, financial advisory fees, agent’s commissions or other similar forms of compensation in connection with the Amalgamation or any similar transaction, except for advisory fees payable to the Financial Advisor in connection with the Savary Fairness Opinion.

(l)	Books and Records:

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i.	The financial books, records and accounts of Savary and the Savary Material Subsidiaries in all material respects:

(A)	have been maintained in accordance with IFRS;

(B)	are stated in reasonable detail and accurately and fairly reflect the material transactions and dispositions of the assets of Savary and the Savary Material Subsidiaries; and

(C)	accurately and fairly reflect the basis for the Savary Financial Statements;

ii.	The corporate minute books of Savary and the Savary Material Subsidiaries contain minutes of all meetings and resolutions of the directors and securityholders held.

(m)	Non-Competition Agreements:

Neither Savary nor any of the Savary Material Subsidiaries nor any of their material joint ventures is a party to or bound by any non-competition or non-solicitation Contract or any other agreement or obligation which purports to limit the manner or localities in which all or any material portion of the business of Savary or any Savary Material Subsidiary or any of their material joint ventures is or would be conducted.

(n)	Absence of Certain Changes or Events:

Since September 30, 2018, other than for the purposes of the transactions contemplated herein:

i.	Savary and the Savary Subsidiaries have conducted their respective business only in the ordinary course of business consistent with past practice;

ii.	there has not occurred any Material Adverse Effect in respect of Savary;

iii.	there has not occurred one or more changes, events or occurrences which would, individually or in the aggregate, be reasonably likely to result in a Material Adverse Effect in respect of Savary;

iv.

neither Savary nor any Savary Subsidiary has incurred any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) which would, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect in respect of Savary;

v.

there has not been any incurrence, assumption or guarantee by Savary or any Savary Subsidiary of any debt for borrowed money, any creation or assumption by Savary or any Savary Subsidiary of any Encumbrance or any making by Savary or any Savary Subsidiary of any loan, advance or capital contribution to or investment in any other person, which would, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect in respect of Savary; and

vi.	neither Savary nor any Savary Material Subsidiary has effected any change in its accounting methods, principles or practices.

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(o)	No Default:

Neither Savary nor any Savary Subsidiary nor, to the knowledge of Savary, any other party thereto, is in default under, and there exists no event, condition or occurrence which, after notice or lapse of time or both, would constitute such a default or event of default or would trigger a right of termination under: (i) any note, bond, hypothec, mortgage, indenture or other instrument evidencing any indebtedness to which Savary or such Savary Subsidiary is a party; or (ii) any other Contract, letter of intent, offer, Authorization or government grant, in each case which would individually or in the aggregate, be reasonably expected to have a Material Adverse Effect in respect of Savary.

(p)	Litigation:

i.

There is no claim, action, proceeding or investigation that has been commenced or is pending or, to the knowledge of Savary, threatened against Savary or any Savary Subsidiary or affecting any of their respective properties, assets or joint ventures before any Governmental Entity which, if determined adversely to Savary or any Savary Subsidiary, as the case may be, would, individually or in the aggregate:

(A)

reasonably be expected to result in liability to Savary or any Savary Subsidiary in excess of $200,000 or have a Material Adverse Effect in respect of Savary, nor is Savary aware of any existing ground on which any such claim, action, proceeding or investigation might be commenced with any reasonable likelihood of success; or

(B)	reasonably be expected to prevent or materially delay the consummation of the Amalgamation.

ii.

Since January 1, 2015, no enquiry, communication, investigation or proceeding has been received from, or commenced or threatened by, any court, securities regulatory authority, stock exchange or by any other Governmental Entity, regarding the non-compliance or alleged non-compliance by Savary or any of the Savary Subsidiaries with any Applicable Securities Laws, including without limitation NI 43-101.

iii.

On or before the date hereof, neither Savary, any Savary Subsidiary, nor any of their respective assets, properties and joint ventures, is subject to any outstanding judgment, order, writ, injunction or decree which would reasonably be expected to have a Material Adverse Effect in respect of Savary or to prevent or materially delay the consummation of the Amalgamation.

(q)	Compliance with Laws:

Each of Savary and the Savary Subsidiaries have complied with and are not in violation of any applicable Laws, except where any such violation could not be reasonably expected to have a Material Adverse Effect in respect of Savary.

(r)	Corruption Legislation:

Neither Savary nor any of the Savary Subsidiaries, nor any of their respective officers, directors, employees or consultants acting on behalf of any of them, has taken, committed to take or been alleged to have taken any action which would cause Savary or any of the Savary Subsidiaries to be in violation of the Corruption of Foreign Public Officials Act (Canada) (and the regulations promulgated thereunder) or any applicable Law of similar effect of any other jurisdiction (collectively, Anti-Bribery Laws) and, to the knowledge of Savary, no such action has been taken by any of its agents, representatives or other Persons acting on behalf of Savary or any of the Savary Subsidiaries.

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Neither Savary, nor any of the Savary Subsidiaries or, to the knowledge of Savary, any director, officer, agent, employee, consultant, affiliate or associate of Savary or any Savary Subsidiary or other person acting on behalf of Savary or any of the Savary Subsidiaries, has been subject to any actions, suits, inquiries, investigations or any other proceedings relating to Anti-Bribery Laws and there are no such proceedings ongoing or, to the knowledge of Savary, pending or threatened, involving any of them.

None of Savary, any of the Savary Subsidiaries or, to the knowledge of Savary, any director, officer, agent, employee, consultant, affiliate or associate of Savary or any Savary Subsidiary or other person acting on behalf of Savary or any of the Savary Subsidiaries, has received any written inquiry from any Governmental Entity involving any alleged or potential violation of Anti-Bribery Laws.

The Savary Disclosure Letter contains a true, correct and complete list of all payments that Savary or any of the Savary Subsidiaries would be required to disclose pursuant to ESTMA made, directly or indirectly, by Savary or any of the Savary Subsidiaries, their respective employees, consultants, agents and mandataries to a “payee” (as defined in ESTMA) since December 31, 2017. Savary, the Savary Subsidiaries and their respective employees, consultants, agents and mandataries have not, directly or indirectly, structured any such payment with the intention of avoiding the requirement to report such payment pursuant to ESTMA. Savary and each of the Savary Subsidiaries are conducting and have conducted their respective businesses at all times in compliance in all material respects with ESTMA.

(s)	Employment Matters:

i.

Except as disclosed in the Savary Public Documents, no Person is a party to or a participant in any agreement, arrangement, plan, obligation or understanding providing for severance or termination or other payments in connection with the termination of the employment or engagement of, or resignation of, any director, officer, employee or consultant of, or independent contractor to, Savary or any Savary Subsidiary following a change of control of Savary (other than statutory severance obligations) and there are no written or oral agreements, arrangements, plans, obligations or understandings providing for severance or termination or other payments in connection with the termination of the employment or engagement of, or resignation of, any director, officer, employee or consultant of, or independent contractor to, Savary or any Savary Subsidiary following a change of control of Savary.

ii.

Except as disclosed in the Savary Disclosure Letter, neither Savary nor any of the Savary Subsidiaries is a party to any employment, engagement or similar agreement with any director, officer, employee or consultant of, or independent contractor to, Savary or any Savary Subsidiary.

iii.

Except as disclosed in the Savary Disclosure Letter, neither Savary nor any Savary Subsidiary has declared or paid, or committed to declare or pay, any amount to any person in respect of a performance or incentive or other bonus in respect of all or any part of its fiscal year ended on December 31, 2018 or in connection with the completion of the transactions contemplated by the Amalgamation and this Combination Agreement.

iv.

All amounts due or accrued due for all salary, wages, bonuses, commissions, vacation with pay, sick days with pay and benefits under any bonus, target bonus, profit sharing, incentive, salary or other compensation, equity based award, pension, retirement, deferred compensation, severance, change in control, employment or other employee benefit or similar plan, agreement, trust fund, award or arrangement in respect of which Savary or any of the Savary Subsidiaries may have any liability (contingent or otherwise), and other similar accruals have been paid.

v.	There are no material outstanding assessments, penalties, fines, liens, charges, surcharges, or other amounts due or owing pursuant to any workplace safety, workers

22

compensation or insurance legislation and none of Savary nor any Savary Subsidiary has been reassessed in any material respect under such legislation during the past three years and, to the knowledge of Savary, no audit of Savary or any Savary Subsidiary is currently being performed pursuant to any applicable workplace safety, workers compensation or insurance legislation. As of the date of this Combination Agreement, to Savary’s knowledge, there are no claims or potential claims which may materially adversely affect Savary and the Savary Subsidiaries’ accident cost experience.

vi.

All orders and material inspection reports under applicable workplace safety and health legislation have been made available to SEMAFO. There are no material charges pending under workplace safety and health legislation. Savary has complied in all material respects with any orders issued under workplace safety and health legislation and to the knowledge of Savary there are no appeals of any orders under workplace safety and health legislation currently outstanding.

vii.

Savary and the Savary Subsidiaries are in compliance in all material respects with all Laws respecting employment and labour, including employment and labour standards, occupational health and safety, employment equity, pay equity, wages, hours of work, overtime, vacation, workers’ compensation, human rights, child labor, working conditions, pension provision, labour relations and privacy, and there are no current, pending, or to the knowledge of Savary, threatened proceedings before any Governmental Entity with respect to any such matters. Neither Savary nor any Savary Subsidiary has engaged in any unfair labour practices nor is subject to any claim for wrongful dismissal, constructive dismissal or any other claim, actual or, to the knowledge of Savary, threatened, or any litigation, actual or, to the knowledge of Savary, threatened, relating to its employees, consultants or independent contractors (including, without limitation, any termination of such persons), other than those claims or such litigation as would individually or in the aggregate not have a Material Adverse Effect in respect of Savary.

viii.

Neither Savary nor any Savary Subsidiary is a party to any collective bargaining agreement or subject to any application for certification or, to the knowledge of Savary, threatened or apparent union-organizing campaign and there are no current, pending or, to the knowledge of Savary, threatened strikes, lockouts or other labour disputes or disruptions at any Savary or Savary Subsidiary site.

ix.

Other than as disclosed in the Savary Disclosure Letter, there are no change of control payments, golden parachutes, severance payments, retention payments, Contracts or other agreements with current or former Savary directors, officers, employees or consultants providing for cash or other compensation or benefits upon the consummation of, or relating to, the Amalgamation, including a change of control of Savary or of any Savary Subsidiary.

x.	Savary and the Savary Subsidiaries do not have any pension plan (excluding statutory benefit plans that Savary or any Savary Subsidiary is required to participate in or comply with in Canada).

(t)	Corporate Social Responsibility:

To Savary’s knowledge, Savary and the Savary Subsidiaries are in compliance in all material respects with all applicable local and international Laws and recognized best practices in the mining industry relating to ethical and responsible standards of behavior, including, without limitation, those dealing with exploration and mining activities nearby local communities, in each case having regard to the stage of development and specific circumstances prevailing at the properties of Savary and the Savary Subsidiaries including the Karankasso Project.

23

(u)	Non-Governmental Organizations and Community Groups:

No dispute between Savary or any of the Savary Subsidiaries and any non-governmental organization, community or community group exists or, to Savary’s knowledge, is threatened or imminent with respect to any of Savary’s or any of the Savary Subsidiaries’ properties, joint ventures or exploration activities.

(v)	Tax Matters:

i.

Savary and each of the Savary Subsidiaries has duly and in a timely manner filed all material Tax Returns required to be filed by it and all such Tax Returns are correct and complete in all material respects. Savary and each Savary Subsidiary has paid all Taxes, including, without limitation, instalments, which are due and payable, other than those which are being contested in good faith by appropriate proceedings and in respect of which adequate reserves have been provided in the Savary Financial Statements. Adequate provision has been made on the Savary Financial Statements for amounts at least equal to the amount of all unpaid Taxes assessed and all Taxes owing by Savary and the Savary Subsidiaries that are not yet due and payable and that relate to periods ending on or prior to the date of such Savary Financial Statements, including, without limitation, income taxes and related deferred taxes, in conformity with IFRS and all other applicable accounting rules and principles. Since the date of the Savary Financial Statements, no material liability in respect of Taxes not reflected in such Savary Financial Statements has been assessed, proposed to be assessed, incurred or accrued, other than in a manner and at a level consistent with the past practices of Savary and the Savary Subsidiaries and in the ordinary course of the normal day-to-day operations of the business of Savary and the Savary Subsidiaries. On or before the date hereof, no deficiencies exist or, to the knowledge of Savary, have been asserted with respect to Taxes of Savary or any Savary Subsidiary and there are no actions, suits, proceedings, investigations or claims outstanding, pending or, to the knowledge of Savary, threatened against Savary or any Savary Subsidiary in respect of Taxes or assessments or any matters under discussion with any Governmental Entity relating to Taxes or assessments asserted by any such authority, except where it would not reasonably be expected to have a Material Adverse Effect in respect of Savary.

ii.

No claim has been made by any Governmental Entity in a jurisdiction where Savary or a particular Savary Subsidiary does not file Tax Returns that Savary or such Savary Subsidiary is or may be subject to Tax or required to file any Tax Returns in that jurisdiction.

iii.

There are no Encumbrances with respect to Taxes upon any of the assets of Savary or any of the Savary Subsidiaries other than for Taxes which are not due or delinquent, or which are being contested in good faith by appropriate proceedings and in respect of which adequate reserves have been provided in the Savary Financial Statements.

iv.

Except as disclosed in the Savary Disclosure Letter, neither Savary nor any Savary Subsidiary is party to any material tax sharing agreement, tax indemnification agreement or other agreement or arrangement relating to Taxes with any person.

v.

Each of Savary and the Savary Subsidiaries has withheld or collected all material amounts which are required to be withheld or collected by it on account of Taxes and has remitted all such amounts to the appropriate Governmental Entity when and in the manner required by Law.

vi.	Neither Savary nor any Savary Subsidiary has requested, or entered into any agreement or other arrangement or executed any waiver providing for, any extension of time within which:

24

(A)	to file any elections, designations or similar filings relating to any Taxes for which Savary or any Savary Subsidiary is or may be liable;

(B)	Savary or any Savary Subsidiary is required to pay or remit any Taxes or amounts on account of Taxes (other than any Taxes being appealed in good faith by appropriate proceedings); or

(C)	any Governmental Entity may assess, reassess or collect any Taxes for which Savary or any Savary Subsidiary is or may be liable.

vii.

No transaction or arrangement between Savary or any Savary Subsidiary and any person with whom Savary or such Savary Subsidiary was not dealing at arm’s length, within the meaning of the Income Tax Act (Canada), involving the acquisition, delivery, disposition or provision of property or services or the right to use property or services, has taken place for consideration that is other than the fair market value of such property, services or right to use property or services and each such transaction or arrangement was made on arm’s length terms and conditions.

viii.

There are no circumstances existing and no transactions or series of transactions or events has occurred which has resulted or which could result in the application of sections 78 to 80.04 of the Income Tax Act (Canada) or any equivalent provincial Tax Law to Savary or any Savary Subsidiary.

(w)	Insurance:

The assets of Savary and the Savary Material Subsidiaries and their business and operations are insured against loss or damage and each of their civil liability for such coverage as would be maintained by a prudent operator engaged in the same or similar business with responsible insurers, or on otherwise commercially reasonable terms, and such coverage is in full force and effect, and neither Savary nor the Savary Material Subsidiaries has failed to promptly give any notice or present any material claim thereunder.

(x)	Material Contracts:

i.

Except as set forth in the Savary Disclosure Letter, there is no Contract (or amendment thereto) to which Savary or any Savary Subsidiary is a party or by which any of them or their respective properties, assets or joint ventures are bound that is a Contract or group of related Contracts (A) that involves payment to or by Savary or any Savary Subsidiary of more than $100,000, (B) that if terminated or modified or if it ceased to be in effect, would reasonably be expected to have a Material Adverse Effect in respect of Savary, (C) that is a partnership agreement, limited liability company agreement, joint venture agreement or similar agreement or arrangement relating to the formation, creation or operation of any partnership, limited liability company or joint venture, or (D) that requires the consent of any other party to the Contract to a change in control of Savary or any of the Savary Subsidiaries (the Savary Material Contracts).

ii.

All Savary Material Contracts are legal, valid, binding and in full force and effect and are enforceable by Savary or the Savary Subsidiaries (as applicable) in accordance with their respective terms (subject to bankruptcy, insolvency and other applicable Laws affecting creditors’ rights generally, and to general principles of equity) and are the product of fair and arm’s length negotiations between the parties thereto. Savary and the Savary Subsidiaries have performed in all material respects all respective obligations required to be performed by them to date under the Savary Material Contracts and are not to the knowledge of Savary alleged to be, (with or without the lapse of time or the giving of notice, or both) in breach or default in any material respect thereunder.

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(y)	Shareholders Agreements:

Except as disclosed in the Savary Disclosure Letter, neither Savary nor any Savary Material Subsidiary is a party to any shareholder, pooling, voting trust or other similar agreement relating to the issued and outstanding shares in the capital of Savary or any of the Savary Material Subsidiaries.

(z)	Related Party Transactions:

Neither Savary nor any Savary Subsidiary is indebted to any director, officer, employee, consultant or agent of, or independent contractor to, Savary or any Savary Subsidiary or any of their respective affiliates or associates (except for amounts due as salaries and in reimbursement of expenses in each case in the normal course of business). There are no Contracts (other than employment or consulting arrangements) with, or advances, loans, guarantees, liabilities or other obligations to, on behalf or for the benefit of, any Person not dealing at arm’s length (within the meaning of the Tax Act) with Savary or any Savary Subsidiary required to be disclosed pursuant to Applicable Securities Laws, except as disclosed in the Savary Public Documents.

(aa)	Property and Mineral Rights; Operations:

i.

Each of the Savary Properties, and all of Savary’s and the Savary Subsidiaries’ mineral interests and rights (including, without limitation, freehold title, conventional proprietary interests or rights, any material claims, concessions, exploration licences, exploitation licences, prospecting permits, permit applications, mining leases and mining rights, in each case, either existing under contract, by operation of Law or otherwise) (collectively, the Savary Mineral Rights) are accurately disclosed in the Savary Disclosure Letter. Other than the Savary Properties and the Savary Mineral Rights set out in the Savary Disclosure Letter, none of Savary and the Savary Subsidiaries owns or has any interest in any real property or any mineral interests or rights.

(A)

Other than as disclosed in the Savary Public Documents and the Savary Disclosure Letter, Savary or one of the Savary Material Subsidiaries is the sole legal and beneficial owner of all right, title and interest in and to the Savary Properties and the Savary Mineral Rights, as applicable, free and clear of any Encumbrances.

(B)

Other than as disclosed in the Savary Public Documents and the Savary Disclosure Letter, all of the Savary Mineral Rights have been properly located and recorded in compliance with applicable Law and are valid and subsisting, and recognized in the jurisdiction in which the Savary Properties are located, under valid, subsisting and enforceable title documents, contracts, leases, licenses of occupation, mining concessions, permits, permit applications or other recognized and enforceable agreements or instruments, sufficient to permit Savary or the Savary Material Subsidiaries to explore for, extract, develop, exploit, remove, process or refine (as the case may be) the minerals relating thereto.

(C)

Other than as disclosed in the Savary Disclosure Letter, the Savary Properties and the Savary Mineral Rights are in good standing under applicable Law and, to the knowledge of Savary, all work required to be performed and filed in respect thereof has been performed and filed, all Taxes, rentals, fees, expenditures and other payments in respect thereof have been paid or incurred and all filings in respect thereof have been made.

(D)	There is no adverse claim against or challenge to Savary or any Savary Material Subsidiary’s title to or ownership interest in the Savary Properties or any of the Savary Mineral Rights.

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(E)	Other than disclosed in the Savary Disclosure Letter, Savary or a Savary Material Subsidiary has the exclusive right to deal with its interest in the Savary Properties and the Savary Mineral Rights.

(F)

Other than as disclosed in the Savary Public Documents or in the Savary Disclosure Letter, no Person other than Savary and the Savary Material Subsidiaries has any interest in the Savary Properties or the Savary Mineral Rights or the production or profits therefrom or any royalty in respect thereof or any right to acquire any such interest.

(G)

Other than as disclosed in the Savary Public Documents, there are no back-in rights, earn-in rights, rights of first refusal or similar provisions or rights which would affect Savary or a Savary Material Subsidiary’s interest in the Savary Properties or the Savary Mineral Rights.

(H)

Other than as disclosed in the Savary Public Documents or in the Savary Disclosure Letter, there are no restrictions on the ability of Savary or any of the Savary Material Subsidiaries to use, transfer or exploit their respective interest in the Savary Properties or the Savary Mineral Rights, except pursuant to applicable Laws.

(I)

Neither Savary nor any of the Savary Material Subsidiaries has received any notice, whether written or oral, from any Governmental Entity of any revocation or intention to (i) revoke any interest of Savary or a Savary Material Subsidiary in the Savary Properties or the Savary Mineral Rights, (ii) require modifications to the terms of existing contractual arrangements with such Governmental Entities in relation to the Savary Mineral Rights, or (iii) not to renew any such interest in accordance with applicable Law.

(J)

Neither Savary nor any of the Savary Material Subsidiaries has received notice of any default under, and there is no existing condition, circumstance or matter which constitutes or which, with the passage of time or the giving of notice, would constitute a default under, any of the leases and other title and operating documents or any other agreement or instrument pertaining to the Savary Properties or the Savary Mineral Rights to which it is a party or by or to which it or any such assets are bound or subject.

(K)

Savary and the Savary Material Subsidiaries have all surface rights, as may be required currently, including, without limitation, fee simple estates, leases, easements, rights of way, permits or licences, as applicable, from landowners or Governmental Entities permitting the use of land by Savary and the Savary Material Subsidiaries (as applicable), and mineral rights that are required to explore, mine, extract, remove, process and, if applicable, exploit the development potential of the Savary Properties and the Savary Mineral Rights as contemplated in the Savary Public Documents filed (and available on SEDAR) on or before the date hereof and no third party or group holds any such rights that would be required by Savary to explore for, extract, develop, exploit, remove, process or refine (as the case may be) the Savary Properties or the Savary Mineral Rights as contemplated in the Savary Public Documents filed (and available on SEDAR) on or before the date hereof.

ii.

There are no mines located in or on the lands of Savary or the Savary Material Subsidiaries, or lands pooled or unitized therewith, which have been abandoned by Savary or the Savary Material Subsidiaries.

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(bb)	Authorizations:

Savary and the Savary Material Subsidiaries possess all Authorizations necessary to properly conduct their respective businesses. The Authorizations obtained or to be obtained by Savary or the Savary Material Subsidiaries (as applicable) that are necessary or desirable to develop the Savary Properties and the Savary Mineral Rights in the manner contemplated in the Savary Public Documents on or before the date hereof, are consistent with those outlined in the Savary Public Documents. Each Authorization obtained by Savary or a Savary Material Subsidiary is in full force and effect and not subject to any dispute. Savary and each of the Savary Material Subsidiaries is in compliance with each such Authorizations, except for such non-compliance as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect in respect of Savary, or would not reasonably be expected to prevent Savary from developing the Savary Properties in the manner contemplated in the Savary Public Documents, or would not reasonably be expected to materially impair the ability of Savary to perform its obligations hereunder or prevent or materially delay the consummation of the Amalgamation. To Savary’s knowledge, no event has occurred which, with the giving of notice, lapse of time or both, could constitute a default under, or in respect of, any of such Authorizations, and none of Savary or any Savary Material Subsidiary has received any notice of the modification, revocation or cancellation of, or any intention to modify, revoke or cancel or any proceeding relating to the modification, revocation or cancellation of any such Authorization. Savary has no reason to believe that the Authorizations required to be obtained by Savary or the Savary Material Subsidiaries in order to develop the Savary Properties and the Savary Mineral Rights in the manner contemplated in the Savary Public Documents on or before the date hereof will not be obtained in the ordinary course.

(cc)	Insolvency:

Neither Savary nor any of the Savary Subsidiaries nor, to Savary’s actual knowledge (without due enquiry), , has committed an act of bankruptcy or sought protection from the creditors thereof before any court or pursuant to any legislation, proposed a compromise or arrangement to the creditors thereof generally, taken any proceeding with respect to a compromise or arrangement, taken any proceeding to be declared bankrupt or wound up, taken any proceeding to have a receiver appointed of any of the assets thereof, had any person holding any Encumbrance or receiver take possession of any of the property thereof, had an execution or distress become enforceable or levied upon any portion of the property thereof or had any petition for a receiving order in bankruptcy filed against it. Neither Savary nor any of the Savary Subsidiaries nor, to Savary’s actual knowledge (without due enquiry), , is an “insolvent person” within the meaning of the Bankruptcy and Insolvency Act (Canada).

(dd)	Environmental:

Except for any matters that, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect in respect of Savary:

i.	all facilities and operations of Savary and the Savary Subsidiaries have been conducted, and are now, in compliance with all environmental Laws;

ii.

no environmental, reclamation or closure obligation, demand, notice, work order or other liabilities presently exist with respect to any portion of any currently or formerly owned, leased, used or otherwise controlled property, interests and rights or relating to the operations and business of Savary and the Savary Subsidiaries and, to the knowledge of Savary, there is no basis for any such obligations, demands, notices, work orders or liabilities to arise in the future as a result of any activity in respect of such property, interests, rights, operations and business;

iii.

Savary and the Savary Subsidiaries do not store any hazardous or toxic waste or substance on the property thereof and have not disposed of any hazardous or toxic waste, in each case in a manner contrary to any environmental Laws, and there are no

28

pollutants, dangerous substances, liquid wastes, hazardous wastes, hazardous materials, hazardous substances or contaminants on any of the premises at which Savary or any Savary Subsidiary carries on business, in each case other than in compliance with environmental Laws;

iv.

neither Savary nor any of the Savary Subsidiaries is subject to any proceeding, application, order or directive of any Governmental Entity which relates to environmental, health or safety matters, and which may require any work, repairs, construction or expenditures;

v.

there are no actual changes in the status, terms or conditions of any Authorizations currently held by Savary or any of the Savary Subsidiaries or any renewal, modification, revocation, reassurance, alteration, transfer or amendment of any such Authorizations, or any review by, or approval of, any Governmental Entity of such Authorizations that are required in connection with the execution or delivery of this Combination Agreement, the consummation of the transactions contemplated herein or the continuation of the business of Savary or any of the Savary Subsidiaries following the Effective Time; and

vi.

to Savary’s knowledge, Savary and the Savary Subsidiaries are not subject to any past or present fact, condition or circumstance that could reasonably be expected to result in any liability under any environmental Laws.

(ee)	Internal Control Over Financial Reporting:

Savary maintains a system of internal accounting controls sufficient to provide reasonable assurance that: (i) transactions are executed in accordance with management’s general or specific authorization; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with IFRS and to maintain accountability for assets; (iii) access to assets is permitted only in accordance with management’s general or specific authorization; and (iv) the recorded accountability for assets is compared with existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

(ff)	Stock Exchange Compliance:

Savary is in compliance in all material respects with the applicable listing and corporate governance rules and regulations of the TSXV. Savary is not subject to any cease trade or other order of the TSXV, any Securities Authority or the SEC, and, to the knowledge of Savary, no investigation or other proceedings involving Savary that may operate to prevent or restrict trading of any securities of Savary are currently in progress or pending before the TSXV or any Securities Authority.

(gg)	Reporting Issuer Status:

As at the date hereof, Savary is a reporting issuer not in default under the securities laws of the Provinces of British Columbia, Alberta and Ontario.

(hh)	U.S. Securities Law Matters:

Less than 10 percent (10%) of the Savary Shares outstanding, excluding shares held by SEMAFO, are held by “U.S. holders” within the meaning of, and calculated in the manner contemplated by, Rules 800 and 802 under the 1933 Act.

(ii)	Investment Company Status: Savary is not an “investment company” registered or required to be registered under the Investment Company Act of 1940, as amended.

(jj)	Foreign Private Issuer Status:

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Savary is a “foreign private issuer” in accordance with Rule 405 under the 1933 Act.

3.02	Survival of Representations and Warranties

The representations and warranties contained in this Article 3 shall survive the execution and delivery of this Combination Agreement and shall expire and be terminated and extinguished on the earlier of the Effective Date and the date on which this Combination Agreement is terminated in accordance with its terms. This Section 3.02 will not limit any covenant or agreement of the Parties, which, by its terms, contemplates performance after the Effective Date or the date on which this Combination Agreement is terminated, as the case may be. Any investigation by SEMAFO and its Representatives shall not mitigate, diminish or affect the representations and warranties of Savary contained in this Combination Agreement.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF SEMAFO

4.01	Representations and Warranties of SEMAFO

SEMAFO hereby represents and warrants to Savary as set forth in this Section 4.01, and hereby acknowledges that Savary is relying upon such representations and warranties in connection with entering into this Combination Agreement and agreeing to complete the Amalgamation.

(a)	Organization:

i.

SEMAFO and each SEMAFO Subsidiary has been duly incorporated or formed under the applicable Laws of its jurisdiction of incorporation or formation, is validly existing and has all necessary corporate power, authority, and capacity to own its property and assets and to carry on its business as currently owned and conducted. SEMAFO’s percentage of ownership of each of the SEMAFO Subsidiaries is as set out in the SEMAFO Public Documents. All of the outstanding shares of the SEMAFO Subsidiaries which are held directly or indirectly by SEMAFO are validly issued, fully paid and non-assessable and are owned directly or indirectly by SEMAFO free and clear of any Encumbrances, other than as disclosed in the SEMAFO Public Documents. The only subsidiaries of SEMAFO whose total assets or total revenues exceed 10% of the consolidated assets or revenues, as applicable, of SEMAFO and its subsidiaries, taken as a whole, are the SEMAFO Subsidiaries, and the aggregate assets and revenues of all of SEMAFO’s other subsidiaries do not exceed 20% of the consolidated assets or revenues, as applicable, of SEMAFO and its subsidiaries, taken as a whole.

ii.

SEMAFO and each SEMAFO Subsidiary is duly qualified or licensed to do business and is in good standing in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except where the failure to be so qualified, licensed or in good standing has not had or would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect in respect of SEMAFO.

(b)	Capitalization:

i.

The authorized capital of SEMAFO consists of an unlimited number of SEMAFO Shares and an unlimited number of Class “A” and Class “B” preferred shares, all without nominal or par value. As at the date of this Combination Agreement, 325,617,252 SEMAFO Shares are issued and outstanding and no Class “A” or Class “B” preferred share are issued and outstanding. As at the date of this Combination Agreement, there are outstanding SEMAFO Options to acquire an aggregate of up to 1,316,046 SEMAFO Shares. Except for the SEMAFO Options, there are no options, warrants, conversion privileges or other rights, agreements, arrangements or commitments (pre-emptive, contingent or otherwise) obligating SEMAFO or any SEMAFO Subsidiary to issue or sell

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any shares of SEMAFO or any SEMAFO Subsidiary or securities or obligations of any kind convertible into or exchangeable or exercisable for shares or other securities of, or ownership interests whatsoever in, SEMAFO or any SEMAFO Subsidiary.

ii.

All outstanding SEMAFO Shares and the SEMAFO Shares to be issued on the exercise of the SEMAFO Options have been duly authorized. The SEMAFO Shares to be issued pursuant to the Amalgamation, upon issuance, will be validly issued as fully paid and non-assessable shares. The outstanding SEMAFO Shares are, and the SEMAFO Shares to be issued on the exercise of SEMAFO Options will be when issued, validly issued and outstanding as fully paid and non-assessable shares, free of pre-emptive rights.

iii.

There are no outstanding bonds, debentures or other evidences of indebtedness of SEMAFO or any SEMAFO Subsidiary, having the right to vote (or that are convertible for or exercisable into securities having the right to vote) with the holders of the SEMAFO Shares on any matter. There are no outstanding obligations of SEMAFO or any SEMAFO Subsidiary to repurchase, redeem or otherwise acquire any outstanding SEMAFO Shares or with respect to the voting or disposition of any outstanding securities of SEMAFO or any SEMAFO Subsidiary. No holder of securities issued by SEMAFO or any SEMAFO Subsidiary has any right to compel SEMAFO or any SEMAFO Subsidiary to register or otherwise qualify securities for public sale in Canada, the United States or elsewhere.

(c)	Authority and No Violation:

i.

SEMAFO has the necessary corporate power, authority and capacity to enter into this Combination Agreement and to perform its obligations hereunder. The execution and delivery of this Combination Agreement by SEMAFO has been duly authorized by the SEMAFO Board and no other corporate proceedings on its part are necessary to authorize this Combination Agreement. This Combination Agreement has been duly executed and delivered by SEMAFO and constitutes a legal, valid and binding obligation of SEMAFO, enforceable against it in accordance with its terms, subject to bankruptcy, insolvency and other applicable Laws affecting creditors’ rights generally, and to general principles of equity.

ii.

The authorization of this Combination Agreement, the execution and delivery by SEMAFO of this Combination Agreement and the performance by it of its obligations under this Combination Agreement, and the consummation of the Amalgamation will not:

(A)

result (with or without notice or the passage of time) in a violation or breach of or constitute a default or event of default under, require an Authorization to be obtained under or give rise to any third party right of termination, amendment, cancellation, acceleration, penalty or payment obligation or right of purchase or sale or pre-emptive or participation right under, any provision of:

I.	its or any SEMAFO Subsidiary’s articles, by-laws or other charter documents;

II.

any note, bond, mortgage, indenture, instrument, contract, agreement, lease, Authorization or government grant to which SEMAFO or any SEMAFO Subsidiary is a party or by which any of their respective properties or assets or material joint ventures is bound, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect in respect of SEMAFO; or

III.

any applicable Laws or any judgment, decree, order or award of any Governmental Entity or arbitrator, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect in respect of SEMAFO;

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(B)

give rise to any right of termination, amendment, acceleration or cancellation of indebtedness of SEMAFO or any SEMAFO Subsidiary, or cause any such indebtedness to come due before its stated maturity, or cause any available credit of SEMAFO or any SEMAFO Subsidiary to cease to be available, or cause any security interest in any assets of SEMAFO or any SEMAFO Subsidiary to become enforceable or realizable, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect in respect of SEMAFO;

(C)

give rise to any rights of first refusal or trigger any change in control provisions or any restriction or limitation under any such note, bond, mortgage, indenture, contract, agreement, Authorization or government grant, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect in respect of SEMAFO; or

(D)

result in the imposition of any Encumbrance upon any assets of SEMAFO or any SEMAFO Subsidiary, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect in respect of SEMAFO;

iii.

No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required to be obtained by SEMAFO in connection with this Combination Agreement and the consummation of the transactions contemplated by the Amalgamation and this Combination Agreement other than the requirement to prepare and file this Combination Agreement on SEDAR together with related continuous disclosure filings, and such authorizations, consents, approvals and filings as to which the failure to obtain or make would not, individually or in the aggregate, prevent or materially delay consummation of the transactions contemplated by this Combination Agreement.

(d)	Public Filings:

SEMAFO has filed all documents or information required to be filed by it under Applicable Securities Laws since January 1, 2018 (the SEMAFO Public Documents). None of the SEMAFO Public Documents, as of their respective dates, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. All of the SEMAFO Public Documents, as of their respective dates (and as of the dates of any amendments thereto), complied as to both form and content in all material respects with the requirements of Applicable Securities Laws or were amended on a timely basis to correct deficiencies identified by Securities Authorities or similar securities regulatory authorities. All of the SEMAFO Public Documents are publicly available on SEDAR. SEMAFO has not filed any confidential material change report with any securities regulatory authority that at the date hereof remains confidential.

(e)	Mineral Reserves and Resources:

The estimated mineral reserves and mineral resources disclosed in the SEMAFO Public Documents since January 1, 2019 have been prepared and disclosed in all material respects in accordance with the requirements set forth in National Instrument 43-101 – Standards of Disclosure for Mineral Projects and all applicable Laws. There has been no material reduction in the aggregate amount of estimated mineral reserves or resources of SEMAFO, taken as a whole, from the amounts disclosed in the SEMAFO Public Documents. All material drill results required to be disclosed in accordance with Applicable Laws have been disclosed in the SEMAFO Public Documents filed (and available on SEDAR) on or before the date hereof.

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(f)	Financial Statements:

The audited consolidated financial statements of SEMAFO (including any related notes thereto) for the fiscal year ended December 31, 2018 (the SEMAFO Financial Statements) have been, and all financial statements of SEMAFO which are publicly disseminated by SEMAFO in respect of any subsequent periods prior to the Effective Date will be, prepared in accordance with IFRS and all applicable Laws and present fairly, in all material respects, the assets, liabilities (whether accrued, absolute, contingent or otherwise), financial position and results of operations of SEMAFO and its subsidiaries on a consolidated basis as at December 31, 2017 and 2018, as applicable, and for the periods covered thereby applied on a basis consistent with the immediately prior period and throughout the periods indicated (except as may be indicated expressly in the notes thereto) and, in the case of unaudited statements, subject to normal, recurring period-end adjustments that are not material. The SEMAFO Financial Statements reflect appropriate and adequate reserves in accordance with IFRS in respect of contingent liabilities, if any, of SEMAFO and its subsidiaries on a consolidated basis.

(g)	Auditors:

The auditors of SEMAFO are independent public accountants as required by applicable Laws and there is not now, and there has never been, any reportable event (as defined in NI 51-102 – Continuous Disclosure Obligations) or reportable disagreement with the present or any former auditors of SEMAFO.

(h)	Liabilities and Indebtedness:

Neither SEMAFO nor any of the SEMAFO Subsidiaries has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise), except for: (i) liabilities and obligations that are specifically disclosed in the SEMAFO Financial Statements; or (ii) liabilities and obligations incurred in the ordinary course of business consistent with past practice since December 31, 2018 that are not and would not, individually or in the aggregate with all other liabilities and obligations of SEMAFO and its subsidiaries (other than those disclosed in the SEMAFO Financial Statements), reasonably be expected to have a Material Adverse Effect in respect of SEMAFO, or, as a consequence of the consummation of this Combination Agreement, have a Material Adverse Effect in respect of SEMAFO. Neither SEMAFO nor the SEMAFO Subsidiaries have any material obligation to issue any debt securities, or guarantee, endorse or otherwise become responsible for, the obligations of any other Person.

(i)	Books and Records:

i.	The financial books, records and accounts of SEMAFO and the SEMAFO Subsidiaries in all material respects:

(A)	have been maintained in accordance with IFRS;

(B)	are stated in reasonable detail and accurately and fairly reflect the material transactions and dispositions of the assets of SEMAFO; and

(C)	accurately and fairly reflect the basis for the SEMAFO Financial Statements.

ii.	The corporate minute books of SEMAFO and the SEMAFO Subsidiaries contain minutes of all meetings and resolutions of the directors and securityholders held.

(j)	Absence of Certain Changes or Events:

Since December 31, 2018, other than for the purposes of the transactions contemplated herein:

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i.	SEMAFO and each of the SEMAFO Subsidiaries has conducted its business only in the ordinary course of business consistent with past practice;

ii.	there has not occurred any Material Adverse Effect in respect of SEMAFO;

iii.	there has not occurred one or more changes, events or occurrences which would, individually or in the aggregate, be reasonably likely to result in a Material Adverse Effect in respect of SEMAFO;

iv.

neither SEMAFO nor any SEMAFO Subsidiary has incurred any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) which would, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect in respect of SEMAFO;

v.

there has not been any incurrence, assumption or guarantee by SEMAFO or any SEMAFO Subsidiary of any debt for borrowed money, any creation or assumption by SEMAFO or any SEMAFO Subsidiary of any Encumbrance, or any making by SEMAFO or any SEMAFO Subsidiary of any loan, advance or capital contribution to or investment in any other person, which would, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect in respect of SEMAFO; and

vi.	neither SEMAFO nor any SEMAFO Subsidiary has effected any change in its accounting methods, principles or practices.

(k)	No Default:

Neither SEMAFO nor any of the SEMAFO Subsidiaries, nor, to the knowledge of SEMAFO, any other party thereto, is in default under, and there exists no event, condition or occurrence which, after notice or lapse of time or both, would constitute such a default or event of default or would trigger a right of termination under: (i) any note, bond, hypothec mortgage, indenture or other instrument evidencing any indebtedness to which SEMAFO or any SEMAFO Subsidiary is a party; or (ii) any other Contract, letter of intent, offer, Authorization or government grant, in each case which would individually or in the aggregate, be reasonably expected to have a Material Adverse Effect in respect of SEMAFO.

(l)	Litigation:

i.

There is no claim, action, proceeding or investigation that has been commenced or is pending or, to the knowledge of SEMAFO, threatened against SEMAFO or any SEMAFO Subsidiary or affecting any of their respective properties, assets or joint ventures before any Governmental Entity which, if determined adversely to SEMAFO or any SEMAFO Subsidiary, as the case may be, would, individually or in the aggregate:

(A)

reasonably be expected to have a Material Adverse Effect in respect of SEMAFO, nor is SEMAFO aware of any existing ground on which any such claim, action, proceeding or investigation might be commenced with any reasonable likelihood of success; or

(B)	reasonably be expected to prevent or materially delay the consummation of the Amalgamation.

ii.

On or before the date hereof, neither SEMAFO nor any SEMAFO Subsidiary, nor any of their respective assets, properties and joint ventures, is subject to any outstanding judgment, order, writ, injunction or decree which would reasonably be expected to have a Material Adverse Effect in respect of SEMAFO or to prevent or materially delay the consummation of the Amalgamation.

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(m)	Compliance with Laws:

Each of SEMAFO and the SEMAFO Subsidiaries have complied with and are not in violation of any applicable Laws, except where any such violation could not be reasonably expected to have a Material Adverse Effect in respect of SEMAFO.

(n)	Corruption Legislation:

Neither SEMAFO nor any of the SEMAFO Subsidiaries, nor any of their respective officers, directors, employees or consultants acting on behalf of any of them, has taken, committed to take or been alleged to have taken any action which would cause SEMAFO or any of the SEMAFO Subsidiaries to be in violation of any Anti-Bribery Laws and, to the knowledge of SEMAFO, no such action has been taken by any of its agents, representatives or other Persons acting on behalf of SEMAFO or any of the SEMAFO Subsidiaries.

Neither SEMAFO, nor any of the SEMAFO Subsidiaries or, to the knowledge of SEMAFO, any director, officer, agent, employee, consultant, affiliate or associate of SEMAFO or any SEMAFO Subsidiary or other person acting on behalf of SEMAFO or any of the SEMAFO Subsidiaries, has been subject to any actions, suits, inquiries, investigations or any other proceedings relating to Anti-Bribery Laws and there are no such proceedings ongoing or, to the knowledge of SEMAFO, pending or threatened, involving any of them.

None of SEMAFO, any of the SEMAFO Subsidiaries or, to the knowledge of SEMAFO, any director, officer, agent, employee, consultant, affiliate or associate of SEMAFO or any SEMAFO Subsidiary or other person acting on behalf of SEMAFO or any of the SEMAFO Subsidiaries, has received any written inquiry from any Governmental Entity involving any alleged or potential violation of Anti-Bribery Laws.

(o)	Tax Matters:

i.

Other than as disclosed in the SEMAFO Public Documents; (i) SEMAFO and each of the SEMAFO Subsidiaries has duly and in a timely manner filed all material Tax Returns required to be filed by it and all such Tax Returns are correct and complete in all material respects; (ii) SEMAFO and each of the SEMAFO Subsidiaries has paid on a timely basis all Taxes, including, without limitation, instalments, which are due and payable, other than those which are being contested in good faith by appropriate proceedings and in respect of which adequate reserves have been provided in the SEMAFO Financial Statements and other than consistent with the past practices of SEMAFO and the SEMAFO Subsidiaries in the ordinary course of the normal day-to-day operations of the business of SEMAFO and the SEMAFO Subsidiaries; (iii) adequate provision has been made on the SEMAFO Financial Statements for amounts at least equal to the amount of all unpaid Taxes assessed and all Taxes owing by SEMAFO and the SEMAFO Subsidiaries that are not yet due and payable and that relate to periods ending on or prior to the date of such SEMAFO Financial Statements, including, without limitation, income taxes and related deferred taxes, in conformity with IFRS and all other applicable accounting rules and principles; and (iv) since the date of the SEMAFO Financial Statements, no material liability in respect of Taxes not reflected in such SEMAFO Financial Statements has been assessed, proposed to be assessed, incurred or accrued, other than in a manner and at a level consistent with the past practices of SEMAFO and the SEMAFO Subsidiaries and in the ordinary course of the normal day-to-day operations of the business of SEMAFO and the SEMAFO Subsidiaries.

ii.

No claim has been made by any Governmental Entity in a jurisdiction where SEMAFO or a particular SEMAFO Subsidiary does not file Tax Returns that SEMAFO or such SEMAFO Subsidiary is or may be subject to Tax or required to file any Tax Returns in that jurisdiction.

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iii.

There are no Encumbrances with respect to Taxes upon any of the assets of SEMAFO or any of the SEMAFO Subsidiaries other than for Taxes which are not due or delinquent, or which are being contested in good faith by appropriate proceedings and in respect of which adequate reserves have been provided in the SEMAFO Financial Statements.

iv.	Neither SEMAFO nor any SEMAFO Subsidiary is party to any material tax sharing agreement, tax indemnification agreement or other agreement or arrangement relating to Taxes with any person.

v.

SEMAFO and each SEMAFO Subsidiary has withheld or collected all material amounts which are required to be withheld or collected by it on account of Taxes and has remitted all such amounts to the appropriate Governmental Entity when and in the manner required by Law.

vi.	Neither SEMAFO nor any SEMAFO Subsidiary has requested, or entered into any agreement or other arrangement or executed any waiver providing for, any extension of time within which:

(A)	to file any elections, designations or similar filings relating to any Taxes for which SEMAFO or any SEMAFO Subsidiary is or may be liable;

(B)	SEMAFO or any SEMAFO Subsidiary is required to pay or remit any Taxes or amounts on account of Taxes (other than any Taxes being appealed in good faith by appropriate proceedings); or

(C)	any Governmental Entity may assess, reassess or collect any Taxes for which SEMAFO or any SEMAFO Subsidiary is or may be liable.

vii.

No transaction or arrangement between SEMAFO or any SEMAFO Subsidiary and any person with whom SEMAFO or such SEMAFO Subsidiary was not dealing at arm’s length, within the meaning of the Income Tax Act (Canada), involving the acquisition, delivery, disposition or provision of property or services or the right to use property or services, has taken place for consideration that is other than the fair market value of such property, services or right to use property or services and each such transaction or arrangement was made on arm’s length terms and conditions.

viii.

There are no circumstances existing and no transactions or series of transactions or events has occurred which has resulted or which could result in the application of sections 78 to 80.04 of the Income Tax Act (Canada) or any equivalent provincial Tax Law to SEMAFO or any SEMAFO Subsidiary.

(p)	Property and Mineral Rights; Operations:

i.

With respect to the SEMAFO Properties and SEMAFO’s and the SEMAFO Subsidiaries’ material mineral interests and rights (including, without limitation, freehold title, conventional proprietary interests or rights, any material claims, concessions, exploration licences, exploitation licences, prospecting permits, mining leases and mining rights, in each case either existing under contract, by operation of Law or otherwise) (collectively, the SEMAFO Mineral Rights), all of which are described in the SEMAFO Public Documents, except as disclosed in the SEMAFO Public Documents and except where it would not reasonably be expected to have a Material Adverse Effect in respect of SEMAFO:

(A)

SEMAFO or a SEMAFO Subsidiary is the sole legal and beneficial owner of all right, title and interest in and to the SEMAFO Properties and the SEMAFO Mineral Rights, as applicable, free and clear of any Encumbrances of any kind or nature whatsoever;

36

(B)

all of the SEMAFO Mineral Rights have been properly located and recorded in compliance with applicable Law and are valid and subsisting, and recognized in the jurisdiction in which the SEMAFO Properties are located, under valid, subsisting and enforceable title documents, contracts, leases, licenses of occupation, mining concessions, permits or other recognized and enforceable agreements or instruments, sufficient to permit SEMAFO or a SEMAFO Subsidiary to explore for, develop, extract, exploit, remove, process or refine (as the case may be) the minerals relating thereto;

(C)

the SEMAFO Properties and the SEMAFO Mineral Rights are in good standing under applicable Law and, to the knowledge of SEMAFO, all work required to be performed and filed in respect thereof has been performed and filed, all Taxes, rentals, fees, expenditures and other payments in respect thereof have been paid or incurred and all filings in respect thereof have been made;

(D)	there is no adverse claim against or challenge to the title to or ownership interest in the SEMAFO Properties or the SEMAFO Mineral Rights;

(E)	SEMAFO or the SEMAFO Subsidiary has the exclusive right to deal with its interest in the SEMAFO Properties and the SEMAFO Mineral Rights;

(F)

no Person other than SEMAFO and the SEMAFO Subsidiaries has any interest in the SEMAFO Properties or the SEMAFO Mineral Rights or the production or profits therefrom or any royalty in respect thereof or any right to acquire any such interest;

(G)

there are no back-in rights, earn-in rights, rights of first refusal or similar provisions or rights which would affect SEMAFO’s or a SEMAFO Subsidiary’s interest in the SEMAFO Properties or the SEMAFO Mineral Rights;

(H)

there are no material restrictions on the ability of SEMAFO or any of the SEMAFO Subsidiaries to use, transfer or exploit their respective interest in the SEMAFO Properties or the SEMAFO Mineral Rights, except pursuant to applicable Laws;

(I)

neither SEMAFO nor any SEMAFO Subsidiary has received any notice, whether written or oral, from any Governmental Entity of any revocation or intention to (i) revoke any interest of SEMAFO or a SEMAFO Subsidiary in the SEMAFO Properties or the SEMAFO Mineral Rights; (ii) require modifications to the terms of existing contractual arrangements with such Governmental Entities in relation to the SEMAFO Mineral Rights, or (iii) not to renew any such interest in accordance with applicable Law;

(J)

neither SEMAFO nor any of the SEMAFO Subsidiaries has received notice of any default under, and there is no existing condition, circumstance or matter which constitutes or which, with the passage of time or the giving of notice, would constitute a default under, any of the leases and other title and operating documents or any other agreement or instrument pertaining to the SEMAFO Properties or the SEMAFO Mineral Rights to which it is a party or by or to which it or any such assets are bound or subject; and

(K)

SEMAFO and the SEMAFO Subsidiaries have all surface rights as may be required currently, including, without limitation, fee simple estates, leases, easements, rights of way and permits or licences, as applicable, from landowners or Governmental Entities permitting the use of land by SEMAFO and the SEMAFO Subsidiaries (as applicable), and mineral rights that are required to explore, mine, extract, remove, process and, if applicable, exploit the development potential of the SEMAFO Properties and the SEMAFO Mineral

37

Rights as contemplated in the SEMAFO Public Documents filed (and available on SEDAR) on or before the date hereof and no third party or group holds any such rights that would be required by SEMAFO to explore for, extract, develop, exploit, remove, process or refine (as the case may be) the SEMAFO Properties or the SEMAFO Mineral Rights as contemplated in the SEMAFO Public Documents filed (and available on SEDAR) on or before the date hereof.

ii.

All mines located in or on the lands of SEMAFO or the SEMAFO Subsidiary, or lands pooled or unitized therewith, which have been abandoned by SEMAFO or any SEMAFO Subsidiary, have been abandoned in accordance with good mining practices and in material compliance with all applicable Laws.

(q)	Authorizations:

SEMAFO and each SEMAFO Subsidiary possess all Authorizations necessary to continue to conduct their respective businesses as they are currently being conducted, except where consistent with general or local practices in the mining industry in Burkina Faso. The Authorizations obtained or to be obtained by SEMAFO or the SEMAFO Subsidiaries (as applicable) that are necessary or desirable to develop the SEMAFO Properties and the SEMAFO Mineral Rights in the manner contemplated in the SEMAFO Public Documents on or before the date hereof, are consistent with those outlined in the SEMAFO Public Documents. Each Authorization obtained by SEMAFO or any SEMAFO Subsidiary is in full force and effect and not subject to any dispute. SEMAFO and each of the SEMAFO Subsidiaries is in compliance with each of such Authorizations, except for such non-compliance as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect with respect to SEMAFO, or would not reasonably be expected to materially impair the ability of SEMAFO to perform its obligations hereunder or prevent or materially delay the consummation of the Amalgamation. To SEMAFO’s knowledge, no event has occurred which, with the giving of notice, lapse of time or both, could constitute a default under, or in respect of, any of such Authorizations, and none of SEMAFO or any SEMAFO Subsidiary has received any notice of the modification, revocation or cancellation of, or any intention to modify, revoke or cancel or any proceeding relating to the modification, revocation or cancellation of any such Authorization. SEMAFO has no reason to believe that the Authorizations required to be obtained by SEMAFO or any SEMAFO Subsidiary in order to develop the SEMAFO Properties and the SEMAFO Mineral Rights in the manner contemplated in the SEMAFO Public Documents filed (and available on SEDAR) on or before the date hereof will not be obtained in the ordinary course.

(r)	Insolvency:

During the past twenty (20) years, neither SEMAFO nor any of the SEMAFO Subsidiaries has committed an act of bankruptcy or sought protection from the creditors thereof before any court or pursuant to any legislation, proposed a compromise or arrangement to the creditors thereof generally, taken any proceeding with respect to a compromise or arrangement, taken any proceeding to be declared bankrupt or wound up, taken any proceeding to have a receiver appointed of any of the assets thereof, had any person holding any Encumbrance or receiver take possession of any of the property thereof, had an execution or distress become enforceable or levied upon any portion of the property thereof or had any petition for a receiving order in bankruptcy filed against it. Neither SEMAFO nor any of the SEMAFO Subsidiaries is an “insolvent person” within the meaning of the Bankruptcy and Insolvency Act (Canada).

(s)	Environmental:

Except for any matters that, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect in respect of SEMAFO:

i.	all facilities and operations of SEMAFO and the SEMAFO Subsidiaries have been conducted, and are now, in compliance with all environmental Laws;

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ii.

no environmental, reclamation or closure obligation, demand, notice, work order or other liabilities presently exist with respect to any portion of any currently or formerly owned, leased, used or otherwise controlled property, interests and rights or relating to the operations and business of SEMAFO and the SEMAFO Subsidiaries and, to the knowledge of SEMAFO, there is no basis for any such obligations, demands, notices, work orders or liabilities to arise in the future as a result of any activity in respect of such property, interests, rights, operations and business;

iii.

SEMAFO and the SEMAFO Subsidiaries do not store any hazardous or toxic waste or substance on the property thereof and have not disposed of any hazardous or toxic waste, in each case in a manner contrary to any environmental Laws, and there are no pollutants, dangerous substances, liquid wastes, hazardous wastes, hazardous materials, hazardous substances or contaminants on any of the premises at which SEMAFO or any SEMAFO Subsidiary carries on business, in each case other than in compliance with environmental Laws;

iv.

neither SEMAFO nor any SEMAFO Subsidiary is subject to any proceeding, application, order or directive of any Governmental Entity which relates to environmental, health or safety matters, and which may require any work, repairs, construction or expenditures;

v.

there are no actual changes in the status, terms or conditions of any Authorizations currently held by SEMAFO or any of the SEMAFO Subsidiaries or any renewal, modification, revocation, reassurance, alteration, transfer or amendment of any such Authorizations, or any review by, or approval of, any Governmental Entity of such Authorizations that are required in connection with the execution or delivery of this Combination Agreement, the consummation of the transactions contemplated herein or the continuation of the business of SEMAFO or any of the SEMAFO Subsidiaries following the Effective Time; and

vi.

SEMAFO and the SEMAFO Subsidiaries are not subject to any past or present fact, condition or circumstance that could reasonably be expected to result in any liability under any environmental Laws, to SEMAFO’s knowledge.

(t)	Disclosure Controls and Procedures:

SEMAFO has devised and maintained a system of disclosure controls and procedures designed to ensure that information required to be disclosed by SEMAFO under Applicable Securities Laws is recorded, processed, summarized and reported within the time periods specified in the Applicable Securities Laws. Such disclosure controls and procedures include, without limitation, controls and procedures designed to ensure that information required to be disclosed by SEMAFO in the SEMAFO Public Documents is accumulated and communicated to the management of SEMAFO, including, without limitation, its principal executive and principal financial officers, or persons performing similar functions, as appropriate to allow timely decisions regarding required disclosure.

(u)	Internal Control Over Financial Reporting:

SEMAFO maintains internal control over financial reporting. Such internal control over financial reporting is effective in providing reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with IFRS and includes policies and procedures that: (i) pertain to the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of SEMAFO and its subsidiaries; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with IFRS, and that receipts and expenditures of SEMAFO and its subsidiaries are being made only in accordance with authorizations of management and directors thereof; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the assets of SEMAFO or its subsidiaries that could have a material effect on SEMAFO’s financial

39

statements. To the knowledge of SEMAFO, prior to the date of this Combination Agreement, (A) there are no significant deficiencies in the design or operation of, or material weaknesses in, the internal controls over financial reporting of SEMAFO, and (B) there is no fraud, whether or not material, that involves directors, management or other employees who have a significant role in the internal control over financial reporting of SEMAFO. Since December 31, 2018, SEMAFO has received no (x) complaints from any source regarding accounting, internal accounting controls or auditing matters or (y) expressions of concern from employees of SEMAFO regarding questionable accounting or auditing matters.

(v)	Interest in Savary:

SEMAFO owns 39,533,333 Savary Shares and warrants exercisable for up to 3,100,000 additional Savary Shares.

(w)	Stock Exchange Compliance:

SEMAFO is in compliance in all material respects with the applicable listing and corporate governance rules and regulations of the TSX. SEMAFO is not subject to any cease trade or other order of the TSX, any Securities Authority or the SEC, and, to the knowledge of SEMAFO, no investigation or other proceedings involving SEMAFO that may operate to prevent or restrict trading of any securities of SEMAFO are currently in progress or pending before the TSX or any Securities Authority.

(x)	Reporting Issuer Status:

As at the date hereof, SEMAFO is a reporting issuer not in default under the securities laws of the Provinces of British Columbia, Alberta, Ontario and Quebec.

(y)	Securities Law Matters:

The SEMAFO Shares to be issued in connection with the transactions contemplated herein will not be subject to any statutory hold or restricted period under the securities legislation of any province or territory of Canada and, subject to restrictions contained in Section 2.6(3) of National Instrument 45-102 – Resale of Securities of the Canadian Securities Administrators, will be freely tradable within Canada by the holders thereof.

(z)	Investment Company Status:

SEMAFO is not an “investment company” registered or required to be registered under the Investment Company Act of 1940, as amended.

(aa)	Foreign Private Issuer Status:

SEMAFO is a “foreign private issuer” in accordance with Rule 405 under the 1933 Act.

(bb)	Investment Canada Act:

SEMAFO is not a non-Canadian pursuant to the Investment Canada Act (Canada) and the regulations promulgated thereunder.

4.02	Survival of Representations and Warranties

The representations and warranties contained in this Article 4 shall survive the execution and delivery of this Combination Agreement and shall expire and be terminated and extinguished on the earlier of the Effective Date and the date on which this Combination Agreement is terminated in accordance with its terms. This Section 4.02 will not limit any covenant or agreement of the Parties, which, by its terms, contemplates performance after the Effective Date or the date on which this Combination Agreement is

40

terminated, as the case may be. Any investigation by Savary and any of its Representatives shall not mitigate, diminish or affect the representations and warranties of SEMAFO contained in this Combination Agreement.

ARTICLE 5

COVENANTS

5.01	Covenants of Savary

Subject to the terms of this Combination Agreement, Savary hereby covenants and agrees with SEMAFO as follows:

(a)	The Savary Meeting. Savary shall:

i.

prepare the Circular, provide SEMAFO and its legal counsel with a reasonable opportunity to comment thereon and any other relevant documentation, give reasonable consideration to all comments provided thereon by SEMAFO and its legal counsel (such that the Circular shall be in a form satisfactory to each of the Parties and their respective legal counsel acting reasonably), and subsequently file the Circular, together with any other documents required by applicable Laws, in and to all jurisdictions where the Circular is required to be filed and mail the Circular, in accordance with all applicable Laws, as promptly as reasonably practicable following execution of this Combination Agreement and in any event prior to the close of business on April 9, 2019, complying in all material respects with all applicable Laws on the date of the mailing thereof and in the form and containing the information required by all applicable Laws, including all applicable corporate and securities legislation and requirements, and not containing any misrepresentation (as defined under Applicable Securities Laws) with respect thereto (other than with respect to any information relating to and provided by SEMAFO). The Circular will include information in sufficient detail to permit the Savary Shareholders to form a reasoned judgment concerning the matters to be placed before them at the Savary Meeting;

ii.

promptly notify SEMAFO if at any time before the Effective Date it becomes aware that the Circular contains a misrepresentation (other than with respect to any information relating to and provided by SEMAFO), or that otherwise requires an amendment or supplement to the Circular;

iii.	Savary shall:

(A)

(I) solicit in favour of the Savary Amalgamation Resolution and against any resolution submitted by any other Savary Shareholder that is inconsistent with the Savary Amalgamation Resolution and the completion of any of the transactions contemplated by this Combination Agreement, including, without limitation, retaining a proxy solicitation agent, if requested and as agreed to by SEMAFO, to solicit proxies in favour of the Savary Amalgamation Resolution and permitting SEMAFO to otherwise assist Savary in such solicitation, and take all other actions that are reasonably necessary or desirable to seek the approval of the Savary Amalgamation Resolution by Savary Shareholders; (II) recommend to all Savary Shareholders that they vote in favour of the Savary Amalgamation Resolution, with a unanimous recommendation of the Savary Board to vote in favour of the Savary Amalgamation Resolution; (III) not make a Change in Savary Recommendation, except as expressly permitted by Article 7; (IV) include in the Circular (a) a summary and copy of the Savary Fairness Opinion, (ii) a statement that the Savary Board based on the recommendation of the independent special committee thereof, has unanimously, after receiving legal and financial advice, including the Savary Fairness Opinion, determined that, subject to the scope of review, assumptions and limitations set out in the Savary

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Fairness Opinion, the Amalgamation is fair from a financial point of view to the Savary Shareholders, other than SEMAFO and its affiliates, and is in the best interests of Savary and that the Savary Board recommends that the Savary Shareholders vote in favour of the Savary Amalgamation Resolution (the Savary Board Recommendation); and (iii) a statement that each director and officer of Savary intends to vote all of such Person’s Savary Shares (including any Savary Shares issued upon the exercise of any Savary Options) in favour of the Savary Amalgamation Resolution, and against any resolution submitted by any Savary Shareholder that is inconsistent with the Savary Amalgamation Resolution, subject to the other terms of this Combination Agreement and the Savary Lock- Up Agreements;

(B)

establish a record date for (both for notice of, and voting at, the Savary Meeting), duly call, give notice of, convene and hold the Savary Meeting in accordance with the OBCA, Savary’s articles, by-laws and applicable Laws as soon as reasonably practicable and in any event no later than April 30, 2019 (or such later date as may be agreed to by the Parties in writing, acting reasonably and in good faith); and, in this regard, Savary may abridge any time periods that may be abridged under Applicable Securities Laws for the purposes of considering the Savary Amalgamation Resolution and for any other proper purpose as may be set out in the Circular and agreed to by SEMAFO;

(C)

not change the record date for the Savary Shareholders entitled to vote at the Savary Meeting in connection with any adjournment or postponement of the Savary Meeting unless required by Law or with the consent of SEMAFO; and

(D)	provide notice to SEMAFO of the Savary Meeting and allow representatives of SEMAFO (including its legal counsel) to attend the Savary Meeting;

iv.	take all such actions as may be required under the OBCA and Applicable Securities Laws in connection with the transactions contemplated by this Combination Agreement and the Amalgamation Agreement.

(b)

Status of Voting. Savary will advise SEMAFO as SEMAFO may reasonably request, and at least on a daily basis commencing at least ten Business Days prior to the date of the Savary Meeting, as to the aggregate tally of the proxies received by Savary in respect of the Savary Amalgamation Resolution. If applicable, Savary will provide SEMAFO with copies of or access to information regarding the Savary Meeting generated by any dealer or proxy solicitation services firm, as requested from time to time by SEMAFO, acting reasonably.

(c)

Adjournment. Subject to the terms of this Combination Agreement, Savary shall not adjourn, postpone or cancel the Savary Meeting (or propose to do so), except: (i) in the case of an adjournment, if quorum is not present at the Savary Meeting; (ii) if required by applicable Laws or a ruling order or decree of a court having jurisdiction, Governmental Entity or other regulatory authority; or (iii) if otherwise consented to in writing by SEMAFO.

(d)

Dissent Rights. Savary shall provide SEMAFO with a copy of any purported exercise of the Savary Dissent Rights and written notices, objections and other communications with any Savary Shareholder purportedly exercising such Savary Dissent Rights, and shall not settle or compromise any action brought by any present, former or purported holder of any of Savary securities in connection with the transactions contemplated by this Combination Agreement, including the Amalgamation, without the prior written consent of SEMAFO.

(e)

Amendments to Circular. In a timely manner, Savary shall prepare and file any mutually agreed (or as otherwise required by applicable Laws) amendments or supplements to the Circular (which amendments or supplements shall be in a form acceptable to SEMAFO and Savary, each acting reasonably) with respect to the Savary Meeting and mail such amendments or supplements, in accordance with all applicable Laws, in and to all jurisdictions where such amendments or

42

supplements are required to be mailed, complying in all material respects with all applicable Laws on the date of the mailing thereof.

(f)

Copy of Documents. Except as otherwise provided herein, Savary shall furnish promptly to SEMAFO a copy of each material notice, report, schedule or other document or communication delivered, filed or received by Savary in connection with this Combination Agreement, the Amalgamation, the Savary Meeting or any other meeting at which all Savary Shareholders are entitled to attend relating to special business, any filings made under any applicable Laws and any dealings or communications with any Governmental Entity, Securities Authority, the SEC or any stock exchange in connection with, or in any way affecting, the transactions contemplated by this Combination Agreement. Without limiting the generality of the foregoing, Savary shall provide SEMAFO with immediate notice of any material communication, notice or correspondence (whether oral or written) received by Savary or any Savary Subsidiary from a Governmental Entity in connection with, or in any way affecting, the transactions contemplated by this Combination Agreement or regarding the Savary Properties or the Savary Mineral Rights, including a copy thereof.

(g)

Lists of Holders. In a timely and expeditious manner, Savary shall, at the reasonable request of SEMAFO, from time to time, provide SEMAFO with a list (in both written and electronic form) of (i) the registered Savary Shareholders, together with their addresses and respective holdings of Savary Shares, (ii) the names and addresses and holdings of all Persons having rights issued by Savary to acquire Savary Shares (including holders of Savary Options and Savary Warrants), and (iii) participants and book-based nominee registrants such as CDS & Co., CEDE & Co. and DTC, and non-objecting beneficial owners of Savary Shares, together with their addresses and respective holdings of Savary Shares. Savary shall from time to time require that its registrar and transfer agent furnish SEMAFO with such additional information, including updated or additional lists of Savary Shareholders and lists of holdings and other assistance as SEMAFO may reasonably request.

(h)

Usual Business. Except (i) as expressly required or permitted by this Combination Agreement, (ii) with the prior written consent of SEMAFO (iii) as required by Law or the rules or requirements of the TSXV, (iv) as expressly contemplated by the Savary Disclosure Letter, Savary: (x) shall, and shall cause each of the Savary Subsidiaries to conduct business only in, and not take any action except in, the ordinary course of business consistent with past practice and in compliance in all material respects with applicable Laws, and (y) use commercially reasonable efforts to preserve intact its present business organization and goodwill, to preserve intact the Savary Properties and Savary Mineral Rights, to keep available the services of its officers, employees and consultants as a group and to maintain satisfactory relationships with joint venture partners, suppliers, distributors, employees and others having business relationships with them.

(i)

Certain Actions Prohibited. Without limiting the generality of Section 5.01(h), except (i) as expressly required or permitted by this Combination Agreement, (ii) with the prior written consent of SEMAFO (iii) as required by Law or the rules or requirements of the TSXV, (iv) as expressly contemplated by the Savary Disclosure Letter, Savary shall not, and shall cause each of the Savary Subsidiaries not to, directly or indirectly, do or permit to occur any of the following, without the prior written consent of SEMAFO:

i.

split, consolidate or reclassify any of its outstanding shares or other securities or undertake any other capital reorganization, or declare, set aside or pay any dividends on, make any other distributions or return capital on or in respect of any of its outstanding shares or other securities or reduce stated capital in respect of any of its outstanding shares or other securities;

ii.

amend or propose to amend its articles or by-laws or other constating documents or the terms of any of its outstanding securities, including, without limitation, any outstanding indebtedness and credit facilities;

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iii.

other than in connection with the Amalgamation, authorize, approve, agree to issue, issue, sell, grant, pledge, lease, dispose of or otherwise encumber or agree to do so, any securities, including convertible securities (other than the issuance of Savary Shares upon the exercise of currently outstanding Savary Options or Savary Warrants in accordance with their terms), or redeem, offer to purchase or purchase any of its outstanding securities;

iv.

enter into, create, declare, adopt, amend, vary, modify or take any other action with respect to any bonus, target bonus, profit sharing, incentive, salary or other compensation, equity based award, pension, retirement, deferred compensation, severance, change in control, employment or other employee benefit or similar plan, agreement, trust fund, award or arrangement for the benefit or welfare of any current or former officer, director, employee or consultant, or similar rights or other benefits;

v.

enter into or modify any employment, consulting, severance, collective bargaining or similar agreement, policy or arrangement with, or grant any bonus, increase in compensation in any form, option to purchase shares, pension or supplemental pension benefit, profit sharing, retirement allowance, deferred compensation, incentive compensation, severance, change of control or termination pay to, or make any loan to, any officer, director, employee or consultant of Savary or any Savary Subsidiary;

vi.

acquire any securities of any corporation, partnership, association or other business organization or division thereof or any property or assets, or make any investment by the purchase of securities, contribution of capital, property transfer, or purchase of any property or assets of any other person, in each case, directly or indirectly, in one transaction or a series of transactions;

vii.	commit to any single expense having a value in excess of $50,000 other than pursuant to Savary’s approved 2019 joint venture exploration budget;

viii.

acquire or commit to acquire any capital assets or group of related capital assets (through one or more related or unrelated acquisitions), except in connection with any emergency expenditures required to be undertaken in accordance with the 2019 joint venture exploration budget with an aggregate value not exceeding $50,000;

ix.

enter into any transaction or take any action or refrain from taking any action or permit any action to be taken or not taken, as a result of which its proportionate share of the rights, title and interest in and to the Karankasso Project could be diluted in accordance with applicable provisions of the shareholders’ agreement governing the Karankasso Project, or otherwise reduced in any respect;

x.

sell, lease, license, option, encumber or otherwise dispose of, or commit to sell, lease, option, encumber or otherwise dispose of, any assets or group of related assets (through one or more related or unrelated transactions);

xi.

(A) incur or commit to incur any indebtedness for borrowed money or issue or guarantee any debt securities, (B) incur or commit to incur, or guarantee, endorse or otherwise become responsible for, any other liability, obligation or indemnity or the obligation of any other person, or (C) make any loans or advances to any person;

xii.	make any changes to its existing accounting policies other than as required by applicable Laws, Applicable Securities Laws or by IFRS;

xiii.

pay, discharge, satisfy or settle any claims, tax audits or assessments, disputes, liabilities or obligations other than the payment, discharge or satisfaction, in the ordinary course of business consistent with past practice in accordance with their terms, of liabilities reflected or reserved against in the Savary Financial Statements, as applicable;

44

xiv.

commence or settle or assign any rights relating to or any interest in any litigation, proceeding, claim, action, assessment or investigation involving Savary, any Savary Subsidiary or any of their respective assets;

xv.

waive, release, grant, transfer, exercise, modify or amend, (A) any existing contractual rights in respect of the Savary Properties or the Savary Mineral Rights, (B) any Authorization, lease, concession, contract or other document, or (C) any other material legal rights or claims;

xvi.

sell, pledge, lease, dispose of, mortgage, licence, encumber or agree to sell, pledge, dispose of, mortgage, licence, encumber or otherwise transfer any of the Savary Properties or Savary Mineral Rights;

xvii.

enter into any interest rate, currency, equity or commodity swaps, hedges, caps, collars, royalty, options, off-take, forward sales or derivatives or other similar financial instruments, including with respect to any of the Savary Properties or Savary Mineral Rights;

xviii.

acquire or agree to acquire (by merger, amalgamation, arrangement, acquisition of stock or assets or otherwise), directly or indirectly, any person (or material interest therein) or division of any person or make any investment either by purchase of shares or securities, contributions of capital, property transfer or purchase of any property or assets of any other person;

xix.	adopt a plan of liquidation or resolutions providing for the liquidation or dissolution of Savary or any Savary Material Subsidiary;

xx.

enter into or renew any Contract containing any limitation or restriction on the manner in which, or the localities in which, all or any portion of the business of Savary or the Savary Subsidiaries or, following consummation of the transactions contemplated hereby, all or any portion of the business of SEMAFO or any of its affiliates, is or would be conducted;

xxi.

other than as permitted by this Combination Agreement, enter into any transaction or take any action or refrain from taking any action or permit any action to be taken or not taken, which might interfere with or be inconsistent with the provisions of this Combination Agreement or the successful completion of the Amalgamation or delay the completion of the transactions contemplated hereby, or which would render, or which may reasonably be expected to render, untrue or inaccurate in any material respect (without giving effect to, applying or taking into consideration any materiality or Material Adverse Effect qualification already contained within such representation or warranty) Savary’s representations and warranties set forth in this Combination Agreement; and

xxii.	announce an intention, enter into any formal or informal agreement, or otherwise make a commitment to do any of the things prohibited by any of the foregoing subsections;

(j)

Material events. Savary shall promptly notify SEMAFO of (A) any Material Adverse Change or Material Adverse Effect, or any change, event, occurrence or effect that could reasonably be expected to become a Material Adverse Change or to have a Material Adverse Effect, in respect of the business or in the conduct of the business of Savary, or any change in any material fact set forth in the Savary Disclosure Letter (B) any Governmental Entity or third party making a complaint, investigation or hearing (or communications indicating that the same may be contemplated) with respect to the transactions contemplated by this Combination Agreement, (C) any notice or other communication from any Person alleging that the consent (or waiver, permit, exemption, order, approval, agreement, amendment or confirmation) of such Person (or another Person) is or may be required in connection with this Combination Agreement or the Amalgamation, (D) any non-de minimis breach by Savary of any covenant or agreement contained in this Combination Agreement, and (E) any event occurring subsequent to the date hereof that would render any representation or warranty of Savary contained in this Combination

45

Agreement, if made on or as of the date of such event or the Effective Date, to be untrue or inaccurate such that the condition set forth in Section 6.03(a) would not be satisfied.

(k)

Non-Governmental Organizations. Savary shall immediately notify SEMAFO of any opposition, concerns or threats raised or brought by non-governmental organizations, communities or community organizations in respect of Savary or any Savary Material Subsidiary’s current or planned operations, the Savary Properties or Savary Mineral Rights.

(l)

Insurance. Savary shall use commercially reasonable efforts to cause its current insurance and re-insurance policies and those of the Savary Material Subsidiaries, including director and officer insurance, within its control or any of the coverage thereunder not to be cancelled, terminated or lapse, unless simultaneously with such termination, cancellation or lapse, replacement policies underwritten by insurance and re-insurance companies of nationally recognized standing providing coverage equal to or greater than the coverage under the cancelled, terminated or lapsed policies for substantially similar premiums that are currently in full force and effect.

(m)

Tax. Savary shall, and shall cause each of the Savary Subsidiaries to (A) duly and timely file all Tax returns required to be filed by it on or after the date hereof and all such Tax returns shall be true, complete and correct; (B) timely withhold, collect, remit and pay all Taxes which are to be withheld, collected, remitted or paid by it to the extent due and payable except for any Taxes contested in good faith by appropriate proceedings pursuant to applicable Laws that are not required to be paid under applicable Laws and for which adequate provision is made in the relevant financial statements; (C) not make or rescind any election relating to Taxes; (D) not make a request for a tax ruling, enter into a closing agreement with any taxing authorities or waiver extending the period for assessment or allocation of Taxes; (E) not settle or compromise any claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to Taxes; (F) not change in any material respect any of its methods of reporting income, deductions or accounting for income tax purposes from those employed in the preparation of its income tax return for the tax year ending December 31, 2018, except as may be required by applicable Laws; or (G) take any action or fail to take any action, outside the ordinary course of business and otherwise than as contemplated herein, that would, or would reasonably be expected to, cause the Tax attributes of assets of Savary or any of the Savary Subsidiaries or the amount of Tax loss carry-forwards of Savary or any of the Savary Subsidiaries to materially and adversely change from what is reflected in their respective Tax returns, or render such Tax loss carry-forwards unusable (in whole or in part) by any of them or any successor corporations.

(n)

Performance of Acts. Subject to the terms of this Combination Agreement, Savary shall perform and carry out all of the acts and things to be completed by it as provided in this Combination Agreement that are reasonably necessary to satisfy its obligations under this Combination Agreement, and do all such other acts and things as may be reasonably necessary or desirable in order to consummate and make effective as soon as reasonably practicable, the transactions contemplated by this Combination Agreement and, without limiting the generality of the foregoing, Savary shall and, where appropriate, shall cause each Savary Subsidiary to, use commercially reasonable efforts in good faith to:

i.	cooperate with and assist SEMAFO in communicating with the Savary Shareholders regarding support of the Amalgamation Agreement and the entering into of the Savary Lock-Up Agreements;

ii.	obtain the approval of the Savary Shareholders to the Amalgamation in accordance with the provisions of the OBCA and the requirements of any applicable regulatory authority;

iii.	provide notice of the Amalgamation to the holders of the Savary Warrants in accordance with the terms of the Savary Warrants;

iv.

cause to be delivered to SEMAFO on the Effective Date resignations and releases (in a form satisfactory to SEMAFO, acting reasonably), effective upon the Effective Time, of all of its directors and officers, and of the directors and officers of any of the Savary

46

Subsidiaries designated in writing by SEMAFO prior to the Effective Date, and causing them to be replaced by Persons designated by SEMAFO effective as of the Effective Time;

v.	comply promptly with all requirements which applicable Laws may impose on Savary or the Savary Subsidiaries with respect to the transactions contemplated hereby;

vi.

make, give or obtain as soon as possible following execution of this Combination Agreement all third party and other consents, approvals, notices, waivers, as are necessary or advisable to be made, given or obtained by Savary or any Savary Subsidiary under any Contracts;

vii.

oppose, lift or rescind any injunction or restraining order or other order or action challenging or affecting this Combination Agreement, the transactions contemplated hereby or seeking to stop, or otherwise adversely affecting the ability of the Parties hereto to consummate, the transactions contemplated hereby;

viii.	fulfill all conditions and satisfy all provisions of this Combination Agreement and the Amalgamation Agreement required to be fulfilled or satisfied by Savary; and

ix.

cooperate with SEMAFO in connection with the performance by it of its obligations hereunder, provided however that the foregoing shall not be construed to obligate Savary to pay or cause to be paid any monies to cause such performance to occur.

(o)	Filings. Savary shall duly and timely file all material forms, reports, schedules, statements and other documents required to be filed pursuant to any applicable Laws or Applicable Securities Laws.

(p)

Registers. Savary shall use its commercially reasonable efforts to update the share registers and registers of members of all applicable Savary Subsidiaries to formally reflect Savary’s deemed beneficially ownership, direct or indirect, over the outstanding equity interests in Joint Venture BF1 Inc.

(q)

TSXV De-Listing. Subject to applicable Laws, Savary shall use its commercially reasonable efforts to cause the Savary Shares to be de-listed from the TSXV promptly following completion of the Amalgamation.

(r)

Regulatory Approvals. Savary shall use its commercially reasonable efforts to make, give or obtain, and assist SEMAFO in making, giving or obtaining, all Regulatory Approvals, including, for greater certainty, satisfying, as soon as reasonably possible, any requests for information and documentation received by any Governmental Entity. Savary shall not initiate any material discussions or negotiations or make any filings with any Governmental Entity regarding any matter (including with respect to the Amalgamation or the transactions contemplated by this Combination Agreement or regarding the Savary Properties or the Savary Mineral Rights) without the prior consent of SEMAFO.

(s)

Access and Confirmatory Review. Savary agrees to provide SEMAFO and its Representatives with reasonable access during normal business hours at all reasonable times to all books, records, information, corporate charts, tax documents and files in the possession and control of Savary or the Savary Subsidiaries and access to the personnel of Savary and the Savary Subsidiaries on a reasonably requested basis as well as reasonable access to the Savary Properties, and furnish SEMAFO with all such other information as SEMAFO may reasonably request, in order to allow SEMAFO to conduct such investigations as SEMAFO may consider necessary or advisable for strategic planning and integration, for the structuring of any pre-acquisition reorganization and for any other reasons reasonably relating to the Amalgamation.

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(t)

Closing Documents. Savary shall execute and deliver, or cause to be executed and delivered, at the closing of the transactions contemplated hereby such customary agreements, certificates, resolutions, opinions (including an opinion as to title to the Savary Properties) and other closing documents as may reasonably be required by SEMAFO, all in form satisfactory to SEMAFO, acting reasonably.

(u)	Lock-Up Agreements. Savary shall use its commercially reasonable efforts to request that the Savary Locked-Up Shareholders continue to comply with the terms and conditions of the Savary

Lock-Up Agreements.

5.02	Covenants of SEMAFO

SEMAFO hereby covenants and agrees with Savary as follows:

(a)	Proceedings. In a timely and expeditious manner, SEMAFO shall take all such actions and do all such acts and things as are specified in the Amalgamation Agreement to be taken or done by SEMAFO.

(b)

Information for Circular. In a timely manner, SEMAFO shall provide to Savary all information as required by applicable Laws, with respect to SEMAFO and its businesses and properties for inclusion in the Circular or in any amendment or supplement to the Circular, and shall ensure that such information does not include a misrepresentation concerning SEMAFO. SEMAFO shall promptly notify Savary if it becomes aware that the Circular contains any misrepresentation with respect to SEMAFO and its business and properties and shall cooperate with Savary in the preparation, mailing, dissemination and filing of any supplement or amendment to the Circular required to be delivered to be prepared, mailed, disseminated or filed in accordance with applicable Law.

(c)

Certain Actions Prohibited. SEMAFO hereby covenants and agrees in favour of Savary that, from the date hereof until the earlier of: (i) the Effective Date; and (ii) the date this Combination Agreement is terminated pursuant to its terms, SEMAFO shall not, directly or indirectly, do or permit to occur any of the following, without the prior written consent of Savary:

i.

split, consolidate or reclassify any of its outstanding shares or other securities or undertake any other capital reorganization, or declare, set aside or pay any dividends on, make any other distributions or return capital on or in respect of any of its outstanding shares or other securities or reduce stated capital in respect of any of its outstanding shares or other securities;

ii.	amend its articles or by-laws or other constating documents in any manner that would have a material and adverse impact on the value of the SEMAFO Shares;

iii.	adopt a plan of liquidation or resolutions providing for the liquidation or dissolution of SEMAFO or Subco; and

iv.

take any action, or permit any action to be taken or not taken, inconsistent with the provisions of this Combination Agreement or that would reasonably be expected to materially impede the completion of the transactions contemplated hereby.

(d)

Material Events. SEMAFO shall promptly notify Savary of (A) any Material Adverse Change or Material Adverse Effect, or any change, event, occurrence or effect that could reasonably be expected to become a Material Adverse Change or to have a Material Adverse Effect, in respect of the business or in the conduct of the business of SEMAFO, (B) any Governmental Entity or third party making a complaint, investigation or hearing (or communications indicating that the same may be contemplated) with respect to the transactions contemplated by this Combination Agreement, (C) any notice or other communication from any Person alleging that the consent (or waiver, permit, exemption, order, approval, agreement, amendment or confirmation) of such

48

Person (or another Person) is or may be required in connection with this Combination Agreement or the Amalgamation, (D) any non-de minimis breach by SEMAFO of any covenant or agreement contained in this Combination Agreement, and (E) any event occurring subsequent to the date hereof that would render any representation or warranty of SEMAFO contained in this Combination Agreement, if made on or as of the date of such event or the Effective Date, to be untrue or inaccurate such that the condition set forth in Section 6.02(a) would not be satisfied.

(e)

Performance of Acts. Subject to the terms of this Combination Agreement, SEMAFO shall perform and carry out all of the acts and things to be completed by it as provided in this Combination Agreement that are reasonably necessary to satisfy its obligations under this Combination Agreement, and do all such other acts and things as may be reasonably necessary or desirable in order to consummate and make effective as soon as reasonably practicable, the transactions contemplated by this Combination Agreement and, without limiting the generality of the foregoing, SEMAFO shall and, where appropriate, shall cause each SEMAFO Subsidiary to use commercially reasonable efforts to:

i.	comply promptly with all requirements which applicable Laws may impose on SEMAFO or the SEMAFO Subsidiaries with respect to the transactions contemplated hereby;

ii.

obtain as soon as possible following execution of this Combination Agreement all third party and other consents, approvals, notices and waivers, as are necessary or advisable to be obtained under any Contracts to which SEMAFO or any SEMAFO Subsidiary is a party, the failure of which to give or obtain would reasonably be expected to have a Material Adverse Effect on SEMAFO or materially impede or delay the completion of the Amalgamation;

iii.

oppose, lift or rescind any injunction or restraining order or other order or action challenging or affecting this Combination Agreement, the transactions contemplated hereby or seeking to stop, or otherwise adversely affecting the ability of the Parties to consummate, the transactions contemplated hereby;

iv.	fulfill all conditions and satisfy all provisions of this Combination Agreement and the Amalgamation Agreement required to be fulfilled or satisfied by it; and

v.	cooperate with Savary in connection with the performance by Savary of its obligations hereunder.

(f)

Regulatory Approvals. SEMAFO shall use its commercially reasonable efforts to make, give or obtain, and assist Savary in making, giving or obtaining, all Regulatory Approvals, including, for greater certainty, satisfying, as soon as reasonably possible, any requests for information and documentation received by any Governmental Entity.

(g)

Stock Exchange Listing. SEMAFO shall apply for and use commercially reasonable efforts to obtain conditional approval of the listing and posting for trading on the TSX of the SEMAFO Shares to be issued under the Amalgamation, subject only to satisfaction of customary listing conditions of the TSX.

(h)

Closing Documents. SEMAFO shall execute and deliver, or cause to be executed and delivered, at the closing of the transactions contemplated hereby such customary agreements, certificates, resolutions and other closing documents as may be reasonably be required by Savary, all in form satisfactory to Savary, acting reasonably.

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ARTICLE 6

CONDITIONS

6.01	Mutual Conditions

The respective obligations of Savary and SEMAFO to complete the transactions contemplated herein are subject to the fulfillment of the following conditions at or before the Effective Time or such other time as is specified below:

(a)	the Savary Shareholder Approval shall have been obtained at the Savary Meeting by the Savary Shareholders in accordance with the provisions of the OBCA;

(b)

there shall not be in force any Law, or final, binding, non-appealable ruling, order or decree, and there shall not have been any action taken under any Law or by any Governmental Entity or other regulatory authority, that is final, binding or non-appealable that makes it illegal or otherwise directly or indirectly restrains, enjoins or prohibits the consummation of the Amalgamation in accordance with the terms hereof;

(c)

(i) the TSX shall have conditionally approved the listing thereon of the SEMAFO Shares to be issued pursuant to the Amalgamation as of the Effective Date, subject only to the satisfaction of customary listing conditions of the TSX, and (ii) the TSXV shall have, if required, accepted notice for filing of all transactions of the Parties contemplated herein or necessary to complete the Amalgamation, subject only to compliance with the usual requirements of the TSXV;

(d)

all required Regulatory Approvals, the failure of which to obtain or the non-expiry of which would, or could reasonably be expected to have, a Material Adverse Effect on Savary, or materially impede the completion of the Amalgamation (or if the Amalgamation was consummated, materially adversely affect SEMAFO or Amalco), shall have been obtained or received;

(e)	the Amalgamation Agreement shall be substantially in the form and content attached hereto as Schedule A; and

(f)	this Combination Agreement shall not have been terminated pursuant to Article 8 hereof.

The foregoing conditions are for the mutual benefit of the Parties and may be waived by mutual consent of Savary and SEMAFO in writing at any time. If any of such conditions shall not be complied with or waived as aforesaid on or before the Completion Deadline or, if earlier, the date required for the performance thereof, then, subject to Section 6.04 hereof, any Party may terminate this Combination Agreement by written notice to the others of them in circumstances where the failure to satisfy any such condition is not the result, directly or indirectly, of a breach of this Combination Agreement by such rescinding Party.

6.02	Savary Conditions

The obligation of Savary to complete the transactions contemplated herein is subject to the fulfillment of the following additional conditions at or before the Effective Date or such other time as is specified below (each of which is for the exclusive benefit of Savary and may be waived by Savary):

(a)

(i) the representations and warranties made by SEMAFO in this Combination Agreement that are qualified by materiality or the expression “Material Adverse Change” or “Material Adverse Effect” shall be true and correct in all respects as of the Effective Date as if made on and as of such date (except to the extent that such representations and warranties speak as of an earlier date, in which event such representations and warranties shall be true and correct as of such earlier date) and (ii) all other representations and warranties made by SEMAFO in this Combination Agreement shall be true and correct as of the Effective Date as if made on and as of such date (except to the extent that such representations and warranties speak as of an earlier date, in which event such representations and warranties shall be true and correct as of such earlier

50

date), except, in the case of (ii), where the failure of such representations and warranties of SEMAFO to be so true and correct would not have a Material Adverse Effect in respect of SEMAFO, and SEMAFO shall have provided to Savary a certificate of two officers thereof certifying such accuracy or lack of Material Adverse Effect on the Effective Date;

(b)	from the date of this Combination Agreement to the Effective Date, there shall not have occurred a Material Adverse Effect on SEMAFO; and

(c)

SEMAFO shall have complied in all material respects with its covenants herein and SEMAFO shall have provided to Savary a certificate of the Chief Executive Officer and Chief Financial Officer thereof, certifying that, as of the Effective Date, it has so complied with its covenants herein.

The foregoing conditions are for the benefit of Savary and may be waived, in whole or in part, by Savary in writing at any time. If any of such conditions shall not be complied with or waived by Savary on or before the Completion Deadline or, if earlier, the date required for the performance thereof, then, subject to Section 6.04 hereof, Savary may terminate this Combination Agreement by written notice to SEMAFO in circumstances where the failure to satisfy any such condition is not the result, directly or indirectly, of a breach of this Combination Agreement by Savary.

6.03	SEMAFO Conditions

The obligation of SEMAFO to complete the transactions contemplated herein is subject to the fulfillment of the following additional conditions at or before the Effective Date or such other time as is specified below (each of which is for the exclusive benefit of SEMAFO and may be waived by SEMAFO):

(a)

(i) the representations and warranties made by Savary in this Combination Agreement in Section 3.01(b)(i) and 3.01(b)(ii) (Capitalization) shall be true and correct in all respects as of the Effective Date as if made on and as of such date (except to the extent that such representations and warranties speak as of an earlier date, in which event such representations and warranties shall be true and correct as of such earlier date), except for any failures to be so true and correct that, individually or in the aggregate, are de minimis in nature and amount, (ii) the representations and warranties made by Savary in this Combination Agreement that are qualified by materiality or the expression “Material Adverse Change” or “Material Adverse Effect” shall be true and correct in all respects as of the Effective Date as if made on and as of such date (except to the extent that such representations and warranties speak as of an earlier date, in which event such representations and warranties shall be true and correct as of such earlier date), and (iii) all other representations and warranties made by Savary in this Combination Agreement shall be true and correct as of the Effective Date as if made on and as of such date (except to the extent that such representations and warranties speak as of an earlier date, in which event such representations and warranties shall be true and correct as of such earlier date), except, in the case of (iii), where the failure of such representations and warranties of Savary to be so true and correct would not have a Material Adverse Effect in respect of Savary, and Savary shall have provided to SEMAFO a certificate of two officers thereof certifying such accuracy or lack of Material Adverse Effect on the Effective Date, as well as certifying that Savary meets the requirements set out in subsection 178(2) of the OBCA in respect of the Amalgamation;

(b)	from the date of this Combination Agreement to the Effective Date, there shall not have occurred a Material Adverse Effect on Savary;

(c)

Savary shall have complied in all material respects with its respective covenants herein and Savary shall have provided to SEMAFO a certificate of its Chief Executive Officer and the Chief Financial Officer thereof certifying that, as of the Effective Date, Savary has so complied with its covenants herein;

(d)

all third party and other consents, notices, waivers, permits, exemptions, orders, approvals, agreements and amendments and modifications to Contracts; in each case, the failure of which to make, give or obtain or the non-expiry of which would, or could reasonably be expected to have,

51

a Material Adverse Effect on Savary, or materially impede or delay the completion of the Amalgamation (or if the Amalgamation was consummated, materially adversely affect SEMAFO or Amalco), shall have been made, given, obtained or received;

(e)

Savary shall have provided SEMAFO with a favourable title opinion, in form and substance satisfactory to SEMAFO, acting reasonably, with respect to the Savary Properties and Savary Mineral Rights, dated the Effective Date;

(f)

Savary Dissenting Shareholders holding no more than 5% of the outstanding Savary Shares shall have exercised the Savary Dissent Rights (and not withdrawn such exercise) and SEMAFO shall have received a certificate, dated the day immediately preceding the Effective Date, of the Chief Executive Officer and the Chief Financial Officer of Savary to such effect;

(g)

there will not be pending or threatened in writing any claim or other proceeding by any Governmental Entity or any other Person, and no Law, regulation or policy shall have been proposed, enacted, promulgated or applied, in each case that is reasonably likely to result in any:

i.	prohibition or restriction on the acquisition by SEMAFO of any Amalco Shares or the completion of the Amalgamation;

ii.

prohibition or material limit on the ownership or operation by SEMAFO of Amalco or any material portion of their respective businesses or assets or compel SEMAFO to dispose of or hold separate any material portion of the business or assets of Amalco as a result of the Amalgamation; and

iii.	imposition of material limitations on the ability of SEMAFO to acquire or hold, or exercise full rights of ownership of, any Amalco Shares, including the right to vote such Amalco Shares.

The foregoing conditions are for the benefit of SEMAFO and may be waived, in whole or in part, by SEMAFO in writing at any time. If any of such conditions shall not be complied with or waived by SEMAFO on or before the Completion Deadline or, if earlier, the date required for the performance thereof, then, subject to Section 6.04 hereof, SEMAFO may terminate this Combination Agreement by written notice to Savary in circumstances where the failure to satisfy any such condition is not the result, directly or indirectly, of a breach of this Combination Agreement by SEMAFO.

6.04	Notice and Cure Provisions

(a)

Each Party will give prompt notice to the other of the occurrence, or failure to occur, at any time from the date hereof until the earlier to occur of the termination of this Combination Agreement and the Effective Time of any event or state of facts of which it is aware which occurrence or failure would, or would be reasonably likely to:

i.

cause any of the representations or warranties of such Party contained herein to be untrue or inaccurate in any material respect at any time from the date hereof to the Effective Time (provided that this paragraph (a) shall not apply in the case of any event or state of facts resulting from actions or omissions of a Party which are expressly permitted or required by this Combination Agreement); or

ii.	result in the failure to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by such Party at or prior to the Effective Time.

(b)

SEMAFO may not exercise its right to terminate this Combination Agreement pursuant to Section 8.02(a)iii(C) and Savary may not exercise its right to terminate this Combination Agreement pursuant to Section 8.02(a)iv(C) unless the Party intending to rely thereon has delivered a written notice to the other Party specifying in reasonable detail all breaches of covenants, representations and warranties or other matters which the Party delivering such notice is

52

asserting as the basis for the non-fulfilment or the applicable condition or termination right, as the case may be. If any such notice is delivered, provided that a Party is proceeding diligently to cure such matter and such matter is capable of being cured, no Party may terminate this Combination Agreement until the expiration of a period of fifteen Business Days from such notice, and then only if such matter has not been cured by such date.

ARTICLE 7

NON-SOLICITATION, RIGHT TO MATCH, TERMINATION FEES AND EXPENSES

7.01	Non-Solicitation

(a)

On and after the date hereof, except as otherwise provided in this Combination Agreement, Savary shall not, directly or indirectly, through any officer, director, employee, consultant, representative (including for greater certainty any financial or other advisors) or agent of Savary or any of the Savary Subsidiaries (collectively, the Representatives), or otherwise, and shall not permit any such Person, to:

i.

make, solicit, assist, initiate, encourage or otherwise facilitate (including, without limitation, by way of furnishing information, permitting any visit to any facilities or properties of Savary or any Savary Subsidiary, or entering into any form of written or oral agreement, arrangement or understanding) any inquiries, proposals or offers that constitute or could reasonably be expected to constitute or lead to, an Acquisition Proposal;

ii.

enter into or otherwise engage in or participate in, directly or indirectly, any discussions or negotiations with any Person (other than SEMAFO) regarding any inquiry, proposal or offer that constitutes or could reasonably be expected to constitute or lead to, an Acquisition Proposal, or provide any information with respect to, or otherwise co-operate in any way with, or assist or participate in, facilitate or encourage, any effort or attempt by any other person to make or complete any Acquisition Proposal;

iii.	make a Change in Savary Recommendation; or

iv.

accept, approve, endorse, recommend or enter into, or publicly propose to accept, approve, endorse, recommend or enter into, any letter of intent, agreement in principle, agreement, arrangement or undertaking related to, or take no position or remain neutral with respect to, any Acquisition Proposal, it being understood that publicly taking no position or a neutral position with respect to a publicly announced, or otherwise publicly disclosed Acquisition Proposal for a period of no more than five (5) Business Days following such public announcement or public disclosure will not be considered to be in violation of this Section 7.01(a) (or in the event that the Savary Meeting is scheduled to occur within such five (5) Business Day period, prior to the third Business Day prior to the date of the Savary Meeting) provided that the Savary Board has rejected such Acquisition Proposal and affirmed the Savary Board Recommendation before the end of such five (5) Business Day period (or prior to the third Business Day prior to the date of the Savary Meeting, as applicable).

(b)

Savary shall, and shall cause the Savary Subsidiaries and their respective Representatives to, immediately cease and terminate, and cause to be terminated, any existing solicitation, encouragement, discussion, negotiation or other activity commenced prior to the date of this Combination Agreement with any person (other than SEMAFO and its Representatives) with respect to any inquiry, proposal or offer that constitutes, or could reasonably be expected to constitute or lead to, an Acquisition Proposal, whether or not initiated by Savary, a Savary Subsidiary or any of their respective Representatives and, in connection therewith, Savary shall discontinue access to any data rooms (virtual or otherwise) and any confidential information, properties, facilities, books and records of Savary or any Savary Subsidiary.

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(c)

Savary has not waived, released any Person from, or failed to enforce, and it shall not waive, release any Person from, or fail to enforce on a timely basis any obligation under any confidentiality agreement or standstill agreement in effect as of the date of this Combination Agreement or amend any such agreement.

(d)

Savary shall request, and exercise all rights it has to require the return or destruction of all copies of any information provided to any Person other than SEMAFO or its Representatives, and the destruction of all material including or incorporating or otherwise reflecting such information, and shall use its best efforts to ensure that such requests are fully complied with in accordance with the terms of such rights or entitlements, and provide copies of such correspondence relating to same to SEMAFO. Savary will immediately advise SEMAFO orally and in writing of any response or action (actual, anticipated, contemplated or threatened) by any such third party which could reasonably be expected to hinder, prevent or delay or otherwise adversely affect the completion of the Amalgamation.

(e)

From and after the date of this Combination Agreement, Savary shall promptly notify SEMAFO, at first orally (and, in any event, within 12 hours) and then in writing (and, in any event, within 24 hours) of: (i) having received or been made aware of any proposal, inquiry, offer or request (or any amendment thereto) that relates to, constitutes, or could reasonably be expected to lead to, an Acquisition Proposal; or (ii) any request for discussions or negotiations relating to, or which could reasonably be expected to lead to, an Acquisition Proposal, and/or any request for non-public information relating to Savary, the Savary Subsidiaries or any Savary Property, Savary Mineral Rights or contractual or legal rights or for access to properties, books and records or a list of the Savary Shareholders of which Savary’s Representatives are or become aware, or any amendments to the foregoing. Such notice shall include a description of the terms and conditions of, and the identity of all Persons making, any proposal, inquiry, offer or request (including any amendment thereto) that relates to or constitutes or could reasonably be expected to lead to an Acquisition Proposal and shall include copies of any such proposal, inquiry, offer or request or any amendment to any of the foregoing. Savary shall also provide copies of all written documents, correspondence or other material received in respect of, from or on behalf of any such Persons making the proposal, inquiry, offer or request together such other details of the proposal, inquiry, offer or request, or any amendment to the foregoing as SEMAFO may reasonably request. Savary shall keep SEMAFO promptly and fully informed of the status of developments and negotiations, including, without limitation, any change to the terms, of any such proposal, inquiry, offer or request, or any amendment to the foregoing that relates to, constitutes or could reasonably be expected to lead to an Acquisition Proposal, and will respond promptly to all inquiries by SEMAFO with respect thereto.

(f)

Notwithstanding Sections 7.01(a), 7.01(b), 7.01(c) and/or 7.01(d), if at any time, prior to obtaining the approval by the Savary Shareholders of the Savary Amalgamation Resolution, Savary or any of the Savary Subsidiaries or any of their respective Representatives receives, on an unsolicited basis, a bona fide written Acquisition Proposal from a Person that was not restricted from making such Acquisition Proposal pursuant to an existing confidentiality, standstill, non-disclosure or similar restriction with Savary and provided that Savary is in compliance, strictly and in all respects, with this Article 7, Savary may (i) contact the Person making such Acquisition Proposal and its Representatives solely for the purpose of clarifying the terms and conditions of such Acquisition Proposal, to the extent reasonably unclear, and (ii) provide such Person with access to information regarding Savary and participate in discussions or negotiations with, the Person making such Acquisition Proposal, if and only if, in the case of this clause (ii), the Savary Board determines, in good faith, after consultation with its financial advisors and outside legal counsel, that such Acquisition Proposal constitutes or could reasonably be expected to constitute, a Superior Proposal, and subject to the prior execution of a confidentiality agreement (the Third Party Confidentiality Agreement) on terms and conditions, including a standstill covenant, customary for a transaction of this type and which are no less onerous or more beneficial to such Person than those set in the Confidentiality Agreement; provided further that Savary sends a copy of any such Third Party Confidentiality Agreement to SEMAFO promptly upon its execution and, subject to complying with any confidentiality and non-disclosure restrictions governing the disclosure of certain technical and other data regarding the Karankasso project (the Restricted

54

Information) pursuant to the shareholders agreement governing the Karankasso joint venture, SEMAFO is provided with a list of or copies of the information provided to such Person and SEMAFO is immediately provided with access to the same information which was provided by Savary to such Person. In the event that such Person (for purposes of this clause, the Restricted Information Recipient) enters into any requisite non-disclosure agreement (a Third Party Restricted Information NDA) to receive disclosure of the Restricted Information, Savary shall provide SEMAFO with prompt written notice thereof and shall use its commercially reasonable efforts to facilitate the entering into by SEMAFO of any requisite non-disclosure agreement required to enable SEMAFO to receive a copy of any Restricted Information to be provided to such Restricted Information Recipient, which non-disclosure agreement shall be, to the extent practicable, on substantially similar terms as the Third Party Restricted Information NDA, or otherwise shall be on terms and conditions that are not more onerous in the aggregate to SEMAFO than the terms and conditions of the Third Party Restricted Information NDA.

(g)

Savary shall ensure, and shall cause each of the Savary Subsidiaries to ensure, that their respective Representatives are aware of the provisions of Section 7.01 and Savary shall be responsible for any breach of Section 7.01 by such Savary Subsidiaries or Representatives.

(h)

If Savary receives an Acquisition Proposal that constitutes a Superior Proposal prior to the approval of the Amalgamation Resolution by Savary Shareholders, Savary may, subject to compliance with 7.03, enter into a definitive agreement with respect to such Acquisition Proposal if and only if:

i.	the Person making the Superior Proposal was not restricted from making such Acquisition Proposal pursuant to an existing confidentiality, standstill, non-disclosure or similar restriction with Savary;

ii.	Savary has complied, and continues to comply, strictly and in all respects, with the provisions of this Article 7;

iii.

Savary has provided SEMAFO with notice in writing that there is a Superior Proposal, together with all documentation related to and detailing the Superior Proposal (including a copy of the Third Party Confidentiality Agreement, or any confidentiality agreement between Savary and the Person making the Superior Proposal if not previously delivered);

iv.

Savary has provided SEMAFO with a copy of the proposed definitive agreement for the Superior Proposal, together with a summary of the factors used by the Savary Board to conclude it is a Superior Proposal, and in the case of a proposal that includes non-cash consideration, the value or range of values attributed by the Savary Board, in good faith, to such non-cash consideration, after consultation with its financial advisors;

v.

at least five Business Days shall have elapsed (the Right to Match Period) from the date that is the later of the date on which SEMAFO received the notice and documentation referred to in Section 7.01(h)iii from Savary in respect of the Acquisition Proposal and the date on which SEMAFO received a copy of the proposed definitive agreement for the Superior Proposal from Savary referred to in Section 7.01(h)iv;

vi.

during the Right to Match Period, SEMAFO has had the opportunity (but not the obligation), in accordance with Section 7.02, to offer to amend this Combination Agreement and the Amalgamation in order for such Acquisition Proposal to cease to be a Superior Proposal;

vii.

if SEMAFO has proposed to amend the terms of the Amalgamation in accordance with Section 7.02, the Savary Board shall have determined, in good faith, after consultation with its financial advisors and outside legal counsel, that the Acquisition Proposal continues to be a Superior Proposal compared to the terms of the Amalgamation as proposed to be amended by SEMAFO;

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viii.

the Savary Board shall have determined in good faith, after consultation with its financial advisors and outside legal counsel, that the failure by the Savary Board to authorize Savary to make a Change in Savary Recommendation and terminate this Combination Agreement in order to enter into a definitive agreement with respect to such Superior Proposal would be inconsistent with its fiduciary duties under applicable Laws;

ix.	Savary concurrently terminates this Combination Agreement pursuant to Section 8.02(a)iv(A); and

x.	Savary concurrently pays to SEMAFO the Savary Termination Fee.

(i)

If Savary provides SEMAFO with a notice under 7.01(h)iii after a date that is less than ten (10) Business Days before the date of the Savary Meeting, Savary shall either proceed with or shall postpone the Savary Meeting, as directed by SEMAFO acting reasonably, to a date that is not more than ten (10) Business Days after the scheduled date of the Savary Meeting, and shall, in the event that SEMAFO and Savary amend the terms of this Combination Agreement pursuant to Subsection 7.02(a), ensure that the details of such amended Combination Agreement are communicated to the Savary Shareholders prior to the adjourned or postponed Savary Meeting.

(j)

Nothing contained in this Article 7 shall limit in any way the obligation of Savary to convene and hold the Savary Meeting in accordance with Section 5.01(a) of this Combination Agreement while this Combination Agreement remains in force and in no event shall Savary be permitted to put a Superior Proposal to a vote of Savary Shareholders at the Savary Meeting, it being understood that any necessary shareholder vote in respect of a Superior Proposal shall require Savary to duly call and convene a separate meeting of Savary Shareholders.

(k)

Nothing contained in this Combination Agreement will prevent the Savary Board from complying with Section 2.17 of Multilateral Instrument 62-104 – Takeover Bids and Issuer Bids and similar provisions under Applicable Securities Laws relating to the provision of a directors’ circular in respect of an Acquisition Proposal, provided that Savary and its Representatives are not in breach of this Section 7.01.

7.02	Right to Match

(a)

Savary acknowledges and agrees that, during the Right to Match Period or such longer period as Savary may approve for such purpose, SEMAFO shall have the opportunity, but not the obligation, to propose to amend the terms of this Combination Agreement and the Amalgamation and Savary shall co-operate with SEMAFO with respect thereto, including negotiating in good faith with SEMAFO to enable SEMAFO to make such adjustments to the terms and conditions of this Combination Agreement and the Amalgamation as SEMAFO deems appropriate and as would enable SEMAFO to proceed with the Amalgamation on such adjusted terms. The Savary Board will review any proposal by SEMAFO to amend the terms of the Amalgamation in order to determine, in good faith in the exercise of its fiduciary duties and consistent with Section 7.01, whether SEMAFO’s proposal to amend the Amalgamation would, upon acceptance, result in the Acquisition Proposal previously constituting a Superior Proposal ceasing to be a Superior Proposal. If the Savary Board determines that such Acquisition Proposal would cease to be a Superior Proposal, Savary shall promptly so advise SEMAFO and Savary and SEMAFO shall amend this Combination Agreement to reflect such offer made by SEMAFO, and shall take and cause to be taken all such actions as are necessary to give effect to the foregoing.

(b)

The Savary Board shall promptly reaffirm the Savary Board Recommendation by press release after: (i) any Acquisition Proposal which is not determined to be a Superior Proposal is publicly announced or made; or (ii) the Savary Board determines that a proposed amendment to the terms of the Amalgamation would result in an Acquisition Proposal no longer being a Superior Proposal. SEMAFO and its legal counsel shall be given a reasonable opportunity to review and comment on the form and content of any such press release, recognizing that whether or not such comments are appropriate will be determined by Savary, acting reasonably.

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(c)

Savary acknowledges and agrees that each successive modification to any Acquisition Proposal shall constitute a new Acquisition Proposal for the purposes of Article 7, and SEMAFO shall be afforded a new Right to Match Period from the later of the date on which SEMAFO received the notice and documentation referred to in Section 7.01(h)iii from Savary in respect of the new Acquisition Proposal and the date on which SEMAFO received a copy of the proposed definitive agreement for the new Superior Proposal from Savary.

7.03	Termination Fee

(a)

Except as otherwise provided herein, all fees, costs and expenses incurred in connection with this Combination Agreement and the Amalgamation Agreement shall be paid by the Party incurring such fees, costs or expenses.

(b)	If a Savary Termination Fee Event occurs, Savary shall pay, or cause to be paid, to SEMAFO (by wire transfer of immediately available funds) the Savary Termination Fee.

(c)	For the purposes of this Combination Agreement, Savary Termination Fee Event means the termination of this Combination Agreement:

i.

pursuant to either Section 8.02(a)iii(A) (Change in Savary Recommendation) or 8.02(a)iii(D) (Material breach of Non-Solicitation Covenant), in which case the Savary Termination Fee shall be paid to SEMAFO as soon as practicable and in any event within five Business Days of the day on which this Combination Agreement is terminated;

ii.

pursuant to 8.02(a)iv(A) (To enter into a Superior Proposal), in which case the Savary Termination Fee shall be paid to SEMAFO prior to or simultaneously with the occurrence of such Savary Termination Fee Event;

iii.

pursuant to any of Section 8.02(a)ii(A) (Failure to obtain the Savary Shareholder Approval), 8.02(a)ii(C) (Effective Date does not occur prior to the Completion Deadline) or 8.02(a)iii(C) (Breach of Representations and Warranties) if, in any case, prior to the earlier of the termination of this Combination Agreement or the holding of the Savary Meeting, (A) an Acquisition Proposal, or the intention to make an Acquisition Proposal with respect to Savary shall have been made to Savary or publicly announced by any Person (other than SEMAFO), and (B) within 12 months after the date of termination of this Combination Agreement or the holding of the Savary Meeting (x) an Acquisition Proposal is consummated, or (y) Savary or one or more of the Savary Subsidiaries, directly or indirectly, in one or more transactions, enters into a definitive contract in respect of an Acquisition Proposal, in which case the Savary Termination Fee shall be paid to SEMAFO on or prior to the earlier of the consummation of the Acquisition Proposal or the entering into of the contract referred to in paragraph (y) above. For purposes of this Subsection 7.03(c)iii, all references to “20%” in the definition of Acquisition Proposal shall be deemed to be references to “50%”.

(d)

Each of the Parties acknowledges that the agreements contained in this Section 7.03 are an integral part of the transactions contemplated in this Combination Agreement and that, without those agreements, the Parties would not enter into this Combination Agreement. Each Party acknowledges that all of the payment amounts set out in this Section 7.03 are payments of liquidated damages which are a genuine pre-estimate of the damages, which the Party entitled to such damages will suffer or incur as a result of the event giving rise to such payment and the resultant termination of this Combination Agreement and are not penalties. Each Party irrevocably waives any right it may have to raise as a defence that any such liquidated damages are excessive or punitive. For greater certainty, each Party agrees that, upon any termination of this Combination Agreement under circumstances where SEMAFO is entitled to the Savary Termination Fee and such Savary Termination Fee is paid in full, SEMAFO shall be precluded from any other remedy against the other Party at law or in equity or otherwise, and shall not seek to obtain any recovery, judgment, or damages of any kind, including consequential, indirect, or punitive damages, against the other Party or any of their subsidiaries or any of their respective

57

directors, officers, employees, partners, managers, members, shareholders or affiliates in connection with this Combination Agreement or the transactions contemplated hereby.

(e)

Nothing in this Section 7.03 shall relieve or have the effect of relieving Savary or SEMAFO in any way from liability for damages incurred or suffered by Savary or SEMAFO, as applicable, as a result of an intentional or wilful breach of this Combination Agreement by Savary or SEMAFO, as applicable.

(f)

Nothing in this Section 7.03 shall preclude Savary or SEMAFO from seeking injunctive relief to restrain any breach or threatened breach of the covenants or agreements set forth in this Combination Agreement or otherwise to obtain specific performance of any such covenants or agreements, without the necessity of posting bond or security in connection therewith.

7.04	Confidentiality

All information of a confidential nature relating to a Party or its business that is disclosed to the other Party in accordance with this Combination Agreement or in connection with the Amalgamation and the transactions contemplated herein shall be subject to the terms and conditions of the Confidentiality Agreement.

7.05	Insurance and Indemnification

(a)

SEMAFO agrees that for the period from the Effective Date until six (6) years after the Effective Date, SEMAFO will cause Amalco or any successor to Amalco to maintain Savary’s current directors’ and officers’ insurance policy or an equivalent policy subject in either case to terms and conditions no less advantageous in the aggregate to the directors and officers of Savary than those contained in the policy in effect on the date hereof, for all present and former directors and officers of Savary, covering claims arising from facts or events which occurred on or prior to the Effective Date, provided that SEMAFO will not be required to pay any amounts in respect of such coverage prior to the Effective Time and provided further that the cost of such policies shall not exceed an amount in excess of 250% of Savary’s current annual aggregate premium for policies currently maintained by Savary. SEMAFO agrees that it shall cause Amalco to honour all rights to indemnification or exculpation now existing in favour of present and former officers and directors of Savary, to the extent that they are disclosed in the Savary Disclosure Letter and permitted by applicable Law.

(b)

SEMAFO shall act as agent and trustee of the benefits of the foregoing for the current and former directors and officers of Savary for the purpose of Subsection 7.05(a). This Section 7.05 shall survive the execution and delivery of this Combination Agreement and the completion of the Amalgamation and shall be enforceable against SEMAFO by the Persons described in Subsection 7.05(a).

ARTICLE 8

TERM, TERMINATION, AMENDMENT AND WAIVER

8.01	Term

This Combination Agreement shall be effective from the date hereof until the earlier of the Effective Time and the termination of this Combination Agreement in accordance with its terms.

8.02	Termination

(a)

Subject to Section 8.02(c) hereof, this Combination Agreement may be terminated and the Amalgamation may be abandoned at any time prior to the Effective Time (notwithstanding any approval of this Combination Agreement or the Savary Amalgamation Resolution by the Savary Shareholders):

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i.	by mutual written agreement of Savary and SEMAFO; or

ii.	by each of Savary or SEMAFO, if:

(A)

the Effective Time shall not have occurred on or before the Completion Deadline, except that the right to terminate this Combination Agreement under this Section 8.02(a)ii(A) shall not be available to any Party whose failure to fulfill any of its obligations or whose breach of any of its representations and warranties under this Combination Agreement has been the cause of, or resulted in, directly or indirectly, the failure of the Effective Time to occur by such Completion Deadline; or

(B)

after the date hereof, there shall be enacted or made any applicable Law that makes consummation of the Amalgamation illegal or otherwise permanently prohibited or enjoins Savary or SEMAFO from consummating the Amalgamation and such applicable Law (if applicable) or enjoinment shall have become final and non-appealable; or

(C)

the Savary Amalgamation Resolution shall have failed to obtain the Savary Shareholders Approval at the Savary Meeting (including any adjournment or postponement thereof), provided a Party may not terminate this Combination Agreement pursuant to this Section 8.02(a)ii(C) if the failure to obtain the Savary Shareholders Approval has been caused by, or is a result of, a breach by such Party of any of its representations or warranties or the failure of such Party to perform any of its covenants or agreements under this Combination Agreement;

iii.	by SEMAFO, if:

(A)

prior to obtaining the Savary Shareholder Approval, the Savary Board or any committee thereof (a) fails to make or withdraws, modifies, qualifies or changes or proposes publicly to withdraw, modify, qualify or change the Savary Board Recommendation, or (b) fails to publicly reaffirm (without qualification) the Savary Board Recommendation, or takes no position or remains neutral with respect to any Acquisition Proposal, after the end of the fifth (5th) Business Day (and in any case within three (3) Business Days prior to the Savary Meeting) after having been requested in writing by SEMAFO to do so or after first learning of such Acquisition Proposal, or (c) accepts, approves, endorses or recommends, or proposes publicly to accept, approve, endorse or recommend, any Acquisition Proposal (in each case, a Change in Savary Recommendation);

(B)	any condition set forth in Section 6.01 or Section 6.03 is not satisfied, and such condition is incapable of being satisfied by the Completion Deadline;

(C)

subject to Section 6.04, a breach of any representation or warranty or failure to perform any covenant or agreement on the part of Savary set forth in this Combination Agreement (other than as set forth in Section 7.01) shall have occurred that would cause the conditions set forth in Section 6.01 or Section 6.03 not to be satisfied, and such conditions are incapable of being satisfied by the Completion Deadline or are not cured in accordance with the terms of Section 6.04 on or prior to the Completion Deadline; provided that SEMAFO is not then in breach of this Combination Agreement so as to directly or indirectly cause any of the conditions set forth in Section 6.01 or Section 6.03 not to be satisfied; or

(D)	Savary is in material breach or in default of any of its obligations or covenants set forth in Section 7.01 and Section 7.02;

iv.	by Savary, if:

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(A)

the Savary Board authorizes Savary, subject to complying with the terms of this Combination Agreement, to accept, approve or recommend, or enter into a legally binding agreement with respect to, a Superior Proposal (other than a confidentiality agreement permitted by and in accordance with Section 7.01(f)); provided that Savary is then in compliance with Article 7 and that prior to or concurrently with such termination, Savary pays the Savary Termination Fee payable pursuant to Section 7.03;

(B)	any condition set forth in Section 6.01 or Section 6.02 is not satisfied, and such condition is incapable of being satisfied by the Completion Deadline; or

(C)

subject to Section 6.04, a breach of any representation or warranty or failure to perform any covenant or agreement on the part of SEMAFO set forth in this Combination Agreement shall have occurred that would cause the conditions set forth in Section 6.01 or Section 6.02 not to be satisfied, and such conditions are incapable of being satisfied by the Completion Deadline or are not cured in accordance with the terms of Section 6.04 on or prior to the Completion Deadline; provided that Savary is not then in breach of this Combination Agreement so as to directly or indirectly cause any of the conditions set forth in Section 6.01 or Section 6.02 not to be satisfied.

(b)	The Party desiring to terminate this Combination Agreement pursuant to this Section 8.02 (other than pursuant to Section 8.02(a)i) shall give notice of such termination to the other Parties.

(c)

If this Combination Agreement is terminated pursuant to this Section 8.02, this Combination Agreement shall become void and of no effect without liability of any Party (or any shareholder, director, officer, employee, agent, consultant or representative of such Party) to any other Party hereto, except as otherwise expressly contemplated in this Combination Agreement, and provided that the provisions of this Section 8.02(c), Sections 7.03, 7.04, Article 9 and the confidentiality terms and conditions shall survive any termination hereof pursuant to Section 8.02; provided further that neither the termination of this Combination Agreement nor anything contained in this Section 8.02 shall relieve a Party from any liability arising prior to such termination.

8.03	Mutual Understanding Regarding Amendments

(a)

Savary agrees to amend the Amalgamation Agreement at any time prior to the Effective Time to include such other terms determined to be necessary or desirable by SEMAFO, acting reasonably provided, however, that the Amalgamation Agreement shall not be amended in any manner which has the effect of reducing the Savary Amalgamation Consideration or which is otherwise prejudicial to the Savary Shareholders or other parties to be bound by the Amalgamation Agreement and is not inconsistent with the provisions of this Combination Agreement.

(b)

Notwithstanding Section 8.03(a), at any time prior to the Savary Meeting: (i) SEMAFO shall be entitled to propose to Savary modifications to the Amalgamation in order to facilitate the Tax or other planning objectives of SEMAFO, provided, in each case that: (A) any such proposal is not likely to materially prejudice or be materially adverse to the Savary Shareholders (including by reducing the value of the consideration payable to the Savary Shareholders pursuant to the Amalgamation) and would not result in any material Taxes being imposed on, or any material adverse Tax or other consequences to, any securityholder of Savary incrementally greater than the Taxes or other consequences to such party in connection with the Amalgamation; (B) any such proposal would not impede or materially delay the completion of the transactions contemplated hereby; (C) SEMAFO has provided notice of such proposal to Savary not less than 15 Business Days prior to the date of the Savary Meeting; and (D) implementation of the proposal would not result in a transaction that is inconsistent with the fundamental terms of this Combination Agreement.

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(c)

Each of SEMAFO and Savary agree that any such modifications and any transactions or steps taken in accordance with this Section 8.03 shall not be considered in determining whether any representation or warranty made by them under this Combination Agreement has been breached if such modifications, transactions and steps are the sole cause of such breach.

(d)

SEMAFO and Savary shall enter into an amending agreement reflecting the proposed amendments to the Amalgamation and this Combination Agreement and the Amalgamation Agreement shall be modified and accordingly Savary shall use its commercially reasonable efforts to communicate any such modifications to the Savary Shareholders and to ensure that any such modifications are, to the extent required under applicable Law, presented to the Savary Shareholders at the Savary Meeting.

(e)

SEMAFO agrees that it will be responsible for all costs and expenses (including Taxes, professional fees and expenses) associated with any amendments to the Amalgamation and this Combination Agreement required to be carried out at its request. SEMAFO shall indemnify Savary, the Savary Subsidiaries and their respective officers, directors and employees (to the extent that such Persons are assessed with statutory liability thereto) for all direct and indirect costs or losses (other than loss of profits), liabilities, damages, claims, costs, expenses, interest awards, judgments and penalties, including any material adverse Tax consequences, out-of-pocket costs and expenses, including out-of-pocket legal fees and disbursements, suffered or incurred in connection with or as a result of any proposed amendments to the Amalgamation and this Combination Agreement pursuant to this Section 8.03 or the unwinding of any transactions entered into further to any such proposal required to be carried out at SEMAFO’s request, if after participating in any such proposal the Amalgamation is not completed and Savary is not then in breach of the terms and conditions of this Combination Agreement.

8.04	Amendment

This Combination Agreement and the Amalgamation Agreement may, at any time and from time to time before or after the holding of the Savary Meeting but prior to the Effective Time, be amended by mutual written agreement of Savary and SEMAFO, without further notice to or authorization on the part of the Savary Shareholders, and any such amendment may, subject to applicable Law, without limitation:

(a)	change the time for performance of any of the obligations or acts of the Parties;

(b)	waive any inaccuracies or modify any representation or warranty contained herein or in any document delivered pursuant hereto;

(c)	waive compliance with or modify any of the covenants herein contained and waive or modify performance of any of the obligations of the Parties; and/or

(d)	waive compliance with or modify any mutual conditions precedent herein contained.

ARTICLE 9

GENERAL

9.01	Notices

Any notice, consent, waiver, direction or other communication required or permitted to be given under this Combination Agreement by a Party shall be in writing and shall be delivered by hand to the Party to which the notice is to be given at the following address or sent by facsimile to the following numbers or to such other address or facsimile number as shall be specified by a Party by like notice. Any notice, consent, waiver, direction or other communication aforesaid shall, if delivered, be deemed to have been given and received on the date on which it was delivered to the address provided herein (if a Business Day or, if not, then the next succeeding Business Day) and if sent by facsimile be deemed to have been given and received at the time of receipt (if a Business Day or, if not, then the next succeeding Business Day)

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unless actually received after 4:00 p.m. (Montreal time) at the point of delivery in which case it shall be deemed to have been given and received on the next Business Day. The address for service of each of the Parties hereto shall be as follows:

(a)	if to Savary:

Savary Gold Corp.

120 Adelaide Street West

Suite 2400

Toronto, Ontario M5H 1T1

Attention:    Don Dudek

Email:         ddudek@savarygold.com

with a copy (which shall not itself constitute notice) to:

Dentons Canada LLP

77 King Street West

Suite 400, Toronto-Dominion Centre

Toronto, ON M5K 0A1

Attention:        Alex Farcas, Partner

Email:             alex.farcas@dentons.com

(b)	if to SEMAFO:

SEMAFO Inc.

100, Boulevard Alexis-Nihon

7th Floor

Saint-Laurent, QC, H4M 2P3

Attention:        Eric Paul-Hus

Email:             Eric.PaulHus@semafo.com

with a copy (which shall not constitute notice) to:

Norton Rose Fulbright Canada LLP

1 Place Ville Marie, Suite 2500

Montréal, QC, H3B 1R1, Canada

Attention:        Steve Malas

Email:             steve.malas@nortonrosefulbright.com

9.02	Remedies

Subject to Section 7.03, the Parties acknowledge and agree that an award of money damages may be inadequate for any breach of this Combination Agreement by any Party or its Representatives and advisors and that such breach may cause the non-breaching Party irreparable harm. Accordingly, the Parties agree that, in the event of any such breach or threatened breach of this Combination Agreement by one of the Parties, each Party will be entitled, without the requirement of posting a bond or other security, to seek equitable relief, including injunctive relief and specific performance. Subject to any other provision hereof including, without limitation, Section 7.03 hereof, such remedies will not be the exclusive remedies for any breach of this Combination Agreement but will be in addition to all other remedies available hereunder or at law or in equity to each of the Parties.

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9.03	Expenses

Except as otherwise provided in this Amalgamation, the Parties agree that all out-of-pocket expenses incurred in connection with this Combination Agreement and the transactions contemplated hereby, the Savary Meeting, the preparation and mailing of the Circular, including legal and accounting fees, printing costs, financial advisor fees and all disbursements by advisors, shall be paid by the Party incurring such expense and that nothing in this Combination Agreement shall be construed so as to prevent the payment of such expenses. The provisions of this Section 9.03 shall survive the termination of this Combination Agreement.

9.04	Time of the Essence

Time shall be of the essence in this Combination Agreement.

9.05	Entire Agreement

This Combination Agreement and the Confidentiality Agreement, together with the agreements and other documents herein or therein referred to, constitute the entire agreement and understanding between the Parties pertaining to the subject matter hereof and supersede all prior agreements, understandings, letters of intent, negotiations and discussions, whether oral or written, between the Parties with respect to the subject matter hereof. There are no representations, warranties, covenants or conditions with respect to the subject matter hereof except as contained herein.

9.06	Further Assurances

Each Party shall, from time to time, and at all times hereafter, at the request of the other of them, but without further consideration, do, or cause to be done, all such other acts and execute and deliver, or cause to be executed and delivered, all such further agreements, transfers, assurances, instruments or documents as shall be reasonably required in order to fully perform and carry out the terms and intent hereof including, without limitation, the Amalgamation Agreement.

9.07	Governing Law; Waiver of Jury Trial

This Combination Agreement shall be governed by, and be construed in accordance with, the laws of the Province of Ontario and the laws of Canada applicable therein but the reference to such laws shall not, by conflict of laws rules or otherwise, require the application of the law of any jurisdiction other than the Province of Ontario. Each of the Parties hereby irrevocably attorns to the exclusive jurisdiction of the Courts of the Province of Ontario in the City of Toronto in respect of all matters arising under and in relation to this Combination Agreement and waives any defences to the maintenance of an action in the Courts of the Province of Ontario.

9.08	Execution in Counterparts

This Combination Agreement may be executed in one or more counterparts, each of which shall conclusively be deemed to be an original and all such counterparts collectively shall be conclusively deemed to be one and the same. Delivery of an executed counterpart of the signature page to this Combination Agreement by facsimile or other electronic means shall be effective as delivery of a manually executed counterpart of this Combination Agreement, and any Party delivering an executed counterpart of the signature page to this Combination Agreement by facsimile or other electronic means to any other Party shall thereafter also promptly deliver a manually executed original counterpart of this Combination Agreement to such other Party, but the failure to deliver such manually executed original counterpart shall not affect the validity, enforceability or binding effect of this Combination Agreement.

9.09	Waiver

No waiver or release by any Party shall be effective unless in writing and executed by the Party granting such waiver or release and any waiver or release shall affect only the matter, and the occurrence thereof,

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specifically identified and shall not extend to any other matter or occurrence. Waivers may only be granted upon compliance with the provisions governing amendments set forth in Section 8.03 hereof.

9.10	No Personal Liability

(a)

No director or officer of Savary shall have any personal liability whatsoever to SEMAFO under this Combination Agreement or any other document delivered in connection with this Combination Agreement or the Amalgamation by or on behalf of Savary.

(b)

No director or officer of SEMAFO shall have any personal liability whatsoever to Savary under this Combination Agreement or any other document delivered in connection with this Combination Agreement or the Amalgamation by or on behalf of SEMAFO.

9.11	Enurement and Assignment

SEMAFO may assign all or part of its rights under this Combination Agreement to, and its obligations under this Combination Agreement may be assumed by, any of its affiliates, without the prior consent of Savary, provided that SEMAFO shall continue to be liable jointly and severally with such affiliate for all of its obligations hereunder. This Combination Agreement may not be assigned by Savary without the prior written consent of SEMAFO.

This Combination Agreement shall enure to the benefit of the Parties and their respective successors and permitted assigns and shall be binding upon the Parties and their respective successors.

9.12	Language

The Parties expressly acknowledge that they have requested that this Combination Agreement and all ancillary and related documents thereto be drafted in the English language only. Les parties aux présentes reconnaissent avoir exigé que la présente entente et tous les documents qui y sont accessoires soient rédigés en anglais seulement.

(Signatures on next page)

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IN WITNESS WHEREOF this Combination Agreement has been signed by the parties hereto as of the date set out above.

SEMAFO INC.

Per:	Signed “Benoit Desormeaux”
Name: Benoit Desormeaux
Title: President and Chief Executive Officer

SAVARY GOLD CORP.

Per:	Signed “Don Dudek”
Name: Don Dudek
Title: President and Chief Executive Officer

SCHEDULE A

FORM OF AMALGAMATION AGREEMENT

See attached.

AMALGAMATION AGREEMENT

AMALGAMATION AGREEMENT made as of the        day of 🌑, 2019

AMONG:	SEMAFO INC. a corporation incorporated under the laws of the Province of Quebec having its registered office in the City of Saint-Laurent, Province of Quebec (hereinafter referred to as SEMAFO)

AND:	[SUBCO], a corporation incorporated under the laws of the Province of Ontario having its registered office in the City of [Toronto, Province of Ontario] (hereinafter referred to as Subco)

AND:	SAVARY GOLD CORP., a corporation continued under the laws of the Province of Ontario having its registered office in the City of Toronto, Province of Ontario (hereinafter referred to as Savary)

WHEREAS SEMAFO results from the amalgamation on January 31, 1994 of SEG Exploration Inc. and Orimar Resources Inc. under the Companies Act (Québec) and was continued under the Business Corporations Act (Québec) upon the effective date of this act on February 14, 2011;

WHEREAS Subco was incorporated on 🌑, 2019 pursuant to the Business Corporations Act (Ontario);

WHEREAS Subco is a wholly-owned subsidiary of SEMAFO;

WHEREAS Savary was incorporated under the Business Corporations Act (Alberta) on February 15, 2008 and continued under the Business Corporations Act (Ontario) on October 13, 2013;

WHEREAS the authorized share capital of SEMAFO consists of (i) an unlimited number of common shares and (ii) an unlimited number of Class “A” and Class “B” preferred shares, all without nominal or par value, of which [325,617,252] common shares and no Class “A” or Class “B” preferred share are issued and outstanding as fully paid and non-assessable;

WHEREAS the authorized share capital of Subco consists of an unlimited number of common shares, without par value, of which [100] common shares are issued and outstanding as fully paid and non-assessable;

WHEREAS immediately prior to the Effective Time (as hereinafter defined), SEMAFO intends to transfer all of the Savary Shares (as hereinafter defined) then held by it to Subco, in consideration for the issuance by Subco of one (1) fully-paid and non-assessable common share of Subco for each Savary Share so transferred;

WHEREAS the authorized share capital of Savary consists of an unlimited number of common shares, without par value and an unlimited number of preferred shares without par value, of which [255,627,617] common shares and no preferred shares are issued and outstanding as fully paid and non-assessable;

WHEREAS Savary and SEMAFO have entered into a combination agreement dated as of March 11, 2019 with respect to, among other things, the transactions contemplated herein (the Combination Agreement);

WHEREAS, as contemplated in the Combination Agreement and subject to the conditions contained therein, Subco and Savary, availing themselves of section 174 of the Business Corporations Act

(Ontario), wish to amalgamate on the terms and conditions set forth herein and in the Combination Agreement;

WHEREAS there are reasonable grounds to believe that (i) Amalco (as defined below) will be able to pay its liabilities as they become due, (ii) the realizable value of Amalco’s assets will not be less than the aggregate of its liabilities and stated capital of all classes; and (iii) no creditor will be prejudiced by the Amalgamation;

NOW THEREFORE this Agreement witnesses that, in consideration of the respective covenants and agreements herein contained, the parties hereto covenant and agree as follows:

ARTICLE 1

INTERPRETATION

1.1	Definitions

In this Agreement, unless there is something in the subject matter or context inconsistent therewith, the following terms shall have the following meanings, respectively:

1.1.1	Amalco means the corporation resulting from the Amalgamation;

1.1.2

Amalco Common Shares (individually, an Amalco Common Share) means common shares in the share capital of Amalco, having the rights, privileges, conditions and restrictions described in Exhibit I hereto;

1.1.3	Amalgamating Corporations (individually, an Amalgamating Corporation) means Subco and Savary;

1.1.4	Amalgamation means the amalgamation among Subco and Savary under section 174 of the OBCA giving effect to the transactions described in this Agreement;

1.1.1	Amalgamation Consideration means 0.0336 of a fully-paid and non-assessable SEMAFO Share for each Savary Share;

1.1.2	Amalgamation Resolution means the special resolution of Savary Shareholders approving the Amalgamation;

1.1.3	Articles of Amalgamation means the articles confirming the Amalgamation required under the OBCA to be filed with the OBCA Director;

1.1.4

Business Day means any day on which commercial banks are generally open for business in Toronto, Ontario, other than a Saturday, a Sunday or a day observed as a holiday in Toronto, Ontario under applicable laws;

1.1.5	Certificate of Amalgamation means the certificate issued by the OBCA Director attesting the Amalgamation pursuant to section 178(4) of the OBCA;

1.1.6	Condition Satisfaction has the meaning ascribed thereto in Section 2.10;

1.1.7

Circular means the notice of the Savary Meeting and accompanying management information circular in the English language dated 🌑, 2019, including all schedules thereto, prepared and sent by Savary to Savary Shareholders in connection with the Savary Meeting, as amended, supplemented or otherwise modified from time to time;

1.1.8	Combination Agreement has the meaning ascribed thereto in the preamble of this Agreement;

1.1.9	Dissent Rights means the rights of dissent in respect of the Amalgamation in accordance with section 185 of the OBCA;

1.1.1

Dissenting Shareholder means a registered Savary Shareholder who, in connection with the Amalgamation Resolution, has validly exercised Dissent Rights in strict compliance with the provisions of the OBCA and has not withdrawn or been deemed to have withdrawn such exercise of Dissent Rights, but only in respect of Savary Shares in respect of which Dissent Rights are validly exercised by such holder;

1.1.2	Effective Date means the date shown on the Certificate of Amalgamation;

1.1.3	Effective Time means 12:01 a.m. (Eastern time) on the Effective Date;

1.1.4	Issued and Paid-up Share Capital means the issued and paid-up share capital as determined under the OBCA;

1.1.5	OBCA means the Business Corporations Act (Ontario) as now in effect and as it may be amended from time to time prior to the Effective Time;

1.1.6	OBCA Director means the director appointed under section 278 of the OBCA;

1.1.7	Savary Meeting means the special meeting of Savary Shareholders (including any adjournment or postponement thereof) convened on 🌑, 2019 during which the Amalgamation was considered and approved;

1.1.8	Savary Options means all options to purchase Savary Shares outstanding immediately prior to the Effective Time and issued pursuant to the Savary Stock Option Plan;

1.1.9

Savary Stock Option Plan means the stock option plan of Savary, as amended, amended and restated or supplemented from time to time, and as approved by the Savary Shareholders and described in the most recent Management Information Circular of Savary filed on SEDAR;

1.1.10	Savary Shareholders (individually, a Savary Shareholder) means the registered or beneficial holders of the issued and outstanding Savary Shares;

1.1.11	Savary Shares (individually, a Savary Share) means the common shares in the share capital of Savary;

1.1.12

Savary Warrants means an aggregate number of 16,900,000 warrants to purchase Savary Shares, which are currently outstanding (excluding those held by SEMAFO), with an exercise price of $0.05 per share and expiring on December 31, 2021;

1.1.13	SEMAFO Shares (individually, a SEMAFO Share) means common shares in the share capital of SEMAFO;

1.1.14	Tax PUC means the paid-up capital calculated in accordance with the Income Tax Act (Canada);

1.1.15	TSX means the Toronto Stock Exchange; and

1.1.16	TSXV means the TSX Venture Exchange.

1.2	Interpretation Not Affected by Headings, etc.

The division of this Agreement into Articles, Sections, Schedules, Exhibits and other portions and the insertion of headings are for convenience of reference only and shall not affect the construction or interpretation hereof. Unless otherwise indicated, all references to an “Article”, “Section”, “Schedule” or “Exhibit” followed by a number and/or a letter refer to the specified Article, Section, Schedule or Exhibit of this Agreement. The terms “this Agreement”, “hereof”, “herein” and “hereunder” and similar expressions refer to this Agreement (including the Exhibits hereto) and not to any particular Article, Section or other portion hereof and include any agreement or instrument supplementary or ancillary hereto.

1.3	Currency

All sums of money referred to in this Agreement are expressed in Canadian dollars.

1.4	Number, etc.

Unless the context otherwise requires, words importing the singular shall include the plural and vice versa and words importing any gender shall include all genders.

1.5	Date For Any Action

In the event that any date on which any action is required to be taken hereunder by any of the parties hereto is not a Business Day, such action shall be required to be taken on the next succeeding day which is a Business Day.

ARTICLE 2

AMALGAMATION

2.1	Amalgamation

Subco and Savary hereby agree to amalgamate and to continue as one corporation effective from the Effective Time pursuant to section 174 of the OBCA, on the terms and conditions set forth herein and in the Combination Agreement.

2.2	Effect of Amalgamation

At the Effective Time on the Effective Date:

2.2.1	the Amalgamating Corporations are amalgamated and continue as one corporation under the terms and conditions prescribed in this Agreement;

2.2.2	the Amalgamating Corporations cease to exist as entities separate from Amalco;

2.2.3

Amalco shall possess all the property, rights, privileges and franchises and shall be subject to all liabilities, including civil, criminal and quasi-criminal and all contracts, disabilities and debts of each of the Amalgamating Corporations;

2.2.4	a conviction against, or ruling, order or judgment in favour of or against any of the Amalgamating Corporations may be enforced by or against Amalco;

2.2.5

Amalco shall be deemed to be the party plaintiff or the party defendant, as the case may be, in any civil action commenced by or against any of the Amalgamating Corporations before the amalgamation has become effective; and

2.2.6

except for the purposes specified in the OBCA, Amalco’s articles of amalgamation shall be deemed to be its articles of incorporation and Amalco’s certificate of amalgamation shall be deemed to be its certificate of incorporation.

2.3	Name

The name of Amalco shall be “🌑.”.

2.4	Registered Office

The registered office of Amalco shall be 🌑.

2.5	No Restrictions on Business

There shall be no restrictions on the business which Amalco is authorized to carry on or on the powers that Amalco may exercise.

2.6	Authorized Capital

2.6.1	The authorized share capital of Amalco shall consist of an unlimited number of Amalco Common Shares, without nominal or par value;

2.6.2	Subject to the requirements of the OBCA, the rights, privileges, conditions and restrictions attached to the Amalco Common Shares are described in Exhibit I attached hereto.

2.7	Restrictions on Transfer

The right to transfer Amalco Common Shares shall be restricted as set out in Section 2.8 – Other Provisions of this Agreement.

2.8	Other Provisions

The transfer of securities of Amalco shall be restricted in that no securityholder shall be entitled to transfer any such security or securities without either:

(a)

the approval of the directors of Amalco expressed by a resolution passed by a majority of the directors at a meeting of the board of directors or by an instrument or instruments in writing signed by all of the directors; or

(b)

the approval of the holders of at least a majority of the shares of Amalco entitling the holders thereof to vote in all circumstances (other than holders of shares who are entitled to vote separately as a class) for the time being outstanding expressed by a resolution passed at a meeting of the holders of such shares or by an instrument or instruments in writing signed by all of the holders of such shares.

2.9	By-Laws

The by-laws of Amalco, until repealed, amended or altered, shall be the by-laws of Subco in effect prior to the Effective Time on the Effective Date, a copy of which may be examined at 🌑.

2.10	Completion of the Amalgamation/Filing of Documents

Subject to the other provisions of this Agreement, and the conditions precedent set forth in Article 6 of the Combination Agreement having been met or, where not prohibited, the party thereto in whose favour the condition is having waived the same (excluding conditions that, by their terms, cannot be satisfied until the Effective Date) (the Condition Satisfaction), Subco shall, as soon as practicable but no later than five (5) Business Days after the Condition Satisfaction, file with the OBCA Director the Articles of Amalgamation and such other documents as may be required in order for the Amalgamation to become effective in accordance with the OBCA.

ARTICLE 3

BOARD OF DIRECTORS AND OFFICERS

3.1	Number of Directors

The board of directors of Amalco shall, until otherwise changed in accordance with the OBCA or the articles of Amalco, consist of a minimum number of one and a maximum number of ten directors and the board of directors shall have the power to determine the number of directors.

3.2	First Directors

The initial directors of Amalco will be as follows:

Name	Address	Resident Canadian
🌑	🌑	🌑
🌑	🌑	🌑

Such directors shall hold office until the first meeting of shareholders of Amalco or until their successors are elected or appointed.

3.3	Officers

Until changed by the directors of Amalco, the officers of Amalco shall be as follows:

Name	Office
🌑	🌑
🌑	🌑

ARTICLE 4

AMALGAMATING EVENTS

4.1	Conversion, Cancellation and Exchange of Shares

On the Effective Time:

4.1.1

with respect to the Savary Shares outstanding immediately prior to the Effective Time that are held by each Savary Shareholder (other than Savary Shares held by Dissenting Shareholders, if any), the Savary Shares held by such Savary Shareholder shall be cancelled and such Savary Shareholder (other than Subco) shall receive, in exchange for each Savary Share held, the Amalgamation Consideration;

4.1.2	each Savary Share outstanding immediately prior to the Effective Time and then held by Subco shall be cancelled without any repayment of capital in respect thereof;

4.1.3

all of the common shares of Subco outstanding immediately prior to the Effective Time shall be converted into fully paid and non-assessable Amalco Common Shares, on the basis of one issued, fully paid and non-assessable Amalco Common Share for each issued and outstanding common share of Subco;

4.1.4	with respect to each Savary Share exchanged in accordance with Section 4.1.1:

(i) the holder thereof shall cease to be the holder of such Savary Share and the name of such holder shall be removed from the applicable register(s) of Savary;

(ii) the certificate (if any) representing such Savary Share shall be deemed to have been cancelled as of the Effective Date; and

(iii) the holder thereof shall be deemed to have executed and delivered all consents, releases, assignments and waivers, statutory or otherwise, required to exchange such securities in accordance with Section 4.1.1;

4.1.5

as consideration for SEMAFO issuing the Amalgamation Consideration to effect the Amalgamation, Amalco will issue to SEMAFO one fully-paid and non-assessable Amalco Common Share for each SEMAFO Share so issued;

4.1.6

in accordance with the terms of the Savary Stock Option Plan and Savary Options, but subject to TSXV, TSX an other required regulatory authority approval, upon the exercise of any Savary Stock Options after the Effective Time, the holder of any such Savary Stock Option will be entitled to receive, in lieu of the number of Savary Shares to which such holder was theretofore entitled upon such exercise but for the same aggregate consideration payable therefor, that number of SEMAFO Shares that such holder would have been entitled to receive as a result of the Amalgamation, as if such holder had been the registered holder of the number of Savary Shares to which such holder was entitled upon exercise thereof immediately prior to the Effective Time and otherwise on the same terms and conditions as the Savary Stock Option Plan and Savary Options. It is intended that subsection 7(1.4) of the Income Tax Act (Canada) apply for these purposes; and

4.1.7

in accordance with the terms of the Savary Warrants, but subject to TSXV, TSX and any other required regulatory authority approval, upon the exercise of any Savary Warrants after the Effective Time, the holder of any such Savary Warrants will be entitled to receive, in lieu of the number of Savary Shares to which such holder was theretofore entitled upon such exercise, but for the same aggregate consideration payable therefor, that number of SEMAFO Shares that such holder would have been entitled to receive as a result of the Amalgamation, as if such holder had been the registered holder of the number of Savary Shares to which such holder was entitled upon exercise thereof immediately prior to the Effective Time and otherwise on the same terms and conditions as the Savary Warrants.

4.2	Fractional SEMAFO Shares

Fractional SEMAFO Shares will not be issued under the Amalgamation, and no cash payment or other form of consideration will be payable in lieu thereof. Where the aggregate number of SEMAFO Shares to be issued to any Savary Shareholder under the Amalgamation would result in a fraction of a SEMAFO Share being issuable, the number of SEMAFO Shares to be issued to such Savary Shareholder will be rounded down to the next whole number.

4.3	Issued and Paid-up Share Capital

The aggregate amount of the Issued and Paid-up Share Capital maintained in respect of the Amalco Common Shares immediately after giving effect to all of the transactions described herein, including the issuance by Amalco of Amalco Common Shares pursuant to Section 4.1.5 hereof, shall be equal to the aggregate Tax PUC, determined immediately before the Effective Time, of the common shares of Subco.

4.4	Dissenting Shareholders

Notwithstanding Section 4.1, Savary Shares which are held by a Dissenting Shareholder shall not be cancelled and exchanged for SEMAFO Shares, as applicable, on the Effective Date. Dissenting Shareholders will be entitled to be paid fair value for their Savary Shares as determined in accordance with the OBCA and their Savary Shares will be cancelled immediately prior to the Effective Date. For greater certainty, if a Savary Shareholder fails to properly exercise its right to make a claim under section 185 of the OBCA or waives its right to make such a claim, or if such Savary Shareholder’s rights as a Savary Shareholder are otherwise reinstated, the Savary Shares held by that Savary Shareholder shall thereupon be deemed cancelled and exchanged for such number of SEMAFO Shares, as is referred to in Section 4.1.1 on the Effective Date.

ARTICLE 5

TERMINATION

5.1	Termination

This Agreement may be terminated by the board of directors of either Amalgamating Corporation notwithstanding the approval of this Agreement by the shareholders of both or either of the Amalgamating Corporations, at any time before the endorsement of a Certificate of Amalgamation under the OBCA and following the termination of the Combination Agreement.

ARTICLE 6

GENERAL

6.1	Cooperation / Further Assurances

Each of the parties hereto agrees to cooperate in good faith and to take all reasonable steps and actions after the date hereof, as are not adverse to the party requested to take any such step or action, to complete the Amalgamation and the other transactions contemplated hereby. Each party hereto shall, from time to time, and at all times hereafter, at the request of another party hereto, but without further consideration, do all such further acts and execute and deliver all such further documents and instruments as shall be reasonably required in order to fully perform, carry out or better evidence the terms and intent hereof.

6.2	Governing Law

This Agreement shall be governed by and construed in accordance with the laws of the Province of Ontario and the laws of Canada applicable therein.

6.3	Forum; Jurisdiction

The parties hereby submit to the non-exclusive jurisdiction of the competent court in the judicial district of Toronto, Province of Ontario for any dispute, disagreement, controversy or claim arising out of or in connection with the transactions contemplated by this Agreement.

6.4	Counterparts

This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together shall be deemed to constitute one and the same instrument.

6.5	Time

Time shall be of the essence of this Agreement.

6.6	Amendments

This Agreement may not be modified, amended, altered or supplemented except in the manner contemplated herein and upon the execution and delivery of a written agreement executed by all parties.

6.7	Language

The Parties expressly acknowledge that they have requested that this Agreement and all ancillary and related documents thereto be drafted in the English language only. Les parties aux présentes reconnaissent avoir exigé que la présente entente et tous les documents qui y sont accessoires soient rédigés en anglais seulement.

(Signatures on next page)

IN WITNESS WHEREOF the parties hereto have executed this Agreement as of the date first written above.

SAVARY GOLD CORP.

Per:
Name:
Title:

SEMAFO INC.

Per:
Name :
Title :

[SUBCO]

Per:
Name :
Title :

[Amalgamation Agreement]

EXHIBIT I

Amalco Common Shares

(a) Voting rights. Each Amalco Common Share shall entitle the holder thereof to one vote at all meetings of the shareholders of Amalco (except meetings at which only the holders of another specified class of shares are entitled to vote pursuant to the provisions hereof or pursuant to the OBCA).

(b) Dividends. The holders of the Amalco Common Shares shall be entitled to receive dividends as and when declared by the directors in their discretion from time to time out of moneys of Amalco properly applicable to the payment of dividends.

(c) Remaining property. In the event of the liquidation, dissolution or winding-up of Amalco, whether voluntary or involuntary, or other distribution of assets of Amalco among shareholders for the purpose of winding-up its affairs, subject to the rights, privileges, restrictions and conditions attaching to any other class of shares ranking prior to the Amalco Common Shares, the holders of the Amalco Common Shares shall be entitled to share the remaining property of Amalco.

SCHEDULE B

LIST OF SAVARY PROPERTIES

Karankassa Project Concessions

Serakoro 1:

2010-10184/MCE/SG/DGCM (original arete)

-	Renewed in 2014 as N2014-00005/MMS/DG/DGMG
-	Renewed in 2017 as N17/051/MMS/SG/DGMG

Hounde South:

FAKOTO: 16/028/MEMC/SG/DGCM

KELESSO: 16/029/MEMC/SG/DGCM

BIO 2018-101/MMC/SG/DGCM

NIAWE 2018/100/MMC/56/DGCM

SCHEDULE C

SAVARY AMALGAMATION RESOLUTION

BE IT RESOLVED BY SPECIAL RESOLUTION THAT:

1.

The amalgamation (the Amalgamation) pursuant to the provisions of the Business Corporations Act (Ontario) (the OBCA), of Savary Gold Corp. (Savary) and 🌑 Ontario Inc. (Subco), a wholly-owned subsidiary of SEMAFO Inc. (SEMAFO), in accordance with the terms and subject to the conditions of the combination agreement among Savary and SEMAFO Inc. (SEMAFO) dated March 11, 2019 (the Combination Agreement), and upon the terms and conditions set forth in the amalgamation agreement (the Amalgamation Agreement) among Savary, SEMAFO and Subco, a form of which is attached as Schedule A to the Combination Agreement, all as more particularly described and to be set forth in the management information circular of Savary (the Circular) accompanied by the notice of the meeting (as the Amalgamation may be modified or amended in accordance with its terms), is hereby authorized, approved and adopted.

2.

Savary is hereby authorized to enter into an Amalgamation Agreement substantially upon the terms set forth in the form thereof attached as Schedule A to the Combination Agreement pursuant to Section 174 of the OBCA and the Amalgamation Agreement is hereby confirmed and approved.

3.

The (i) Combination Agreement, Amalgamation Agreement and related transactions, (ii) actions of the directors of Savary in approving the Combination Agreement and the Amalgamation Agreement, (iii) actions of the directors and officers of Savary in executing and delivering the Combination Agreement, the Amalgamation Agreement and any amendments, modifications or supplements thereto, are hereby ratified and approved.

4.

Notwithstanding that this resolution has been passed (and the Amalgamation authorized, approved and adopted) by the shareholders of Savary, the board of directors of Savary is hereby authorized and empowered, at its discretion, without further notice to or approval of the shareholders of Savary: (a) to amend or modify the Combination Agreement, the Amalgamation Agreement, and the Articles of Amalgamation (as defined in the Amalgamation Agreement) to the extent permitted thereby; and (b) subject to the terms and conditions of, and to the extent permitted by, the Combination Agreement, to revoke this resolution at any time prior to the issuance of a certificate of amalgamation giving effect to the Amalgamation and determine not to proceed with the Amalgamation.

5.

Any officer or director of Savary is hereby authorized and directed for and on behalf of Savary to execute, under the corporate seal of Savary or otherwise, and to deliver or cause to be delivered, for filing with the Ministry of Government Services and/or Director under the OBCA, the Articles of Amalgamation and such other documents as are necessary or desirable to give effect to the Amalgamation in accordance with the Combination Agreement and the Amalgamation Agreement, such determination to be conclusively evidenced by the execution and delivery of such Articles of Amalgamation and any such other documents.

6.

Any officer or director of Savary is hereby authorized and directed for and on behalf of Savary to execute or cause to be executed and to deliver or cause to be delivered, all such other documents and instruments and to perform or cause to be performed all such other acts and things as, in such person’s opinion, may be necessary or desirable to give full force and effect to the foregoing resolutions, the Combination Agreement and the completion of the Amalgamation in accordance with the terms of the Amalgamation Agreement, including: (i) all actions required to be taken by or on behalf of Savary, and all necessary filings and obtaining the necessary approvals, consents and acceptances of appropriate regulatory authorities; and (ii) the signing of the certificates, consents and other documents or declarations required under the Combination

Agreement or otherwise to be entered into by Savary, such determination to be conclusively evidenced by the execution and delivery of such document, agreement or instrument or the doing of any such act or thing.